UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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CENTURYLINK, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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2015 Notice of Annual Meeting

and Proxy Statement

and

Annual Financial Report

May 20, 2015

10:00 a.m. local time

100 CenturyLink Drive

Monroe, Louisiana

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 2015

This proxy statement and related materials are

available at www.envisionreports.com/ctl.

All references in this proxy statement or related materials to “we,” “us,” “our,” the “Company” or “CenturyLink” refer to CenturyLink, Inc. In addition, each reference to (i) the “Board” refers to our Board of Directors, (ii) our “executives” or “executive officers” refers to our nine executive officers listed in the tables beginning on page 3 of this proxy statement, (iii) “meeting” refers to the 2015 annual meeting of our shareholders described further herein, (iv) “named executives,” “named officers,” “named executive officers” or “NEOs” refers to the five executive officers listed in the Summary Compensation Table appearing on page 50 of this proxy statement, (v) “senior officers” refers to our executive officers and a limited number of additional officers whose compensation is determined by the Compensation Committee of our Board, (vi) “Embarq” refers to Embarq Corporation, which we acquired on July 1, 2009, (vii) “Qwest” refers to Qwest Communications International Inc., which we acquired on April 1, 2011, (viii) “Savvis” refers to Savvis, Inc., which we acquired on July 15, 2011, and (ix) the “SEC” refers to the U.S. Securities and Exchange Commission. Unless otherwise provided, all information is presented as of the date of this proxy statement.

CenturyLink, Inc.

100 CenturyLink Drive

Monroe, Louisiana 71203

Notice of Annual Meeting of Shareholders

TIME AND DATE	10:00 a.m. local time on May 20, 2015

PLACE	Corporate Conference Room CenturyLink Headquarters 100 CenturyLink Drive Monroe, Louisiana

ITEMS OF BUSINESS	(1) Elect as directors the 12 nominees named in the accompanying proxy statement

(2) Ratify the appointment of KPMG LLP as our independent auditor for 2015

(3) Approve our 2015 Executive Officer Short-Term Incentive Plan

(4) Conduct a non-binding advisory vote regarding our executive compensation

(5) Act upon a shareholder proposal if properly presented at the meeting

(6) Transact such other business as may properly come before the meeting and any adjournment.

RECORD DATE	You can vote if you were a shareholder of record on April 1, 2015.

PROXY VOTING	Shareholders are invited to attend the meeting in person. Even if you expect to attend, it is important that you vote by telephone or the Internet, or by completing and returning a proxy or voting instruction card.

Stacey W. Goff

Secretary

April 3, 2015

i

ii

CenturyLink, Inc.

100 CenturyLink Drive

Monroe, Louisiana 71203

PROXY STATEMENT

April 3, 2015

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why am I receiving these proxy materials?

Our Board of Directors is soliciting your proxy to vote at our 2015 annual meeting of shareholders because you owned shares of our stock at the close of business on April 1, 2015, the record date for the meeting, and are entitled to vote those shares at the meeting. Our proxy materials are being made available to you on the Internet beginning on or about April 8, 2015. This proxy statement summarizes information regarding matters to be considered at the meeting. For additional information on our proxy materials, see “Other Matters — Proxy Materials” appearing below.

When and where will the meeting be held?

The meeting will be held at 10:00 a.m. local time on Wednesday, May 20, 2015, in the corporate conference room at our corporate headquarters, 100 CenturyLink Drive, Monroe, Louisiana. If you would like directions to the meeting, please see our website, http://ir.centurylink.com. You do not need to attend the meeting to vote your shares.

What matters will be considered at the meeting?

Shareholders will vote on the following matters at the meeting:

Item and Page Reference	Board Voting Recommendation	Vote Required for Approval
• Election of the 12 director nominees named herein (Item 1, Page 3)	For each nominee	Affirmative vote of a majority of the votes cast
• Ratification of the appointment of KPMG LLP as our independent auditor for 2015 (Item 2, Page 17)	For	Affirmative vote of a majority of the votes cast
• Approval of our 2015 Executive Officer Short-Term Incentive Plan (Item 3, Page 19)	For	Affirmative vote of a majority of the votes cast
• Non-binding advisory vote regarding our executive compensation (Item 4, Page 22)	For	Affirmative vote of a majority of the votes cast
• The shareholder proposal described in this proxy statement if it is properly presented at the meeting (Item 5, Page 23)	Against	Affirmative vote of a majority of the votes cast

How many votes may I cast?

You may cast one vote for every share of our common stock or Series L preferred stock that you owned on the record date. Our common stock and Series L preferred stock vote together as a single class on all matters. In this proxy statement, we refer to these shares as our “Common Shares” and “Preferred Shares,” respectively, and as our “Voting Shares,” collectively. As of the record date, we had 565,442,945 Common Shares and 7,018 Preferred Shares outstanding.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If shares are registered in your name with our transfer agent, Computershare Investor Services L.L.C., you are the “shareholder of record” of those shares and you may directly vote these shares, together with any shares credited to your account if you are a participant in our automatic dividend reinvestment and stock purchase service.

If your shares are held on your behalf in a stock brokerage account or by a bank or other nominee, you are the “beneficial owner” of shares held in “street name.” We have requested that our proxy materials be made available to you by your broker, bank or nominee, who is considered the shareholder of record of those shares.

If I am a shareholder of record, how do I vote?

If you are a shareholder of record, you may vote in person at the meeting or by proxy in any of the following three ways:

•	call 1-800-652-8683 and follow the instructions provided;

•	log on to the Internet at www.envisionreports.com/ctl and follow the instructions at that site; or

•	request a paper copy of our proxy materials and, following receipt thereof, mark, sign and date your proxy card and return it to Computershare.

Please note that you may not vote by telephone or the Internet after 1:00 a.m. Central Time on May 20, 2015.

If I am a beneficial owner of shares held in street name, how do I vote?

As the beneficial owner, you have the right to instruct your broker, bank or nominee how to vote your shares by using any voting instruction card supplied by them or by following their instructions for voting by telephone, the Internet, or in person.

If I am a benefit plan participant, how do I vote?

Please see “Additional Information About the Meeting — Voting by Participants in Our Benefit Plans” appearing below.

Do I need identification to attend the meeting in person?

Yes. Please bring proper identification, together with the Important Notice Regarding Availability of Proxy Materials mailed to you, which will serve as your admission ticket. If your shares are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement stating or showing that you beneficially owned Voting Shares on the record date.

Where can I find additional information about the conduct of the meeting, voting requirements, and other similar matters relating to the meeting?

Please see “Additional Information About the Meeting” appearing below.

ELECTION OF DIRECTORS

(Item 1 on Proxy or Voting Instruction Card)

The first proposal for consideration at the meeting is the election of each of the 12 candidates named below as a director for a one-year term expiring at our 2016 annual meeting of shareholders, or until his or her successor is duly elected and qualified.

Acting upon the recommendation of its Nominating and Corporate Governance Committee, the Board has nominated the 12 below-named directors to stand for re-election to one-year terms at the meeting. Unless authority is withheld, all votes attributable to Voting Shares represented by each duly executed and delivered proxy will be cast for the election of each of the 12 below-named nominees. Under our bylaw nominating procedures, these nominees are the only individuals who may be elected at the meeting. For additional information on our nomination process, see “Corporate Governance — Director Nomination Process.” If for any reason any such nominee should decline or become unable to stand for election as a director, which we do not anticipate, the persons named as proxies may vote instead for another candidate designated by the Board, without re-soliciting proxies.

As discussed further under “Additional Information About the Meeting — Vote Required to Elect Directors,” each of the 12 nominees must receive an affirmative vote of a majority of the votes cast to be elected at the meeting.

Nominees For Election to the Board:

Listed below is information on each of the 12 individuals nominated to stand for re-election to the Board.

The Board recommends that you vote “FOR” each of the following nominees:

Virginia Boulet, age 61; a director since 1995; Managing Director of Legacy Capital LLC, an investment banking firm based in New Orleans, Louisiana, since March 2014; Special Counsel at Adams and Reese LLP, a law firm, from 2002 to March 2014; prior to then, practiced as a corporate and securities attorney for Phelps Dunbar, L.L.P. from 1992 to 2002 and Jones Walker LLP from 1983 to 1992; currently a director of W&T Offshore, Inc.

Key Qualifications, Experiences and Skills:

•    Legal experience representing telecommunications companies and regarding business combinations

•    Director of another publicly-held company

Peter C. Brown, age 56; a director since 2009; Chairman of Grassmere Partners, LLC, a private investment firm, since July 2009; held several executive level positions, including Chairman of the Board, President and Chief Executive Officer, with AMC Entertainment Inc., a theatrical exhibition company, between 1991 and 2009; founded EPR Properties, a NYSE-listed real estate investment trust formerly known as Entertainment Properties Trust, in 1997 and served as a member of the Board of Trustees until 2003; currently a director of EPR Properties and Cinedigm Corp.; formerly a director of National CineMedia, Inc. within the past five years.

Key Qualifications, Experiences and Skills:

•    Experience as a former chief executive of a publicly-held company

•    Qualifies as an “audit committee financial expert”

•    Director of other publicly-held companies

Richard A. Gephardt, age 74; a director since 2009; Chief Executive Officer and President of Gephardt Group, LLC, a multi-discipline consulting firm, since 2005; consultant to Goldman Sachs & Co. since 2005; strategic advisor in the government affairs practice group of DLA Piper between 2005 and 2009; senior advisor to FTI Consulting between 2007 and 2009; member of the U.S. House of Representatives from 1976 to 2005, representing Missouri’s Third District and holding key leadership positions, including House Minority Leader; currently a director of Centene Corporation, Ford Motor Company, Spirit Aerosystems Holdings, Inc. and United States Steel Corporation; formerly a director of Dana Holding Company within the past five years.

Key Qualifications, Experiences and Skills:

•    Government and labor relations expertise

•    Director of other publicly-held companies

W. Bruce Hanks, age 60; a director since 1992; a consultant with Graham, Bordelon, Golson and Gilbert, Inc., an investment management and financial planning company, since 2005; Athletic Director of the University of Louisiana at Monroe from 2001 to 2004; held various executive positions at CenturyLink from 1980 through 2001, most notably Chief Operating Officer, Senior Vice President — Corporate Development and Strategy, Chief Financial Officer, and President — Telecommunications Services; worked as a certified public accountant with Peat, Marwick & Mitchell for three years prior to then; currently an advisory director of IberiaBank Corporation; also served in the past on the executive boards of several telecommunications industry associations and the boards of other publicly-owned companies.

Key Qualifications, Experiences and Skills:

•    Prior executive experience with, and historical knowledge of, our Company

•    Former experience as a certified public accountant

•    Qualifies as an “audit committee financial expert”

•    Prior experience as a director of other publicly-owned companies

Gregory J. McCray, age 52; a director since 2005; Chief Executive Officer of Aero Communications, Inc., which provides installation, engineering and support services to the communications industry, since July 2013; interim Chief Executive Officer of ACAL Energy Ltd., which develops fuel cell engine technology, between January 2013 and July 2013; Chairman and Chief Executive Officer of Antenova Limited, a global wireless components development company, between 2003 and December 2012; Chairman and Chief Executive Officer of PipingHot Networks, a wireless start-up, from 2000 to 2002; Senior Vice President, Customer Operations, at Lucent Technologies from 1997 to 2000; Sales Vice President, U.S. Eastern Region, at Lucent Technologies from 1994 to 1997; held engineering, product management and other managerial roles at AT&T and IBM from 1984 to 1993.

Key Qualifications, Experiences and Skills:

•    Executive experience in the communications and technology industries

•    Experience as a chief executive of privately-held companies that have engaged in several acquisition and divestiture transactions

•    Engineering expertise in communications industry

•    International business experience

C. G. Melville, Jr., age 74; a director since 1968; retired in 1992 after serving as President of Melville Equipment, Inc., a family-owned distributor of marine and industrial equipment, for nearly 30 years; Chief Executive Officer of a family-owned telephone company for six years prior to its sale to CenturyLink in 1968.

Key Qualifications, Experiences and Skills:

•    Experience owning and managing telecommunications companies

•    Experience as a former chief executive of family-owned privately-held companies

William A. Owens, age 74; a director since 2009; non-executive Chairman of the Board of CenturyLink since 2009; co-founder and Chairman of Red Bison Advisory Group LLC, a company involved in providing telecommunications and enterprise technology solutions, since January 2014; Managing Director and Chairman of AEA Investors Asia, a private equity company, from 2006 to 2014; Vice Chairman, President and Chief Executive Officer of Nortel Networks Corporation, a global supplier of communications equipment, from 2004 to 2005; Chairman and Chief Executive Officer of Teledesic LLC, a satellite communications company, from 1998 to 2003; Vice Chairman, President and Chief Operating Officer of Science Applications International Corporation, a technology and engineering company, from 1996 to 1998; served in the U.S. military from 1962 to 1996, holding various key leadership positions, including Vice Chairman of the Joint Chiefs of Staff; currently a director of AEA Investors LP, Polycom, Inc., Viasystems Group, Inc. and Wipro Limited; formerly a director of Unifrax Corporation and Amerilink within the past five years.

Key Qualifications, Experiences and Skills:

•    Executive experience in the communications industry

•    Experience as a former chief executive of publicly-held companies

•    Government relations expertise

•    International business experience

•    Director of other domestic and international publicly-held companies

Harvey P. Perry, age 70; a director since 1990; non-executive Vice Chairman of the Board of Directors of CenturyLink since 2004; retired from CenturyLink in 2003; joined CenturyLink in 1984, serving as Secretary and General Counsel for approximately 20 years and Executive Vice President and Chief Administrative Officer for almost five years; prior to then, worked as an attorney in private practice for 15 years.

Key Qualifications, Experiences and Skills:

•    Prior executive experience with, and historical knowledge of, our Company

•    Legal experience representing telecommunications companies

Glen F. Post, III, age 62; a director since 1985; Chief Executive Officer of CenturyLink since 1992, and President since 2009 (and from 1990 to 2002); Chairman of the Board of CenturyLink between 2002 and 2009; Vice Chairman of the Board of CenturyLink between 1993 and 2002; held various other positions at CenturyLink between 1976 and 1993, most notably Treasurer, Chief Financial Officer and Chief Operating Officer.

Key Qualifications, Experiences and Skills:

•    Executive experience in the telecommunications business

•    Experience as our chief executive

Michael J. Roberts, age 64; a director since April 1, 2011; co-founder of LYFE Kitchen, an emerging chain of lifestyle restaurants, serving as a board member since May 2014 and as Chief Executive Officer from February 2011 to May 2014; Chief Executive Officer and founder of Westside Holdings LLC, a marketing and brand development company, from 2006 to 2013; served as President and Chief Operating Officer of McDonald’s Corporation, a foodservice retailer, from 2004 to 2006; served as Chief Executive Officer of McDonald’s USA during 2004 and as President of McDonald’s USA from 2001 to 2004; currently a director of W.W. Grainger, Inc.; formerly a director of Standard Parking Corporation and Qwest within the past five years.

Key Qualifications, Experiences and Skills:

•    Experience as a chief executive

•    Marketing and branding expertise

•    Director of other publicly-held companies

•    Qualifies as an “audit committee financial expert”

Laurie A. Siegel, age 59; a director since 2009; a business and human resources consultant since 2012; retired in September 2012 from Tyco International Ltd., a diversified manufacturing and service company, where she served as Senior Vice President of Human Resources and Internal Communications since 2003; held various positions with Honeywell International Inc. from 1994 to 2002, including Vice President of Human Resources — Specialty Materials; prior to then, was director of global compensation at Avon Products and a principal of Strategic Compensation Associates.

Key Qualifications, Experiences and Skills:

•    Executive experience with a multi-national company

•    Human resources and executive compensation expertise

Joseph R. Zimmel, age 61; a director since 2003; a business and financial consultant since 2002; Advisory Director of the Goldman Sachs Group from 2001 to 2002; Managing Director of the Communications, Media & Entertainment Group for the Americas in the investment banking division of Goldman, Sachs & Co. from 1999 to 2001, after acting as Managing Director and a co-head of the group from 1992 to 1999; Managing Director in the mergers and acquisitions department of Goldman, Sachs & Co. from 1988 to 1992; currently a director of FactSet Research Systems Inc. and formerly a director of Digitas Inc. within the past five years.

Key Qualifications, Experiences and Skills:

•    Advisory experience in the communications industry

•    Acquisition and investment banking expertise

•    Qualifies as an “audit committee financial expert”

•    Director of other publicly-owned companies

Executive Officers Who Are Not Directors:

Listed below is information on each of our executive officers who are not directors. Unless otherwise indicated, each person has been engaged in the principal occupation shown for more than the past five years.

David D. Cole, age 57; Executive Vice President — Controller and Operations Support since May 2013; served as Senior Vice President — Controller and Operations Support from April 2011 to May 2013 and as Senior Vice President — Operations Support from 1999 to April 2011.
R. Stewart Ewing, Jr., age 63; Executive Vice President, Chief Financial Officer and Assistant Secretary.
Stacey W. Goff, age 49; Executive Vice President, General Counsel and Secretary since 2009 and, in addition, Chief Administrative Officer since November 1, 2014; served as Senior Vice President, General Counsel and Secretary prior to 2009.
Aamir Hussain, age 47; Executive Vice President, Chief Technology Officer since October 27, 2014; served as Managing Director and Chief Technology Officer for the Europe division at Liberty Global plc from February 2012 to October 2014; served as Senior Vice President and Chief Technology Officer at Covad Communications from October 2008 to February 2012; prior to then he held leadership and technology design roles throughout his career at TELUS Corporation, Qwest, BellSouth Corporation, Samsung Electronics Co. Ltd. and Motorola Solutions Inc.

Maxine L. Moreau, age 53; Executive Vice President — Global Operations and Shared Services since November 1, 2014; served as Executive Vice President — Network Services from May 2013 to October 2014; served as Senior Vice President — Network Services from May 2012 to May 2013, as Senior Vice President, Integration and Process Improvement from 2010 to May 2012, and as Senior Vice President, Centralized Operations, from 2009 to 2010.
Karen A. Puckett, age 54; President — Global Markets since November 1, 2014; served as Executive Vice President and Chief Operating Officer from 2009 to October 2014.
Scott A. Trezise, age 46; Executive Vice President — Human Resources since August 2013; served as Senior Vice President — Human Resources for The Shaw Group, Inc. from June 2010 until its acquisition by Chicago Bridge & Iron Company N.V. in February 2013; served as Vice President of Human Resources for Honeywell International Inc. from 2005 to June 2010.
Girish K. Varma, age 65; President — Global Information Technology Services and New Market Development since November 1, 2014; served as Executive Vice President of Information Technology from 2011 to October 2014; served as Senior Vice President and Chief Information Officer of Qwest prior to then.

CORPORATE GOVERNANCE

Governance Guidelines

Our Board has adopted corporate governance guidelines, which it reviews at least annually. For information on how you can obtain a complete copy of our guidelines, see “— Access to Information” below.

Among other things, our corporate governance guidelines provide as follows:

Director Qualifications

•	The Board of Directors will have a majority of independent directors. The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole.

•	The Board expects directors who change the job or responsibility they held when they were elected to the Board to volunteer to resign from the Board.

•	On the terms and subject to the conditions specified in our bylaws, directors will be elected by a majority vote of the shareholders and any incumbent director failing to receive a majority of votes cast must promptly tender his or her resignation to the Board.

•	No director may serve on more than two other unaffiliated public company boards, unless this prohibition is waived by the Board.

•	No director may be appointed or nominated to a new term if he or she would be age 75 or older at the time of the election or appointment.

•	Annually, the Board will determine affirmatively which of our directors are independent for purposes of complying with our corporate governance guidelines and the listing standards of the New York Stock Exchange, or NYSE. A director will not be independent for these purposes unless the Board affirmatively determines that the director does not, either directly or indirectly through the director’s affiliates or associates, have a material commercial, banking, consulting, legal, accounting, charitable, familial or other relationship with the Company or its affiliates, other than as a director.

Director Responsibilities

•	The Board periodically reviews our long-term strategic plans and holds strategic planning sessions.

•	Directors are required to hold confidential all non-public information obtained due to their directorship position absent the express permission of the Board to disclose such information.

•	Unless otherwise determined by the Board, when a management director retires or ceases to be an active employee for any other reason, that director will be considered to have resigned concurrently from the Board.

Chairman; Lead Outside Director

•	The Board elects a Chairman from among its members. The Chairman may be a director who also has executive responsibilities, including the CEO (an executive chair), or may be one of the Company’s independent directors (a non-executive chair). The Board believes it is in the best interests of the Company for the Board to remain flexible with respect to whether to elect an executive chair or a non-executive chair so that the Board may provide for succession planning and respond effectively to changes in circumstances.

•	The non-management directors meet in executive session at least quarterly. The lead outside director elected by the independent directors may call additional meetings of the non-management directors at any time. At all times during which the Chairman is a non-executive chair, all of the functions and responsibilities of the lead outside director shall be performed by the non-executive chair.

CEO Evaluation and Management Succession

•	The Nominating and Corporate Governance Committee conducts an annual review of the CEO’s performance and provides a report of its findings to the Board.

•	The Nominating and Corporate Governance Committee reports periodically to the Board on succession planning.

Recoupment of Compensation

•	If the Board or any committee of the Board determines that any bonus, incentive payment, commission, equity award or other compensation awarded to or received by an executive officer was based on any financial or operating result that was impacted by the executive officer’s knowing or intentional fraudulent or illegal conduct, we may recover from the executive officer the compensation the Board or any committee of the Board considers appropriate under the circumstances.

Stock Ownership Guidelines

•	We require our executive officers to beneficially own CenturyLink stock equal in market value to specified multiples of their annual base salary. All executive officers have three years from the date they first become subject to a particular ownership level to attain that target.

•	We require our outside directors to beneficially own CenturyLink stock equal in market value to five times their annual cash retainer. Outside directors have five years from their election or appointment date to attain that target.

•	For any year during which an executive or director does not meet his or her ownership target, the executive or director is expected to hold a specified percentage of the CenturyLink stock that the executive or director acquires through our equity compensation programs, excluding shares sold to pay taxes associated with the acquisition thereof.

•	The Compensation Committee administers the guidelines, and may modify their terms and grant hardship exceptions in its discretion.

•	See “Compensation Discussion and Analysis — Our Policies, Processes and Guidelines Related to Executive Compensation — Stock Ownership Guidelines” for information on the executive ownership multiples and the holding percentages currently in effect.

Standards of Business Conduct and Ethics

•	All of our directors, officers and employees are required to abide by our long-standing ethics and compliance policies and programs, which include standards of business conduct.

•	Any waiver of our policies, principles or guidelines relating to business conduct or ethics for executive officers or directors may be made only by the Board or one of its duly authorized committees.

Other

•	Directors have full access to our officers and employees.

•	Like most other NYSE-listed companies, (i) all of the Board’s standing committees are comprised solely of independent directors, (ii) we provide orientation for new directors, (iii) we maintain a continuing education program for our directors, and (iv) the Board and each committee conducts annual self-reviews.

Independence

Based on the information made available to it, the Board of Directors has affirmatively determined that each of our non-management directors qualifies as an independent director under the standards referred to above under “— Governance Guidelines.” In making these determinations, the Board, with assistance from counsel, evaluated responses to a questionnaire completed by each director regarding relationships and possible conflicts of interest. In its review of director independence, the Board considered all known commercial, banking, consulting, legal, accounting, charitable, familial or other relationships any director may have with us.

Some of our directors are employed by or affiliated with companies with which we do business in the ordinary course, either as a service provider, a customer or both. As required under the NYSE listing standards and our corporate governance guidelines, our Board examined the amounts spent by us with those companies and by those companies with us. In all cases the amounts spent under these transactions fell well below the materiality thresholds established in the NYSE listing standards and in our corporate governance guidelines. Consequently, our Board concluded that the amounts spent under these transactions did not create a material relationship with us that would interfere with the exercise of independent judgment by any of these directors.

Committees of the Board

During 2014, the Board of Directors held nine meetings.

During 2014, the Board’s Audit Committee held eight meetings. The Audit Committee is currently composed of four independent directors, all of whom the Board has determined to be audit committee financial experts, as defined under the federal securities laws. The Audit Committee’s functions are described further below under “Audit Committee Report.”

The Board’s Compensation Committee met six times during 2014. The Compensation Committee is currently composed of four directors, all of whom qualify as “non-employee directors” under Rule 16b-3 promulgated under the Securities Exchange Act of 1934 and as “outside directors” under Section 162(m) of the Internal Revenue Code. The Compensation Committee is described further below under “Compensation Discussion and Analysis — Our Policies, Processes and Guidelines Related to Executive Compensation — Our Compensation Decision-Making Process — Role of Compensation Committee.”

The Board’s Nominating and Corporate Governance Committee (which we refer to below as the “Nominating Committee”) met four times during 2014. The Nominating Committee is responsible for, among other things, (i) recommending to the Board nominees to serve as directors and officers, (ii) monitoring the composition and size of the Board and its committees, (iii) periodically reassessing our corporate governance guidelines described above, (iv) leading the Board in its annual review of the Board’s performance, (v) reviewing shareholder proposals and making recommendations to the Board regarding how to respond, (vi) conducting an intensive annual review of the performance of our Chief Executive Officer, including interviewing each of our other senior officers, and (vii) reporting to the Board on succession planning for executive officers and appointing an interim CEO if the Board does not make such an appointment within 72 hours of the CEO dying or becoming disabled. For information on the director nomination process, see “— Director Nomination Process” below.

The Board also maintains a Risk Evaluation Committee, which met four times during 2014. This Committee is described further below under the heading “— Risk Oversight.”

Each of the committees listed above is composed solely of independent directors under the standards referred to above under “— Governance Guidelines.”

The table below lists the Board’s standing committees and their membership:

Outside Director(1)	Audit Committee Member	Compensation Committee Member	Nominating and Corporate Governance Committee Member	Risk Evaluation Committee Member
Virginia Boulet		✓	Chair
Peter C. Brown	✓			✓
W. Bruce Hanks	Chair			✓
Gregory J. McCray		✓	✓
C. G. Melville, Jr.			✓	Chair
William A. Owens		✓	✓
Harvey P. Perry				✓
Michael J. Roberts	✓
Laurie A. Siegel		Chair
Joseph R. Zimmel	✓

(1)	Glen F. Post, III does not serve on any board committees, other than the Special Pricing Committee described below. Richard A. Gephardt does not serve on any board committees.

If you would like additional information on the responsibilities of the committees listed above, please refer to the committees’ respective charters, which can be obtained in the manner described below under “— Access to Information.”

The Board has also established a Special Pricing Committee that has authority to approve the terms and offering prices of any CenturyLink securities sold pursuant to our outstanding shelf registration statement. This ad hoc committee is comprised of Peter C. Brown, W. Bruce Hanks, Glen F. Post, III and Joseph R. Zimmel.

During 2014, all of our directors attended at least 75% of the aggregate number of all board meetings and all meetings of board committees on which they served. In addition, each of our current directors attended the 2014 annual shareholders’ meeting.

Director Nomination Process

General. Nominations for the election of directors at our annual shareholders’ meetings may be made by the Board (upon the receipt of recommendations of the Nominating Committee) or by any shareholder of record who complies with our bylaws, which are summarized below. For the meeting this year, the Board has nominated the 12 nominees listed above under “Election of Directors” to stand for election as directors, and no shareholders submitted any nominations. For further information on procedures governing the submission of shareholder proposals, see “— Bylaw Requirements” and “Other Matters — Deadlines for Submitting Shareholder Nominations and Proposals for the 2016 Annual Meeting.”

Bylaw Requirements. If timely notice is provided, our bylaws permit shareholders to nominate a director or bring other matters before a shareholders’ meeting. The written notice required to be sent by any shareholder nominating a director must include various information, including, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made, (i) the name and address of such shareholder, any such beneficial owner, and any other parties affiliated, associated or acting in concert therewith, (ii) their beneficial ownership interests in our Voting Shares, including disclosure of arrangements that might cause such person’s voting, investment or economic interests in our Voting Shares to differ from those of our other shareholders, (iii) certain additional information concerning such parties required under the federal proxy rules, (iv) a description of all agreements with respect to the nomination among the nominating shareholder, any beneficial owner, any person acting in concert with them, each proposed nominee and certain other persons, and (v) a representation whether any such person intends to solicit proxies or votes in support of their proposed nominees. With respect to each proposed nominee, the written notice must also, among other things, (i) set forth biographical and other data required under the federal proxy rules and a description of various compensation or other arrangements or relationships between each proposed nominee and the nominating shareholder and its affiliated parties and (ii) furnish both a completed and duly executed questionnaire and a duly executed agreement designed to disclose various aspects of the proposed nominee’s background, qualifications and certain specified arrangements with other persons, as well as to receive the proposed nominee’s commitment to abide by certain specified agreements and undertakings. We may require a proposed nominee to furnish other reasonable information or certifications. Shareholders interested in bringing before a shareholders’ meeting any matter other than a director nomination should consult our bylaws for additional procedures governing such requests. We may disregard any nomination or submission of any other matter that fails to comply with these bylaw procedures.

In addition, our bylaws provide that under certain circumstances a shareholder or group of shareholders may include director candidates that they have nominated in our annual meeting proxy materials. These proxy access provisions of our bylaws provide, among other things, that a shareholder or group of up to ten shareholders seeking to include director candidates in our annual meeting proxy materials must own 3% or more of our outstanding Common Shares continuously for at least the previous three years. The number of shareholder-nominated candidates appearing in any of our annual meeting proxy materials cannot exceed 20% of the number of directors then serving on the Board. If 20% is not a whole number, the maximum number of shareholder-nominated candidates would be the closest whole number below 20%. Based on the current Board size of 12 directors, the maximum number of proxy access candidates that we would be required to include in our proxy materials for an annual meeting is two. The nominating shareholder or group of shareholders also must deliver the information required by our bylaws, and each nominee must meet the qualifications required by our bylaws.

Shareholder requests to nominate directors or to bring any other matter before our 2016 annual shareholders’ meeting, whether or not they wish to include their candidate or proposal in our proxy materials, must be received by our Secretary by the deadlines specified in “Other Matters — Deadlines for Submitting Shareholder Nominations and Proposals for the 2016 Annual Meeting.”

The summaries above of the advance notification and proxy access provisions of our bylaws are qualified in their entirety by reference to the full text of Section 5 of Article IV of our bylaws. You may obtain a full copy of our bylaws by reviewing our reports filed with the SEC, by accessing our website at www.centurylink.com, or by contacting our Secretary in the manner specified below under “Other Matters.”

Role of Nominating Committee. The Nominating Committee will consider candidates nominated by shareholders in accordance with our bylaws. Upon receipt of any such nominations, the Nominating Committee will review the submission for compliance with our bylaws, including determining if the proposed nominee meets the bylaw qualifications for service as a director. These provisions disqualify any person who (i) fails to respond satisfactorily to any inquiry for information to enable us to make certifications required by the Federal Communications Commission under the Anti-Drug Abuse Act of 1988, (ii) has been arrested or convicted of certain specified drug offenses or engaged in actions that could lead to such an arrest or conviction or (iii) fails to furnish any materials or agreements required to be provided by director nominees under our bylaws, or makes false statements or materially misleading statements or omissions in connection therewith.

In the past, the Nominating Committee has considered director candidates suggested by Nominating Committee members, other directors, senior management and shareholders. In connection with our 2009 merger with Embarq, we added to our Board seven directors who previously served as directors of Embarq, four of whom continue to serve. Similarly, in connection with our 2011 merger with Qwest, we added to our Board four directors who previously served as directors of Qwest, one of whom continues to serve. During the several years preceding the Embarq merger, the Nominating Committee retained, on an as-needed basis, national search firms to help identify potential director candidates, including three directors added to the Board between 2003 and 2005. The Nominating Committee may retain search firms from time to time in the future to help identify additional director candidates. With respect to this year’s meeting, all of the nominees are incumbent directors with several years of prior service on our Board. As discussed further under “— Waiver of Governance Requirements,” the Nominating Committee has initiated the process of identifying candidates to replace vacancies expected to arise in 2016.

Under our corporate governance guidelines, the Nominating Committee assesses director candidates based on their independence, diversity, character, skills and experience in the context of the needs of the Board. Although the guidelines permit the Nominating Committee to adopt additional selection guidelines or criteria, it has chosen not to do so. Instead, the Nominating Committee annually assesses skills and characteristics then required by the Board based on its membership and needs at the time of the assessment. In evaluating the needs of the Board, the Nominating Committee considers the qualifications of incumbent directors and consults with other members of the Board and senior management. In addition, the Nominating Committee seeks candidates committed to representing the interests of all shareholders and not any particular constituency. The Nominating Committee believes this flexible approach enables it to respond to changes caused by director retirements and industry developments.

In connection with assessing the needs of the Board, the Nominating Committee has sought individuals who possess skill and experience in a diverse range of fields. The Nominating Committee also has sought a mix of individuals from inside and outside of the communications industry. The table above listing biographical data about our directors includes a listing of the key qualifications, experiences and skills that the Nominating Committee and Board reviewed in connection with nominating or re-nominating them for service on the Board. In light of our current business and operations, we believe the following skills and experience are particularly important:

•	senior leadership experience

•	industry or technical expertise

•	financial, accounting or capital markets expertise

•	public company board experience

•	business combination or investment banking experience

•	brand marketing expertise

•	government, labor or human resources expertise

•	international business experience

•	legal expertise.

In connection with determining the current composition of the Board, the Nominating Committee has assessed the diverse range of skills and experience of our directors outlined above, coupled with the judgment that each has exhibited and the knowledge of our operations that each has acquired in connection with their service on the Board. Although it does not have a formal diversity policy, the Nominating Committee believes that our directors possess a diverse range of backgrounds, perspectives, skills and experiences.

Although we do not have a history of receiving director nominations from shareholders, the Nominating Committee envisions that it would evaluate any such candidate on the same terms as other proposed nominees, but would place a substantial premium on retaining incumbent directors who are familiar with our management, operations, business, industry, strategies and competitive position, and who have previously demonstrated a proven ability to provide valuable contributions to the Board and CenturyLink.

Compensation Setting Process

The Compensation Committee hires consulting firms to assist it in setting executive and director compensation. In late 2010, the Committee retained Hay Group, following a nationwide search to replace PricewaterhouseCoopers LLC, which advised the Committee for the previous six years. For additional information on the processes used by the Committee to set executive compensation, see “Compensation Discussion and Analysis — Our Policies, Processes and Guidelines Related to Executive Compensation.”

Risk Oversight

Our Board oversees our Company’s risk management function, which is a coordinated effort among our business units, our senior leadership, our risk management personnel and our internal auditors. Our directors typically discharge their risk oversight responsibilities by having management provide periodic briefing and information sessions. In some cases, including major new acquisitions, capital expenditures or strategic investments, the full Board participates in risk oversight. In most cases involving recurring systemic risk, a Board committee is primarily responsible for risk oversight. For many years, our Board has maintained a Risk Evaluation Committee, which is responsible for assisting management to identify, monitor, and manage recurring risks to our business, properties and employees. The Risk Evaluation Committee regularly monitors our litigation, cybersecurity initiatives, enterprise risk assessments, network operations, systems integration initiatives, insurance coverages and the status of our labor relations, and is also responsible for overseeing our ethics and compliance program. The Board’s other committees are responsible for overseeing specific risks, particularly the Audit Committee with respect to financial, tax and accounting risks and the Compensation Committee with respect to compensation risks. For a discussion of the Compensation Committee’s risk analysis, see “Compensation Discussion and Analysis — Our Policies, Processes and Guidelines Related to Executive Compensation — Our Compensation Decision-Making Process — Risk Assessment.” The Board regularly receives reports from each of these committees, and periodically receives enterprise risk assessment reports from management.

Top Leadership Positions and Structure

Admiral William A. Owens serves as our non-executive Chairman and lead outside director. As explained further on our website, you may contact Adm. Owens by writing a letter to the Chairman and Lead Outside Director, c/o Post Office Box 5061, Monroe, Louisiana 71211, or by sending an email to boardinquiries@centurylink.com. As indicated above, the non-management directors meet in executive session at least quarterly.

Adm. Owens was appointed as our Chairman and lead outside director in 2009, in connection with our acquisition of Embarq. Prior to then, Adm. Owens served as chairman of Embarq, and, prior to that, as the chief executive of a communications equipment provider and a satellite company.

The Board believes that the separation of the Chairman and CEO positions has functioned effectively over the past several years. Separating these positions has allowed our CEO to have primary responsibility for the operational leadership and strategic direction of our business, while allowing our Chairman to lead the Board in its fundamental role of providing guidance to and independent oversight of management. While our bylaws and corporate governance guidelines do not require our Chairman and CEO positions to be separate, the Board believes that delegating responsibilities between Adm. Owens, as Chairman, and Mr. Post, as CEO, has been the appropriate leadership structure for our Company over the past six years, which have been marked by rapid growth in our operations and a substantial change in our product offerings. Our Board periodically reviews its leadership structure and may make such changes in the future as it deems appropriate. The Board believes that its programs for overseeing risk would be effective under a variety of top leadership structures, and, accordingly, this factor has not materially affected its current choice of structure.

Waivers of Governance Requirements

Members of our Board are subject to certain age and service limitations set forth in our corporate governance guidelines, including a prohibition against serving on more than two additional unaffiliated public company boards. In addition to serving on our Board, Richard A. Gephardt and William A. Owens serve on the board of directors of more than two unaffiliated public companies. In connection with appointing both of them to the Board, the Board waived compliance by each of them with the above-described service limitation, subject to the understanding that this waiver permits such individuals to serve only on the boards of the unaffiliated companies on which they were then serving, unless and until the individual is permitted to accept a new directorship under our corporate governance guidelines then in effect due to any future reductions in the number of the individual’s directorships, any future changes in such guidelines, or any future additional waivers granted by the Board.

Our director retirement policy limits any director from being nominated for a new term if he or she would be age 75 or older at the time of the election. While we have routinely applied this policy to prior director retirements, our Board reserves the ability to manage application of the policy to minimize its effect on the continuity and effectiveness of our Board. With those considerations in mind, in early 2015 our Board granted a one-time, one-year waiver from the director age limitation to permit Adm. Owens to serve as Chairman for one more annual term. Adm. Owens would have reached age 75 shortly before the meeting and, absent the waiver, would have been ineligible for nomination to serve an additional one-year term.

Among the factors the Board considered in deferring application of the policy until 2016 with respect to Adm. Owens was the Board’s desire to address through a single process the vacancy created by Adm. Owens’ retirement along with the vacancies that will be created by the retirement of two additional directors in 2016. The Company also believes that Adm. Owens’ service as Chairman over the last six years uniquely qualifies him to assist the Board in identifying and on-boarding new directors.

Our director retirement policy remains in effect and our Nominating Committee has initiated the process of identifying candidates to join our Board as these retirements take effect in 2016. As has been its practice, the Board continues to retain the discretion to manage future application of that policy to ensure the on-going effectiveness of our Board.

For additional information on our Governance Guidelines, see “— Governance Guidelines — Director Qualifications.”

Access to Information

The following documents are posted on our website at www.centurylink.com:

•	Amended and restated articles of incorporation

•	Bylaws

•	Corporate governance guidelines

•	Charters of our Board committees

•	Corporate ethics and compliance program documents, including the CenturyLink Code of Conduct.

RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITOR

(Item 2 on Proxy or Voting Instruction Card)

The Audit Committee of the Board has appointed KPMG LLP as our independent auditor for the fiscal year ending December 31, 2015, and we are submitting that appointment to our shareholders for ratification on an advisory basis at the meeting. Although shareholder ratification of KPMG’s appointment is not legally required, we are submitting this matter to the shareholders, as in the past, as a matter of good corporate practice. In determining whether to reappoint KPMG as our independent auditor, the Audit Committee considered a number of factors, including, among others, the firm’s qualifications, industry expertise, prior performance, control procedures, proposed staffing and the reasonableness of its fees on an absolute basis and as compared with fees paid by comparable companies.

If the shareholders fail to vote on an advisory basis in favor of the appointment, the Audit Committee will reconsider whether to retain KPMG, and may appoint that firm or another without re-submitting the matter to the shareholders. Even if the shareholders ratify the appointment, the Audit Committee may, in its discretion, select a different independent auditor at any time during the year if it determines that such a change would be in the Company’s best interests.

In connection with the audit of the 2015 financial statements, we entered into an engagement letter with KPMG which sets forth the terms by which KPMG will provide audit services to us. Any future disputes between KPMG and us under that letter will be subject to certain specified alternative dispute resolution procedures, none of which are intended to restrict the remedies that our shareholders might independently pursue against KPMG.

The following table lists the aggregate fees and costs billed to us by KPMG and its affiliates for the 2013 and 2014 services identified below:

	Amount Billed
	2013	2014
Audit Fees(1)	$9,310,003	$8,900,049
Audit-Related Fees(2)	340,434	320,117
Tax Fees(3)	2,483,641	1,013,633
Other(4)	309,047	—

Total Fees	$12,443,125	$10,233,799

(1)	Includes the cost of services rendered in connection with (i) auditing our annual consolidated financial statements, (ii) auditing our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, (iii) reviewing our quarterly financial statements, (iv) auditing the financial statements of several of our subsidiaries, (v) reviewing our registration statements and issuing related comfort letters, (vi) statutory audits for certain of our foreign subsidiaries, and (vii) consultations regarding accounting standards.
(2)	Includes the cost of preparing agreed upon procedures reports and providing general accounting consulting services.
(3)	Includes costs associated with (i) assistance in preparing income tax returns and related matters (which were approximately $99,000 in 2013 and $123,000 in 2014) and (ii) general tax planning, consultation and compliance (which were approximately $2,385,000 in 2013 and $891,000 in 2014).
(4)	Reflects professional services provided in 2013 in connection with a system assessment project.

The Audit Committee maintains written procedures that require it to annually review and pre-approve the scope of all services to be performed by our independent auditor. This review includes an evaluation of whether the provision of non-audit services by our independent auditor is compatible with maintaining the auditor’s independence in providing audit and audit-related services. The Committee’s procedures prohibit the independent auditor from providing any non-audit services unless the service is permitted under applicable law and is pre-approved by the Audit Committee or its Chairman. The Chairman is authorized to pre-approve projects expected to cost no more than $100,000, provided the total cost of all projects pre-approved by the Chairman during any fiscal quarter does not exceed $150,000. The Audit Committee has pre-approved the Company’s independent auditor to provide up to $75,000 per quarter of miscellaneous permitted tax services that do not constitute discrete and separate projects. The Chairman and the Chief Financial Officer are required periodically to advise the full Committee of the scope and cost of services not pre-approved by the full Committee. Although applicable regulations waive these pre-approval requirements in certain limited circumstances, the Audit Committee did not use these waiver provisions in either 2013 or 2014.

KPMG has advised us that one or more of its partners will be present at the meeting. We understand that these representatives will be available to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

Ratification of KPMG’s appointment as our independent auditor for 2015 will require the affirmative vote of the holders of at least a majority of the votes cast at the meeting.

The Board unanimously recommends a vote FOR this proposal.

AUDIT COMMITTEE REPORT

Management is responsible for our internal controls and financial reporting process. Our independent auditor is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting, and to issue reports thereon. As more fully described in its charter, the Audit Committee is responsible for assisting the Board in its general oversight of these processes and for appointing and overseeing the independent auditor, including reviewing their qualifications, independence and performance.

In this context, the Committee has met and held discussions with management and our internal auditors and independent auditor for 2014, KPMG LLP. Management represented to the Committee that our consolidated financial statements were prepared in accordance with generally accepted U.S. accounting principles. The Committee has reviewed and discussed with management and KPMG the consolidated financial statements, and management’s report and KPMG’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The Committee also discussed with KPMG matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees.

Among other matters, over the course of the past year, the Committee also:

•	reviewed the scope of and overall plans for the annual audit and the internal audit program, including a review of critical accounting policies, critical accounting estimates, and significant unusual transactions;

•	reviewed a report by the independent auditor describing the independent auditor’s internal quality control procedures;

•	reviewed the performance of the lead engagement partner of our independent auditor and reviewed and approved the selection of a new lead engagement partner for 2015 as a result of partner rotation requirements;

•	reviewed and discussed each quarterly and annual earnings press release before issuance;

•	received periodic reports from the director of internal audit, and met with other members of the internal audit staff;

•	received periodic reports pursuant to our policy for the submission and confidential treatment of communications from employees and others about accounting, internal controls and auditing matters;

•	reviewed with management the scope and effectiveness of our disclosure controls and procedures;

•	met quarterly in separate executive sessions, including private sessions with the Company’s independent auditors, internal auditors and top executives;

•	received a report with regard to any hiring of former employees of KPMG; and

•	as discussed in greater detail under “Corporate Governance — Risk Oversight,” coordinated with the Risk Evaluation Committee to oversee the Company’s risk management function, especially with respect to the financial, tax and accounting risks.

KPMG also provided to the Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with audit committees concerning independence. The Committee discussed with KPMG that firm’s independence, and considered the effects that the provision of non-audit services may have on KPMG’s independence.

Based on and in reliance upon the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Committee referred to in its charter, the Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014.

In addition to the Company’s corporate compliance program and hotline, the Audit Committee has established procedures for the receipt and evaluation, on a confidential basis, of any complaints or concerns regarding our accounting, auditing, financial reporting or related matters. To report such matters, please send written correspondence to Audit Committee Chair, c/o Post Office Box 4364, Monroe, Louisiana 71211.

If you would like additional information on the responsibilities of the Audit Committee, please refer to its charter, which you can obtain in the manner described above under “Corporate Governance — Access to Information.”

Submitted by the Audit Committee of the Board of Directors.

W. Bruce Hanks (Chair)	Peter C. Brown
Michael J. Roberts	Joseph R. Zimmel

PROPOSAL TO APPROVE THE CENTURYLINK 2015

EXECUTIVE OFFICER SHORT-TERM INCENTIVE PLAN

(Item 3 on Proxy or Voting Instruction Card)

Our Board has adopted the CenturyLink 2015 Executive Officer Short-Term Incentive Plan (the “Plan”), subject to shareholder approval at the meeting.

The Plan is designed to provide financial incentives to executive officers to make significant, objectively measurable contributions to our overall performance and growth. As a key component of our executive compensation program, the Plan is intended to strengthen our ability to attract and retain members of the executive officer group. We propose to pay annual incentive bonuses to our executive officers for 2015 and future years under the Plan.

The principal features of the Plan are summarized below. This summary is qualified in its entirety, however, by reference to the full text of the Plan, which is attached to this proxy statement as Appendix A.

Purpose of the Proposal

Under Section 162(m) of the Internal Revenue Code, we may not deduct more than $1 million per year for compensation paid to our Chief Executive Officer or our next three most highly-compensated executive officers (other than our Chief Financial Officer). However, Section 162(m) provides an exclusion from the $1 million per officer tax-deductible limitation for qualified performance-based compensation that satisfies certain requirements, including shareholder approval. We are submitting the Plan for shareholder approval to qualify the annual incentive bonus to be paid to each participating executive officer under the Plan as performance-based compensation excluded from the Section 162(m) limitation.

The Plan is substantially similar to our predecessor plan, the 2010 Executive Officer Short-Term Incentive Plan, which was in effect from January 1, 2010 until December 31, 2014. Section 162(m) requires that shareholders re-approve at least every five years any plan, such as the attached Plan, that permits a company’s compensation committee to select performance goals from a list of previously-approved goals.

Terms of the Plan

Administration of the Plan. If approved at the meeting, the Plan will be generally administered by the Compensation Committee, or a subcommittee thereof (which we collectively refer to as the Committee), of the Board of Directors, which will have the power to designate participants, establish performance goals and objectives, adopt appropriate regulations, certify as to the achievement of performance goals, and make all determinations necessary for the administration of the Plan.

Eligibility. Any executive officer may be designated by the Committee as a participant in the Plan for any year. At the time of the meeting, we expect to have nine executive officers eligible to be designated as participants. The Plan provides that the Committee will designate prior to March 31 of each year the executive officers of the Company who will participate in the Plan that year. Executive officers who are not named as participants in the Plan will participate in other short-term incentive plans of the Company similar to the Plan but which may include a discretionary component based on individual performance.

Incentive Bonus. Under the Plan, each participant will be eligible to be paid an incentive bonus based on the achievement of pre-established quantitative performance goals. The Committee plans to establish the performance goals for each year prior to March 31. The Committee will set the range of potential bonus awards for each participant, usually stated as a percentage of the participant’s base salary. If using more than one performance goal, the Committee will determine the relative weight given each goal. The amount of any bonus will be objectively determinable, as the participant’s actual bonus will depend upon whether or not the degree to which the performance goal or goals are achieved.

The performance goal or goals for each year will be based upon one or more of the following criteria relating to the Company or one or more of our divisions, subsidiaries or lines of business: return on equity, cash flow, assets or investment; share price (including, but not limited to, growth measures and shareholder return); target levels of revenues, operating income, cash flow (including, but not limited to, operating cash flow and free cash flow), cash provided by operating activities, earnings or earnings per share; customer growth; customer satisfaction; or an economic value added measure. The Committee’s selection of performance criteria from this list and the targets the Committee chooses to assign to such selected performance criteria may vary among participants and across performance periods. For any performance period, the performance goals may be measured on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals or industry benchmarks, or relative to levels attained in prior years. Performance measurements will be adjusted as specified under the Plan to exclude the effect of non-recurring transactions and changes in accounting standards. At the time it sets performance goals, the Committee may define the terms listed above as it sees fit. Although the Committee typically establishes a performance period of a single calendar year, it may subdivide any year into two or more performance periods.

No participant may be paid a bonus under the Plan of more than $5 million for any year. The Committee has discretion to decrease but not increase the amount of the bonus paid to a participant from the amount that is payable under the terms of the pre-established criteria for the applicable year. The Committee may determine to pay bonuses under the Plan in whole or in part in (i) cash, (ii) Common Shares, or (iii) restricted stock or restricted stock units, in which case such stock or units will be paid under any of the Company’s stock-based incentive plans that provide for such types of grants. Prior to the payment of annual bonuses under the Plan, the Committee must certify that the performance goals and the applicable conditions to the payment of the bonus have been met.

Termination of Employment. If, after more than 90 days into a Plan year, a participant’s employment terminates as the result of disability, death, or retirement (on or after attaining age 55 following the completion of five full years of employment), the participant or his heirs or beneficiary will be entitled to receive a pro rata portion of the bonus that would otherwise be payable based on the achievement of the performance goals for that period. In all other situations, if employment is terminated during a Plan year for any other reason, the participant will not receive an award for that year unless the Committee determines otherwise in its discretion or unless otherwise provided in a change of control agreement between that participant and the Company.

Forfeiture of Benefits. Under the terms of the Plan, any participant who engages in certain specified activities considered competitive with, harmful to, or against the interests of the Company during his or her employment (or within 18 months thereafter) may be terminated as a participant in the Plan and may be required to return any incentive bonuses paid to him or her under the Plan. In addition, incentive bonuses paid under the Plan will be subject to the Company’s “clawback” policy.

Amendments to the Plan. The Committee may amend, suspend, or terminate the Plan at any time. Any amendment or termination of the Plan shall not, however, affect the right of a participant to receive any earned bonus for a completed performance period that has not yet been paid.

Term of the Plan. The Plan applies to each of the five calendar years during the period beginning January 1, 2015 and ending December 31, 2019, unless terminated earlier by the Committee.

Certain Federal Income Tax Consequences. Amounts received by participants are required to be recognized as ordinary income by such participants (subject to withholding), and the Company is generally entitled to a corresponding deduction at that time; however, as noted previously, Section 162(m) limits the Company’s tax deductions for executive compensation to $1 million per covered executive under certain circumstances.

Under Section 162(m), certain performance-based compensation will be tax deductible without regard to the Section 162(m) limit if the compensation is paid upon the achievement of pre-established, objective performance goals and the material terms of the arrangements are approved by the Company’s shareholders. The Plan is structured such that amounts paid under it may qualify as performance-based compensation for purposes of Section 162(m). Accordingly, if our shareholders approve the Plan, the Committee may grant incentive bonuses under the Plan designed to be exempt from the Section 162(m) deduction limitation.

However, nothing in the Plan precludes the Board of Directors or any duly-authorized committee thereof from making additional payments or special awards in their discretion outside of the Plan that may not qualify as performance-based compensation under Section 162(m), provided that such payments or awards do not affect the qualification of incentive bonuses under the Plan that are designed to be performance-based for purposes for Section 162(m). Further, as mentioned elsewhere in this proxy statement, Section 162(m) is a highly technical and complex provision of the federal tax code, which means that even when we structure compensation arrangements to qualify as performance-based under Section 162(m), we can provide no assurances that our tax position will prevail.

Bonuses to be Paid. If the Plan is not approved at the meeting, we would not make any incentive awards to participants under the Plan, but participants would instead be permitted to participate in the Company’s other bonus plans in order to provide total compensation commensurate with their responsibilities. In that case, we would not be able to deduct incentive bonuses to certain executives to the extent that such amounts, together with other compensation that does not qualify as performance-based compensation for purposes of Section 162(m), exceeds $1 million.

Plan Benefits

For fiscal 2015, nine executive officers have been named as participants. For information as to the bonuses that would have been paid to certain of these individuals under the Plan for the last fiscal year if the Plan had been in effect, please see the amounts reported in the non-equity plan compensation column of the Summary Compensation Table, which may be found under “Executive Compensation — Overview.”

Equity Compensation Plan Information

The following table provides information as of December 31, 2014 about our equity compensation plans under which our Common Shares are authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)		Weighted-average exercise price of outstanding options, warrants, and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	926,744	(1)	$44.13	(2)	22,637,230
Equity compensation plans not approved by shareholders(3)	3,179,284		36.20		—
Balance at December 31, 2014	4,106,028	(1)	$37.99	(2)	22,637,230

(1)	These amounts include restricted stock units, which represent the difference between the number of shares of restricted stock subject to market conditions granted at target and the maximum possible payout for these awards. Depending on performance, the actual share payout of these awards may range between 0 to 200% of the target share amount.
(2)	The amounts in column (a) include restricted stock units, which do not have an exercise price. Consequently, those awards were excluded from the calculation of this exercise price.
(3)	These amounts represent Common Shares to be issued upon exercise of options that were assumed in connection with certain acquisitions.

Vote Required

Approval of the Plan requires the affirmative vote of the holders of at least a majority of the votes cast at the meeting.

The Board unanimously recommends a vote FOR this proposal.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Item 4 on Proxy or Voting Instruction Card)

This year we are once again providing you with the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers as disclosed in this proxy statement pursuant to the rules of the SEC.

Under our executive compensation programs, our named executive officers are rewarded for achieving specific annual and long-term goals, as well as increased shareholder value. We believe this structure aligns executive pay with our financial performance and the creation of sustainable shareholder value. The Compensation Committee of our Board continually reviews our executive compensation programs to ensure they achieve the goals of aligning our compensation with current market practices and your interests as shareholders. For additional information on our executive compensation, we urge you to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement.

At the meeting, we will ask you to vote, in an advisory manner, to approve the overall compensation of our named executive officers, as described herein further below, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures. This proposal, commonly known as a “say-on-pay” proposal, gives you the opportunity to express your views. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation policies and practices with respect to our named executive officers as described in this proxy statement. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our named executive officers.

While this “say-on-pay” vote is advisory and will not be binding on our Company or the Board, it will provide valuable information to our Compensation Committee regarding shareholder sentiment about our executive compensation. Additionally, we invite shareholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “Corporate Governance — Top Leadership Positions and Structure.”

We currently hold our “say-on-pay” advisory vote annually; accordingly, the next “say-on-pay” vote will occur at our 2016 annual meeting of shareholders.

Approval of this proposal will require the affirmative vote of the holders of at least a majority of the votes cast at the meeting.

The Board recommends that you vote FOR the overall compensation of our named executive officers as described in this proxy statement.

SHAREHOLDER PROPOSAL

(Item 5 on Proxy or Voting Instruction Card)

We periodically receive suggestions from our shareholders, some as formal shareholder proposals. We give careful consideration to all suggestions, and assess whether they promote the best long-term interests of CenturyLink and its shareholders.

The Board of Trustees of the International Brotherhood of Electrical Workers Pension Fund, located at 900 Seventh Street, NW, Washington D.C., 20001, has informed us that it beneficially owns, and has beneficially owned for more than a year, at least $2,000 of our Common Shares and that it intends to present for consideration at the meeting the following proposal (and has furnished the following statement in support of the proposal). We take no responsibility for this proposal. Adoption of this proposal requires the affirmative vote of the holders of at least a majority of the votes cast at the meeting.

“RESOLVED: Shareholders of CenturyLink (the “Company”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until reaching normal retirement age or terminating employment with the Company. For the purpose of this policy, normal retirement age shall be defined by the Company’s qualified retirement plan that has the largest number of plan participants. The shareholders recommend that the Committee adopt a share retention percentage requirement of at least 75 percent of net after-tax shares. The policy should prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate the Company’s existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

Supporting Statement: Equity-based compensation is an important component of senior executive compensation at our Company. While we encourage the use of equity-based compensation for senior executives, we are concerned that our Company’s senior executives are generally free to sell shares received from our Company’s equity compensation plans. In our opinion, the Company’s current share ownership guidelines for its senior executives do not go far enough to ensure that the Company’s equity compensation plans continue to build stock ownership by senior executives over the long-term.

For example, our Company’s share ownership guidelines require the Chief Executive Officer (the “CEO”) to hold an amount of shares equivalent to six times his base salary, or approximately 171,295 shares based on the current trading price. In comparison, the CEO currently owns more than 1.2 million shares. What’s more, in 2013, our Company granted the CEO 88,145 time-vested stock awards and 44,073 performance-based stock awards. In other words, one year’s worth of equity awards is close to meeting the Company’s long-term share ownership guidelines for the CEO.

We believe that requiring senior executives to only hold shares equal to a set target loses effectiveness over time. After satisfying these target holding requirements, senior executives are free to sell all the additional shares they receive in equity compensation.

Our proposal seeks to better link executive compensation with long-term performance by requiring a meaningful share retention ratio for shares received by senior executives from the Company’s equity compensation plans. Requiring senior executives to hold a significant percentage of shares obtained through equity compensation plans until they reach retirement age will better align the interests of executives with the interests of shareholders and the Company. A 2009 report by the Conference Board Task Force on Executive Compensation observed that such hold-through-retirement requirements give executives ‘an ever growing incentive to focus on long-term stock price performance as the equity subject to the policy increases’ (available at http://www.conference-board.org/pdf_free/ExecCompensation2009.pdf).”

The Board recommends that you vote AGAINST this proposal for the following reasons:

For the third consecutive year (and for the fourth time in six years), you are being asked to vote on this same topic. However, none of the proponent’s nearly identical proposals have ever received the support of more than 27% of the shares voted at our annual meetings. For the reasons discussed below, we continue to believe that our existing compensation policies adequately address the concerns addressed in this proposal.

The Board agrees with the proponent that equity ownership by executive officers serves to align the long-term interests of our senior executives and shareholders. We believe, however, that sensible stock ownership and compensation programs balance the importance of aligning the long-term interests of executives and shareholders with the need to permit executives and shareholders to prudently manage their personal financial affairs. As described further below, the Board believes that our stock ownership guidelines, in conjunction with our performance-based compensation plans and policies, successfully strike this balance effectively, making the adoption of the current proposal unnecessary. By contrast, the rigid mandate inherent in this proposal could be harmful in several respects, and put us at a competitive disadvantage for attracting and retaining executive officers.

As the proponent acknowledges, our executives are already subject to share ownership requirements. Our stock ownership guidelines (which are discussed further in “Corporate Governance — Governance Guidelines” and “Compensation Discussion and Analysis — Our Policies, Processes and Guidelines Related to Executive Compensation — Stock Ownership Guidelines”) mandate significant stock ownership for all of our executives. As noted in the proponent’s supporting statement, these guidelines require our CEO to beneficially own

CenturyLink stock with a value of at least six times his annual base salary, and further require all other executive officers to beneficially own CenturyLink stock with a value of at least three times their annual base salary. All of our top executives own CenturyLink stock at levels well in excess of these requirements. For instance, our CEO currently holds stock valued at over 33 times his current salary. We believe that our stock ownership guidelines accomplish the proponent’s intended purpose of aligning executive and shareholder interests through at-risk equity ownership.

Our compensation plans and policies further align the long-term interests of our executives and shareholders. Our executive compensation plans and policies are carefully designed to provide additional alignment of the long-term interests of our senior executives and shareholders. Typically, a substantial majority of our annual executive compensation consists of awards of time-vested and performance-based restricted stock. Our time-vested restricted stock typically vests over a three-year period so that our executives realize full value from the grants only after serving us for at least three years, while our performance-based restricted stock vests only if we achieve our three-year threshold levels of targeted performance. As such, the value realized upon vesting of our restricted stock is directly tied to our long-term performance and the appreciation of our stock price over the vesting period, which benefits all shareholders. In addition, we have implemented both anti-hedging and anti-pledging policies to ensure that our executives bear the full economic risk and reward of their stock ownership, and that their economic interests remain fully aligned with the economic interests of our other shareholders. We also have implemented recoupment policies designed to further assure a linkage between our executive compensation and our long-term performance. We believe our compensation plans and policies, coupled with our above-described stock ownership guidelines, achieve the central objective of this shareholder proposal.

Adoption of the proponent’s proposal could be harmful in several respects. While it is essential that our executive officers have a meaningful equity stake in our Company, the Board also believes that it is important that we do not disable them from being able to responsibly manage their personal financial affairs. The adoption of this policy would limit our executive officers’ abilities to engage in customary and prudent estate planning, portfolio diversification or charitable giving. Worse yet, these onerous restrictions could create an incentive for senior executives to resign in order to realize the value of their prior service. We believe that the type of retention policy described in this proposal is, not surprisingly, uncommon among our peers and that the adoption of this proposal would put us at a competitive disadvantage relative to our peers who do not have such restrictions.

We believe that our guidelines, plans and policies are better balanced than the proponent’s proposal. We believe our Compensation Committee of independent directors is best suited to formulate executive compensation principles and practices that discourage excessive risk-taking and promote long-term, sustainable value creation, and that it should have the flexibility to structure effective and competitive compensation policies and programs. We believe that our current mix of ownership guidelines, compensation practices and policies provide for an appropriate balance between aligning the long-term interests of management and the shareholders, while also permitting our executives to prudently manage their own affairs.

For all these reasons, our Board believes this proposal is unnecessary and undesirable, and contrary to your best interests.

OWNERSHIP OF OUR SECURITIES

Principal Shareholders

The following table sets forth information regarding ownership of our Common Shares by the persons known to us to have beneficially owned more than 5% of the outstanding Common Shares on December 31, 2014, unless otherwise noted.

Name and Address	Amount and Nature of Beneficial Ownership of Common Shares(1)		Percent of Outstanding Common Shares(1)
Capital Research Global Investors 333 South Hope Street Los Angeles, California 90071	62,083,269	(2)	10.9%
Blackrock, Inc. 40 East 52nd Street New York, New York 10022	37,399,532	(3)	6.6%
State Street Corporation State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	32,962,823	(4)	5.8%
The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	32,057,504	(5)	5.6%
Capital Income Builder 333 South Hope Street Los Angeles, California 90071	31,859,340	(6)	5.6%

(1)	The figures and percentages in the table above have been determined in accordance with Rule 13d-3 of the SEC based upon information furnished by investors listed, except that we have calculated the percentages in the table based on the actual number of Common Shares outstanding on December 31, 2014, as opposed to the estimated percentages set forth in the reports of the investors referred to below in notes 2 through 6. In addition to Common Shares, we have outstanding Preferred Shares that vote together with the Common Shares as a single class on all matters. One or more persons beneficially own more than 5% of the Preferred Shares; however, the percentage of total voting power held by such persons is immaterial. For additional information regarding the Preferred Shares, see “Questions and Answers About the Meeting — How many votes may I cast?”
(2)	Based on information contained in a Schedule 13G/A Report dated as of February 13, 2015 that this investor filed with the SEC. In this report, the investor indicated that, as of December 31, 2014, it held sole voting and dispositive power with respect to all of these shares in its capacity as an investment adviser to various investment companies, including Capital Income Builder, which has separately reported its beneficial ownership interest in what we believe to be a portion of these shares pursuant to the Schedule 13G Report described in note 6 below.
(3)	Based on information contained in a Schedule 13G/A Report dated as of February 9, 2015 that this investor filed with the SEC. In this report, the investor indicated that, as of December 31, 2014, it held sole voting power with respect to 32,539,469 of these shares and sole dispositive power with respect to all of these shares.
(4)	Based on information contained in a Schedule 13G Report dated as of February 12, 2015 that this investor filed with the SEC. In this report, the investor indicated that, as of December 31, 2014, it shared voting and dispositive power with respect to all of these shares with various of its subsidiaries specified in such report.

(5)	Based on information contained in a Schedule 13G Report dated as of February 10, 2015 that this investor filed with the SEC. In this report, the investor indicated that, as of December 31, 2014, it held sole voting power with respect to 988,289 of these shares, shared voting power with respect to none of these shares, sole dispositive power with respect to 31,121,354 of these shares and shared dispositive power with respect to 936,150 of these shares.
(6)	Based on information contained in a Schedule 13G Report dated as of February 13, 2015 that this investor filed with the SEC. In this report, the investor indicated that, as of December 31, 2014, it held sole voting power with respect to all of these shares and sole dispositive power with respect to none of these shares in its capacity as an investment company advised by Capital Research Global Investors, whose interest in what we believe to be a portion of these shares is described in note 2 above.

Executive Officers and Directors

The following table sets forth information, as of the record date, regarding the beneficial ownership of Common Shares by our executive officers and directors. Except as otherwise noted, all beneficially owned shares are held with sole voting and investment power and are not pledged to third parties.

	Components of Total Shares Beneficially Owned
Name	Unrestricted Shares Beneficially Owned(1)	Unvested Restricted Stock(2)	Options or Rights Exercisable Within 60 Days(3)	Total Shares Beneficially Owned(4)
Executive Officers:
Glen F. Post, III	594,911	590,802	200,000	1,385,713
Karen A. Puckett(5)	111,713	178,101	75,000	364,814
R. Stewart Ewing, Jr.	99,780	121,686	125,000	346,466
Stacey W. Goff	32,712	96,949	40,500	170,161
David D. Cole	112,597	88,923	40,500	242,020
Aamir Hussain	—	99,201	—	99,201
Maxine L. Moreau	8,809	41,853	10,000	60,662
Scott A. Trezise	3,034	38,838	—	41,872
Girish K. Varma	4,012	53,042	22,297	79,351

Outside Directors:
Virginia Boulet	18,293	3,957	—	22,250
Peter C. Brown	24,105	3,957	—	28,062
Richard A. Gephardt(6)	11,710	3,957	—	15,667
W. Bruce Hanks	26,115	3,957	—	30,072
Gregory J. McCray(7)	3,871	3,957	—	7,828
C.G. Melville, Jr.(7)	3,038	3,957	—	6,995
William A. Owens	21,747	9,415	—	31,162
Harvey P. Perry(8)	82,285	3,957	—	86,242
Michael J. Roberts	14,715	3,957	—	18,672
Laurie A. Siegel	24,106	3,957	—	28,063
Joseph R. Zimmel	18,349	3,957	—	22,306

All directors and executive officers as a group (20 persons)(9)	1,215,902	1,358,380	513,297	3,087,579

(1)	This column includes the following number of shares allocated to the individual’s account under one of our qualified 401(k) plans: 142,612 — Mr. Post; 4,002 — Ms. Puckett; 21,443 — Mr. Ewing; 5,497 — Mr. Goff; 0 — Mr. Cole; 0 — Mr. Hussain; 2,057 — Ms. Moreau; 0 — Mr. Trezise; and 0 — Mr. Varma. Participants in these plans are entitled to direct the voting of their plan shares, as described in greater detail elsewhere herein.

(2)	Reflects (i) for all shares listed, unvested shares of restricted stock over which the person holds sole voting power but no investment power, and (ii) with respect to our performance-based restricted stock granted to our executive officers, the number of shares that will vest if we attain target levels of performance.
(3)	Reflects shares that the person has the right to acquire within 60 days of the record date pursuant to options granted under our incentive compensation plans; does not include (i) shares that might be issued under restricted stock units if our performance exceeds target levels, (ii) options held by former spouses, or (iii) “phantom units” held by Mr. Roberts that are payable in cash upon the termination of his service as a director, as described further under “Director Compensation — Other Benefits.”
(4)	None of the persons named in the table beneficially owns more than 1% of the outstanding Common Shares. The shares beneficially owned by all directors and executive officers as a group constituted 0.5% of the outstanding Common Shares as of the record date (calculated in accordance with rules of the SEC assuming that all options listed in the table have been exercised for Common Shares retained by the recipient).
(5)	Includes 202 shares held by Ms. Puckett as custodian for the benefit of her children.
(6)	Includes 4,748 shares held in a trust, of which (i) Mr. Gephardt and his wife are co-trustees and (ii) Mr. Gephardt is the sole beneficiary.
(7)	As of the record date for the meeting, neither Mr. McCray nor Mr. Melville met their ownership target under our current stock ownership guidelines, and, as such, each will be expected to hold 65% of the Common Shares that he acquires through our equity compensation programs, excluding shares to pay related taxes.
(8)	Includes 709 shares beneficially held by Mr. Perry’s spouse, as to which Mr. Perry disclaims beneficial ownership, and 19,132 shares held by Mr. Perry through our dividend reinvestment plan (as of the most recent date practicable).
(9)	As described further in the notes above, includes (i) 709 shares held beneficially by the spouses of these individuals, as to which beneficial ownership is disclaimed, (ii) 202 shares held as custodian for the benefit of children of such individuals, (iii) 4,748 shares held beneficially through a trust and (iv) 19,132 shares held through our dividend reinvestment plan (as of the most recent date practicable), excluding 2,399 shares held through such plan by two of our executive officers who no longer participate in such plan.

COMPENSATION DISCUSSION AND ANALYSIS

Our named executive officers for 2014 were:

• Glen F. Post, III	Chief Executive Officer and President

• Karen A. Puckett	President, Global Markets

• R. Stewart Ewing, Jr.	Executive Vice President, Chief Financial Officer and Assistant Secretary

• Aamir Hussain	Executive Vice President, Chief Technology Officer

• Stacey W. Goff	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

This Compensation Discussion and Analysis is organized into four subsections:

I. Executive Summary

As described further below, the central goals of our executive pay programs are to incentivize our executives to attain objectives that we believe will create shareholder value, to reward performance that contributes to the execution of our business strategies, and to attract and retain the right executives for our business.

2014 Business Highlights. During 2014, we achieved several significant accomplishments, including the following:

•	Continued to improve revenue trend, generating 2014 total operating revenues of $18.03 billion, a 0.4% decline compared to 2013, and an improvement from the 1.5% and 1.7% year-over-year declines in full-year 2013 and 2012, respectively.

•	Also continued to improve core revenues (strategic and legacy revenues) trend from a 1.3% annual decline in 2013 to a 0.6% annual decline in 2014.

•	Achieved solid growth in both high-speed Internet and Prism TV subscribers throughout the year, adding 91,000 and 67,000, respectively.

•	Invested in our network to improve speed availability across our footprint, resulting in the growth of the percent of broadband-enabled access lines receiving 20 Mbps or higher to 55% and those receiving 40 Mbps or higher to more than 25%.

•	Launched more than 20 new Business products and services — including CenturyLink Private Cloud, Managed Office and Managed Enterprise — and expanded CenturyLink’s MPLS, Ethernet, Wavelength and VoIP service offerings.

•	Further transformed CenturyLink in late 2014 by aligning the organization into one sales and marketing team, one product development and technology team, and one global operations team to help drive revenues, innovation and operational excellence.

•	Completed two strategic acquisitions — DataGardens Inc. and Cognilytics, Inc. — which added to CenturyLink’s product portfolio leading solutions regarding Disaster-Recovery-as-a-Service cloud services, advanced predictive analytics and Big Data.

•	Generated solid 2014 free cash flow of $2.7 billion and returned approximately $1.9 billion to shareholders through dividends and share repurchases.

2014 Executive Compensation Highlights. During 2014, the Compensation Committee of our Board (the “Committee”) took various steps to (i) continue to refine the performance-based portions of our compensation programs and (ii) strengthen the linkage between executive pay and our performance and strategic goals. Our recent key executive compensation decisions and highlights are summarized below.

•	In May 2014, we received the favorable vote of over 91% of our shareholders with regards to our annual “say on pay” vote.

•	Our 2014 operating performance resulted in short-term incentive bonus performance payouts of 96.8% for our named executive officers, except for one that received a payout of 106.8% as a result of his outstanding performance.

•	The Committee increased, from 50% to 60%, the portion of long-term equity incentive compensation that is payable only if we attain certain specified goals, thereby placing a greater portion of our senior officers’ compensation at risk. The remaining portion of our senior officers’ long-term equity incentive compensation is currently paid in time-vested restricted stock, the value of which is dependent on our share price performance over an extended vesting period.

•	The Committee revised the design of our annual incentive program so that all executive officers are now measured against the same performance objectives of core revenue and operating cash flow with an opportunity for positive or negative adjustment based on individual performance.

•	The above-described modifications of compensation programs increased the portion of target total direct compensation that is performance-based from 53% to 60% for our CEO and on average from 51% to 57% for our other named executives.

•	In October 2014, the Committee approved the hiring of Aamir Hussain as our Chief Technology Officer to lead our Product and Technology Development function. Mr. Hussain is a seasoned leader and has been on the frontlines of technological innovation. For further information on Mr. Hussain’s background, see “— Executive Officers Who Are Not Directors.”

For further information on the performance goals established by our Compensation Committee, see “— Short-Term Incentive Bonuses” and “— Long-Term Equity Incentive Compensation” under Subsection III below. For more information on our recent financial performance, see Appendix B to this proxy statement.

Assessment of “Say on Pay” Voting Results and Shareholder Outreach. In May 2012, 2013 and 2014, the votes cast by our shareholders with respect to our “say on pay” proposal were favorable, over 96%, 94% and 91%, respectively. In connection with making executive compensation decisions, the Committee has taken note of these votes, and concluded that shareholders are generally satisfied with the scope and structure of our compensation programs. Nonetheless, in May 2014, our senior management implemented a shareholder outreach program with our top institutional investors holding approximately 30% of our outstanding shares, and received valuable input. We value the feedback provided by our shareholders and look forward to continued, open dialogue on compensation matters and other issues relevant to our business.

II. Our Compensation Philosophy and Linkage to Pay for Performance

Our Compensation Philosophy

We compensate our senior management through a mix of programs designed to be market-competitive and fiscally responsible. More specifically, our executive compensation programs are designed to:

•	provide an appropriate mix of fixed and variable compensation to attract, retain and motivate key executives,

•	provide a majority of our executive compensation that is performance-based, to support creation of long-term shareholder value, revenue growth and operational efficiency without encouraging excessive risk taking,

•	target compensation at the 50th percentile of market levels, when targeted levels of performance are achieved, for similarly-situated and comparably skilled executives at peer companies selected by our Compensation Committee,

•	recognize and reward outstanding contributions and results, both on an individual basis and a company or divisional basis, compared to peer compensation and performance benchmark levels,

•	promote internal equity by offering comparable pay to executives whom we expect to make roughly equivalent contributions, while differentiating executives’ compensation arrangements when appropriate, and

•	monitor share dilution.

Overview of Pay Elements and Linkage to Compensation Philosophy and Objectives

We believe the following elements of our compensation program help us to realize our compensation philosophy and objectives:

Pay Element	Characteristics	Compensation Philosophy and Objectives
Salary	Annual fixed cash compensation	Provides a competitive and stable component of income to our executives

Short-Term Incentive Bonus	Annual variable cash compensation based on the achievement of annual performance measures. Half of these payments are currently based on operating cash flow and the other half on core revenue. For each executive, the Committee has an opportunity to make a positive or negative adjustment based on the executive’s performance against individual objectives	Provides competitive short-term incentive opportunities for our executives to earn annual cash bonuses based on performance objectives that, if attained, can reasonably be expected to (i) promote our business and strategic objectives and (ii) correspond to those paid to similarly-situated and comparably skilled executives at peer companies

Time-Based Restricted Stock	Annual long-term equity awards that vest based on years of service	Provides variable compensation that helps to retain executives and ensures our executives’ interests are aligned with those of shareholders to grow long-term value

Performance-Based Restricted Stock	Annual long-term variable equity awards that cliff vest three years from the date of grant with half the number of shares based on our relative three-year performance versus our custom total shareholder return (“TSR”) industry peer group and the other half based on a three-year revenue target	Fosters a culture of ownership, aligns the long-term interests of our executives with our shareholders and rewards or penalizes executives based on our relative TSR performance and long-term revenue targets

The Committee feels our incentive programs supported our strategic and cultural priorities for 2014 as described below:

•	Our senior officers are linked to similar performance objectives for both short-term incentive and performance-based restricted shares, as our business has become more integrated.

•	Total shareholder return does not have a direct connection to the execution of our strategic plan, but long-term stock valuation will theoretically reflect the success of that execution. Total shareholder return is one of the performance measures used in our performance-based restricted shares, currently representing 16% to 22% of our executive officers’ target total compensation.

•	Our generation of core revenue is critical to our goal of stabilizing and ultimately increasing our consolidated revenues with a view to attain strategic revenue growth sufficient to offset our legacy revenue losses. Core revenue is a performance measure in both our short-term incentive bonus and performance-based restricted shares, currently representing 28% to 30% of our executive officers’ target total compensation.

•

Operating cash flow enables us to, among other things, (i) fund strategic capital investments designed to expand our business opportunities, (ii) return cash to our shareholders through dividends or share repurchases, and (iii) meet our debt and pension obligations. Operating cash flow is a performance measure in our short-term incentive bonus, currently representing 8% to 12% of our executive officers’ target total compensation.

•	The individual performance objectives provide “line of sight” to each senior officer’s performance regarding their specific areas of responsibility. In addition, we utilize this aspect of the short-term incentive plan design to reinforce leadership behaviors promoting our Unifying Principles and expectations of our broader workforce. We believe that successfully executing on clearly defined individual performance objectives will help us improve team collaboration, expand our product lines, refine our market strategies, execute acquisition opportunities, reduce costs and otherwise improve our operations.

The following chart illustrates the approximate allocation of our CEO and other NEO’s total target compensation opportunity for 2014 between elements that are fixed pay and variable or performance-based pay:

•	A fixed annual salary represents 11% of our CEO’s total target compensation and 20% of our other NEO’s average target total compensation.

•	Variable pay is comprised of a short-term incentive (“STI”) bonus, time-vested restricted stock awards (“RSAs”) and performance-based restricted stock awards (“PSAs”), and represents 89% of our CEO’s total target compensation and 80% of the average of our other NEO’s average target total compensation.

•	Performance-based pay is comprised of an STI bonus and PSAs, and represents 60% of our CEO’s total target compensation and 57% of our other NEO’s average target total compensation.

Short-Term Incentive Performance. The Compensation Committee sets the target levels of performance based on assessments of the difficulty of achieving such levels and the potential impact of such achievement on enhancing shareholder value. In 2012, 2013 and 2014, our actual performance resulted in short-term incentive bonus payouts for our CEO of 135%, 102% and 96.8%, respectively.

Linkage of Long-Term Incentive Performance Objectives with our Compensation Philosophy. We believe we can increase shareholder value by outperforming our industry peers’ three-year total shareholder return and consistently achieving and surpassing the sum of our annual revenue targets over a three-year performance period. Therefore, in 2014, the Committee increased the performance-based portion of our senior officers’ long-term equity incentive compensation from 50% to 60%.

Vesting of Performance-Based Restricted Stock. Our past issuances of performance-based restricted stock awards provide further evidence of our “pay for performance” philosophy. In 2010, 2011 and 2012, the Committee granted half of the value of the executives’ long-term awards in the form of performance-based restricted stock measured against our total shareholder return relative to the S&P 500 index, with the other half being in the form of time-vested restricted stock.

The payout percentage in the table below represents the percentage of the target number of performance-based restricted shares granted for each of our senior officers that ultimately vested, with all remaining shares being forfeited.

Grant Year	Performance Period	Performance Goal	CTL TSR	Percentile Rank		Payout %
2010	2010 — 2012	S&P 500	35.29%	46	th	92%
2011	2011 — 2013	S&P 500	-14.42%	9	th	0%
2012	2012 — 2014	S&P 500	33.32%	19	th	0%

Significant Stock Ownership. Stock ownership guidelines further align executives and shareholders and focus the executives on long-term success. We established our executive stock ownership guidelines after discussions with some of our shareholders. Under our stock ownership guidelines as of April 1, 2015:

•	Mr. Post held over $42.0 million in stock and performance shares and significantly exceeded his target ownership level.

•	Our other NEOs held an aggregate of approximately $26.3 million in stock and performance shares and exceeded the target ownership level, on average, by approximately 3.5 times their respective target ownership level.

III. Our Compensation Program Objectives and Components of Pay

Our Compensation Practices

To assist us in achieving our broad compensation goals, we apply the following practices (many of which are described further elsewhere in this Compensation Discussion and Analysis):

What We Do…

•	Focus on performance-based compensation weighted heavily towards long-term equity awards

•	Maintain stock ownership guidelines applicable to our executive officers and outside directors

•	Annually review our compensation programs to avoid encouraging excessively risky behavior

•	Conduct annual “say-on-pay” votes

•	Periodically seek input on our executive compensation from shareholders

•	Maintain a compensation “clawback” policy

•	Review the composition of our peer group annually

•	Benchmark against 50th percentile peer compensation levels

•	Conduct independent and intensive performance reviews of our senior officers

•	Limit the maximum number of performance shares to vest if our total shareholder return is negative

•	Require shareholders to approve any future severance agreements valued at more than 2.99 times the executive’s target cash compensation

•	Impose compensation forfeiture covenants broader than those mandated by law

What We Don’t Do…

•	Enter into employment agreements with our executives

•	Maintain a supplemental executive retirement plan

•	Permit our directors or employees to hedge our stock, or our directors or senior officers to pledge our stock

•	Pay dividends on unvested restricted stock

•	Permit the Compensation Committee’s compensation consultant to provide services to CenturyLink

•	Pay, provide or permit:

(i)	excessive perquisites,

(ii)	excise tax “gross-up” payments under our severance arrangements, or

(iii)	single-trigger change of control equity acceleration benefits.

Summary of 2014 Compensation for our Named Executive Officers

General. Two of the core principles of our compensation philosophy are to offer competitive compensation to our named executive officers at the 50th percentile of market levels with an appropriate mix of fixed and variable compensation.

Our 2014 annual incentive bonus target percentages and the total fair value of our 2014 equity grants for our executive officers are based on these principles.

Each element of our 2014 compensation is discussed further below in this Subsection under the headings “— Salary,” “— Short-Term Incentive Bonuses” and “— Long-Term Equity Incentive Compensation.” In each case, more information on how we determined specific pay levels is located under “— Our Compensation Decision-Making Process” in Subsection IV below.

Salary

General. Annually in the first quarter, the Committee reviews compensation tally sheets and benchmarking data, discusses with the CEO each senior officer’s pay and performance relative to other senior officers, and considers when the officer last received a pay increase. More information on how we determined specific pay levels is located under “— Our Compensation Decision-Making Process” in Subsection IV below.

In 2014, the Committee increased Mr. Goff’s salary by 5% to $525,000, effective in February 2014, and approved Mr. Hussain’s annual salary of $475,000, effective upon his hiring in October 2014. There were no other changes to our remaining named executive officers’ 2014 salaries.

Recent Actions. In November 2014, the Committee approved a 13.6% increase to Mr. Post’s salary to $1,250,000, which became effective on January 1, 2015. This increase was the result of the Committee’s recognition of Mr. Post’s overall leadership and performance demonstrated in 2014 and acknowledgment of his role in the execution of our business strategy, as well as the Committee’s review of compensation benchmarking. See further discussion under “— Use of ‘Benchmarking’ Data — Performance Benchmarking” in Subsection IV below. In February 2015, the Committee awarded salary increases ranging from 2.5% to 3.0% for Ms. Puckett, Mr. Ewing and Mr. Goff, and left unchanged the salary of Mr. Hussain.

Short-Term Incentive Bonuses

General. With the assistance of management and its compensation consultant, the Compensation Committee sets STI bonus targets annually, and, under special circumstances, more frequently than annually. Annually in the first quarter, the Committee approves (i) the performance objectives for prospective bonuses, (ii) the “minimum,”

“target” and “maximum” threshold levels of performance, (iii) the weighting of the performance objectives, (iv) the amount of bonus payable if the target level of performance is attained and (v) the finally determined amount of bonus payments attributable to performance for the prior year.

In February 2014, the Committee determined that each named executive’s then-prevailing STI bonus target continued to be generally within acceptable range of targeting an STI bonus opportunity at the 50th percentile for peers in similarly situated positions based on data compiled by its compensation consultant.

The table below summarizes the 2014 STI bonus opportunities for our named executive officers. Except as noted in the table, the Committee in 2014 made no changes to our named executive officers’ prior bonus targets.

Named Officer	2014 Salary		x	Bonus Target %	=	Target Bonus Opportunity
Glen F. Post, III	$1,100,000			150%		$1,650,000
Karen A. Puckett	725,000			110%		797,500
R. Stewart Ewing, Jr.	650,000			110%		715,000
Aamir Hussain	85,892	(1)		100%		85,892	(1)
Stacey W. Goff	520,890	(2)		110%		572,979	(2)

(1)	2014 salary reflects 66 days that Mr. Hussain was employed with the Company in 2014, and his 2014 target bonus opportunity has been prorated accordingly.
(2)	Although Mr. Goff’s 2014 bonus target percentage for 2014 was unchanged from 2013, his target bonus opportunity increased due to a 2014 salary increase. 2014 salary reflects Mr. Goff’s rates of $500,000 from January 1 to February 19 and $525,000 from February 20 to December 31.

Performance Objectives and Targets. On an annual basis, the Committee reviews the relevance of our STI performance objectives for alignment with our business goals and objectives. In February 2014, the Committee approved the below performance objectives and weighting so that all our senior officers are now measured against the same financial performance objectives of consolidated operating cash flow and consolidated core revenue. See further discussion under “— Overview of Pay Elements and Linkage to Compensation Philosophy and Objectives” in Subsection II above.

In February 2014, the Committee, after discussion with our CEO, approved (i) the target level, of 6%, of operating cash flow return on average assets for purposes of fixing the maximum amount of potential annual bonuses for 2014 payable to our senior officers in accordance with Section 162(m) of the Internal Revenue Code, and (ii) thresholds, targets, and maximums for operating cash flow and core revenue.

		Performance Levels (in millions)
Financial Performance Objectives	Weighting	Minimum	Target(1)	Maximum
Consolidated Operating Cash Flow(2)	50%	$6,792.5	$7,150.0	$7,507.5
Consolidated Core Revenue(3)	50%	15,729.5	16,300.0	16,870.5

(1)	Based upon the same forecasts used in connection with our publicly-disclosed guidance.
(2)	Represents operating income plus depreciation and amortization expenses.
(3)	Represents revenue from providing the following services: high speed internet, internet protocol television (IPTV), data hosting, cloud computing, private line/special access, Ethernet/multiprotocol label switching (MPLS), satellite video and voice over internet protocol (VoIP), all as reported in our publicly-filed financial statements.

In February 2014, the Committee, in collaboration with our CEO, also approved guidelines designed to enable the Committee, in its discretion, to increase or decrease the bonus of each senior officer by up to 10%, based on the officer’s individual performance during 2014 with respect to (i) assisting the Company to meet its expense budget, (ii) exhibiting collaboration and leadership skills, (iii) attaining three to four specific pre-selected individual performance objectives and (iv) the officer’s individual scoring under our management performance rating system.

2014 Performance Results. In February 2015, the Compensation Committee reviewed audited results of the Company’s performance as compared to the financial performance targets established for 2014. The Committee determined that the aggregate earned performance for these performance targets was 96.8% for our named executive officers, as described further below.

During 2014, we achieved the financial results described below which, based on the financial objective payout scale in the table below in this Subsection under “— Calculation of Bonuses,” resulted in the following earned performance level for each financial objective:

•	162(m) Target — Operating Cash Flow Return on Average Assets. Attained a 13.9% operating cash flow return on average assets, which exceeded the target level established by the Committee in February 2014 for purposes of fixing the maximum amount of potential annual bonuses for 2014 payable to our senior officers in accordance with Section 162(m) of the Internal Revenue Code.

•	Operating Cash Flow. Achieved consolidated operating cash results of $7.056 billion, which was slightly below its target of $7.150 billion, thereby resulting in earned performance of 86.9% of the target level.

•	Core Revenue. Achieved consolidated core revenue results of $16.338 billion, which was slightly above its target of $16.300 billion, thereby resulting in earned performance of 106.7% of the target level.

•	Individual Performance Objectives. The Committee reviewed with management the degree to which each senior officer met certain specific individual performance objectives and benchmarks, as well as qualitative assessments of each officer’s performance. Based on these assessments, the Committee elected to increase Mr. Goff’s bonus payment by 10% and to make no individual performance adjustment with respect to the other senior officers.

We used the following scale, which was approved in 2014, to calculate bonus amounts payable with respect to company performance.

Financial Objective Payout Scale

Performance Level	Consolidated Operating Cash Flow	Consolidated Core Revenue	Percentage of Earned Performance
Maximum	≥105.0%	≥103.5%	200%
Target	100.0%	100.0%	100%
Threshold	95.0%	96.5%	50%
Below Threshold	< 95.0%	< 96.5%	0%

Upon completion of the fiscal year, if necessary, our actual operating results are adjusted up or down, as appropriate, in accordance with the Committee’s long-standing guidelines that are designed to eliminate the effects of extraordinary or non-recurring transactions that were not known, anticipated or quantifiable on the date the performance goals were established.

Calculation of Bonuses. The STI bonus payments are calculated using the above-described financial objective payout scale and other criteria approved in the first quarter of the year by the Committee. After our internal audit personnel have reviewed these determinations and calculations, they are provided in writing to the Committee for its review and approval.

The 2014 bonuses paid to our named executives were calculated under a three-step process. In step one, the Committee determined that we had exceeded our target of operating cash flow return on average assets under 162(m) and therefore, each of our named executives qualified for potential annual bonuses up to a fixed maximum amount defined as a percentage of the executive’s 2014 salary. In step two, the Committee calculated bonuses by measuring the Company’s performance against the corporate cash flow and revenue goals described above under the heading “— 2014 Performance Results.” In step three, the Committee authorized actual bonuses for our named executives, which were substantially lower than the maximum potential bonuses.

The actual amounts of the named executive officers’ 2014 bonuses were calculated as follows:

Named Officer	Target Bonus Opportunity(1)	x	Earned Company Performance %(2)	+	Discretionary Adjustment for Individual Performance(3)	=	Bonus(4)
Glen F. Post, III	$1,650,000		96.8%		$0		$1,597,200
Karen A. Puckett	797,500		96.8%		0		771,980
R. Stewart Ewing, Jr.	715,000		96.8%		0		692,120
Aamir Hussain	85,892		96.8%		0		83,144
Stacey W. Goff	572,979		96.8%		57,298		611,942

(1)	Determined in the manner reflected in the chart in this Subsection under the heading “— Short-Term Incentive Bonuses — General.”
(2)	Calculated or determined as discussed above in this Subsection under “— 2014 Performance Results.”
(3)	Determined based on achievement of individual performance objectives as described further above in this Subsection.
(4)	These bonus amounts are reflected in the Summary Compensation Table appearing below under the column “Non-Equity Incentive Plan Compensation.”

Committee Discretion. As noted above, we exceeded our target for our 162(m) objectives which set the maximum 2014 bonuses payable to each of our senior officers. The Committee maintains the discretion, subject to certain limits, to either increase or decrease the bonus amounts determined on the basis of actual performance earned for financial and individual targets and objectives. Nonetheless, the Committee elected not to apply discretionary adjustments for the 2014 annual incentive bonus payments to any our named executive officers, other than the one above-described adjustment for individual performance.

Under our annual bonus programs, the Committee may authorize the payment of annual bonuses in cash or stock. Since 2000, the Committee has paid these bonuses entirely in cash, principally to diversify our compensation mix and prevent us from over-utilizing equity grants.

Recent Actions. In November 2014, the Committee approved an increase, which became effective on January 1, 2015, to Mr. Post’s short-term incentive percentage bonus from 150% to 175%. This increase was the result of the Committee’s recognition of Mr. Post’s overall leadership and performance demonstrated in 2014 and acknowledgment of his role in the execution of our business strategy, as well as the Committee’s review of compensation benchmarking. See further discussion under “— Use of ‘Benchmarking’ Data — Performance Benchmarking” in Subsection IV below. In connection with establishing 2015 annual incentive bonus targets, the Committee made no other changes to our remaining executive officers’ bonus target percentages; however, the amount of our executive officers’ bonus targets incrementally increased with their base salary increases.

Non-Executive Bonuses. We currently offer STI bonuses to all of our non-union and non-sales employees and the STI thresholds, targets and maximum financial performance targets for our non-senior officers are the same as the Committee approves for our senior officers. As discussed in Subsection IV below under “— Our Compensation Decision-Making Process,” the CEO approves the performance goals of substantially all of the non-senior officers under the general supervision of the Compensation Committee.

Long-Term Equity Incentive Compensation

General. Our shareholder-approved long-term incentive compensation programs authorize the Compensation Committee to grant stock options, restricted stock, restricted stock units and various other stock-based incentives to key personnel. We believe stock incentive awards (i) encourage key personnel to focus on sustainable long-term performance, (ii) strengthen the relationship between compensation and growth in the market price of the Company’s Common Shares and thereby align management’s financial interests with those of the shareholders and (iii) help attract and retain talented personnel.

Annual grants of stock awards to executives are typically made during the first quarter after we publicly release our earnings, although the Committee may defer grants for a variety of reasons, including to request additional information or conduct further reviews of management’s performance. Grants of stock awards to newly-hired executive officers who are eligible to receive such awards are typically made at the next regularly scheduled Committee meeting following their hire date. We award our executives with a greater portion of their total compensation in the form of equity grants compared to more junior officers.

In 2014, the Compensation Committee increased, from 50% to 60%, the portion of our senior officers’ long-term equity incentive compensation that is based on performance and payable only if we attain certain specified goals, thereby placing a greater portion of their compensation at risk. The remaining portion of our senior officers’ long-term equity incentive compensation is currently paid in time-vested restricted stock, the value of which is dependent on our performance over an extended vesting period.

In March 2015, we granted long-term equity incentive compensation awards to approximately 2% of our employees in the form of time-vested restricted shares.

Performance Benchmarks. On an annual basis, the Committee reviews the relevance of our performance benchmarks for alignment with our long-term strategic plan. In 2014, we kept the same two performance benchmarks, relative TSR and absolute revenue, as we had for our 2013 performance-based restricted shares. See further discussion under “— Overview of Pay Elements and Linkage to Compensation Philosophy and Objectives” in Subsection II above.

An overview of our TSR performance-based restricted shares granted in 2014 is outlined below.

•	Performance Benchmark: Our percentile rank versus the below-described 29-company industry peer group. See further discussion under “— Use of ‘Benchmarking’ Data — Performance Benchmarking” in Subsection IV below.

•	Performance Period: January 1, 2014 through December 31, 2016

•	Performance Vesting: The ultimate number of TSR performance-based restricted shares that vest will be based on our total shareholder return during the above-described performance period relative to the total shareholder return of the 29-company peer group over the same period, as illustrated in the table below.

Relative Total Shareholder Return
Performance Level	Company’s Percentile Rank	Payout as % of Target Award[1]
Maximum	≥ 75th Percentile	200%
Target	50th Percentile	100%
Threshold	25th Percentile	50%
Below Threshold	< 25th Percentile	0%

(1)	Linear interpolation is used when our relative TSR performance is between the threshold, target and maximum amounts to determine the corresponding percentage of target award earned.

An overview of our absolute revenue performance-based restricted shares granted in 2014 is outlined below.

•	Performance Benchmark: The sum of an absolute revenue target over a three-year performance period which are separately established by the Committee or its Subcommittee during the first quarter of the years 2014, 2015, and 2016. “Absolute revenue” is defined as the sum of our consolidated legacy and strategic revenue, in each case defined in the same manner we reported such amounts in our Annual Report on Form 10-K for the prior year.

•	Performance Period: January 1, 2014 through December 31, 2016.

•	Performance Vesting: The ultimate number of our absolute revenue performance-based restricted shares that vest will be based on our achievement of the aggregate three-year absolute revenue target, as illustrated in the table below; provided, however, none of our absolute revenue performance-based restricted shares will vest unless we attain a 6% operating cash flow annual return on average assets during the performance period. Upon completion of the fiscal year, if necessary, our actual operating results are adjusted in accordance with the Committee’s long-standing guidelines that are designed to eliminate the effects of extraordinary or non-recurring transactions that were not known, anticipated or quantifiable on the date the performance goals were established. The Committee intends to use these same guidelines to adjust, as necessary, our actual revenues with respect to the absolute revenue performance-based restricted shares awarded in 2014.

Absolute Revenue
Performance Level	Company’s Performance[1]	Payout as % of Target Award[2]
Maximum	≥ 103.5%	200%
Target	100.0%	100%
Threshold	96.5%	50%
Below Threshold	< 96.5%	0%

(1)	Sum of absolute revenue actually attained for the years 2014, 2015 and 2016 divided by the sum of absolute revenue targets separately established for each of the years 2014, 2015 and 2016.
(2)	Linear interpolation is used when our absolute revenue performance is between the threshold, target and maximum amounts to determine the corresponding percentage of target award earned.

For additional information on the above-described grants, see “Executive Compensation — Incentive Compensation and Other Awards.”

2014 Executive Grants. At its February 2014 meeting, the Committee granted equity awards to our senior officers on terms and in amounts substantially similar to the awards granted to them in 2013. The Committee did, however, (i) increase the targeted aggregate grant date fair value of Mr. Post’s and Mr. Goff’s awards from $6,600,000 to $7,500,000 and from $1,200,000 to $1,260,000, respectively, and (ii) increased the portion of each senior officer’s equity awards subject to performance conditions from 50% in 2013 to 60% in 2014. Effective in early November 2014, the Committee granted an equity award to Mr. Hussain with a grant date fair value of $2,500,000, which the Committee determined was necessary to match prevailing levels of incentive compensation and to reflect Mr. Hussain’s equity forfeitures at his previous employer.

During 2014, the Committee granted to our named officers the following number of (i) restricted shares that will vest over a three-year period principally in exchange for continued service (“time-vested restricted shares”), (ii) performance-based restricted shares that will vest in 2017 based on our relative total shareholder return (the “TSR performance-based restricted shares”) and (iii) performance-based restricted shares that will vest in 2017 principally based on our attainment of absolute revenue targets over the three-year performance period (the “absolute revenue performance-based restricted shares”):

			Performance-Based Restricted Shares
Named Officer	Time-Vested Restricted Shares		No. of TSR Performance- Based Restricted Shares(2)	No. of Absolute Revenue Performance- Based Restricted Shares(2)	Fair Value(1)	Total Fair Value(1)
	No. of Shares	Fair Value(1)
Glen F. Post, III	103,611	$3,000,000	77,708	77,710	$4,500,000	$7,500,000
Karen A. Puckett	31,549	913,500	23,662	23,663	1,370,250	2,283,750
R. Stewart Ewing, Jr.	21,551	624,000	16,163	16,164	936,000	1,560,000
Aamir Hussain	63,065	2,500,000	—	—	—	2,500,000
Stacey W. Goff	17,406	504,000	13,055	13,056	756,000	1,260,000

(1)	For purposes of this chart, we determine both time-vested and performance-based restricted shares by dividing the total fair value granted to the executive by the volume-weighted average closing price of our Common Shares over a 15-trading day period ending five trading days prior to the grant date. In the Summary Compensation Table, however, our 2014 grants of time-vested restricted stock are valued based on the closing stock price of our Common Shares on the day of grant, and our 2014 grants of performance-based restricted shares are valued as of the grant date based on probable outcomes, in each case in accordance with SEC disclosure rules. See footnote 1 to the Summary Compensation Table for more information.
(2)	Based on the number of restricted shares granted in 2014. As discussed further below, the actual number of shares that vests in the future may be lower or higher.

Types of Awards. We strive to pay equity compensation in forms that create appropriate incentives to optimize performance at reasonable cost, that minimize enterprise risk, that align the interests of our officers and shareholders, that foster our long-term financial and strategic objectives and that are competitive with incentives offered by other companies. Since 2008, the Committee has elected to issue all of our long-term equity compensation grants in the form of restricted stock for a variety of reasons, including:

•	the Committee’s recognition of the prevalent use of restricted stock by our peers,

•	the Committee’s desire to minimize the dilution associated with our awards, and

•	the retentive value of restricted stock under varying market conditions.

In an effort to increase the link between our performance and executive compensation, since 2010, the Committee has issued at least half of the value of our senior officers’ long-term awards in the form of performance-based restricted stock, with the rest being in the form of time-vested restricted stock. As described further above, the number of performance-based restricted shares that ultimately vest is dependent solely upon our relative total shareholder returns for the awards made between 2010 and 2012, and is dependent upon both our relative total shareholder returns and our attainment of certain absolute performance targets for awards made in 2013 and 2014.

For additional information on the vesting and other terms of our equity awards (including certain voluntary limits on the number of performance-based restricted shares that vest if our total shareholder return over the performance period is negative and our intent to comply with Section 162(m) of the Internal Revenue Code) with respect to certain aspects our executive compensation, see “Executive Compensation — Incentive Compensation and Other Awards.”

Dividends. Since 2011, all dividends paid with respect to restricted stock awards have been payable to the recipient only upon the vesting of the award.

Recent Actions. At its February 2015 meeting, the Committee granted equity awards to our senior officers on terms and in amounts substantially similar to the awards granted to them in 2014. The Committee did, however, increase the targeted aggregate grant date fair value of Mr. Post’s award from $7,500,000 to $8,500,000. This increase was the result of the Committee’s recognition of Mr. Post’s overall leadership and performance demonstrated in 2014 and acknowledgment of his role in the execution of our business strategy, as well as the Committee’s review of compensation benchmarking. See further discussion under “— Use of ‘Benchmarking’ Data — Performance Benchmarking” in Subsection IV below.

Other Benefits

As a final component of executive compensation, we provide a broad array of benefits designed to be competitive, in the aggregate, with similar benefits provided by our peers. We summarize these additional benefits below.

Retirement Plans. We maintain one or more traditional qualified defined benefit retirement plans for most of our employees who meet certain eligibility requirements, plus one or more traditional qualified defined contribution 401(k) plans for a similar group of our employees. With respect to these qualified plans, we maintain nonqualified plans that permit our officers to receive or defer supplemental amounts in excess of federally-imposed caps that limit the amount of benefits highly-compensated employees are entitled to receive under qualified plans. Additional information regarding our retirement plans is provided in the tables and accompanying discussion included below under the heading “Executive Compensation.”

Change of Control Arrangements. We have agreed to provide cash and other severance benefits to each of our executive officers who is terminated under certain specified circumstances following a change of control of CenturyLink. If triggered, benefits under these change of control agreements include payment of (i) a lump sum cash severance payment equal to a multiple of the officer’s annual cash compensation, (ii) the officer’s annual bonus, based on actual performance and the portion of the year served, (iii) certain welfare benefits are continued for a limited period, and (iv) the value or benefit of any long-term equity incentive compensation, if and to the extent that the exercisability, vesting or payment thereof is accelerated or otherwise enhanced upon a change of control pursuant to the terms of any applicable long-term equity incentive compensation plan or agreement.

Under these agreements, change of control benefits are payable to our executive officers if within a certain specified period following a change in control (referred to as the “protected period”) the officer is terminated without cause or resigns with “good reason,” which is defined to include a diminution of responsibilities, an assignment of inappropriate duties, and a transfer of the officer exceeding 50 miles. We have filed with the SEC copies of our change of control agreements.

The table below shows (i) the length of the “protected period” afforded to officers following a change of control and (ii) the multiple of salary and bonus payment and years of welfare benefits to which officers will be entitled if change of control benefits become payable under our agreements and related policies:

	Protected Period	Multiple of Annual Cash Compensation	Years of Welfare Benefits
CEO	2 years	3 times	3 years
Other Executives	1.5 years	2 times	2 years
Other Officers	1 year	1 time	1 year

Effective January 1, 2011, we restructured these change of control agreements to reduce the benefits payable thereunder, to eliminate tax “gross-up” provisions, to eliminate “modified single trigger” provisions, and to narrow the rights of executives to make claims for severance benefits.

For more information on change of control arrangements applicable to our executives, including our rationale for providing these benefits, see “Executive Compensation — Potential Termination Payments — Payments Made Upon a Change of Control.” For information on change of control severance benefits payable to our junior officers and managers, see “— Severance Benefits” immediately below.

Severance Benefits. In August 2012, the Compensation Committee adopted an executive severance plan that provides severance benefits to our senior officers and other specified key employees. The plan provides cash severance payments equal to two years of total targeted cash compensation (defined as salary plus the targeted amount of annual incentive bonus) for our CEO or one year of total targeted cash compensation for any other senior officer, payable solely if the senior officer is involuntarily terminated by us without cause in the absence of a change of control. Payments to senior officers terminated in connection with a change of control are separately governed by the change of control arrangements discussed immediately above under the heading “— Change of Control Arrangements.”

Under our executive severance plan, subject to certain conditions and exclusions, more junior officers or managers receive certain specified cash payments and other benefits if they are either (i) involuntarily terminated without cause in the absence of a change of control or (ii) involuntarily terminated without cause or resign with good reason in connection with a change of control. Our full-time non-union employees not covered by our executive severance plan may, subject to certain conditions, be entitled to certain specified cash severance in connection with certain qualifying terminations.

In 2012, we adopted a policy requiring us to seek shareholder approval of any future senior executive severance agreements providing for cash payments, perquisites and accelerated health or welfare benefits with a value greater than 2.99 times the sum of the executive’s base salary plus target bonus.

Perquisites. Officers are entitled to be reimbursed for the cost of an annual physical examination, plus related travel expenses.

Our aircraft usage policy permits the CEO to use our aircraft for personal travel without reimbursing us, and permits each other executive officer to use our aircraft for up to $10,000 per year in personal travel without reimbursing us. In all such cases, personal travel is permitted only if aircraft is available and not needed for superseding business purposes. Each year the Compensation Committee receives a report on the personal use of aircraft by senior management, and determines whether or not to alter our aircraft usage policy. In connection with its recent election to retain this policy, the Committee determined that the policy was (i) providing valuable and cost-effective benefits to our executives residing in a small city with limited commercial airline service, (ii) enabling our executives to travel in a manner that we believe is more expeditious than commercial airline service, and (iii) being implemented responsibly by the executives.

For purposes of valuing and reporting the use of our aircraft, we determine the incremental cost of aircraft usage on an hourly basis, calculated in accordance with applicable guidelines of the SEC. The incremental cost of this usage, which may be substantially different than the cost as determined under alternative calculation methodologies, is reported in the Summary Compensation Table appearing below.

On behalf of our executive officers, we pay premiums on their respective supplemental life insurance policies in amounts sufficient to provide the same death benefits available under predecessor agreements, and permit each executive officer to purchase additional post-retirement coverage at their cost.

From time to time, we have organized one of our regular board meetings and related committee meetings as a “board retreat” scheduled over a two- or three-day period. These retreats are typically held in an area where we conduct operations, and include site visits that enable our directors and senior officers to meet with local personnel. The spouses of our directors and executive officers are invited to attend these retreats, and we typically schedule recreational activities for those who are able and willing to participate.

For more information on the items under this heading, see the Summary Compensation Table appearing below.

Other Employee Benefits. We maintain certain broad-based employee welfare benefit plans in which the executive officers are generally permitted to participate on terms that are either substantially similar to those provided to all other participants or which provide our executives with enhanced benefits upon their death or disability. We also maintain a supplemental disability plan designed to ensure disability payments to our officers in the event payments are unavailable from our disability insurer.

IV. Our Policies, Processes and Guidelines Related to Executive Compensation

Our Compensation Decision-Making Process

As described further below, the Compensation Committee of our Board establishes, evaluates and monitors our executive compensation programs, subject to the Board’s oversight. The compensation decision-making process includes input from the Committee’s compensation consultant, our CEO and management, and requires a careful balancing of a wide range of factors, which include, but are not limited to, the following:

Compensation Decision-Making Considerations	Input From
Structure and Elements of Pay Programs

The competitive compensation practices of peer companies	Consultant

Performance of our Company in relation to our peers and our internal goals	Management

The financial impact and risk characteristics of our compensation programs	Consultant and CEO

The strategic and financial imperatives of our business	CEO

Setting Competitive Compensation Pay Levels

Market data regarding the officer’s base salary, short-term incentive target, long-term incentive target and total target compensation paid to comparable executives at peer companies reflected in the benchmarking data

Consultant

The officer’s scope of responsibility, industry experience, particular set of skills, vulnerability to job solicitations from competitors and anticipated degree of difficulty of replacing the officer with someone of comparable experience and skill

Consultant and CEO

The officer’s pay and performance relative to other officers and employees	CEO

Compensation Decision-Making Considerations	Input From
The officer’s demonstrated leadership characteristics, ability to act as a growth agent within the company and ability to think strategically	CEO

Internal equity issues that could impact cohesion, teamwork or the overall viability of the executive group	CEO

The potential of these senior officers to assume different, additional or greater responsibilities in the future	CEO

The officer’s realized compensation in recent years and, to a limited degree, his or her accumulated wealth under our programs	CEO and Management

The role these senior officers play in achieving our operational and strategic goals	CEO

Pay for Performance

Performance of our Company in relation to our peers and our key performance objectives (operating cash flow, core revenue and total shareholder return)	Consultant, CEO and Management

The business performance under the officer’s leadership and scope of responsibility	CEO

The officer’s overall performance is assessed based on individual results, the role the officer plays in maintaining a cohesive management team and improving the performance of others, and the officer’s relative strengths and weaknesses compared to the other senior officers

CEO and Management

The role the officer may have played in any recent extraordinary corporate achievements	CEO and Management

For additional information on the compensation decision-making process of the Committee, see the remaining discussion in this Subsection appearing below.

Role of Compensation Committee. The Compensation Committee of our Board establishes, evaluates and monitors our executive compensation programs, subject to the Board’s oversight. Specifically, the Committee (or, for certain decisions prior to mid-2014, a subcommittee thereof) approves:

•	the compensation payable to each executive officer, as well as any other senior officer;

•	for our short-term incentive and performance-based restricted shares (i) the performance objectives, (ii) the “minimum,” “target” and “maximum” threshold levels of performance, (iii) the weighting of the performance objectives, (iv) the amount of bonus payable and shares to vest if the target level of performance is attained and (v) the finally determined amount of the bonus payments;

•	the peer group for compensation benchmarking and the peer group for performance benchmarking; and

•	delegation of authority to the CEO for awards of equity to our non-senior officers.

The Compensation Committee also establishes, implements, administers and monitors our director cash and equity compensation programs. For more information, see “Director Compensation.”

Role of Compensation Consultants. The Committee engages the services of a compensation consultant to assist in the design and review of executive compensation programs, to determine whether the Committee’s philosophy and practices are reasonable and compatible with prevailing practices, and to provide guidance on specific compensation levels based on industry trends and practices.

The Committee has used Hay Group as its compensation consultant since September 2010. Throughout 2014, representatives of Hay Group actively participated in the design and development of our executive compensation programs, and attended all of the Committee’s meetings. Hay Group provides no other services to the Company, and, to our knowledge, has no prior relationship with any of our named executive officers. As required by SEC rules and New York Stock Exchange listing standards, the Committee has assessed the independence of Hay Group and concluded that its work has not raised any conflicts of interest.

Role of CEO and Management. Although the Compensation Committee is responsible for all executive compensation decisions, each year it receives the CEO’s recommendations, particularly with respect to senior officers’ salaries and performance in the key areas outlined above in “— Our Compensation Decision-Making Process.”

Senior Officers. The CEO and the executive management team, in consultation with the Compensation Committee’s compensation consultant, recommend to the Committee business goals to be used in establishing incentive compensation performance targets and awards for our senior officers. In addition, our Executive Vice President, Human Resources, works closely with the Committee and its compensation consultant to ensure that the Committee is provided with appropriate information to discharge its responsibilities.

Non-Senior Officers. The Committee oversees our processes and receives an annual report from the CEO on the compensation programs for our non-senior officers. The CEO, in consultation with the executive management team, is responsible for approval of:

•	any annual salary increases, typically referred to as merit increases, and an annual evaluation of the market competitiveness of our salary structure;

•	any earned annual bonus and sales payout percentages, and total bonus payments for our non-senior officers;

•	all equity compensation awards to the non-senior officers, acting under authority delegated by the Compensation Committee in accordance with our shareholder approved long-term incentive plans; and

•	individual compensation levels for all of our vice presidents.

Tally Sheets. Each year, we compile lists of compensation data relating to each of our executives. These “tally sheets” include the executive’s salary, annual cash incentive award, equity-based compensation, perquisites, pension benefit accruals and other compensation. These tally sheets also contain performance highlights on results and behaviors for each of our executives. The Compensation Committee uses these tally sheets to (i) review the total annual compensation of the executive officers, (ii) assess the executive officers’ performance and (iii) assure that the Committee has a comprehensive understanding of all elements of our compensation programs.

Risk Assessment. As part of its duties, the Compensation Committee assesses risks arising out of our employee compensation policies and practices. Based on its most recent assessment, the Committee does not believe that the risks arising from our compensation policies and practices are reasonably likely to materially adversely affect us. In reaching this determination, we have taken into account the risk exposures of our operations and the following design elements of our compensation programs and policies:

•	our balance of annual and long-term compensation elements at the executive and management levels,

•	our use of a diverse mix of performance metrics that create incentives for management to attain goals well aligned with the shareholders’ interests,

•	the multi-year vesting of equity awards, which promotes focus on our long-term performance and mitigates the risk of undue focus on our short-term results,

•	“clawback” policies and award caps that provide safeguards against inappropriate behavior, and

•	bonus arrangements that generally permit either the Committee (for compensation payable to senior officers) or senior management (for compensation payable to other key employees) to exercise “negative discretion” to reduce the amount of certain incentive awards.

We believe these features, as well as the stock ownership requirements for our executive officers, result in a compensation program that aligns our executives’ interests with those of our shareholders and does not promote excessive risk-taking on the part of our executives or other employees.

Use of “Benchmarking” Data

General. With assistance from its compensation consultant, the Committee reviews each year “peer groups” of other companies comparable to CenturyLink for purposes of assessing our comparative compensation and performance. We generally endeavor to perform this analysis in the second half of each year in order to ensure they remain well-suited for its intended purposes and uses during the upcoming year.

Compensation Benchmarking. The Compensation Committee, based on input from its compensation consultant, adopted the following peer groups in support of pay decisions for our senior officers in 2014 in order to benchmark compensation levels for our executives against individuals who work in similarly-situated positions at companies that are comparable to ours based on revenue size, market cap, industry and business model:

•	general survey data compiled by the compensation consultant containing compensation information about a broad range of public companies generally similar in size to us, and

•	compensation data publicly disclosed by companies included within the 13-company peer group below:

Peer Group for Compensation Benchmarking
Cablevision Systems Corporation	NII Holdings, Inc.
Charter Communications, Inc.	QUALCOMM Incorporated
Comcast Corporation	Sprint Corporation
DIRECTV	Time Warner Cable Inc.
DISH Network Corporation	Viacom Inc.
Level 3 Communications, Inc.	Windstream Holdings, Inc.
Motorola Solutions, Inc.

In selecting these 13 peer companies, the Committee focused principally on telecom, cable and other communications companies that are generally comparable to us in terms of size, markets and operations. For purposes of 2014 compensation decisions, the Committee elected to replace one other telecommunication company (Frontier) with another (Windstream) and to replace Liberty Global with Level 3 Communications. It also once again elected not to include Verizon or AT&T, both of which are substantially larger than us, or any other telecommunication companies, all of which were then substantially smaller than us.

For additional information about how we set pay levels, see “— Our Compensation Decision-Making Process.”

Performance Benchmarking. With the aid of its compensation consultant, the Committee reviewed the broad industry peer group that it introduced in 2013, which is focused principally on telecom, cable and other communications companies that are generally comparable to us in terms of size, markets and operations, and approved the below 29-member peer group for 2014 performance benchmarking. The peer group for compensation benchmarking is constrained by the number of companies with similar revenue and market cap size; whereas, the peer group for performance benchmarking is comprised of companies we believe investors are considering when they decide whether to invest in us or our industry.

Peer Group for Performance Benchmarking
AT&T Inc.	LodgeNet Interactive Corporation
Cablevision Systems Corporation*	Motorola Solutions, Inc.*
Ciena Corporation	Multiband Corporation
Cincinnati Bell Inc.	NII Holdings, Inc.*
Cogent Communications Group, Inc.	Sirius XM Radio Inc.
Comcast Corporation*	Sprint Corporation*
Consolidated Communications Holdings, Inc.	Telephone and Data Systems, Inc.
Crown Castle International Corp.	TW Telecom Inc.
DISH Network Corporation*	United States Cellular Corp
Finisar Corporation	USA Mobility, Inc.
General Communication, Inc.	Verizon Communications Inc.
IDT Corporation	Viacom Inc.*
JDS Uniphase Corporation	Virgin Media Inc.
Level 3 Communications, Inc.	Windstream Corporation*
Liberty Global, Inc.

*	Also included in the Committee’s above-listed 13-company peer group used for 2014 compensation benchmarking.

The Committee awarded 60% of the 2014 grant value to our senior officers in performance-based restricted shares, of which half of that, or 30% of 2014 grant value, is based our three-year relative total shareholder return compared to that of the 29-company industry peer group described above. For additional information on our performance-based restricted shares, see “— Long-Term Equity Incentive Compensation.”

Forfeiture of Prior Compensation

For over 10 years, all recipients of our equity compensation grants have been required to contractually agree to forfeit certain of their awards (and to return to us any cash, securities or other assets received by them upon the sale of Common Shares they acquired through certain prior equity awards) if at any time during their employment with us or within 18 months after termination of employment they engage in activity contrary or harmful to our interests. The Compensation Committee is authorized to waive these forfeiture provisions if it determines in its sole discretion that such action is in our best interests. We have filed with the SEC copies of our form of equity incentive agreements containing these forfeiture provisions. Our 2015 Executive Officers Short-Term Incentive Plan, which will be voted upon at the meeting, contains substantially similar forfeiture provisions.

Our Corporate Governance Guidelines authorize the Board to recover, or “clawback,” compensation from an executive officer if the Board determines that any bonus, incentive payment, equity award or other compensation received by the executive was based on any financial or operating result that was impacted by the executive’s knowing or intentional fraudulent or illegal conduct. Certain provisions of the Sarbanes-Oxley Act of 2002 would require our CEO and CFO to reimburse us for incentive compensation paid or trading profits earned following the release of financial statements that are subsequently restated due to material noncompliance with SEC reporting requirements caused by misconduct. In addition, provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which are expected to become effective upon the completion of related rulemaking, will require all of our current or former executive officers to make similar reimbursement payments in connection with certain financial statement restatements, irrespective of whether such executives were involved with the mistake that caused the restatement.

Stock Ownership Guidelines

Under our current stock ownership guidelines, our executive officers are required to beneficially own CenturyLink stock in market value equal to a multiple of their annual salary, as outlined in the table below, and each outside director must beneficially own CenturyLink stock equal in market value to five times the annual cash retainer payable to outside directors. Each executive officer and outside director has three and five years, respectively, to attain these targets.

Executive Officer	Stock Ownership Guidelines	Stock Ownership Guidelines
CEO	6 times base salary	$6.6 million(1)
All Other Executive Officers	3 times base salary	$1.5 million(2)
Outside Directors	5 times annual cash retainer	$325,000

(1)	Stock ownership guidelines based on annual salary as of December 31, 2014
(2)	Average stock ownership guidelines for all other executive officers based on respective annual salary as of December 31, 2014

For any year during which an executive or outside director does not meet his or her ownership target, the executive or director is expected to hold 65% of the CenturyLink stock that he or she acquires through our equity compensation programs, excluding shares sold to pay related taxes.

As of the record date for the meeting, all of our officers and all but two of our directors were in compliance with, and in most cases significantly exceeded, our stock ownership guidelines. For additional information on our stock ownership guidelines, see “Governance Guidelines.”

Use of Employment Agreements

We have a long-standing practice of not providing employment agreements to our officers, and none of our long-standing executives has been granted an employment agreement. In connection with our recent mergers, however, we have assumed several employment agreements formerly granted by Embarq, Qwest or Savvis to its officers, and in a couple of instances have extended or renewed these arrangements to retain officers critical to our future plans.

Tax Gross-ups

We eliminated the use of tax “gross-up” benefits in our executives’ change of control agreements and split-dollar insurance policies in 2010, and in our outside directors’ executive physical program in early 2012. We continue to provide these tax benefits to a limited number of our officers under legacy employment agreements that are expected to lapse over the next couple of years and to all of our employees who qualify for relocation benefits under our broad-based relocation policy. Subject to these limited exceptions, we do not intend to provide tax gross-up benefits in any new compensation programs.

Anti-Hedging and Anti-Pledging Policies

Under our insider trading policy, our employees and directors may not:

•	purchase or sell short-term options with respect to CenturyLink shares,

•	engage in “short sales” of CenturyLink shares, or

•	engage in hedging transactions involving CenturyLink shares which allow employees to fix the value of their CenturyLink shareholdings without all the risks of ownership or cause them to no longer have the same interests or objectives as our other shareholders.

In addition, under our insider trading policy, our senior officers and directors are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral.

We believe that all of our senior officers and directors are currently in compliance with our anti-hedging and anti-pledging policies.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) limits the amount of compensation paid to our CEO and our other three most highly compensated executive officers, other than our CFO, that may be deducted by us for federal income tax purposes in any fiscal year to $1,000,000. “Performance-based” compensation that has been approved by our shareholders and otherwise satisfies the performance-based requirements under Section 162(m) of the Code is not subject to the Code’s $1,000,000 deduction limit. While the Compensation Committee believes that it is important for compensation paid to such covered employees to be tax deductible under the Code, the Compensation Committee also recognizes the need to retain flexibility to make compensation decisions, in the exercise of its business judgment, that may not meet the standards of Section 162(m) in order to enable us to continue to attract, retain, reward and motivate highly-qualified executives. Section 162(m) is highly technical and complex, so that even when we seek favorable tax treatment thereunder, we cannot assure you that our tax position will prevail.

Impact of FASB ASC Topic 718

The accounting standards applicable to the various forms of long-term incentive plans under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 (formerly FASB Statement 123R) constitute one factor that we consider in the design of long-term equity incentive programs. We monitor FASB ASC Topic 718 expense to ensure that it is reasonable, but expense will not be the most important factor in making decisions about our long-term incentive plans.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the report included above under the heading “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis report be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2014.

Submitted by the Compensation Committee of the Board of Directors.

Laurie A. Siegel (Chair)	Virginia Boulet
Gregory J. McCray*	William A. Owens

*	Mr. McCray replaced Harvey P. Perry as a Committee member effective August 19, 2014.

EXECUTIVE COMPENSATION

Overview

The following table sets forth certain information regarding the compensation of (i) our principal executive and financial officers and (ii) each of our three most highly compensated executive officers other than our principal executive and financial officers. Following this table is additional information regarding incentive compensation, pension benefits, deferred compensation and potential termination payments pertaining to the named officers. For additional information on the compensation summarized below and other benefits, see “Compensation Discussion and Analysis.”

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus		Restricted Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)		Change in Pension Value(3)	All Other Compensation(4)	Total
Glen F. Post, III Chief Executive Officer and President	2014	$1,100,000	$—		$9,581,227	$1,597,200		$745,535	$107,486	$13,131,448
	2013	1,100,000	—		6,086,446	1,683,000		—	123,801	8,993,247
	2012	1,047,606	—		5,157,049	1,767,836		649,156	103,392	8,725,040
Karen A. Puckett President, Global Markets	2014	725,000	—		2,917,475	771,980		483,645	59,910	4,958,010
	2013	725,000	—		2,106,061	854,123		—	53,845	3,739,029
	2012	684,562	—		2,250,332	1,015,837		411,822	42,838	4,405,391
R. Stewart Ewing, Jr. Executive Vice President, Chief Financial Officer and Assistant Secretary	2014	650,000	—		1,992,894	692,120		462,796	44,710	3,842,520
	2013	650,000	—		1,438,623	729,300		—	55,769	2,873,692
	2012	616,105	—		1,744,036	914,696		415,853	38,595	3,729,286

Stacey W. Goff Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	2014	520,890	—		1,609,657	611,942		339,053	45,600	3,127,142
	2013	500,000	—		1,106,631	561,000		—	37,527	2,205,158
	2012	450,096	—		1,293,966	526,336		220,263	15,965	2,506,626

Aamir Hussain(5)	2014	85,892	100,000	(6)	2,486,653	83,144	(7)	—	344,945	3,100,634
Executive Vice President, Chief Technology Officer

(1)	The amounts shown in this column reflect the fair value of awards of restricted stock made in early 2014, 2013 and 2012 in connection with our program of making annual long-term incentive compensation grants. The fair value of the awards presented in the table above has been determined in accordance with FASB ASC Topic 718. For purposes of this table, in accordance with SEC disclosure rules we determined the fair value of shares of:

•	time-vested restricted stock using the closing trading price of our Common Shares on the day of grant (or, in 2012, the business day immediately preceding the date of grant, which was a holiday);

•	relative performance-based restricted stock (as defined below) granted during each year indicated as of the grant date based on probable outcomes using Monte Carlo simulations; and

•	absolute performance-based restricted stock (as defined below) granted during 2013 and 2014 based on probable outcomes (subject to future adjustments based upon changes in the closing trading price of our Common Shares at the end of each reporting period).

The aggregate value of the restricted stock awards granted to these named executives in 2014, based on the grant date closing trading price of our Common Shares and assuming maximum payout of his or her performance-based restricted shares, would be as follows: Mr. Post, $12,897,591, Ms. Puckett, $3,927,313, Mr. Ewing, $2,682,700, Mr. Goff, $2,166,823 and Mr. Hussain, $2,486,653. See Note 8 titled “Share-based

Compensation” of the notes to our audited financial statements included in Appendix B for an explanation of material assumptions that we used to calculate the fair value of these stock awards.

(2)	The amounts shown in this column reflect (i) cash payments made under our annual incentive bonus plans for actual performance in the respective years (which are described further under “— Incentive Compensation and Other Awards — 2014 Awards”) and (ii) the final installment of Ms. Puckett’s, Mr. Ewing’s and Mr. Goff’s August 2010 deferred cash award (which are described further under “Compensation Discussion and Analysis — Qwest Retention Grants” in our 2014 proxy statement).
(3)	Reflects the net change during each of the years reflected in the present value of the named executives’ accumulated benefits under the defined benefit plans discussed under “— Pension Benefits.” Each of our named executives experienced negative changes in the value of their pensions in 2013 (primarily due to increases in the discount rates used to value pension liabilities). The present value of the accumulated benefits under these pension plans decreased during 2013 by $125,605 for Mr. Post, $195,547 for Ms. Puckett, $91,118 for Mr. Ewing, and $118,903 for Mr. Goff. SEC rules dictate that such decreases be treated as a $0 Change in Pension Value for purposes of calculating total compensation.
(4)	The amounts shown in this column are comprised of (i) reimbursements for the cost of an annual physical examination, (ii) personal use of our aircraft, (iii) contributions or other allocations to our defined contribution plans and (iv) reimbursements of the cost of relocating one of our named executives and his family from Europe to the site of our headquarters office, including without limitation residential closing costs, travel costs, moving expenses, loss on the sale of a vehicle and lease termination penalties (aggregating to $324,903), plus related tax-gross up payments of $20,042, in each case for and on behalf of the named executives as follows:

Name	Year	Physical Exam	Aircraft Use	Contributions to Plans	Relocation Costs	Total
Mr. Post	2014	$2,831	$7,500	$97,155	$—	$107,486
	2013	4,026	17,920	101,855	—	123,801
	2012	2,620	15,341	85,430	—	103,392
Ms. Puckett	2014	2,936	1,705	55,269	—	59,910
	2013	—	—	53,845	—	53,845
	2012	—	—	42,838	—	42,838
Mr. Ewing	2014	—	—	44,710	—	44,710
	2013	—	7,400	48,369	—	55,769
	2012	—	—	38,595	—	38,595
Mr. Goff	2014	—	7,758	37,842	—	45,600
	2013	—	9,510	28,017	—	37,527
	2012	—	1,194	14,771	—	15,965
Mr. Hussain	2014	—	—	—	344,945	344,945

In accordance with applicable SEC and accounting rules, we have not reflected the accrual or payment of dividends relating to unvested restricted stock as compensation in the Summary Compensation Table. In addition, the amounts shown in the Summary Compensation Table do not reflect any benefits associated with participating in recreational activities scheduled during board retreats. For additional information, see “Compensation Discussion and Analysis — Our Compensation Program Objectives and Components of Pay — Other Benefits — Perquisites.”

(5)	Mr. Hussain commenced employment with us on October 27, 2014.
(6)	Mr. Hussain received a cash signing bonus of $100,000 as part of his negotiated employment package.
(7)	Mr. Hussain’s annual incentive bonus with respect to 2014 was prorated based on the number of months worked during 2014.

Incentive Compensation and Other Awards

2014 Awards. The table and discussion below summarize:

•	the range of potential cash payouts under short-term incentive bonus awards that were granted to each named officer on the dates indicated below with respect to performance during 2014, and

•	grants of long-term compensation awarded to each named officer on the dates indicated below, consisting of (i) the number of shares of time-vested restricted stock awarded, (ii) the range of potential share payouts under relative performance-based restricted stock awards and (iii) the range of potential share payouts under absolute performance-based restricted stock awards, which for purposes of the table below are referred to as the time-vested awards, the relative performance awards and the absolute performance awards, respectively.

Grants of Plan-Based Awards

Name	Type of Award and Grant Date(1)	Range of Payouts Under 2014 Non- Equity Incentive Plan Awards(2)			Estimated Future Share Payouts Under Equity Incentive Plan Awards(3)			All other Stock Awards: Unvested Shares (#)(4)	Grant Date Fair Value of Stock Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Glen F. Post, III	Annual Bonus	$825,000	$1,650,000	$3,300,000	—	—	—	—	$—
	Time-Vested Award	—	—	—	—	—	—	103,611	3,253,385
	Relative Performance Award	—	—	—	38,854	77,708	155,416	—	3,252,080
	Absolute Performance Award	—	—	—	38,855	77,710	155,420	—	3,075,762
Karen A. Puckett	Annual Bonus	398,750	797,500	1,595,500	—	—	—	—	—
	Time-Vested Award	—	—	—	—	—	—	31,549	990,639
	Relative Performance Award	—	—	—	11,831	23,662	47,324	—	990,255
	Absolute Performance Award	—	—	—	11,832	23,663	47,326	—	936,582
R. Stewart Ewing, Jr.	Annual Bonus	357,500	715,000	1,430,000	—	—	—	—	—
	Time-Vested Award	—	—	—	—	—	—	21,551	676,701
	Relative Performance Award	—	—	—	8,082	16,163	32,326	—	676,422
	Absolute Performance Award	—	—	—	8,082	16,164	32,328	—	639,771
Stacey W. Goff	Annual Bonus	286,490	572,979	1,145,958	—	—	—	—	—
	Time-Vested Award	—	—	—	—	—	—	17,406	546,548
	Relative Performance Award	—	—	—	6,528	13,055	26,110	—	546,352
	Absolute Performance Award	—	—	—	6,528	13,056	26,112	—	516,756
Aamir Hussain(6)	Annual Bonus	42,946	85,892	171,784	—	—	—	—	—
	Time-Vested Award	—	—	—	—	—	—	63,065	2,486,653

(1)	Each of these awards was granted on February 20, 2014 with respect to each named officer other than Aamir Hussain. Mr. Hussain’s short-term incentive bonus award was granted effective October 27, 2014, and his time-vested equity award was granted effective November 7, 2014.
(2)	These columns provide information on the potential bonus payouts approved with respect to 2014 performance. For information on the actual amounts paid based on 2014 performance criteria, see the column of the Summary Compensation Table labeled “Non-Equity Incentive Plan Compensation.” As described further herein, the failure to meet the “threshold” level of performance would result in no annual bonus payment.
(3)	Represents the relative performance awards and absolute performance awards granted on February 20, 2014 to each named executive other than Mr. Hussain, as described in greater detail below.
(4)	Represents the time-vested awards granted in 2014 to each named executive, as described in greater detail below.
(5)	Calculated in accordance with FASB ASC Topic 718 in the manner described in note 1 to the Summary Compensation Table above.
(6)	Mr. Hussain did not receive during 2014 a relative performance award or an absolute performance award.

Terms of 2014 Restricted Stock Awards. The restricted stock issued to our executive officers in 2014 consisted of awards of:

•	time-vested restricted stock

•	performance-based restricted stock, the ultimate payout of which will be based on our total shareholder return relative to the peer group referred to below (“relative performance-based restricted stock”)

•	performance-based restricted stock, the ultimate payout of which will be based on our attainment of the absolute financial goals described below (“absolute performance-based restricted stock” and, collectively with the relative performance-based restricted stock, the “performance-based restricted stock”).

Vesting. For each named officer other than Mr. Hussain, the shares of time-vested restricted stock awarded in 2014 will vest in three equal installments on February 20 of 2015, 2016 and 2017, subject to the named officer’s continued employment with us. The shares of time-vested restricted stock awarded on November 7, 2014 to Mr. Hussain will vest in three equal installments on November 7 of 2015, 2016 and 2017, subject to his continued employment with us.

For each named officer other than Mr. Hussain, their 2014 performance-based restricted shares will, subject to their continued employment, vest on February 20, 2017, but only upon attaining the performance goals specified below with respect to the period between January 1, 2014 and December 31, 2016 (the “performance period”).

In addition to the vesting described above, all of these time-vested restricted shares and performance-based restricted shares awarded in 2014 also vest upon the death or disability of the named officer, and some or all of these shares may under certain circumstances vest or remain subject to future vesting upon the retirement of the named officer at his or her early or normal retirement age. In addition, upon certain terminations of employment following a change of control of the Company, the 2014 time-vested restricted shares will vest and the performance-based restricted shares will remain subject to future vesting, all as described in greater detail below under “— Potential Termination Payments.” Except as otherwise noted below under “— Outstanding Awards”, the vesting terms for our outstanding restricted stock granted in earlier years is the same as noted above.

Shares Issuable Under Performance-Based Restricted Stock. In the preceding “Grants of Plan-Based Awards” table, the number of performance-based restricted shares listed under the “target” column for each named executive officer other than Mr. Hussain represents the number of shares actually granted to that officer that will vest if we perform at the targeted performance level. Generally speaking, the actual number of shares of performance-based restricted stock that will vest will depend upon whether our relative and absolute performance over the performance period is less than, equal to or more than the relative and absolute targets established by the Subcommittee in connection with granting these awards.

All of the relative performance-based restricted stock will vest if we perform at the “target” performance level, which is attaining total shareholder return over the three-year performance period equal to the 50th percentile of the total shareholder return of the companies in a 29-company industry peer group for the same three-year period. Each named executive officer will receive a greater or lesser number of shares of relative performance-based restricted stock depending on our actual total shareholder return in relation to that of the 29 peer companies, as discussed further under “Compensation Discussion and Analysis — Our Compensation Program Objectives and Components of Pay — Long-Term Equity Incentive Compensation.”

None of the shares of absolute performance-based restricted stock will vest unless we attain at least a 6% operating cash flow annual return on average assets during the performance period. If we do, all of the absolute performance-based restricted stock will vest if we attain the “target” amount of our consolidated legacy and strategic revenue (as defined in our Annual Report on Form 10-K for the year ended December 31, 2014) over the three-year performance period. This target amount of such revenue over this three-year period will equal the sum of (i) the amounts of targeted legacy and strategic revenue for 2014 and 2015 as determined by the Subcommittee or Committee in early 2014 and 2015, respectively, and (ii) the amount of targeted legacy and strategic revenue for 2016 to be determined by the Committee in early 2016. Each named executive officer will receive a greater or lesser number of shares of absolute performance-based restricted stock depending on our actual absolute revenues over the performance period, as discussed further under “Compensation Discussion and Analysis — Our Compensation Program Objectives and Components of Pay — Long-Term Equity Incentive Compensation.”

Any contingent right of a named executive officer to receive more than the number of shares actually granted are treated by us as restricted stock units under the terms of the CenturyLink 2011 Equity Incentive Plan.

Other Terms. All dividends related to the above-described time-vested and performance-based restricted shares will be paid to the holder only upon the vesting of such shares. Unless and until forfeited, these shares may be voted by the named executive officers.

All of these above-described restricted shares are subject to forfeiture if the officer competes with us or engages in certain other activities harmful to us, all as specified further in the forms of incentive agreements that we have filed with the SEC. See “— Potential Termination Payments.”

For additional information about our grants of time-vested restricted stock, relative performance-based restricted stock (including the 29-company peer group referred to above) and absolute performance-based restricted stock, see “Compensation Discussion and Analysis — Our Compensation Program Objectives and Components of Pay — Long-Term Equity Incentive Compensation.”

Outstanding Awards. The table below summarizes information on stock options and unvested restricted stock outstanding at December 31, 2014.

Outstanding Equity Awards at December 31, 2014(1)

	Option Awards			Stock Awards
				Equity Incentive Plan Awards(3)			All Other Stock Awards
Name	Number of Securities Underlying Unexercised Options(2)	Option Exercise Price	Option Expiration Date	Grant Date	Unvested Shares	Market Value of Unvested Shares	Unvested Shares(4)	Market Value of Shares that Have Not Vested
Glen F. Post, III	200,000	$45.90	2/26/2017	2/20/2012	58,844	$2,329,046	19,615	$776,362
				5/23/2013	88,146	3,488,819	58,764	2,325,879
				2/20/2014	155,418	6,151,444	103,611	4,100,923
Karen A. Puckett	75,000	45.90	2/26/2017	2/20/2012	25,677	1,016,296	8,559	338,765
				5/23/2013	30,501	1,207,230	20,334	804,820
				2/20/2014	47,325	1,873,124	31,549	1,248,709
R. Stewart Ewing, Jr.	62,500	35.41	2/20/2016	2/20/2012	19,900	787,642	6,634	262,574
	62,500	45.90	2/26/2017	5/23/2013	20,835	824,649	13,890	549,766
				2/20/2014	32,327	1,279,503	21,551	852,989
Stacey W. Goff	40,500	45.90	2/26/2017	2/20/2012	14,765	584,399	4,922	194,813
				5/23/2013	16,027	634,349	10,684	422,873
				2/20/2014	26,111	1,033,473	17,406	688,929
Aamir Hussain	—	—	—	11/7/2014	—	—	63,065	2,496,113

(1)	All information on exercisability, vesting and market value is solely as of December 31, 2014. This table does not reflect (i) exercises of options, vesting of restricted stock or other changes in the equity awards since such date or (ii) any additional equity grants since such date.
(2)	We have not granted options to executives since 2007; all of the options summarized under this column were exercisable as of December 31, 2014.
(3)	Represents performance-based restricted shares granted on February 20, 2012, May 23, 2013 and February 20, 2014. The table above assumed, as of December 31, 2014, that we would perform at “target” levels such that all performance-based shares granted to each named executive would vest fully. In early 2015, we determined that the performance-based restricted stock granted on February 20, 2012 would not vest and would be forfeited. For additional information on the vesting and other terms of our most recent grant of performance-based restricted shares, see “— 2014 Awards” and “— Terms of 2014 Restricted Stock Awards.”

(4)	All shares listed under this column are shares of time-vested restricted stock that generally vest at a rate of one-third per year during the first three years after that grant date. For additional information on the vesting and other terms of our most recent grant of time-vested restricted shares, see “— Terms of 2014 Restricted Stock Awards.”

2014 Exercises and Vesting. The following table provides information on Common Shares acquired by the named officers during 2014 in connection with the exercise of options and the vesting of restricted stock.

Option Exercises and Stock Vested During 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized On Exercise	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
Glen F. Post, III	—	$—	109,003	$3,771,418
Karen A. Puckett	—	—	39,158	1,356,460
R. Stewart Ewing, Jr.	20,600	756,844	31,033	1,070,010
Stacey W. Goff	—	—	21,953	759,230
Aamir Hussain	—	—	—	—

(1)	Represents the vesting of time-vested restricted shares granted in 2011, 2012 and 2013. No shares vested from performance-based restricted shares granted in 2011, the vesting conditions of which are described in “Compensation Discussion and Analysis — Our Compensation Philosophy and Linkage to Pay for Performance — Overview of Pay Elements and Linkage to Compensation Philosophy and Objectives — Vesting of Performance-Based Restricted Stock.”
(2)	Based on the closing trading price of the Common Shares on the applicable vesting date.

Pension Benefits

Amount of Benefits. The following table and discussion summarize pension benefits payable to the named officers under (i) the CenturyLink Component of the CenturyLink Combined Pension Plan, qualified under Internal Revenue Code Section 401(a), which permits eligible participants (including officers) who have completed at least five years of service to receive a pension benefit upon attaining early or normal retirement age, and (ii) the nonqualified supplemental defined benefit plan, which is designed to pay supplemental retirement benefits to certain officers in amounts equal to the benefits such officers would otherwise forego due to federal limitations on compensation and benefits under qualified plans. We refer to these particular defined benefit plans below as our “Qualified Plan” and our “Supplemental Plan,” respectively, and as our “Pension Plans,” collectively.

Name(1)	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(2)	Payments During Last Fiscal Year
Glen F. Post, III	Qualified Plan	16	$1,901,385	—
	Supplemental Plan	16	2,287,811	—
Karen A. Puckett	Qualified Plan	15	1,169,638	—
	Supplemental Plan	15	901,475	—
R. Stewart Ewing, Jr.	Qualified Plan	16	1,982,565	—
	Supplemental Plan	16	928,727	—
Stacey W. Goff	Qualified Plan	16	718,522	—
	Supplemental Plan	16	380,829	—

(1)	Aamir Hussain is not currently eligible to participate in either of our Pension Plans.

(2)	These figures represent accumulated benefits as of December 31, 2014 based on several assumptions, including the assumption that the executive remains employed by us and begins receiving retirement benefits at the normal retirement age of 65, with such accumulated benefits being discounted from the normal retirement age to December 31, 2014 using discount rates ranging between 3.50% and 4.10%. No adjustments have been made to reflect reductions required under any qualified domestic relations orders. See Note 7 titled “Employee Benefits” of the notes to our audited financial statements included in Appendix B for additional information.

Pension Plans. With limited exceptions specified in the Pension Plans, we “froze” our Qualified Plan and Supplemental Plan as of December 31, 2010, which means that no additional monthly pension benefits have accrued under such plans since that date (although service after that date continues to count towards vesting and benefit eligibility and a limited transitional benefit for eligible participants continues to accrue through 2015).

Prior to this freezing of benefit accruals, the aggregate amount of these named officers’ total monthly pension benefit under the Qualified Plan and Supplemental Plan was equal to the participant’s years of service since 1999 (up to a maximum of 30 years) multiplied by the sum of (i) 0.5% of his or her final average pay plus (ii) 0.5% of his or her final average pay in excess of his or her Social Security covered compensation, where “final average pay” was defined as the participant’s average monthly compensation during the 60 consecutive month period within his or her last ten years of employment in which he or she received his or her highest compensation. Effective December 31, 2010, the Qualified Plan and Supplemental Plan were amended to cease all future benefit accruals under the above formula (except where a collective bargaining agreement provides otherwise). In lieu of additional accruals under the above-described formula, each affected participant’s accrued benefit as of December 31, 2010 increases 4% per year, compounded annually through the earlier of December 31, 2015 or the termination of the participant’s employment.

Under both Pension Plans, “average monthly compensation” is determined based on the participant’s salary plus annual cash incentive bonus. Although the retirement benefits described above are provided through separate plans, we have in the past transferred benefits from the Supplemental Plan to the Qualified Plan, and reserve the right to make further similar transfers to the extent allowed under applicable law. The value of benefits transferred to the Qualified Plan, which directly offset the value of benefits in the Supplemental Plan, will be payable to the recipients in the form of enhanced annuities or supplemental benefits and are reflected in the table under the “Present Value of Accumulated Benefits” column.

The normal form of benefit payment under both of our Pension Plans is (i) in the case of unmarried participants, a monthly annuity payable for the life of the participant, and (ii) in the case of married participants, an actuarially equivalent monthly annuity payable for the lifetime of the participant and a survivor annuity payable for the lifetime of the spouse upon the participant’s death. Participants may elect optional forms of annuity benefits under each Pension Plan and, in the case of the Qualified Plan, an annuity that guarantees ten years of benefits, all of which are actuarially equivalent in value to the normal form of benefit. The enhanced annuities described in the prior paragraph may be paid in the form of a lump sum, at the participant’s election.

The normal retirement age is 65 under both of the Pension Plans. Participants may receive benefits under both of these plans upon “early retirement,” which is defined as attaining age 55 with five years of service. Under both of these plans, the benefit payable upon early termination is calculated under formulas that pay between 60% to 100% of the base plan benefit and 48% to 92% of the excess plan benefit, in each case with the lowest percentage applying to early retirement at age 55 and proportionately higher percentages applying to early retirement after age 55. For additional information on early retirement benefits, please see the applicable early retirement provisions of the Pension Plans, copies of which are filed with the SEC.

Glen F. Post, III and R. Stewart Ewing, Jr. are currently eligible for early retirement under the Qualified Plan and Supplemental Plan.

Deferred Compensation

The following table and discussion provides information on our Supplemental Dollars & Sense Plan, which is designed to permit officers to defer a portion of their salary in excess of the amounts that may be deferred under federal law governing qualified 401(k) plans.

Non-Qualified Deferred Compensation

Name	Aggregate Balance at December 31, 2013	Executive Contributions in 2014(1)	CenturyLink Contributions in 2014(2)	Aggregate Earnings in 2014(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2014
Glen F. Post, III	$2,807,238	$238,656	$89,174	$219,181	—	$3,354,249
Karen A. Puckett	1,271,461	89,728	52,341	43,614	—	1,457,144
R. Stewart Ewing, Jr.	990,503	88,758	35,610	76,924	—	1,191,795
Stacey W. Goff	1,105,387	120,512	35,149	43,053	—	1,304,101
Aamir Hussain	—	—	—	—	—	—

(1)	All of these amounts in this column reflect contributions by the officer of salary paid in 2014 and reported as 2014 salary compensation in the Summary Compensation Table.
(2)	This column includes our match of the officer’s contribution under the terms of the plan. We have reflected all of these amounts as 2014 compensation in the column of the Summary Compensation Table labeled “All Other Compensation.”
(3)	Aggregate earnings in 2014 include interest, dividends and distributions earned with respect to deferred compensation invested by the officers in the manner described in the text below.

Under our Supplemental Dollars & Sense Plan, certain of our senior officers may defer up to 50% of their salary in excess of the federal limit on annual contributions to a qualified 401(k) plan. For every dollar that an eligible participant contributes to this plan up to 6% of his or her excess salary, we add an amount equal to the total matching percentage then in effect for matching contributions made by us under our qualified 401(k) plan (which for 2014 equaled the sum of all of the initial 1% contributed and half of the next 5% contributed). All amounts contributed under this supplemental plan by the participants or us are allocated among deemed investments which follow the performance of the same broad array of funds offered under our qualified 401(k) plan. This is reflected in the market value of each participant’s account. Participants may change their deemed investments in these funds at any time. We reserve the right to transfer benefits from the Supplemental Dollars & Sense Plan to our qualified 401(k) or retirement plans to the extent allowed under Treasury regulations and other guidance. The value of benefits transferred to our qualified plans directly offsets the value of benefits in the Supplemental Dollars & Sense Plan. Participants in the Supplemental Dollars & Sense Plan normally receive payment of their account balances in a lump sum once they cease working full-time for us.

Potential Termination Payments

The materials below discuss payments and benefits that our officers are eligible to receive if they (i) resign or retire, (ii) are terminated by us, with or without cause, (iii) die or become disabled or (iv) become entitled to termination benefits following a change of control of CenturyLink.

Notwithstanding the information appearing below, you should be aware that our officers have agreed to forfeit their equity compensation awards (and profits derived therefrom) if they compete with us or engage in other activity harmful to our interests while employed with us or within 18 months after termination. Certain other compensation might also be recoverable by us under certain circumstances after termination of employment. See “Compensation Discussion and Analysis — Our Policies, Processes and Guidelines Related to Executive Compensation — Forfeiture of Prior Compensation” for more information.

Payments Made Upon All Terminations. Regardless of the manner in which our employees’ employment terminates prior to a change of control, they are entitled to receive amounts earned during their term of employment (subject to the potential forfeitures discussed above). With respect to each such terminated employee, such amounts include his or her:

•	salary and earned but unused vacation pay through the date of termination, payable immediately following termination in cash

•	annual incentive bonus, but only if such employee served for the entire bonus period or through the date such bonus is payable (unless this service requirement is waived)

•	restricted stock that has vested

•	benefits accrued and vested under our qualified and supplemental defined benefit pension plans, with payouts generally occurring at early or normal retirement age

•	vested account balance held in our qualified and supplemental defined contribution plans, which the employee is generally free to receive at the time of termination

•	rights to continued health care benefits to the extent required by law.

Payments Made Upon Voluntary or Involuntary Terminations. In addition to benefits described under the heading immediately above, employees involuntarily terminated by us without cause prior to a change of control are also entitled, subject to certain conditions, to:

•	exercise all vested options within 190 days of the termination date

•	accelerated vesting of all, or a portion of, unvested time-vested restricted stock if approved by our Compensation Committee

•	a cash severance payment in the amount described under “Compensation Discussion and Analysis — Our Compensation Program Objectives and Components of Pay — Other Benefits — Severance Benefits” plus the receipt of any short-term incentive bonus payable under their applicable bonus plan and outplacement assistance benefits.

None of the benefits listed immediately above are payable if the employee resigns or is terminated for cause, except that resigning employees are entitled to exercise their vested options within 190 days and employees terminated for cause could request the Compensation Committee to accelerate their unvested time-vested restricted stock (which is unlikely to be granted).

Payments Made Upon Retirement. Employees who retire in conformity with our retirement plans and policies are entitled, subject to certain conditions, to:

•	exercise all of their options, all of which accelerate upon retirement, within three years of their retirement date

•	accelerated vesting of all, or a portion of, unvested time-vested restricted stock if approved by our Compensation Committee

•	payment of their annual incentive bonus or a pro rata portion thereof, depending on their retirement date

•	post-retirement life, health and welfare benefits

•	all of the benefits described under the heading “— Payments Made Upon All Terminations.”

In addition, an employee who retires from the Company will continue to vest in his or her unvested performance-based restricted stock for the remainder of the applicable performance period. If the employee takes early retirement, this continued vesting opportunity only applies to a reduced pro rata number of unvested shares, based on the number of days he or she was employed during the performance period.

Payments Made Upon Death or Disability. Upon death or disability, officers (or their estates) are generally entitled to (without duplication of benefits):

•	payments under our disability or life insurance plans, as applicable

•	exercise all of their options, all of which accelerate upon death or disability, within two years

•	keep all of their time-vested restricted stock, whether vested or unvested

•	payment of their annual incentive bonus or a pro rata portion thereof, depending on their date of death or disability

•	continued rights to receive (i) life, health and welfare benefits at early or normal retirement age, in the event of disabilities of employees with ten years of prior service, or (ii) health and welfare benefits payable to surviving eligible dependents, in the event of death of employees meeting certain age and service requirements

•	all of the benefits described under the heading “— Payments Made Upon All Terminations,” except that (i) upon death benefits under our retirement plans are generally available only to surviving spouses and (ii) benefits payable to mentally disabled employees under our nonqualified defined benefit retirement plans may be paid prior to retirement age.

Payments Made Upon a Change of Control. We have entered into agreements that entitle each of our executive officers who are terminated without cause or resign under certain specified circumstances within certain specified periods following any change in control of CenturyLink to (i) receive a lump sum cash severance payment equal to a multiple of such officer’s annual cash compensation (defined as salary plus the average annual incentive bonus over the past three years), (ii) receive such officer’s currently pending bonus or pro rata portion thereof, depending on the date of termination, and (iii) continue to receive, subject to certain exceptions, certain welfare benefits for certain specified periods. See “Compensation Discussion and Analysis — Our Compensation Program Objectives and Components of Pay — Other Benefits — Change of Control Arrangements” for a description of the benefits under our change of control agreements.

Under CenturyLink’s above-referenced agreements, a “change in control” of CenturyLink would be deemed to occur upon (i) any person (as defined in the Securities Exchange Act of 1934) becoming the beneficial owner of 30% or more of the outstanding Common Shares, (ii) a majority of our directors being replaced, (iii) consummation of certain mergers, substantial asset sales or similar business combinations, or (iv) approval by the shareholders of a liquidation or dissolution of CenturyLink.

The above-referenced agreements provide the benefits described above if we terminate the officer’s employment without cause or the officer resigns with “good reason,” which we describe further under the heading “Compensation Discussion and Analysis — Our Compensation Program Objectives and Components of Pay — Other Benefits — Change of Control Arrangements.” We have filed copies or forms of these agreements with the SEC.

Participants in our supplemental defined benefit plan whose service is terminated within two years of the change in control of CenturyLink will receive a cash payment equal to the present value of their plan benefits (after providing age and service credits of up to three years if the participant is terminated by us without cause or resigns with “good reason”), determined in accordance with actuarial assumptions specified in the plan. Certain account balances under our qualified retirement plans will also fully vest upon a change of control of CenturyLink.

Under the terms of our 2011 Equity Incentive Plan, incentives granted thereunder will not vest, accelerate, become exercisable or be deemed fully paid unless otherwise provided in a separate agreement, plan or instrument. None of our equity award agreements since 2011 have provided for any such accelerated recognition of benefits solely upon a change of control. Instead, our current award agreements provide that any holder of incentives who is terminated by us or our successor without cause or resigns with good reason following a change of control will be entitled to receive full vesting of his or her time-vested restricted shares and continued rights under his or her performance-based restricted shares (on the same terms as if he or she had not been terminated).

We believe the above-described change of control benefits enhance shareholder value because:

•	prior to a takeover, these protections help us to recruit and retain talented officers and to help maintain the productivity of our workforce by alleviating concerns over economic security, and

•	during or after a takeover, these protections (i) help our personnel, when evaluating a possible business combination, to focus on the best interests of CenturyLink and its shareholders, and (ii) reduce the risk that personnel will accept job offers from competitors during takeover discussions.

Estimated Potential Termination Payments. The table below provides estimates of the value of payments and benefits that would become payable if our current named executives were terminated in the manner described below, in each case based on various assumptions, the most significant of which are described in the table’s notes.

Potential Termination Payments

			Type of Termination of Employment(1)
Name	Type of Termination Payment(2)	Involuntary Termination Without Cause(3)	Retirement(4)	Disability	Death	Termination Upon a Change of Control(5)
Glen F. Post, III	Annual Bonus	$1,597,200	$1,597,200	$1,597,200	$1,597,200	$1,597,200
	Equity Awards(6)	—	8,920,105	19,172,473	19,172,473	19,172,473
	Pension and Welfare(7)	37,900	—	—	—	53,100
	Cash Severance(8)	5,500,000	—	—	—	8,250,000

		$7,135,100	$10,517,305	$20,769,673	$20,769,673	$29,072,773

Karen A. Puckett	Annual Bonus	$771,980	$—	$771,980	$771,980	$771,980
	Equity Awards(6)	—	—	6,488,943	6,488,943	6,488,943
	Pension and Welfare(7)	29,000	—	—	—	50,500
	Cash Severance(8)	1,522,500	—	—	—	3,045,000

		$2,323,480	$—	$7,260,923	$7,260,923	$10,356,423
R. Stewart Ewing, Jr.	Annual Bonus	$692,120	$692,120	$692,120	$692,120	$692,120
	Equity Awards(6)	—	2,424,631	4,557,122	4,557,122	4,557,122
	Pension and Welfare(7)	21,500	—	—	—	35,500
	Cash Severance(8)	1,365,000	—	—	—	2,730,000

		$2,078,620	$3,116,751	$5,249,242	$5,249,242	$8,014,742

Stacey W. Goff	Annual Bonus	$611,942	$—	$611,942	$611,942	$611,942
	Equity Awards(6)	—	—	3,558,836	3,558,836	3,558,836
	Pension and Welfare(7)	28,000	—	—	—	48,500
	Cash Severance(8)	1,102,500	—	—	—	2,205,000

		$1,742,442	$—	$4,170,778	$4,170,778	$6,424,278
Aamir Hussain	Annual Bonus	$83,144	$—	$83,144	$83,144	$83,144
	Equity Awards(6)	—	—	2,496,113	2,496,113	2,496,113
	Pension and Welfare(7)	28,200	—	—	—	48,900
	Cash Severance(8)	950,000	—	—	—	1,900,000

		$1,061,344	$—	$2,579,257	$2,579,257	$4,528,157

(1)	All data in the table reflects estimates of the value of payments and benefits assuming the named officer was terminated on December 31, 2014. The closing price of the Common Shares on such date was $39.58. The table reflects only estimates of amounts earned or payable through or at such date based on various assumptions. Actual amounts can be determined only at the time of termination. If a named officer voluntarily resigns or is terminated with cause, he or she will not be entitled to any special or accelerated benefits, but will be entitled to receive various payments or benefits that vested before the termination date. The table reflects potential payments based upon a physical disability; additional benefits may be payable in the event of a mental disability.
(2)	As further described above, upon termination of employment, the named officers may become entitled to receive certain special, accelerated or enhanced benefits, including, subject to certain exceptions, the right to receive payment of their annual cash incentive bonus, an acceleration under certain circumstances of the vesting of their outstanding equity awards, current or enhanced pension and welfare benefits, or cash severance payments. The table excludes (i) payments or benefits made under broad-based plans or arrangements generally available to all salaried full-time employees and (ii) benefits, awards or amounts that the officer was entitled to receive prior to termination of employment.
(3)	The amounts listed in this column reflect payments to which the named officer would be entitled to under our executive severance plan if involuntarily terminated by us without cause prior to a change of control. The amounts listed in this column would not be payable if the officer voluntarily resigns or is terminated for cause.
(4)	Of the named officers, only Messrs. Post and Ewing are eligible to retire early under CenturyLink’s defined benefit pension plans described above under the heading “Executive Compensation — Pension Benefits.” The amounts reflected under the “Retirement” column do not reflect the amount of lifetime annuity payments payable upon early retirement. Assuming early retirement as of December 31, 2014, Messrs. Post and Ewing would have been entitled to monthly annuity payments of approximately $26,179 and $18,074, respectively, over their lifetimes, some of which, in the case of Mr. Ewing, may be payable to his ex-wife under a qualified domestic relations order. For further information, see the other notes below.
(5)	The information in this column assumes each named officer became entitled at December 31, 2014 to the benefits under CenturyLink’s agreements in existence on such date described above under “— Payments Made Upon a Change of Control” upon an involuntary termination without cause or resignation with good reason. All amounts are based on several assumptions.
(6)	The information in this row (i) reflects the benefit to the named officer arising out of the accelerated vesting of some or all of his or her restricted stock caused by the termination of employment based upon the intrinsic method of valuation, (ii) assumes that the Compensation Committee would not approve the acceleration of the named officer’s restricted stock in the event of an involuntary termination, and (iii) assumes that the Compensation Committee would approve, in the event of the early retirement of Messrs. Post or Ewing, the acceleration of all of their restricted stock outstanding for at least one year. Assuming the Compensation Committee approved the acceleration of all of the named officers’ restricted stock in connection with a voluntary termination of employment at December 31, 2014, the amounts reflected in the table under the column “Involuntary Termination Without Cause” would have been higher by the following amounts: $19,172,473 for Mr. Post, $6,488,943 for Ms. Puckett, $4,557,122 for Mr. Ewing, $3,558,836 for Mr. Goff and $2,496,113 for Mr. Hussain.
(7)	The information in this row reflects only the incremental benefits that accrue upon an event of termination, and excludes benefits that were vested on December 31, 2014. For information on the present value of the named officers’ accumulated benefits under our defined benefit pension plans, see “— Pension Benefits,” and for information on the aggregate balances of the named officers’ non-qualified deferred compensation, see “— Deferred Compensation.” As indicated above, the named officer would also be entitled to receive a distribution of his or her 401(k) benefits and various other broad-based benefits.
(8)	The information in this row excludes, in the case of disability or death, payments made by insurance companies.

DIRECTOR COMPENSATION

Overview

The Board believes that each director who is not employed by us (whom we refer to as outside directors or non-management directors) should be compensated through a mix of cash and equity-based compensation, which most recently has been granted in the form of restricted stock. The Compensation Committee, consisting entirely of independent directors, has primary responsibility for periodically reviewing and considering any revisions to director compensation. The Board reviews the Compensation Committee’s recommendations and determines the amount of director compensation. Since being retained by the Compensation Committee in 2010, Hay Group has assisted the Committee in reviewing director compensation.

The table and the discussion below summarize how we compensated our outside directors in 2014.

2014 Compensation of Outside Directors

Name	Fees Earned or Paid in Cash	Stock Awards(1),(2)	All Other Compensation(3)	Total
Current Directors:
Virginia Boulet	$122,000	$149,100	$—	$271,100
Peter C. Brown	107,000	149,100	—	256,100
Richard A. Gephardt	83,000	149,100	—	232,100
W. Bruce Hanks	142,000	149,100	4,247	295,347
Gregory J. McCray	115,000	149,100	—	264,100
C. G. Melville, Jr.	123,500	149,100	—	272,600
William A. Owens	105,000	354,757	2,000	461,757
Harvey P. Perry	201,000	149,100	4,163	354,263
Michael J. Roberts	93,000	149,100	—	242,100
Laurie A. Siegel	113,750	149,100	—	262,850
Joseph R. Zimmel	99,000	149,100	—	248,100
Former Director:
Fred R. Nichols(4)	111,000	149,100	—	260,100

(1)	For purposes of determining the number of restricted shares to grant to each outside director, the Compensation Committee valued each of these stock awards to equal $145,000 (or $345,000 in the case of Adm. Owens), based upon the volume-weighted average closing price of our Common Shares over a 15-day trading period ending prior to the grant date. For purposes of reporting the fair value of these awards in the table above, however, we valued each grant based upon the closing stock price of our Common Shares on the grant date in accordance with FASB ASC Topic 718. These grants vest on May 29, 2015 (subject to accelerated vesting in certain limited circumstances). See “— Cash and Stock Payments.”
(2)	As of December 31, 2014, William A. Owens held 9,415 unvested shares of restricted stock and each of our other outside directors held 3,957 unvested shares of restricted stock, which constituted the only unvested equity-based awards held by our outside directors as of such date (excluding equity awards granted to Michael J. Roberts prior to his commencement of service on our board following the Qwest merger). For further information on our directors’ stock ownership, see “Ownership of Our Securities — Executive Officers and Directors,” and for information on certain deferred fee arrangements pertaining to Mr. Roberts, see “— Other Benefits.”
(3)	Represents reimbursements for the cost of annual physical examinations and related travel. Except as otherwise noted in the prior sentence, the table above does not reflect (i) reimbursements for travel expenses or (ii) any benefits associated with participating in recreational activities scheduled during board retreats (as described further under the heading “Compensation Discussion and Analysis — Our Compensation Program Objectives and Components of Pay — Other Benefits — Perquisites”).
(4)	As previously disclosed, on March 1, 2015, Fred R. Nichols, a member of our Board since 2003 and a member of our Compensation Committee and Nominating and Corporate Governance Committee, passed away unexpectedly at the age of 68.

Cash and Stock Payments

Each outside director is paid an annual fee of $65,000 plus $2,000 for attending each regular board meeting, special board meeting (including each day of the Board’s annual planning session), committee meeting and separate director education program.

Currently, William A. Owens, in his capacity as the non-executive Chairman of the Board, receives supplemental board fees at the rate of $200,000 per year payable in shares of time-vested restricted stock (valued using the 15-trading day average closing price specified in note 1 of the table appearing above under “— Overview”). The restricted stock issued to the Chairman during 2014 vests on May 29, 2015 (subject to accelerated vesting in certain limited circumstances). The Board anticipates making a similar grant to the Chairman in May 2015. The Chairman’s duties are set forth in our corporate governance guidelines. See “Corporate Governance.”

Currently, Harvey P. Perry, in his capacity as non-executive Vice Chairman of the Board, receives supplemental board fees at the rate of $100,000 cash per year. The Board anticipates making a similar payment to Mr. Perry in May 2015. The Vice Chairman’s current duties include, among others, (i) assisting the Chairman by facilitating communications among the directors and monitoring the activities of the Board’s committees, (ii) serving at the Chairman’s request on the board of any company in which we have an investment, (iii) monitoring our strategies and (iv) performing certain executive succession functions.

We also pay annual supplemental board fees to the chairs of each of our committees as follows: (i) the chair of the Audit Committee receives $25,000, (ii) the chair of the Compensation Committee receives $18,750, (iii) the chair of the Nominating Committee receives $15,000 and (iv) the chair of the Risk Evaluation Committee receives $12,500.

During 2014, the Compensation Committee authorized each outside director to receive shares of time-vested restricted stock valued at $145,000 (valued using the 15-trading day average closing price specified in note 1 of the table appearing above under “— Overview”) that vest on May 29, 2015 (subject to accelerated vesting in certain limited circumstances). The Compensation Committee currently expects to authorize comparable equity grants in May 2015 to each outside director serving on the day after our 2015 annual meeting.

Other Benefits

Each outside director is entitled to be reimbursed (i) for expenses incurred in attending board and committee meetings, (ii) for expenses incurred in attending director education programs and (iii) up to $5,000 per year for the cost of an annual physical examination, plus related travel expenses.

In connection with our 2011 merger with Qwest, we assumed the Qwest Deferred Compensation Plan for Non-Employee Directors. Under this plan, Qwest outside directors could elect to defer all or a portion of their cash directors’ fees, which were then converted to a number of “phantom units” based the value of a share of Qwest stock, with credit for dividends paid to stockholders “reinvested” in additional phantom units. Certain plan balances were distributed to participants at the close of the merger, but plan balances attributable to amounts deferred on or after January 1, 2005 by Qwest directors who joined our Board following the merger were converted, based on the merger exchange ratio, to phantom units based on the value of one of our Common Shares. Other than the crediting and “reinvestment” of dividends for outstanding phantom units, CenturyLink does not make any contributions to, and no additional elective deferrals are permitted under, this plan. Subject to the terms of the plan, each participant’s account will be distributed as a lump sum in cash as soon as practicable following the end of his or her service as a director. As of December 31, 2014, Michael J. Roberts was the only remaining participant in this plan, with a balance of 4,785.05 phantom units with an aggregate value of $189,392 as of such date.

We supply company-owned tablets to most of our outside directors for use in reviewing materials posted to a dedicated portal that permits management to communicate with the Board.

Our bylaws require us to indemnify our directors and officers so that they will be free from undue concern about personal liability in connection with their service to CenturyLink. We have signed agreements with each of those individuals contractually obligating us to provide these indemnification rights. We also provide our directors with customary directors and officers liability insurance.

Directors may use our aircraft in connection with company-related business. However, under our aircraft usage policy, neither directors nor their families may use our aircraft for personal trips (except on terms generally available to all of our employees in connection with a medical emergency). We have arranged a charter service that our outside directors can use at their cost for their personal air travel needs. None of our directors have used this charter service since 2007.

Director Stock Ownership Guidelines

For information on our stock ownership guidelines for outside directors, see “Corporate Governance — Governance Guidelines — Stock Ownership Guidelines.”

PERFORMANCE GRAPH

The graph below compares the cumulative total shareholder return on the Common Shares with the cumulative total return of the S&P 500 Index and the S&P 500 Integrated Telecommunication Services Index for the period from December 31, 2009 to December 31, 2014, in each case assuming (i) the investment of $100 on January 1, 2010 at closing prices on December 31, 2009, and (ii) reinvestment of dividends.

	December 31,
	2009	2010	2011	2012	2013	2014
CenturyLink	$100.00	$137.51	$119.57	$135.25	$117.56	$154.72
S&P 500 Index	100.00	115.08	117.47	136.24	180.33	204.96
S&P 500 Integrated Telecom Services Index(1)	100.00	118.99	126.51	149.60	166.56	171.54

(1)	As of December 31, 2014, the S&P 500 Integrated Telecommunication Services Index consisted of AT&T Inc., CenturyLink, Frontier Communications Corporation, Level 3 Communications, Inc., Verizon Communications Inc. and Windstream Corporation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the last fiscal year, our Compensation Committee included Laurie A. Siegel, Virginia Boulet, Fred R. Nichols, William A. Owens, Harvey P. Perry and Gregory J. McCray, who replaced Mr. Perry as a member of the Compensation Committee effective August 19, 2014. On that date, the Compensation Committee discontinued use of its formerly-constituted Incentive Awards Subcommittee.

Other than Mr. Perry, who served as one of our officers until his retirement in 2003, no member of the Compensation Committee has served as an officer or employee of the Company or any of our subsidiaries prior to or while serving on the Compensation Committee. Mr. Perry’s son, H. Parnell Perry, Jr., is one of our employees, as further described immediately below under “Transactions With Related Parties — Recent Transactions.”

TRANSACTIONS WITH RELATED PARTIES

Recent Transactions

During 2013, we paid H. Parnell Perry, Jr., who serves as Manager — Technology Management, total gross compensation of approximately $128,123, consisting of approximately $111,202 in salary and $16,921 in annual incentive bonuses (excluding the value of broad-based benefits provided under our welfare and other benefit plans). Mr. Perry is the son of Harvey P. Perry, one of our directors, and has been an employee of ours since 1987.

We are one of the largest employers in Monroe, Louisiana and in several of our other markets, and, as such, employ personnel related by birth or marriage throughout our organization. Several of our executive officers or directors have family members employed by us, although, none of them (other than H. Parnell Perry, Jr.) earned 2014 compensation in excess of the $120,000 threshold that would require detailed disclosures under the federal proxy rules.

Review Procedures

Early each year, our management distributes to the Audit Committee a written report listing our payments to vendors, including a list of transactions with our directors, officers or employees. This annual report permits the independent directors to assess and discuss our related party transactions. Although we have no formal written pre-approval procedure governing related party transactions, our CEO typically seeks approval of the board before engaging in any new related party transaction involving significant sums or risks.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Securities Exchange Act of 1934 requires our executive officers and directors, among others, to file certain beneficial ownership reports with the SEC. During 2014, Michael J. Roberts filed a late Form 4 report in connection with the acquisition of additional phantom units, as further described above under “Director Compensation — Other Benefits.”

ADDITIONAL INFORMATION ABOUT THE MEETING

Quorum

Our bylaws provide that the presence at the meeting, in person or by proxy, of a majority of the outstanding Voting Shares constitutes a quorum to organize the meeting.

Vote Required to Elect Directors

Our bylaws provide that each of the 12 director nominees will be elected if the number of votes cast in favor of the director exceeds the number of votes withheld with respect to the director. You may vote “for” all director nominees or withhold your vote for any one or more of the director nominees. If any of the 12 directors fails to receive a majority of the votes cast at the meeting, our bylaws will require such director to tender his or her resignation to the Board for its consideration.

Vote Required to Adopt Other Proposals at the Meeting

With respect to all other matters to be submitted to a vote at the meeting, the matter will be approved if the votes cast in favor of such matter exceed the votes cast against such matter.

Effect of Abstentions

Shares as to which the proxy holders have been instructed to abstain from voting with respect to any particular matter will be treated under the Company’s bylaws as not being cast for purposes of such vote. Because all matters must be approved by the holders of a majority of the votes cast, abstentions will not affect the outcome of any such vote. Shareholders abstaining from voting will be counted as present for purposes of constituting a quorum to organize the meeting.

Effect of Non-Voting

If you properly execute and return a proxy or voting instruction card, your shares will be voted as you specify. If you are a shareholder of record and make no specifications on your validly submitted proxy card, your shares will be voted against the shareholder proposal and in favor of all other matters. If you are a beneficial owner of shares and do not give voting instructions to your broker, bank or nominee, they will be entitled to vote your shares only to the extent specified below.

Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers may vote in their discretion on matters considered to be “routine” when they have not received voting instructions from beneficial owners. Under these rules, brokers who do not receive such instructions will be entitled to vote in their discretion at the meeting with respect to the ratification of the appointment of the independent auditor, but will not be entitled to vote in their discretion with respect to any of the other matters submitted to a vote. If brokers who do not receive voting instructions do not, or cannot, exercise discretionary voting power (a “broker non-vote”) with respect to any matter to be considered at the meeting, shares that are not voted will be treated as present for purposes of constituting a quorum to organize the meeting but not cast with respect to considering such matter. Because all matters to be considered at the meeting must be approved by the holders of a majority of the votes cast, broker non-votes will not affect the outcome of any such vote.

Revocations

Shareholders of record may revoke their proxy or change their votes at any time before their proxy is voted at the meeting by giving a written revocation notice to our secretary, by timely delivering a proxy bearing a later date or by voting in person at the meeting. Beneficial shareholders may revoke or change their voting instructions by contacting the broker, bank or nominee that holds their shares.

Voting by Participants in Our Benefit Plans

If you beneficially own any of our Common Shares by virtue of participating in any retirement plan of CenturyLink, then you will receive a separate voting instruction card that will enable you to direct the voting of these shares. This voting instruction card entitles you, on a confidential basis, to instruct the trustees how to vote the shares allocated to your plan account. The plans require you to act as a “named fiduciary,” which requires you to exercise your voting rights prudently and in the interests of all plan participants. Plan participants who wish to vote should complete and return the voting instruction card in accordance with its instructions. If you elect not to vote the shares allocated to your accounts, your shares will be voted in the same proportion as voted shares regarding each of the items submitted to a vote at the meeting. Plan participants that wish to revoke their voting instructions must contact the trustee and follow its procedures.

If you beneficially own any of our Common Shares by virtue of previously participating in an employee stock purchase plan formerly maintained by us or a company that we have acquired, we have made arrangements for our proxy materials to be made available to you by the record owner of those shares. Consequently, you will be afforded the opportunity to vote those shares in the same manner as any other shares held in street name. See “General Information About the Annual Meeting.”

Cost of Proxy Solicitation

We will pay all expenses of soliciting proxies for the meeting. Proxies may be solicited personally, by mail, by telephone or by facsimile by our directors, officers and employees, who will not be additionally compensated therefor. We will also request persons holding Voting Shares in their names for others, such as brokers, banks and other nominees, to forward materials to their principals and request authority for the execution of proxies, and we will reimburse them for their expenses incurred in connection therewith. We have retained Innisfree M&A Incorporated, New York, New York, to assist in the solicitation of proxies, for which we will pay Innisfree fees anticipated to be $20,000 and will reimburse Innisfree for certain of its out-of-pocket expenses.

Other Matters Considered at the Meeting

Management has not timely received any notice that a shareholder desires to present any matter for action at the meeting in accordance with our bylaws (which are described below in “Other Matters — Deadlines for Submitting Shareholder Nominations and Proposals for the 2016 Annual Meeting — Other Proposals and Nominations”) other than the shareholder proposal described in this proxy statement, and is otherwise unaware of any matter to be considered by shareholders at the meeting other than those matters specified in the accompanying notice of the meeting. Our proxy and voting instruction cards, however, will confer discretionary voting authority with respect to any other matter that may properly come before the meeting. It is the intention of the persons named therein to vote in accordance with their best judgment on any such matter.

Conduct of the Meeting

The Chairman has broad responsibility and legal authority to conduct the meeting in an orderly and timely manner. This authority includes establishing rules for shareholders who wish to address the meeting. Copies of these rules will be available at the meeting. The Chairman may also exercise broad discretion in recognizing shareholders who wish to speak and in determining the extent of discussion on each item of business. In light of the need to conduct all necessary business and to conclude the meeting within a reasonable period of time, we cannot assure that every shareholder who wishes to speak on an item of business will be able to do so.

You will not be permitted to bring audio visual equipment, ampliphones or posters into the meeting. We reserve the right, to be exercised in our discretion, to admit guests, such as local politicians or the press, into the meeting.

Postponement or Adjournment of the Meeting

The Chairman may postpone or adjourn the meeting. Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

OTHER MATTERS

Deadlines for Submitting Shareholder Nominations and Proposals for the 2016 Annual Meeting

Proxy Statement Proposals. In order to be eligible for inclusion in our 2016 proxy materials, any shareholder proposal to elect shareholder-nominated candidates as directors or to take any other action at such meeting must be received by December 10, 2015, and must comply with applicable federal proxy rules and our bylaws. See “Corporate Governance — Director Nomination Process.” These shareholder proposals must be in writing and received by the deadline described above at our principal executive offices at 100 CenturyLink Drive, Monroe, Louisiana 71203, Attention: Stacey W. Goff, Secretary. If we do not receive a shareholder proposal by the deadline described above, we may exclude the proposal from our proxy materials for our 2016 annual meeting.

Other Proposals and Nominations. In addition, our bylaws require shareholders to furnish timely advance written notice of their intent to nominate a director or bring any other matter before a shareholders’ meeting, whether or not they wish to include their candidate or proposal in our proxy materials. In general, notice must be received in writing by our Secretary, addressed in the manner specified in the immediately-preceding paragraph, between November 22, 2015 and February 20, 2016 and must contain various information specified in our bylaws. (If the date of the 2016 annual meeting is more than 30 days before or more than 60 days after May 20, 2016, notice must be delivered not earlier than the close of business on the 180th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, then 10th day following the day on which such public announcement of the date of such meeting is first made by the Company.) Notices that are not delivered in accordance with our bylaws may be disregarded by us. For additional information on these procedures, see “Corporate Governance — Director Nomination Process.”

Our above-described advance notice bylaw provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a candidate or proposal included in our proxy materials.

Proxies granted by a shareholder will give discretionary authority to the proxy holders to vote on any matters introduced pursuant to the above-described advance notice bylaw provisions, subject to applicable rules of the SEC.

You may obtain a full copy of our bylaws by reviewing our reports filed with the SEC, by accessing our website at www.centurylink.com, or by contacting our Secretary in the manner specified below.

Proxy Materials

Most shareholders will receive only a written notice of how to access our proxy materials, and will not receive printed copies of the proxy materials unless requested. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting the materials in the notice.

The full set of our materials include:

•	the notice and proxy statement for the meeting,

•	a proxy or voting instruction card, and

•	our 2014 annual report furnished in the following two parts: (1) our 2014 Financial Report, which constitutes Appendix B to this proxy statement, and (2) our 2014 review and CEO’s letter appearing at the beginning of this booklet.

Our 2014 annual report is not a part of our proxy soliciting materials.

Annual Financial Report

Appendix B includes our Annual Financial Report, which is excerpted from portions of our Annual Report on Form 10-K for the year ended December 31, 2014 that we filed with the SEC on February 24, 2015. In addition, we have provided you with a copy of or access to our 2014 review and CEO’s letter, which precedes this proxy statement at the beginning of this booklet. Neither of these documents is a part of our proxy soliciting materials.

You may obtain a copy of our Form 10-K report without charge by writing to Stacey W. Goff, Secretary, CenturyLink, Inc., 100 CenturyLink Drive, Monroe, Louisiana 71203, or by visiting our website at www.centurylink.com.

You may view online this proxy statement and related materials at www.envisionreports.com/ctl.

By Order of the Board of Directors

Stacey W. Goff

Secretary

Dated: April 3, 2015

APPENDIX A

to Proxy Statement

CENTURYLINK

2015 EXECUTIVE OFFICER SHORT-TERM INCENTIVE PLAN

1.	Purpose. The purpose of the CenturyLink 2015 Executive Officer Short-Term Incentive Plan (the “Plan”) is to advance the interests of CenturyLink, Inc. (the “Company”) by providing a short-term incentive bonus to be paid to executive officers of the Company based on the achievement of pre-established quantitative performance goals.

2.	Shareholder Approval. The payment of any bonus hereunder is subject to the approval of the Plan, including the terms of Section 5(a) hereof, by the shareholders of the Company at the 2015 Annual Shareholders Meeting.

3.	Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company or, if all of the members of the Compensation Committee do not qualify as “outside directors” under Section 162(m) of the Internal Revenue Code, as amended, and the regulations and guidance promulgated thereunder (“Section 162(m)”), by a subcommittee of the Compensation Committee, all of the members of which qualify as “outside directors.” The authority of the committee or subcommittee that administers the Plan (the “Committee”) shall include, in particular, authority to:

(a)	designate participants for a particular year or portion thereof;

(b)	establish performance goals and objectives for a particular year or portion thereof;

(c)	establish regulations for the administration of the Plan and make all determinations deemed necessary for the administration of the Plan; and

(d)	certify as to whether performance goals have been met.

The Committee, in its sole discretion, may delegate all or part of its administrative authority and powers under the Plan to one or more officers of the Company; provided, however, that the Committee may not delegate its responsibility to (i) grant incentive bonuses to executive officers, (ii) grant incentive bonuses that are intended to constitute qualified performance-based compensation under Section 162(m), or (iii) certify the satisfaction of performance goals as provided in Section 6. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of this Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

4.	Eligibility. Subject to Section 5(b) hereof, the Committee shall designate prior to March 31 of each year the executive officers of the Company who shall participate in the Plan that year. If no designation is made for any particular bonus period, all individuals designated as executive officers of the Company shall be deemed participants in the Plan that period. Any executive officers who do not participate in the Plan will be eligible to participate in one of the Company’s other annual incentive compensation plans, as in effect from time to time.

5.	Incentive Bonus.

(a)

Bonuses paid under the Plan may not exceed $5.0 million per participant per year. Before March 31 of each year for which a bonus is to be payable hereunder (a “Plan Year”), the Committee shall establish the performance goals for that year and the objective criteria pursuant to which the bonus for that year is to be payable. The Committee has the discretion to decrease, but not increase, the amount of the bonus from the amount that is payable under the terms of the pre-established criteria for the applicable year. The performance goals each year shall apply to performance of the Company or one or more of its divisions, subsidiaries or lines of business and shall be based upon one or more of the following performance goals: (i) return on equity, cash flow, assets or investment; (ii) share price (including, but not limited to, growth measures and shareholder return); (iii) target levels of revenues, operating income, cash flow (including, but not limited to, operating cash flow and free cash flow), cash provided by operating activities, earnings, or earnings per share; (iv) customer growth; (v) customer satisfaction; or (vi) an economic value added measure. For any Plan Year, performance goals may be measured on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals or industry benchmarks, or relative to levels attained in prior years. At the time it sets performance goals, the Committee may define cash flow, revenues and the other terms listed above as it sees fit. The Committee may change the performance goals each year to any of those listed above and may also change the targets applicable to the performance goals from year to year.

(b)	The Committee may subdivide any Plan Year into two or more performance periods, provided that in connection therewith (i) any bonus awards made for performance during a shortened performance period must also comply with Section 162(m); (ii) the participants and performance goals must be set within the first 25% of the measured performance period; and (iii) with the exception of the annual bonus limitation per participant as provided in Section 5(a), references herein to an annual period shall mean the applicable shortened period to the extent the context requires.

6.	Payment of Incentive Bonus. As soon as practicable after the Company has publicly announced its earnings for the year for which the incentive bonus will be paid, the Committee shall evaluate the Company’s performance to determine the amount of the incentive bonus that has been earned for that Plan Year. In performing such evaluation, the Committee shall make all adjustments necessary to exclude the effect of any non-recurring transaction described in the Committee’s Guidelines for Administering Annual Incentive Bonus Programs, as in effect for the applicable Plan Year. The Committee shall also make adjustments necessary to exclude the effect of any change in accounting standards required by any regulatory agency or self-regulatory organization, including the Financial Accounting Standards Board. The Committee shall certify, either in writing or by the adoption of written resolutions, prior to the payment of any incentive bonus under the Plan, that the performance goals applicable to the bonus payment were met. The incentive bonus may be paid in whole or part in the form of cash, common stock, restricted stock, or restricted stock units of the Company in the discretion of the Committee. Common stock, restricted stock, or restricted stock units issued in payment hereunder may be paid under any of the Company’s stock-based incentive plans that provide for such grants. The incentive bonus will be paid by March 15 following the end of the year for which it was earned, unless deferred under a separate benefit plan of the Company.

7.	Termination of Employment.

(a)	Except as otherwise provided in paragraphs (b), (c) or (d) of this Section 7, in order to be eligible to receive a bonus under the Plan, a participant must be an employee of the Company at the end of the Plan Year, unless this requirement is waived by the Committee under such special circumstances as may be determined by the Committee.

(b)	Subject to the other terms and conditions of this Plan, a participant who is not employed by the Company at the end of the Plan Year will nevertheless be eligible to receive a partial bonus if such participant is a “Qualifying Participant” for such Plan Year. A “Qualifying Participant” is a participant whose employment is terminated due to:

(i)	death;

(ii)	disability; or

(iii)	retirement on or after age 55 after completing five full years of employment with the Company. Years of employment with the Company will be determined by accumulating such participant’s full months of employment with the Company, in the aggregate and without regard to whether such employment was continuous, and dividing such amount by 12.

(c)	Subject to the other terms and conditions of this Plan, any Qualifying Participant whose employment with the Company is terminated at any time after the 90th day of a Plan Year will have the right to receive a pro rata cash bonus for such Plan Year based on the same terms and conditions (including the same payment schedule and the same discretionary authority of the Committee to reduce bonuses under Section 5(a)) previously authorized under the Plan and by the Committee, as applicable for Plan participants for such Plan Year, the amount of which shall equal the product of the cash bonus that would have been payable to the Qualifying Participant for the full Plan Year multiplied by a fraction, the numerator of which equals the number of calendar days of the Plan Year that elapsed through the Qualifying Participant’s last date of employment with the Company and the denominator of which is 365. Any bonus payable to a Qualifying Participant under this Section 7(c) shall be payable to such participant at the time bonuses are paid to active participants with respect to such Plan Year.

(d)	Nothing in this Section 7 shall reduce or limit the right of a participant to receive cash payments under any Change of Control Agreement between that participant and the Company following a Change of Control (as defined in such agreements).

(e)	Any bonus payment to a participant, or the conditions thereof, deviating from the terms and conditions of paragraphs (a), (b), or (c) must be approved by the Committee and will only be considered for approval if such deviation would not, in the opinion of counsel to the Company, limit the Company’s federal income tax reduction for such bonus payment under Section 162(m).

8.	Forfeiture of Benefits.

(a)

If, at any time during the participant’s employment by the Company or within 18 months after termination of employment, the participant engages in any activity in competition with any activity of the Company, or inimical, contrary or harmful to the interests of the Company, including but not limited to: (a) conduct relating to the participant’s employment for which either criminal or civil penalties against the participant may be sought, (b) conduct or activity that results in termination of the participant’s employment for cause, (c) violation of the Company’s policies, including, without limitation, the Company’s insider trading, ethics and compliance policies and programs, (d) participating in the public reporting of any financial or operating result that was impacted by the participant’s knowing or intentional fraudulent or illegal conduct; (e) accepting employment with, acquiring a 5% or more equity or participation interest in, serving as a consultant, advisor, director or agent of, directly or indirectly soliciting or recruiting any employee of the Company who was employed at any time during the participant’s tenure with the Company, or otherwise assisting in any other capacity or manner any company or enterprise that is directly or indirectly in competition with or acting against the interests of the Company or any of its lines of business (a “competitor”), except for (A) any isolated, sporadic accommodation or assistance provided to a competitor, at its request, by the participant during the participant’s tenure with the Company, but only if provided in the good faith and reasonable belief that such action would benefit the Company by promoting good business relations with the competitor and would not harm the Company’s interests in any substantial manner or (B) any other service or assistance that is provided at the request or with the written permission of the Company, (f) disclosing or misusing any confidential information or material concerning the Company, (g) engaging in, promoting, assisting or otherwise participating in a hostile takeover attempt of the Company or any other transaction or proxy contest that could reasonably be expected to result in a “change of control” (as defined in the Company’s stock incentive plan then in effect) not approved by the Board of Directors of the Company or (h) making any statement or disclosing any information to any customers, suppliers, lessors, lessees, licensors, licensees, regulators, employees or others with whom the Company engages in business that is defamatory or derogatory with respect to the business, operations, technology, management, or other employees of the Company, or taking any other action that could reasonably be expected to injure the Company in its business relationships with any of the foregoing parties or result in any other detrimental effect on the Company, then his or her participation in the Plan shall automatically terminate effective on the date on which the participant engages in such activity and (i) all cash acquired by the participant pursuant to the Plan shall be returned to the Company, (ii) any shares of common stock acquired by the participant pursuant to the Plan (or other securities into which such shares have been converted or exchanged) shall be returned to the Company or, if no longer held by the participant, the participant shall pay to the Company, without interest, all cash, securities or other assets received by the participant upon the sale or transfer of such stock or securities, and (iii) any shares of restricted stock or unvested restricted stock units acquired by the participant pursuant to the Plan shall be forfeited.

(b)	If the participant owes any amount to the Company under Section 8(a) above, the participant acknowledges that the Company may, to the fullest extent permitted by applicable law, deduct such amount from any amounts the Company owes the participant from time to time for any reason (including without limitation amounts owed to the participant as salary, wages, reimbursements or other compensation, fringe benefits, retirement benefits or vacation pay). Whether or not the Company elects to make any such set-off in whole or in part, if the Company does not recover by means of set-off the full amount the participant owes it, the participant shall be obligated to pay immediately the unpaid balance to the Company.

(c)	The participant may be released from the participant’s obligations under Sections 8(a) and (b) above only if the Committee determines in its sole discretion that such action is in the best interests of the Company.

(d)	In addition to the provisions of Section 8(a) and (b), any incentive bonuses granted under this Plan are subject to the Company’s right of recoupment (or “clawback”) policy as provided in its Corporate Governance Guidelines.

(e)	For purposes of this Section 8, all references to the “Company” shall mean CenturyLink, Inc., its subsidiaries and their respective successors, unless the context otherwise requires.

9.	Employee Rights Under the Plan. Nothing in this Plan shall be construed to:

(a)	grant any officer of the Company any claim or right to be granted an award under this Plan;

(b)	limit in any way the right of the Company to terminate a participant’s employment with the Company at any time; or

(c)	be evidence of any agreement or understanding, express or implied, that the Company will employ a participant in any particular position or at any particular rate of remuneration.

10.	Assignments and Transfers. A participant may not assign, encumber, or transfer his or her rights and interests under the Plan.

11.	Amendment and Termination. The Committee may amend, suspend or terminate the Plan at any time in its sole and absolute discretion. Any amendment or termination of the Plan shall not, however, affect the right of a participant to receive any earned but unpaid incentive bonus.

12.	Withholding of Taxes. The Company shall deduct from the amount of any incentive bonus paid hereunder any federal or state taxes required to be withheld.

13.	Term of Plan. The Plan applies to each of the five calendar years during the period beginning January 1, 2015 and ending December 31, 2019, unless terminated earlier by the Committee.

14.	Performance-Based Compensation under Section 162(m) of the Internal Revenue Code. It is the intent of the Company that the Plan and any incentive bonuses paid to participants who are or may become persons whose compensation is subject to Section 162(m) satisfy any applicable requirements to be treated as qualified performance-based compensation under Section 162(m). The provisions of this Plan may at any time be bifurcated by the Board or the Committee so that certain provisions of the Plan or any particular incentive bonus intended to satisfy the applicable requirements of Section 162(m) are only applicable to persons whose compensation is subject to Section 162(m) of the Code. Nothing in this Plan precludes the Company from making additional payments or special awards to a participant outside of the Plan that may or may not qualify as “performance-based” compensation under Section 162(m), provided that such payment or award does not affect the qualification of any incentive bonus paid or payable under the Plan intended to be “performance-based” compensation.

15.	Section 409A of the Internal Revenue Code. It is intended that incentive bonus payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Internal Revenue Code, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”). In the event that any incentive bonus payment does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A. The Plan shall be interpreted and construed accordingly.

16.	No Vested Interest or Right. Notwithstanding anything to the contrary herein, at no time before the actual payout of an incentive bonus to any participant under the Plan shall any participant accrue any vested interest or right whatsoever under the Plan, and the Company shall have no obligation to treat participants identically under the Plan.

*    *    *    *    *    *     *

APPENDIX B

to Proxy Statement

CENTURYLINK, INC.

ANNUAL FINANCIAL REPORT

December 31, 2014

INDEX TO ANNUAL FINANCIAL REPORT

December 31, 2014

The materials included in this Appendix B are excerpted from Items 5, 6, 7 and 8 of our Annual Report on Form 10-K for the year ended December 31, 2014. We filed the Form 10-K with the Securities and Exchange Commission on February 24, 2015, and have not updated any of the following excepted materials for any changes or developments since such date. Please see the Form 10-K for additional information about our business and operations.

*	All references to “Notes” in this Appendix B refer to these Notes.

INFORMATION ON OUR TRADING PRICE AND DIVIDENDS

Our common stock is listed on the New York Stock Exchange (“NYSE”) and the Berlin Stock Exchange and is traded under the symbol CTL and CYT, respectively. The following table sets forth the high and low reported sales prices on the NYSE along with the quarterly dividends, for each of the quarters indicated.

	Sales Price		Cash Dividend per Common Share
	High	Low
2014
First quarter	$32.98	27.93	0.540
Second quarter	38.21	32.45	0.540
Third quarter	45.67	35.70	0.540
Fourth quarter	41.99	37.56	0.540
2013
First quarter	$42.01	32.05	0.540
Second quarter	38.40	33.83	0.540
Third quarter	36.49	31.21	0.540
Fourth quarter	34.18	29.93	0.540

Dividends on common stock during 2014 and 2013 were paid each quarter. On February 23, 2015, our Board of Directors declared a common stock dividend of $0.54 per share.

As described in greater detail in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014, the declaration and payment of dividends is at the discretion of our Board of Directors, and will depend upon our financial results, cash requirements, future prospects and other factors deemed relevant by our Board of Directors.

At February 17, 2015, there were approximately 146,000 stockholders of record, although there were significantly more beneficial holders of our common stock. At February 17, 2015, the closing stock price of our common stock was $39.23.

SELECTED FINANCIAL DATA

The following tables of selected consolidated financial data should be read in conjunction with, and are qualified by reference to, our consolidated financial statements and notes thereto in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2014 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2014.

The tables of selected financial data shown below are derived from our audited consolidated financial statements. These historical results are not necessarily indicative of results that you can expect for any future period.

The results of operations include Savvis for periods after July 15, 2011 and Qwest Communications International Inc. (“Qwest”) for periods after April 1, 2011.

Selected financial information from our consolidated statements of operations data is as follows:

	Years Ended December 31,(1)
	2014(2)	2013(3)	2012	2011	2010
	(Dollars in millions, except per share amounts and shares in thousands)
Operating revenues	$18,031	18,095	18,376	15,351	7,042
Operating expenses	15,621	16,642	15,663	13,326	4,982

Operating income	$2,410	1,453	2,713	2,025	2,060

Income before income tax expense	1,110	224	1,250	948	1,531
Net income (loss)	772	(239)	777	573	948
Basic earnings (loss) per common share	1.36	(0.40)	1.25	1.07	3.13
Diluted earnings (loss) per common share	1.36	(0.40)	1.25	1.07	3.13
Dividends declared per common share	2.16	2.16	2.90	2.90	2.90
Weighted average basic common shares outstanding	568,435	600,892	620,205	532,780	300,619
Weighted average diluted common shares outstanding	569,739	600,892	622,285	534,121	301,297

(1)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations” in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2014 for a discussion of unusual items affecting the results for the years ended December 31, 2014, 2013 and 2012.
(2)	During 2014, we recognized a $60 million tax benefit associated with a worthless stock deduction for the tax basis in a wholly-owned foreign subsidiary and a $63 million pension settlement charge. For additional information, see Note 17—Quarterly Financial Data (Unaudited) to our consolidated financial statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2014.
(3)	During 2013, we recorded a non-cash, non-tax-deductible goodwill impairment charge of $1.092 billion for goodwill attributed to our then hosting segment (now business) and a litigation settlement charge of $235 million.

Selected financial information from our consolidated balance sheets data is as follows:

	As of December 31,
	2014	2013	2012	2011	2010
	(Dollars in millions)
Net property, plant and equipment	$18,433	18,646	18,909	19,361	8,754
Goodwill(1)	20,755	20,674	21,627	21,627	10,261
Total assets	50,147	51,787	53,940	55,964	22,038
Total long-term debt(2)	20,671	20,966	20,605	21,836	7,328
Total stockholders’ equity(1)	15,023	17,191	19,289	20,827	9,647

(1)	We recorded a non-cash, non-tax-deductible goodwill impairment charge of $1.092 billion during 2013 for goodwill attributed to our then hosting segment.
(2)	Total long-term debt is the sum of current maturities of long-term debt and long-term debt on our consolidated balance sheets. For total contractual obligations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Future Contractual Obligations” in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2014.

Selected financial information from our consolidated statements of cash flows data is as follows:

	Years Ended December 31,
	2014	2013	2012	2011	2010
	(Dollars in millions)
Net cash provided by operating activities	$5,188	5,559	6,065	4,201	2,045
Net cash used in investing activities	(3,077)	(3,148)	(2,690)	(3,647)	(859)
Net cash used in financing activities	(2,151)	(2,454)	(3,295)	(577)	(1,175)
Payments for property, plant and equipment and capitalized software	(3,047)	(3,048)	(2,919)	(2,411)	(864)

The following table presents certain of our selected operational metrics:

	As of December 31,
	2014	2013	2012	2011	2010
	(in thousands except for data centers, which are actuals)
Operational metrics:
Total broadband subscribers(1)	6,082	5,991	5,851	5,655	2,349
Total access lines(1)	12,394	13,002	13,751	14,587	6,489
Total data centers(2)	58	55	54	51	—

(1)	Broadband subscribers are customers that purchase high-speed Internet connection service through their existing telephone lines, stand-alone telephone lines, or fiber-optic cables, and access lines are lines reaching from the customers’ premises to a connection with the public network. Our methodology for counting our broadband subscribers and access lines includes only those lines that we use to provide services to external customers and excludes lines used solely by us and our affiliates. It also excludes unbundled loops and includes stand-alone broadband subscribers. We count lines when we install the service.
(2)	We define a data center as any facility where we market, sell and deliver either colocation services, multi-tenant managed services, or both. Our data centers are located throughout North America, Europe and Asia.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Certain statements in this Appendix B constitute forward-looking statements. See “Special Note Regarding Forward-Looking Statements and Related Matters” in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2014 for factors relating to these statements and “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014 for a discussion of certain risk factors applicable to our business, financial condition, results of operations, liquidity or prospects.

OVERVIEW

We are an integrated communications company engaged primarily in providing an array of communications services to our residential, business, governmental and wholesale customers. Our communications services include local and long-distance, broadband, private line (including special access), Multi-Protocol Label Switching (“MPLS”), data integration, managed hosting (including cloud hosting), colocation, Ethernet, network access, video, wireless and other ancillary services. We strive to maintain our customer relationships by, among other things, bundling our service offerings to provide our customers with a complete offering of integrated communications services.

At December 31, 2014, we operated approximately 12.4 million access lines in 37 states, served approximately 6.1 million broadband subscribers, and operated 58 data centers throughout North America, Europe and Asia. Our methodology for counting access lines, broadband subscribers and data centers, which is described further in the operational metrics table below under “Results of Operations”, may not be comparable to those of other companies.

Our consolidated financial statements include the accounts of CenturyLink, Inc. (“CenturyLink”) and its majority-owned subsidiaries.

Effective November 1, 2014, we implemented a new organizational structure designed to strengthen our ability to attain our operational, strategic and financial goals. Prior to this reorganization, we operated and reported as four segments: consumer, business, wholesale and hosting. As a result of this reorganization, we now operate and report the following two segments in our consolidated financial statements:

•

Business. Consists generally of providing strategic, legacy and data integration products and services to enterprise, wholesale and governmental customers, including other communication providers. Our strategic products and services offered to these customers include our private line (including special access), broadband, Ethernet, MPLS, Voice over Internet Protocol (“VoIP”), network management services, colocation, managed hosting and cloud hosting services. Our legacy services offered to these customers primarily include switched access, long-distance, and local services, including the sale of unbundled network elements (“UNEs”) which allow our wholesale customers to use our network or a combination of our network and their own networks to provide voice and data services to their customers; and

•

Consumer. Consists generally of providing strategic and legacy products and services to residential customers. Our strategic products and services offered to these customers include our broadband, wireless and video services, including our Prism TV services. Our legacy services offered to these customers include local and long-distance services.

RESULTS OF OPERATIONS

The following table summarizes the results of our consolidated operations for the years ended December 31, 2014, 2013 and 2012:

	Years Ended December 31,
	2014(1)	2013(2)	2012
	(Dollars in millions except per share amounts)
Operating revenues	$18,031	18,095	18,376
Operating expenses	15,621	16,642	15,663

Operating income	2,410	1,453	2,713
Other expense, net	1,300	1,229	1,463
Income tax expense	338	463	473

Net income (loss)	$772	(239)	777

Basic earnings (loss) per common share	$1.36	(0.40)	1.25
Diluted earnings (loss) per common share	$1.36	(0.40)	1.25

(1)	During 2014, we recognized a $60 million tax benefit associated with a worthless stock deduction for the tax basis in a wholly-owned foreign subsidiary and a $63 million pension settlement charge. For additional information, see Note 17—Quarterly Financial Data (Unaudited) to our consolidated financial statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2014.
(2)	During 2013, we recorded a non-cash, non-tax-deductible goodwill impairment charge of $1.092 billion for goodwill attributed to our then hosting (now business) segment and a litigation settlement charge of $235 million.

The following table summarizes our broadband subscribers, access lines, data centers and number of employees:

	As of December 31,
	2014	2013	2012
	(in thousands except for data centers, which are actuals)
Operational metrics:
Total broadband subscribers(1)	6,082	5,991	5,851
Total access lines(1)	12,394	13,002	13,751
Total data centers(2)	58	55	54
Total employees	45	47	47

(1)	Broadband subscribers are customers that purchase high-speed Internet connection service through their existing telephone lines, stand-alone telephone lines, or fiber-optic cables, and access lines are lines reaching from the customers’ premises to a connection with the public network. Our methodology for counting our broadband subscribers and access lines includes only those lines that we use to provide services to external customers and excludes lines used solely by us and our affiliates. It also excludes unbundled loops and includes stand-alone broadband subscribers. We count lines when we install the service.
(2)	We define a data center as any facility where we market, sell and deliver either colocation services, multi-tenant managed services, or both. Our data centers are located throughout North America, Europe and Asia.

During the last decade, we have experienced revenue declines primarily due to declines in access lines, switched access rates and minutes of use. To mitigate these declines, we remain focused on efforts to, among other things:

•	promote long-term relationships with our customers through bundling of integrated services;

•

provide a wide array of diverse services, including additional services that may become available in the future due to, among other things, advances in technology or improvements in our infrastructure;

•	provide our broadband and premium services to a higher percentage of our customers;

•	pursue acquisitions of additional assets if available at attractive prices;

•	increase prices on our products and services if and when practicable;

•	increase usage of our networks; and

•	market our products and services to new customers.

Operating Revenues

We currently categorize our products, services and revenues among the following four categories:

•

Strategic services, which include primarily broadband, private line (including special access), MPLS (which is a data networking technology that can deliver the quality of service required to support real-time voice and video), hosting (including cloud hosting and managed hosting), colocation, Ethernet, video (including our facilities-based video services, which we now offer in fourteen markets, and our commissions on satellite service), VoIP and Verizon Wireless services;

•

Legacy services, which include primarily local, long-distance, switched access, Integrated Services Digital Network (“ISDN”) (which uses regular telephone lines to support voice, video and data applications), and traditional wide area network (“WAN”) services (which allow a local communications network to link to networks in remote locations);

•

Data integration, which includes the sale of telecommunications equipment located on customers’ premises and related professional services, such as network management, installation and maintenance of data equipment and building of proprietary fiber-optic broadband networks for our business customers; and

•

Other revenues, which consists primarily of Universal Service Fund (“USF”) support and USF surcharges. We receive both federal and state USF support, which are government subsidies designed to reimburse us for the portion of the cost of providing certain telecommunications services, such as in high-cost rural areas, that we are not able to recover from our customers. USF surcharges are the amounts we collect based on specific items we list on our customers invoices to fund the FCC’s universal service programs. Unlike the first three revenue categories, other revenues are not included in our segment revenues.

The following tables summarize our operating revenues recorded under our four revenue categories:

	Years Ended December 31,		Increase / (Decrease)	% Change
	2014	2013
	(Dollars in millions)
Strategic services	$9,200	8,823	377	4%
Legacy services	7,138	7,616	(478)	(6)%
Data integration	690	656	34	5%
Other	1,003	1,000	3	— %

Total operating revenues	$18,031	18,095	(64)	— %

	Years Ended December 31,		Increase / (Decrease)	% Change
	2013	2012
	(Dollars in millions)
Strategic services	$8,823	8,427	396	5%
Legacy services	7,616	8,221	(605)	(7)%
Data integration	656	672	(16)	(2)%
Other	1,000	1,056	(56)	(5)%

Total operating revenues	$18,095	18,376	(281)	(2)%

Our total operating revenues decreased by $64 million, or less than 1%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013 and operating revenues decreased by $281 million, or 2%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012. The decline in revenues for both periods was primarily due to lower legacy services revenues, which decreased by $478 million, or 6%, and $605 million, or 7%, for the respective periods. The decline in revenues reflects the continuing loss of access lines and loss of access revenue primarily due to the displacement of traditional wireline telephone services by other competitive products and services, including internet and wireless communication services. At December 31, 2014, we had approximately 12.4 million access lines, or approximately 4.7% less than the number of access lines we operated at December 31, 2013. At December 31, 2013, we had approximately 13.0 million access lines, or approximately 5.4% less than the number of access lines we operated at December 31, 2012. We estimate that the rate of our access lines losses will be between 4.4% and 5.0% over the full year of 2015. The growth in our strategic services revenues for both periods was primarily due to increases in broadband, Ethernet, MPLS, facilities-based video and hosting services, which were substantially offset by a decline in private line (including special access) services. Data integration revenues, which are typically more volatile than our other sources of revenues, increased by $34 million, or 5%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013 primarily due to several large sales of customer premise equipment to governmental and business customers and related professional services in 2014. Data integration decreased by $16 million, or 2%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012 primarily due to declines in governmental sales and professional services, which were partially offset by an increase in maintenance services. Other operating revenues increased for the year ended December 31, 2014 as compared to the year ended December 31, 2013 primarily due to higher USF surcharge revenues related to increased universal service fund contribution factors. Other revenues decreased by $56 million, or 5%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012 primarily due to USF surcharge rate reductions.

We are aggressively marketing our strategic services (including our hosting services) to offset the continuing declines in our legacy services revenues.

Due to potential differences in the accounting treatment, our future federal USF support revenues could be materially impacted whether we elect to receive or reject any specific opportunities to construct additional broadband service plant in unserved portions of our service areas under Phase 2 of the Federal Communications Commission’s (“FCC”) Connect America Fund (“CAF”) program. For additional information about the potential revenue impact of the CAF Phase 2 program, see the discussion below in “Liquidity and Capital Resources—Connect America Fund.”

Further analysis of our operating revenues by segment is provided below in “Segment Results.”

Operating Expenses

Our current definitions of operating expenses are as follows:

•	Cost of services and products (exclusive of depreciation and amortization) are expenses incurred in providing products and services to our customers. These expenses include: employee-related expenses directly attributable to operating and maintaining our network (such as salaries, wages, benefits and professional fees); facilities expenses (which include third-party telecommunications expenses we incur for using other carriers’ networks to provide services to our customers); rents and utilities expenses; equipment sales expenses (such as data integration and modem expenses); payments to universal service funds (which are federal and state funds that are established to promote the availability of telecommunications services to all consumers at reasonable and affordable rates, among other things, and to which we are often required to contribute); litigation expenses associated with our operations; and other expenses directly related to our operations; and

•

Selling, general and administrative expenses are corporate overhead and other operating expenses. These expenses include: employee-related expenses (such as salaries, wages, internal commissions, benefits and professional fees) directly attributable to selling products or services and employee-related expenses for administrative functions; marketing and advertising; property and other operating taxes and fees; external commissions; litigation expenses associated with general matters; bad debt expense; and other selling, general and administrative expenses.

These expense classifications may not be comparable to those of other companies.

The following tables summarize our operating expenses:

	Years Ended December 31,		Increase / (Decrease)	% Change
	2014	2013
	(Dollars in millions)
Cost of services and products (exclusive of depreciation and amortization)	$7,846	7,507	339	5%
Selling, general and administrative	3,347	3,502	(155)	(4)%
Depreciation and amortization	4,428	4,541	(113)	(2)%
Impairment of goodwill	—	1,092	(1,092)	nm

Total operating expenses	$15,621	16,642	(1,021)	(6)%

	Years Ended December 31,		Increase / (Decrease)	% Change
	2013	2012
	(Dollars in millions)
Cost of services and products (exclusive of depreciation and amortization)	$7,507	7,639	(132)	(2)%
Selling, general and administrative	3,502	3,244	258	8%
Depreciation and amortization	4,541	4,780	(239)	(5)%
Impairment of goodwill	1,092	—	1,092	nm

Total operating expenses	$16,642	15,663	979	6%

nm—Attributing changes in impairment of goodwill to the 2013 goodwill impairment charge are considered not meaningful.

The decrease in total operating expenses of $1.021 billion for fiscal 2014 over fiscal 2013 was substantially impacted by a goodwill impairment charge of $1.092 billion and a charge of $235 million in connection with a litigation settlement recorded in 2013. Excluding the effects of this goodwill impairment charge and litigation charge, total operating expenses for the year ended December 31, 2014 increased by $306 million, or 2%, as compared to the year ended December 31, 2013. The increase was primarily attributable to increases in employee-related costs, customer premise equipment installation and maintenance costs, facility costs, network expense and real estate and power costs. These increases were partially offset by lower amortization expense. In the fourth quarter of 2014, we recorded $63 million of expense associated with lump sum payments to former vested employees in settlement of future pension benefits. For additional information on the pension plan settlement accounting, see Note 7—Employee Benefits to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2014.

The increase in total operating expenses of $979 million for fiscal 2013 over fiscal 2012 was substantially impacted by a goodwill impairment charge of $1.092 billion and a charge of $235 million in connection with a litigation settlement recorded in 2013. Excluding the effects of the goodwill impairment charge and litigation charge, total operating expenses for the year ended December 31, 2013 decreased by $348 million, or 2%, as compared to the year ended December 31, 2012. The decrease was primarily attributable to lower depreciation and amortization expense and lower employee-related costs, bad debt expense and customer premise equipment installation and maintenance costs, which were partially offset by increases in facility costs, network expense and real estate and power costs.

Cost of Services and Products (exclusive of depreciation and amortization)

Cost of services and products (exclusive of depreciation and amortization) increased by $339 million, or 5%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013 primarily due to increases in employee-related costs (which was significantly impacted by the above noted lump sum pension payments), customer premise equipment installation expenses related to the increase in data integration revenues, facility and network costs, real estate and power costs and Prism TV programming expenses. Cost of services and products (exclusive of depreciation and amortization) decreased by $132 million, or 2%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012 primarily due to decreases in professional fees, customer premise equipment installation and maintenance costs and employee-related costs. These decreases were partially offset by increases in facility costs, network expenses and real estate and power costs.

Selling, General and Administrative

Selling, general and administrative expenses decreased by $155 million, or 4%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013 primarily due to the above-mentioned $235 million decrease in legal reserves from the prior year’s litigation settlement. The decrease was partially offset by increases in employee-related costs (including severance costs), insurance expense and impairment charges related to office buildings sold and currently being held for sale. Selling, general and administrative expenses increased by $258 million, or 8%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012 primarily due to a charge of $235 million in connection with the above-mentioned litigation settlement. The increase was also attributed to increases in employee-related costs, professional fees and external commissions, which were partially offset by a decrease in bad debt expense. For all periods presented, our expenses include the transaction, severance and integration expenses related to our acquisitions since 2009, including the Qwest Communications International Inc. (“Qwest”), Savvis, Inc. (“Savvis”) and Embarq Corporation (“Embarq”) acquisitions.

Non-recurring Operating Expenses Related to Acquisitions

We have incurred certain non-recurring operating expenses related to our acquisitions since 2009, including our acquisitions of Embarq in July 2009, Qwest in April 2011 and Savvis in July 2011. These expenses are reflected in cost of services and products and selling, general and administrative expenses in our consolidated statements of operations, as summarized below.

	Years Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Cost of services and products:
Integration and other expenses associated with acquisitions	$15	15	22

Total	$15	15	22

Selling, general and administrative:
Integration and other expenses associated with acquisitions	$36	28	25
Severance expenses, accelerated recognition of share-based awards and retention compensation associated with acquisitions	—	10	36

Total	$36	38	61

Based on current plans and information, we estimate, in relation to our Qwest acquisition, total integration, severance and retention expenses to be between $600 million to $625 million (which includes approximately $562 million of cumulative expenses incurred through December 31, 2014) and our capital expenditures associated with integration activities will approximate $150 million (which includes approximately $128 million of cumulative capital expenditures incurred through December 31, 2014). We anticipate that the amount of our integration costs in future years will vary substantially based on integration activities conducted during those periods and could in certain cases be higher than those incurred by us during the year ended December 31, 2014.

Depreciation and Amortization

The following tables provide detail of our depreciation and amortization expense:

	Years Ended December 31,		Increase / (Decrease)	% Change
	2014	2013
	(Dollars in millions)
Depreciation	$2,958	2,952	6	—%
Amortization	1,470	1,589	(119)	(7)%

Total depreciation and amortization	$4,428	4,541	(113)	(2)%

	Years Ended December 31,		Increase / (Decrease)	% Change
	2013	2012
	(Dollars in millions)
Depreciation	$2,952	3,070	(118)	(4)%
Amortization	1,589	1,710	(121)	(7)%

Total depreciation and amortization	$4,541	4,780	(239)	(5)%

Annual depreciation expense is impacted by several factors, including changes in our depreciable cost basis, changes in our estimates of the remaining economic life of certain assets and the addition of new plant. Depreciation expense increased by $6 million, or less than 1%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013. The 2014 depreciation expense was higher than the respective prior period depreciation expense due to new plant additions in 2014 and changes in the estimated lives of certain property, plant and equipment, which was partially offset by our plant aging and becoming fully depreciated or retired. During January 2014, we implemented changes in estimates that reduced the remaining economic lives of certain switch and circuit network equipment, which resulted in increased 2014 annual depreciation expense. Additionally, we recently developed a plan to migrate customers from one of our networks to another between the fourth quarter of 2014 and the fourth quarter of 2015. As a result, we implemented changes in estimates that reduced the remaining economic lives of certain network assets. These changes resulted in an increase in depreciation expense of approximately $90 million for the year ended December 31, 2014 and is expected to result in an increase of approximately $48 million for 2015 relative to these certain assets. Depreciation expense decreased $118 million, or 4%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012. The 2013 depreciation expense was lower than the respective prior period depreciation expense due to our plant aging and becoming fully depreciated or retired, which was partially offset by new plant additions in 2013. For more information about the changes in our estimates of the remaining economic lives of these assets, see Note 1—Basis of Presentation to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2014.

Amortization expense decreased by $119 million, or 7%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013. The decrease was due to the use of accelerated amortization methods for a portion of the customer relationship assets acquired in connection with the acquisitions of Embarq in 2009 and Qwest in 2011. These annual declines are expected to continue. Additionally, amortization expense declined due to software becoming fully amortized faster than new software is acquired, which was partially offset by increased amortization resulting from changes in the estimate of the remaining economic lives of the Savvis trade name and certain cloud software. Amortization expense decreased by $121 million, or 7%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012. The decrease was due to the above-mentioned use of accelerated amortization methods for a portion of the customer relationship assets acquired in connection with the Embarq and Qwest acquisitions. Additionally amortization expense declined due to software becoming fully amortized faster than new software is acquired, which was partially offset by the above-mentioned increase resulting from changes in the estimate of the remaining economic lives of the Savvis trade name and certain cloud software. For more information about the changes in our estimates of the remaining economic lives of these assets, see Note 1—Basis of Presentation to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2014.

Further analysis of our operating expenses by segment is provided below in “Segment Results.”

Goodwill Impairment

During our 2013 annual goodwill impairment assessment, we concluded the carrying value of goodwill assigned to our then hosting reporting unit exceeded its estimated implied fair value by $1.092 billion. The decline in our then hosting reporting unit’s estimated fair value was the result of slower than previously projected revenue and margin growth and greater than anticipated competitive pressures.

For additional information on the risk associated with intangible assets, see “Critical Accounting Policies and Estimates-Goodwill, Customer Relationships and Other Intangibles Assets” below and “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014.

Further analysis of our operating expenses by segment is provided below in “Segment Results.”

Other Consolidated Results

The following tables summarize our total other expense, net and income tax expense:

	Years Ended December 31,		Increase / (Decrease)	% Change
	2014	2013
	(Dollars in millions)
Interest expense	$(1,311)	(1,298)	13	1%
Net gain on early retirement of debt	—	10	(10)	100%
Other income, net	11	59	(48)	(81)%

Total other expense, net	$(1,300)	(1,229)	71	6%

Income tax expense	$338	463	(125)	(27)%

	Years Ended December 31,		Increase / (Decrease)	% Change
	2013	2012
	(Dollars in millions)
Interest expense	$(1,298)	(1,319)	(21)	(2)%
Net gain (loss) on early retirement of debt	10	(179)	189	106%
Other income, net	59	35	24	69%

Total other expense, net	$(1,229)	(1,463)	(234)	(16)%

Income tax expense	$463	473	(10)	(2)%

Interest Expense

Interest expense increased by $13 million, or 1%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013 primarily due to a reduction in the amortization of debt premiums, which were partially offset by the reversal of certain tax interest reserves and increased capitalized interest. Interest expense decreased by $21 million, or 2%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012 primarily due to a lower amount of average debt outstanding along with lower interest rates, which were partially offset by a reduction in the amortization of debt premiums.

Net Gain or Loss on Early Retirement of Debt

In the fourth quarter of 2013, Qwest Communications International Inc. (“QCII”) redeemed its outstanding debt securities, which resulted in a gain of $10 million.

In the second quarter of 2012, our subsidiaries Embarq and Qwest Corporation (“QC”) completed premium-priced cash tender offers for the purchase of certain of their respective outstanding debt securities, resulting in an aggregate loss of $190 million. Also in the second quarter of 2012, our subsidiaries Embarq and QCII redeemed certain of their respective outstanding debt securities which resulted in a net loss of $9 million.

During 2012, QCII and QC redeemed certain of their outstanding debt securities, which resulted in an aggregate gain of $20 million.

Other Income, Net

Other income, net reflects certain items not directly related to our core operations, including our share of income from our 49% interest in a cellular partnership, interest income, gains and losses from non-operating asset dispositions and foreign currency gains and losses. Other income, net decreased by $48 million, or 81%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013 primarily due to a second quarter of 2014 impairment charge of $14 million recorded in connection with the then pending sale of our 700 MHz A-Block wireless spectrum licenses and a $32 million gain on the sale of wireless spectrum in the first quarter of 2013. The sale of our 700 MHz A-Block wireless spectrum licenses closed on November 3, 2014, and we received $39 million in cash in the aggregate. Other income, net increased by $24 million, or 69%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012 primarily due to the above-mentioned $32 million gain on the sale of wireless spectrum in January 2013, which was larger than the gain on sale of auction rate securities recognized in 2012.

Income Tax Expense

Income tax expense decreased by $125 million for the year ended December 31, 2014 as compared to the year ended December 31, 2013. Our income tax expense for the year ended December 31, 2013 decreased by $10 million from the amounts for the comparable prior year. For the years ended December 31, 2014, 2013 and 2012, our effective income tax rate was 30.5%, 206.7% and 37.8%, respectively. The effective tax rate for the year ended December 31, 2014, reflects a $60 million tax benefit associated with a worthless stock deduction for the tax basis in a wholly-owned foreign subsidiary as a result of developments in bankruptcy proceedings involving its sole asset, an indirect investment in KPNQwest, N.V. The subsidiary was acquired as part of the acquisition of Qwest and we assigned it no fair value in the acquisition due to the bankruptcy proceedings, which were then ongoing. The effective tax rate for the year ended December 31, 2014 also reflects a $13 million tax decrease due to changes in state taxes caused by apportionment changes, state tax rate changes and the changes in the expected utilization of net operating losses (“NOLs”). The rate also reflects the absence of tax benefits from the impairment and disposition of our 700 MHz A-Block wireless spectrum licenses in 2014, because we are not likely to generate income of a character required to realize a tax benefit from the loss on disposition during the period permitted by law for utilization of that loss. The 2013 effective tax rate reflects the impacts of the $1.092 billion non-deductible goodwill impairment and of an unfavorable accounting adjustment of $17 million related to non-deductible life insurance costs. The 2013 tax expense also includes the impacts of a favorable settlement with the Internal Revenue Service (“IRS”) of $33 million and a favorable adjustment of $22 million related to the reversal of liabilities for uncertain tax positions. The 2012 effective tax rate reflects the $16 million reversal of a valuation allowance related to the auction rate securities we sold in 2012, a $12 million benefit related to state NOLs net of valuation allowance, and a $6 million expense associated with reversing a receivable related to periods that have been effectively settled with the IRS. See Note 11—Income Taxes to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2014 and “Critical Accounting Policies and Estimates—Income Taxes” below for additional information.

Segment Results

The results for our business and consumer segments are summarized below for the years ended December 31, 2014, 2013 and 2012:

	Years Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Total segment revenues	$17,028	17,095	17,320
Total segment expenses	8,509	8,167	8,147

Total segment income	$8,519	8,928	9,173

Total margin percentage	50%	52%	53%
Business:
Revenues	$11,034	11,091	11,156
Expenses	6,089	5,808	5,729

Income	$4,945	5,283	5,427

Margin percentage	45%	48%	49%
Consumer:
Revenues	$5,994	6,004	6,164
Expenses	2,420	2,359	2,418

Income	$3,574	3,645	3,746

Margin percentage	60%	61%	61%

Recent Changes in Segment Reporting

We have recast our previously reported segment results due to the reorganization of our business. The segment recast resulted in increases in consumer segment expenses and decreases in business segment expenses for the years ended December 31, 2013 and 2012. The nature of the most significant changes to segment expenses are as follows:

•	Certain business segment expenses were reassigned to consumer segment expense; and

•	Certain business segment expenses were reassigned to corporate overhead.

For the years ended December 31, 2013 and 2012, the segment recast resulted in an increase in consumer expenses of $28 million and $32 million, respectively, and a decrease in business expenses of $45 million and $59 million, respectively.

During 2014, we adopted several changes with respect to the assignment of certain expenses to our then segments. We have restated our previously reported segment results for the years ended December 31, 2013 and 2012 to conform to the current presentation. The nature of the most significant changes to segment expenses are as follows:

•

The method for allocating certain shared costs of consumer sales and care, including bad debt expense and credit card fees, was revised, which resulted in an increase in consumer segment expenses with a corresponding decrease in business segment expenses; and

•

The progress of our integration efforts and centralization of certain administrative functions enabled us to discontinue the inclusion of finance, information technology, legal and human resources expenses in our then hosting segment, which resulted in a decrease in business segment expenses.

For the years ended December 31, 2013 and 2012, the reassignments of expenses resulted in an increase in consumer expenses of $100 million and $95 million, respectively, and a decrease in business expenses of $165 million for both years.

The following table reconciles our total segment revenues and total segment income presented above to consolidated operating revenues and consolidated operating income reported in our consolidated statements of operations.

	Years Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Total segment revenues	$17,028	17,095	17,320
Other operating revenues	1,003	1,000	1,056

Operating revenues reported in our consolidated statements of operations	$18,031	18,095	18,376

Total segment income	$8,519	8,928	9,173
Other operating revenues	1,003	1,000	1,056
Depreciation and amortization	(4,428)	(4,541)	(4,780)
Impairment of goodwill (Note 2)	—	(1,092)	—
Other unassigned operating expenses	(2,684)	(2,842)	(2,736)

Operating income reported in our consolidated statement of operations	$2,410	1,453	2,713

Allocation of Revenues and Expenses

Our segment revenues include all revenues from our strategic services, legacy services and data integration as described in more detail above. Segment revenues are based upon each customer’s classification to an individual segment. We report our segment revenues based upon all services provided to that segment’s customers. For information on how we allocate expenses to our segments, as well as other additional information about our segments, see Note 12—Segment Information to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2014.

Business

The operations of our business segment have been impacted by several significant trends, including those described below:

•

Strategic services. Our mix of total business segment revenues continues to migrate from legacy services to strategic services as our enterprise, wholesale and governmental customers increasingly demand customized and integrated data, Internet and voice services. Although we are experiencing price compression on our strategic services due to competition, we expect strategic revenues from these services to continue to grow during 2015. Demand for our private line services (including special access) from our wholesale customers continues to decline due to our customers’ optimization of their networks, industry consolidation and technological migration to higher-speed services. While we expect that these factors will continue to negatively impact our wholesale customers, we believe the demand for our fiber-based special access services provided to wireless carriers for backhaul will partially offset the decline in copper-based special access services provided to wireless carriers as they migrate to Ethernet services, although the timing and magnitude of this technological migration remains uncertain. We anticipate continued pricing pressure for our colocation services as wholesale vendors continue to expand their enterprise colocation operations. We believe, however, that our hybrid data centers, which offer multiple products and services (including colocation, managed hosting, cloud and network services), will help differentiate our products and services from those offered by competitors with a narrower range of products and services. We have remained focused on expanding our managed hosting services, specifically our cloud services offerings, by endeavoring to add differentiating features to our cloud products and acquiring additional companies that we believe have strengthened our cloud products. In recent years, our competitors, as well as several large, diversified technology companies, have made substantial investments in cloud computing, which has intensified competitive pressures. We believe that this expansion in competitive cloud computing offerings has led to increased pricing pressure and competition for enterprise customers, and we expect these trends to continue. Segment revenue for hosting area network products supporting colocation and managed hosting service offerings have been relatively flat due to providing lower volumes of such services, as well as pricing pressures on VPN and bandwidth services;

•

Legacy services. We face intense competition with respect to our higher margin legacy services and continue to see customers migrating away from these services and into lower margin strategic services. In addition, our legacy services revenues have been, and we expect they will continue to be, adversely affected by access line losses and price compression. Our access, local services and long-distance revenues have been and we expect will continue to be adversely affected by customer migration to more technologically advanced services, declining demand for traditional voice services, industry consolidation and price compression caused by regulation and rate reductions. For example, many wholesale customers are substituting cable, wireless and VoIP services for traditional voice telecommunications services, resulting in continued access revenue loss. Our switched access revenues have been and will continue to be impacted by changes related to the Connect America and Intercarrier Compensation Reform order (“the 2011 order”) adopted by the FCC in 2011, which we believe has increased the pace of reductions in the amount of switched access revenues we receive from our wholesale customers. Conversely, the FCC instituted an access recovery charge that we believe will allow us to recover the majority of these lost wholesale revenues directly from other customers. We expect the net effect of these factors will continue to adversely impact our business segment revenues from our wholesale customers;

•

Data integration. We expect both data integration revenue and the related costs will fluctuate from year to year as this offering tends to be more sensitive than others to changes in the economy and in spending trends of our federal, state and local governmental customers, many of whom have recently experienced substantial budget cuts with the possibility of additional future budget cuts; and

•

Operating efficiencies. We continue to evaluate our segment operating structure and focus. This involves balancing our workforce in response to our workload requirements, productivity improvements and changes in industry, competitive, technological and regulatory conditions, while achieving operational efficiencies and improving our processes through automation. However, our ongoing efforts to increase revenue will continue to require that we incur higher costs in some areas, including the hiring of additional sales employees. We also expect our business segment to benefit indirectly from enhanced efficiencies in our company-wide network operations.

The following tables summarize the results of operations from our business segment:

	Business
	Years Ended December 31,		Increase / (Decrease)	% Change
	2014	2013
	(Dollars in millions)
Segment revenues:
Strategic services	$6,350	6,173	177	3%
Legacy services	3,998	4,267	(269)	(6)%
Data integration	686	651	35	5%

Total revenues	11,034	11,091	(57)	(1)%

Segment expenses:
Total expenses	6,089	5,808	281	5%

Segment income	$4,945	5,283	(338)	(6)%

Segment margin percentage	45%	48%

	Business
	Years Ended December 31,		Increase / (Decrease)	% Change
	2013	2012
	(Dollars in millions)
Segment revenues:
Strategic services	$6,173	5,952	221	4%
Legacy services	4,267	4,539	(272)	(6)%
Data integration	651	665	(14)	(2)%

Total revenues	11,091	11,156	(65)	(1)%

Segment expenses:
Total expenses	5,808	5,729	79	1%

Segment income	$5,283	5,427	(144)	(3)%

Segment margin percentage	48%	49%

Segment Revenues

Business segment revenues decreased by $57 million, or 1%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013 primarily due to the decline in legacy services revenues, which were partially offset by the growth in our strategic services and data integration revenues. The decline in legacy services revenues was attributable to lower volumes of local access and traditional WAN services. The growth in our strategic services revenues was primarily due to strong MPLS unit growth and higher Ethernet volume, which were substantially offset by a decline in private line (including special access) services. The increase in data integration revenues was primarily due to higher sales of customer premise equipment to governmental and business customers during the period. Business segment revenues decreased by $65 million, or 1%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012. The decline in legacy services revenues was caused by the same factors noted above for 2014. The increase in strategic services revenues came from increases in MPLS, colocation, and Ethernet services, which were partially offset by declines in private line (including special access) services. The decline in data integration revenues was primarily due to lower sales of customer premise equipment to governmental and business customers.

Segment Expenses

Business segment expenses increased by $281 million, or 5%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013 primarily due to increases in employee-related costs attributable to higher wages, benefits and internal commissions, customer premise equipment costs resulting from higher governmental and business sales noted above, facility costs driven by MPLS unit growth and real estate and power costs. Business segment expenses increased by $79 million, or 1%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012 primarily due to increases in employee-related costs, facility costs, real estate and power costs and external commissions, which were partially offset by a decrease in equipment and maintenance costs.

Segment Income

Business segment income decreased by $338 million, or 6%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013 primarily due to customers migrating from legacy services to lower margin strategic services. Business segment income decreased by $144 million, or 3%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012 primarily due to an increase in expenses.

Consumer

The operations of our consumer segment have been impacted by several significant trends, including those described below:

•

Strategic services. In order to remain competitive and attract additional residential broadband subscribers, we believe it is important to continually increase our broadband network’s scope and connection speeds. As a result, we continue to invest in our broadband network, which allows for the delivery of higher speed broadband services to a greater number of customers. We compete in a maturing broadband market in which most consumers already have broadband services and growth rates in new subscribers have slowed. Moreover, as described further in Items 1 and 1A of our Annual Report on Form 10-K for the year ended December 31, 2014, demand for our broadband services could be adversely affected by competitors continuing to provide services at higher average broadband speed than ours or expanding their advanced wireless data service offerings. We also continue to expand our other strategic product offerings, including facilities-based video services. The expansion of our facilities-based video service infrastructure requires us to incur substantial content and start-up expenses in advance of marketing and selling the service. Although, over time, we expect that our revenue for facilities-based video services will offset the expenses incurred, the timing of this revenue growth is uncertain and the video business is growing increasingly competitive. We believe these efforts to expand our offerings will improve our ability to compete and increase our strategic revenues;

•

Legacy services. Our voice revenues have been, and we expect they will continue to be, adversely affected by access line losses. Intense competition and product substitution continue to drive our access line losses. For example, many consumers are substituting cable and wireless voice services and electronic mail, texting and social networking non-voice services for traditional voice telecommunications services. We expect that these factors will continue to negatively impact our business. As a result of the expected loss of higher margin services associated with access lines, we continue to offer our customers service bundling and other product promotions to help mitigate this trend, as described below;

•

Service bundling and product promotions. We offer our customers the ability to bundle multiple products and services. These customers can bundle local services with other services such as broadband, video, long-distance and wireless. While we believe our bundled service offerings can help retain customers, they also tend to lower our profit margins in the consumer segment; and

•

Operating efficiencies. We continue to evaluate our segment operating structure and focus. This involves balancing our workforce in response to our workload requirements, productivity improvements and changes in industry, competitive, technological and regulatory conditions. We also expect our consumer segment to benefit indirectly from enhanced efficiencies in our company-wide network operations.

The following tables summarize the results of operations from our consumer segment:

	Consumer
	Years Ended December 31,		Increase / (Decrease)	% Change
	2014	2013
	(Dollars in millions)
Segment revenues:
Strategic services	$2,850	2,650	200	8%
Legacy services	3,140	3,349	(209)	(6)%
Data integration	4	5	(1)	(20)%

Total revenues	5,994	6,004	(10)	—%

Segment expenses:
Total expenses	2,420	2,359	61	3%

Segment income	$3,574	3,645	(71)	(2)%

Segment margin percentage	60%	61%

	Consumer
	Years Ended December 31,		Increase / (Decrease)	% Change
	2013	2012
	(Dollars in millions)
Segment revenues:
Strategic services	$2,650	2,475	175	7%
Legacy services	3,349	3,682	(333)	(9)%
Data integration	5	7	(2)	(29)%

Total revenues	6,004	6,164	(160)	(3)%

Segment expenses:
Total expenses	2,359	2,418	(59)	(2)%

Segment income	$3,645	3,746	(101)	(3)%

Segment margin percentage	61%	61%

Segment Revenues

Consumer segment revenues decreased by $10 million, or less than 1%, for year ended December 31, 2014 as compared to the year ended December 31, 2013 and decreased by $160 million, or 3%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012. The increase in strategic services revenues for both periods was due primarily to increases in the number of our facilities-based video customers and increases in the number of broadband subscribers, as well as from price increases on various services. The decline in legacy services revenues for both periods was primarily due to declines in local and long-distance service volumes associated with access line losses resulting from the competitive and technological changes described above, offset in part by increases in access recovery charges.

Segment Expenses

Consumer segment expenses increased by $61 million, or 3%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013 primarily due to increases in marketing and advertising expenses, Prism TV content costs resulting from subscriber growth in our Prism TV markets and the number of modems shipped for Prism customer premise equipment, which were partially offset by reductions in employee-related costs and facility costs. Consumer segment expenses decreased by $59 million, or 2%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012 primarily due to decreases in bad debt expense, salaries and wages and facility costs, partially offset by increases in Prism TV content costs resulting from subscriber growth and external commissions.

Segment Income

Consumer segment income decreased by $71 million, or 2%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013 primarily due to customers migrating from legacy services to lower margin strategic services, which caused our segment expenses to increase at a faster pace than segment revenues. Consumer segment income decreased by $101 million, or 3%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012 primarily due to a decline in total revenues.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with accounting principles that are generally accepted in the United States. The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of our assets, liabilities, revenues and expenses. We have identified certain policies and estimates as critical to our business operations and the understanding of our past or present results of operations related to (i) goodwill, customer relationships and other intangible assets; (ii) property, plant and equipment; (iii) pension and post-retirement benefits; (iv) loss contingencies and litigation reserves; and (v) income taxes. These policies and estimates are considered critical because they had a material impact, or they have the potential to have a material impact, on our consolidated financial statements and because they require us to make significant judgments, assumptions or estimates. We believe that the estimates, judgments and assumptions made when accounting for the items described below were reasonable, based on information available at the time they are made. However, there can be no assurance that actual results will not differ from those estimates.

Goodwill, Customer Relationships and Other Intangible Assets

We amortize customer relationships primarily over an estimated life of 10 to 15 years, using either the sum-of-the-years-digits or the straight-line methods, depending on the type of customer. We amortize capitalized software using the straight-line method over estimated lives ranging up to 7 years, except for approximately $237 million of our capitalized software costs, which represents costs to develop an integrated billing and customer care system which is amortized using the straight-line method over a 20 year period. We annually review the estimated lives and methods used to amortize our other intangible assets. The amount of future amortization expense may differ materially from current amounts, depending on the results of our annual reviews.

Our goodwill was derived from numerous acquisitions where the purchase price exceeded the fair value of the net assets acquired.

We are required to reassign goodwill to reporting units each time we reorganize our internal reporting structure which causes a change in the composition of our reporting units. We assign goodwill to the reporting units using a relative fair value approach. We utilize the trailing twelve months earnings before interest, taxes, depreciation and amortization as our allocation methodology as it represents a reasonable proxy for the fair value of the operations being reorganized. The use of other fair value assignment methods could result in materially different results. For additional information on the November 1, 2014 reorganization of our segments, see Note 12—Segment Information to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2014.

We are required to assess goodwill for impairment at least annually, or more frequently if events or a change in circumstances indicate that an impairment may have occurred. We are required to write-down the value of goodwill in periods in which the recorded amount of goodwill exceeds the implied fair value of goodwill. Our reporting units are not discrete legal entities with discrete financial statements. Our assets and liabilities are employed in and relate to the operations of our reporting units. Therefore, the equity carrying value and future cash flows must be estimated each time a goodwill impairment analysis is performed on a reporting unit. As a result, our assets, liabilities and cash flows are assigned to reporting units using reasonable and consistent allocation methodologies. Certain estimates, judgments and assumptions are required to perform these assignments. We believe these estimates, judgments and assumptions to be reasonable, but changes in many of these can significantly affect each reporting unit’s equity carrying value and future cash flows utilized for our goodwill impairment test. For 2014, our annual assessment date for testing goodwill impairment was October 31.

As of October 31, 2014, we assessed our reporting units, which were our then four reportable segments at such date (business, consumer, wholesale and hosting) and concluded the estimated fair value of our business and wholesale reporting units was substantially in excess of our carrying value of equity and the estimated fair value of our consumer and hosting reporting units exceeded our carrying value of equity by 8% and 12%, respectively.

For additional information on our goodwill balances by segment, see Note 2—Goodwill, Customer Relationships and Other Intangible Assets in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2014.

We may be required to assess our goodwill for impairment before our next required assessment date of October 31, 2015 under certain circumstances, including any failure to meet our forecasted future operating results or any significant increases in our weighted average cost of capital. In addition, we cannot assure that adverse conditions will not trigger future goodwill impairment assessments or impairment charges. A number of factors, many of which we cannot control, could affect our financial condition, operating results and business prospects and could cause our actual results to differ from the estimates and assumptions we employed in our goodwill impairment assessment. These factors include, but are not limited to, (i) further weakening in the overall economy; (ii) a significant decline in our stock price and resulting market capitalization; (iii) changes in the discount rate we use in our testing; (iv) successful efforts by our competitors to gain market share in our markets; (v) adverse changes as a result of regulatory or legislative actions; (vi) a significant adverse change in our legal affairs or in the overall business climate; and (vii) recognition of a goodwill impairment loss in the financial statements of a subsidiary that is a component of our segments. We will continue to monitor certain events that impact our operations to determine if an interim assessment of goodwill impairment should be performed prior to the next required assessment date of October 31, 2015.

Property, Plant and Equipment

Property, plant and equipment acquired in connection with our acquisitions was recorded based on its estimated fair value as of its acquisition date, plus the estimated value of any associated legally or contractually required asset retirement obligation. Purchased and constructed property, plant and equipment is recorded at cost, plus the estimated value of any associated legally or contractually required asset retirement obligation. Renewals and betterments of plant and equipment are capitalized while repairs, as well as renewals of minor items, are charged to operating expense. Depreciation of property, plant and equipment is provided on the straight-line method using class or overall group rates. The group method provides for the recognition of the remaining net investment, less anticipated net salvage value, over the remaining useful life of the assets. This method requires the periodic revision of depreciation rates.

Normal retirements of property, plant and equipment are charged against accumulated depreciation, with no gain or loss recognized. We depreciate such property on the straight-line method over estimated service lives ranging from 3 to 45 years.

We perform annual internal reviews to evaluate the reasonableness of the depreciable lives for our property, plant and equipment. Our reviews utilize models that take into account actual usage, physical wear and tear, replacement history, assumptions about technology evolution and, in certain instances, actuarially determined probabilities to estimate the remaining life of our asset base.

Due to rapid changes in technology and the competitive environment, determining the estimated economic life of telecommunications plant, equipment and software requires a significant amount of judgment. We regularly review data on utilization of equipment, asset retirements and salvage values to determine adjustments to our depreciation rates. The effect of a hypothetical one year increase or decrease in the estimated remaining useful lives of our property, plant and equipment would have decreased depreciation expense by approximately $440 million annually or increased depreciation expense by approximately $630 million annually, respectively.

Pension and Post-retirement Benefits

We sponsor a noncontributory qualified defined benefit pension plan (referred to as our pension plan) for a substantial portion of our employees. In addition to this tax qualified pension plan, we also maintain several non-qualified pension plans for certain eligible highly compensated employees. We also maintain post-retirement benefit plans that provide health care and life insurance benefits for certain eligible retirees. On December 31, 2014, we merged our existing qualified pension plans, which included merging the Qwest Pension Plan and the Embarq Retirement Pension Plan into the CenturyLink Retirement Plan. The CenturyLink Retirement Plan was renamed the CenturyLink Combined Pension Plan.

In 2014, approximately 16% of the pension plan’s January 1, 2014 net actuarial loss balance of $1.1 billion was subject to amortization as a component of net periodic expense over the average remaining service period of participating employees expected to receive benefits, which ranges from 8 to 9 years for the plans. The other 84% of the pension plan’s beginning net actuarial loss balance was treated as indefinitely deferred during 2014. The entire beginning net actuarial loss of $37 million for the post-retirement benefit plans was treated as indefinitely deferred during 2014.

In 2013, approximately 33% of the pension plans’ January 1, 2013 net actuarial loss balance of $2.2 billion was subject to amortization as a component of net periodic expense over the average remaining service period of participating employees expected to receive benefits, which ranges from 8 to 12 years for the plans. The other 67% of the pension plans’ beginning net actuarial loss balance was treated as indefinitely deferred during 2013. The entire beginning net actuarial loss of $446 million for the post-retirement benefit plans was treated as indefinitely deferred during 2013.

In computing the pension and post-retirement health care and life insurance benefit obligations, our most significant assumptions we make are the discount rate and mortality rates. In computing the periodic pension and post-retirement benefit expense, the most significant assumptions we make are the discount rate and the expected rate of return on plan assets.

The discount rate for each plan is the rate at which we believe we could effectively settle the plan’s benefit obligations as of the end of the year. We selected each plan’s discount rate based on a cash flow matching analysis using hypothetical yield curves from U.S. corporate bonds rated high quality and projections of the future benefit payments that constitute the projected benefit obligation for the plans. This process establishes the uniform discount rate that produces the same present value of the estimated future benefit payments as is generated by discounting each year’s benefit payments by a spot rate applicable to that year. The spot rates used in this process are derived from a yield curve created from yields on the 60th to 90th percentile of U.S. high quality bonds.

Mortality rates help predict the expected life of plan participants and are based on historical demographic studies by the Society of Actuaries. In 2014, the Society published new mortality rate tables reflecting increases in the projected life expectancies of North Americans since its publications of earlier tables. We adopted the new tables immediately. This resulted in an increase to the projected benefit obligation of approximately $1.3 billion for our pension and post-retirement benefit plans and is expected to result in additional expense of approximately $159 million in 2015.

The expected rate of return on plan assets is the long-term rate of return we expect to earn on the plans’ assets in the future. The rate of return is determined by the strategic allocation of plan assets and the long-term risk and return forecast for each asset class. The forecasts for each asset class are generated primarily from an analysis of the long-term expectations of various third party investment management organizations to which we then add a factor of 50 basis points to reflect the benefit we expect to result from our active management of the assets. The expected rate of return on plan assets is reviewed annually and revised, as necessary, to reflect changes in the financial markets and our investment strategy.

To compute the expected return on pension and post-retirement benefit plan assets, we apply an expected rate of return to the fair value of the pension plan assets and to the fair value of the post-retirement benefit plan assets adjusted for contribution timing and for projected benefit payments to be made from the plan assets. Annual market volatility for these assets is reflected in the net actuarial losses.

Changes in any of the above factors could significantly impact operating expenses in the consolidated statements of operations and other comprehensive (loss) income in the consolidated statements of comprehensive (loss) income as well as the value of the liability and accumulated other comprehensive loss of stockholders’ equity on our consolidated balance sheets. The expected return on plan assets is reflected as a reduction to our pension and post-retirement benefit expense. If our assumed expected rates of return for 2014 were 100 basis points lower, our qualified pension and post-retirement benefit expenses for 2014 would have increased by $59 million. If our assumed discount rates for 2014 were 100 basis points lower, our qualified pension and post-retirement benefit expenses for 2014 would have decreased by $12 million and our projected benefit obligation for 2014 would have increased by approximately $2.3 billion.

Loss Contingencies and Litigation Reserves

We are involved in several material legal proceedings, as described in more detail in Note 14—Commitments and Contingencies to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2014. We assess potential losses in relation to these and other pending or threatened tax and legal matters. For matters not related to income taxes, if a loss is considered probable and the amount can be reasonably estimated, we recognize an expense for the estimated loss. To the extent these estimates are more or less than the actual liability resulting from the resolution of these matters, our earnings will be increased or decreased accordingly. If the differences are material, our consolidated financial statements could be materially impacted.

For matters related to income taxes, if we determine in our judgment that the impact of an uncertain tax position is more likely than not to be sustained upon audit by the relevant taxing authority, then we recognize in our financial statements a benefit for the largest amount that is more likely than not to be sustained. No portion of an uncertain tax position will be recognized if we determine in our judgment that the position has less than a 50% likelihood of being sustained. Though the validity of any tax position is a matter of tax law, the body of statutory, regulatory and interpretive guidance on the application of the law is complex and often ambiguous. Because of this, whether a tax position will ultimately be sustained may be uncertain. The overall tax liability recorded for uncertain tax positions as of December 31, 2014, considers the anticipated utilization of any applicable tax credits and NOLs.

Income Taxes

Our provision for income taxes includes amounts for tax consequences deferred to future periods. We record deferred income tax assets and liabilities reflecting future tax consequences attributable to tax net operating losses, or NOLs, tax credit carryforwards and differences between the financial statement carrying value of assets and liabilities and the tax bases of those assets and liabilities. Deferred taxes are computed using enacted tax rates expected to apply in the year in which the differences are expected to affect taxable income. The effect on deferred income tax assets and liabilities of a change in tax rate is recognized in earnings in the period that includes the enactment date.

The measurement of deferred taxes often involves the exercise of considerable judgment related to the realization of tax basis. Our deferred tax assets and liabilities reflect our assessment that tax positions taken in filed tax returns and the resulting tax basis, are more likely than not to be sustained if they are audited by taxing authorities. Also, assessing tax rates that we expect to apply and determining the years when the temporary differences are expected to affect taxable income requires judgment about the future apportionment of our income among the states in which we operate. Any changes in our practices or judgments involved in the measurement of deferred tax assets and liabilities could materially impact our financial condition or results of operations.

In connection with recording deferred income tax assets and liabilities, we establish valuation allowances when necessary to reduce deferred income tax assets to amounts that we believe are more likely than not to be realized. We evaluate our deferred tax assets quarterly to determine whether adjustments to our valuation allowance are appropriate in light of changes in facts or circumstances, such as changes in tax law, interactions with taxing authorities and developments in case law. In making this evaluation, we rely on our recent history of pre-tax earnings. We also rely on our forecasts of future earnings and the nature and timing of future deductions and benefits represented by the deferred tax assets, all which involve the exercise of significant judgment. At December 31, 2014, we established a valuation allowance of $409 million, primarily related to state NOLs, as it is more likely than not that these NOLs will expire unused. If forecasts of future earnings and the nature and estimated timing of future deductions and benefits change in the future, we may determine that a valuation allowance for certain deferred tax assets is appropriate, which could materially impact our financial condition or results of operations. See Note 11—Income Taxes to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2014 for additional information.

LIQUIDITY AND CAPITAL RESOURCES

Overview

At December 31, 2014, we held cash and cash equivalents of $128 million and we had approximately $1.3 billion of borrowing capacity available under our $2.0 billion revolving credit facility (referred to, as amended, as our “Credit Facility”, which is described further below). At December 31, 2014, cash and cash equivalents of $58 million were held in foreign bank accounts for the purpose of funding our foreign operations. Due to various factors, our access to foreign cash is generally much more restricted than our access to domestic cash.

In connection with our budgeting process in early 2015, our executive officers and our Board of Directors reviewed our sources and potential uses of cash over the next several years, including among other things the previously-disclosed effect of the anticipated depletion of our federal net operating loss carryforwards during 2015.

Based on our current capital allocation objectives, during 2015 we anticipate expending approximately $3.0 billion of cash for capital investment in property, plant and equipment and up to $1.2 billion for dividends on our common stock, based on the current annual common stock dividend rate of $2.16 and the current number of outstanding common shares. We have debt maturities of approximately $442 million, scheduled debt principal payments of approximately $22 million, and scheduled capital lease and other obligation payments of approximately $86 million due during 2015. We also anticipate expending cash for repurchasing common stock, but the amount will largely depend on market conditions.

We will continue to monitor our future sources and uses of cash, and anticipate that we will make adjustments to our capital allocation strategies when, as and if determined by our Board of Directors. We use our revolving credit facility as a source of liquidity for operating activities and to give us additional flexibility to finance, among other things, our capital investments, repayments of debt, pension contributions, dividends or stock repurchases.

Capital Expenditures

We incur capital expenditures on an ongoing basis in order to enhance and modernize our networks, compete effectively in our markets and expand our service offerings. We evaluate capital expenditure projects based on a variety of factors, including expected strategic impacts (such as forecasted impact on revenue growth, productivity, expenses, service levels and customer retention) and our expected return on investment. The amount of capital investment is influenced by, among other things, demand for our services and products, cash flow generated by operating activities, cash required for other purposes and regulatory considerations. Based on our current objectives, we estimate our total 2015 capital expenditures to be approximately $3.0 billion.

Our capital expenditures continue to be focused on our strategic services such as video, broadband, fiber to the tower, software development and managed hosting services. For more information on capital spending, see Items 1 and 1A of our Annual Report on Form 10-K for the year ended December 31, 2014.

Debt and Other Financing Arrangements

Approximately $350 million of CenturyLink, Inc. Series M 5.000% notes matured on February 17, 2015, and $92 million of our QC 7.625% senior notes will mature on June 15, 2015.

On February 20, 2015, QC entered into a new credit agreement with several lenders that allows QC to borrow up to $100 million under a term loan. Under this new credit agreement, QC borrowed $100 million under a ten-year term note that expires on February 20, 2025.

Subject to market conditions, we expect to continue to issue debt securities from time to time in the future to refinance a substantial portion of our maturing debt, including issuing Qwest Corporation debt securities to refinance its maturing debt to the extent feasible. The availability, interest rate and other terms of any new borrowings will depend on the ratings assigned to us and Qwest Corporation by credit rating agencies, among other factors. For further information on our debt maturities, see below “Future Contractual Obligations.”

As of the date of our Annual Report on Form 10-K for the year ended December 31, 2014, the credit ratings for the senior unsecured debt of CenturyLink, Inc. and Qwest Corporation were as follows:

Agency	CenturyLink, Inc.	Qwest Corporation
Standard & Poor’s	BB	BBB-
Moody’s Investors Service, Inc.	Ba2	Baa3
Fitch Ratings	BB+	BBB-

Our credit ratings are reviewed and adjusted from time to time by the rating agencies, and downgrades of CenturyLink’s senior unsecured debt ratings could, under certain circumstances, incrementally increase the cost of our borrowing under the Credit Facility. Moreover, any downgrades of CenturyLink’s or Qwest Corporation’s senior unsecured debt ratings could impact our access to debt capital or further raise our borrowing costs. See “Risk Factors—Risks Affecting our Liquidity and Capital Resources” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014.

Net Operating Loss Carryforwards

We are currently using NOLs to offset our federal taxable income. At December 31, 2014, we had approximately $1.6 billion of federal net operating losses. Based on current laws and circumstances, including the statutory extension of allowing bonus depreciation for 2014, we now expect to deplete substantially all of these tax benefits during 2015. Once our NOLs are fully utilized, we expect that the amounts of our cash flows dedicated to the payment of federal taxes will increase substantially. The amounts of those payments will depend upon many factors, including future earnings, tax law changes and future tax circumstances. Based on current laws and circumstances applied to estimates of 2015 earnings, we estimate our income tax liability related to 2015 to be between $300 million and $400 million. Approximately $275 million of this amount will be paid in early 2016 in accordance with federal tax installment provisions. For 2016, we estimate our income tax payments to be between $1.1 billion and $1.3 billion, which includes the installment payments of approximately $275 million related to our 2015 federal tax liability. Should bonus depreciation be extended for 2015, we estimate that our income tax liability for 2015 would be between $50 million and $100 million and for 2016 would be between $850 million and $1.0 billion. Approximately $300 million of the 2016 amount would be paid in early 2017 in accordance with federal tax installment provisions.

Dividends

We currently expect to continue our current practice of paying quarterly cash dividends in respect of our common stock subject to our Board of Directors’ discretion to modify or terminate this practice at any time and for any reason. In early 2013, our Board of Directors approved a 25.5% reduction in our quarterly common stock dividend rate to $0.54 per share, which we believe increased our flexibility to balance our multiple objectives of managing our business, paying our fixed commitments and returning cash to our shareholders. Assuming continued payment at this rate of $0.54 per share, our total dividends paid each quarter would be approximately $307 million based on our current number of outstanding shares (which does not reflect shares that we might repurchase or issue in future periods). See “Risk Factors—Risks Affecting Our Business” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014.

Stock Repurchase Program

In February 2014, our Board of Directors authorized a 24-month program to repurchase up to an aggregate of $1.0 billion of our outstanding common stock. This 2014 stock repurchase program took effect on May 29, 2014, immediately upon the completion of our predecessor 2013 stock repurchase program. For the year ended December 31, 2014, we repurchased 5.2 million shares for $200 million or an average purchase price of $38.40 per share under this 2014 stock repurchase program (excluding common shares that, as of December 31, 2014, we had agreed to purchase under the program for an aggregate of $6 million in transactions that settled early in the first quarter of 2015). The repurchased common stock has been retired. As of February 20, 2015, we had repurchased 7.7 million shares for $298 million, or an average purchase price of $38.57 per share. We currently expect to continue purchasing shares under this 2014 program in open market transactions, subject to market conditions and other factors. As of December 31, 2014, we had approximately $800 million remaining available for stock repurchases under this 2014 stock repurchase program. For additional information on repurchases made during the quarter ended December 31, 2014, see Item 5 of our Annual Report on Form 10-K for the year ended December 31, 2014.

Credit Facilities

On December 3, 2014, we amended our existing $2.0 billion revolving credit facility to extend the maturity date to December 3, 2019. The amended Credit Facility (the “Credit Facility”) has 16 lenders, with commitments ranging from $3.5 million to $198.5 million and allows us to obtain revolving loans and to issue up to $400 million of letters of credit, which upon issuance reduce the amount available for other extensions of credit. Interest is assessed on borrowings using either the LIBOR or the base rate (each as defined in the Credit Facility) plus an applicable margin between 1.00% and 2.25% per annum for LIBOR loans and 0.00% and 1.25% per annum for base rate loans depending on our then current senior unsecured long-term debt rating. Our obligations under the Credit Facility are guaranteed by nine of our subsidiaries. At December 31, 2014, we had $725 million in borrowings and no amounts of letters of credit outstanding under the Credit Facility.

Under the Credit Facility, we, and our indirect subsidiary, Qwest Corporation, must maintain a debt to EBITDA (earnings before interest, taxes, depreciation and amortization, as defined in our Credit Facility) ratio of not more than 4.0:1.0 and 2.85:1.0, respectively, as of the last day of each fiscal quarter for the four quarters then ended. The Credit Facility also contains a negative pledge covenant, which generally requires us to secure equally and ratably any advances under the Credit Facility if we pledge assets or permit liens on our property for the benefit of other debtholders. The Credit Facility also has a cross payment default provision, and the Credit Facility and certain of our debt securities also have cross acceleration provisions. When present, these provisions could have a wider impact on liquidity than might otherwise arise from a default or acceleration of a single debt instrument. To the extent that our EBITDA (as defined in our Credit Facility) is reduced by cash settlements or judgments, including in respect of any of the matters discussed in Note 14—Commitments and Contingencies to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2014, our debt to EBITDA ratios under certain debt agreements will be adversely affected. This could reduce our financing flexibility due to potential restrictions on incurring additional debt under certain provisions of our debt agreements or, in certain circumstances, could result in a default under certain provisions of such agreements.

At December 31, 2014, we owed $380 million under a term loan maturing in 2019, which includes covenants substantially the same as those set forth in the Credit Facility.

We have a $160 million uncommitted revolving letter of credit facility which enables us to provide letters of credit under terms that may be more favorable than those under the Credit Facility. At December 31, 2014, our outstanding letters of credit totaled $124 million under this facility.

In January 2015, we entered into a $100 million uncommitted revolving line of credit with one of the lenders under the Credit Facility.

For information on our outstanding debt securities, see immediately below “Future Contractual Obligations” and Note 3—Long-Term Debt and Credit Facilities to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2014.

Future Contractual Obligations

The following table summarizes our estimated future contractual obligations as of December 31, 2014:

	2015	2016	2017	2018	2019	2020 and thereafter	Total
	(Dollars in millions)
Long-term debt, including current maturities and capital lease obligations (excluding unamortized premiums, discounts and other, net.)	$550	1,494	1,497	248	1,474	15,519	20,782
Interest on long-term debt and capital leases(1)	1,349	1,279	1,211	1,124	1,097	15,543	21,603
Operating leases	311	280	257	233	202	974	2,257
Purchase commitments(2)	141	98	56	28	22	62	407
Post-retirement benefit obligation(3)	57	57	57	93	91	1,008	1,363
Non-qualified pension obligations(3)	6	6	5	5	5	20	47
Unrecognized tax benefits(4)	—	—	—	—	—	47	47
Other	13	7	5	6	9	67	107

Total future contractual obligations(5)	$2,427	3,221	3,088	1,737	2,900	33,240	46,613

(1)	Actual principal and interest paid in all years may differ due to future refinancing of outstanding debt or issuance of new debt. Interest on our floating rate debt was calculated for all years using the rates effective at December 31, 2014.
(2)

We have various long-term, non-cancelable purchase commitments for advertising and promotion services, including advertising and marketing at sports arenas and other venues and events. We also have service related commitments with various vendors for data processing, technical and software support services. Future payments under certain service contracts will vary depending on our actual usage. In the table above we estimated payments for these service contracts based on estimates of the level of services we expect to receive.
(3)	Reflects only the portion of total obligation that is contractual in nature. See Note 5 below
(4)	Represents the amount of tax and interest we would pay for our unrecognized tax benefits. The $47 million is composed of unrecognized tax benefits of $17 million and related estimated interest of $30 million, which would result in future cash payments if our tax positions were not upheld. See Note 11—Income Taxes to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2014 for additional information. The timing of any payments for our unrecognized tax benefits cannot be predicted with certainty; therefore, such amount is reflected in the “2020 and thereafter” column in the above table.
(5)	The table is limited to contractual obligations only and does not include:

•	contingent liabilities;

•	our open purchase orders as of December 31, 2014. These purchase orders are generally issued at fair value, and are generally cancelable without penalty;

•

other long-term liabilities, such as accruals for legal matters and other taxes that are not contractual obligations by nature. We cannot determine with any degree of reliability the years in which these liabilities might ultimately settle;

•

cash funding requirements for qualified pension benefits payable to certain eligible current and future retirees. Benefits paid by our qualified pension plans are paid through trusts. Cash funding requirements for these trusts are not included in this table as we are not able to reliably estimate required contributions to the trusts. Our funding projections are discussed further below;

•

certain post-retirement benefits payable to certain eligible current and future retirees. Not all of our post-retirement benefit obligation amount is a contractual obligation and only the portion that we believe is a contractual obligation is reported in the table. See additional information on our benefits plans in Note 7—Employee Benefits to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2014;

•

contract termination fees. These fees are non-recurring payments, the timing and payment of which, if any, is uncertain. In the ordinary course of business and to optimize our cost structure, we enter into contracts with terms greater than one year to use the network facilities of other carriers and to purchase other goods and services. Our contracts to use other carriers’ network facilities generally have no minimum volume requirements and are based on an interrelationship of volumes and discounted rates. Assuming we terminate these contracts in 2015, the contract termination fees would be approximately $272 million. Under the same assumption, we estimate that our termination fees for these contracts to purchase goods and services would be approximately $157 million. In the normal course of business, we do not believe payment of these fees is likely; and

•	potential indemnification obligations to counterparties in certain agreements entered into in the normal course of business. The nature and terms of these arrangements vary.

Pension and Post-retirement Benefit Obligations

We are subject to material obligations under our existing defined benefit pension plans and post-retirement benefit plans. The accounting unfunded status (benefit obligations) as of December 31, 2014 of our defined benefit pension plans and post-retirement benefit plans were $2.5 billion and $3.5 billion, respectively. See Note 7—Employee Benefits to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2014 for additional information about our pension and post-retirement benefit arrangements.

Benefits paid by our qualified pension plan are paid through a trust that holds all plan assets. We made cash contributions to the trust totaling $157 million in 2014 to our qualified pension plan. Based on current laws and circumstances, we do not expect any contributions to be required for our qualified pension plan for 2015. The amount of required contributions to our qualified pension plan in 2016 and beyond will depend on a variety of factors, most of which are beyond our control, including earnings on plan investments, prevailing interest rates, demographic experience, changes in plan benefits and changes in funding laws and regulations.

Certain of our post-retirement health care and life insurance benefits plans are unfunded. Several trusts hold assets that are used to help cover the health care costs of certain retirees. As of December 31, 2014, the fair value of these trust assets was approximately $353 million; however, a portion of these assets is comprised of investments with restricted liquidity. We estimate that the more liquid assets in the trust will be adequate to provide continuing reimbursements for covered post-retirement health care costs for approximately two years. Thereafter, covered benefits will be paid either directly by us or from the trusts as the remaining assets become liquid. This projected two year period could be shorter or longer depending on returns on plan assets, the timing of maturities of illiquid plan assets and future changes in benefits.

For 2015, our estimated annual long-term rate of return is 7.5% for both the pension plan trust assets and post-retirement plans trust assets, based on the assets currently held. However, actual returns could be substantially different.

Recently the accounting unfunded status for our pension and post-retirement benefit plans were significantly increased due to our adoption of new mortality assumptions. For additional information on this and other factors that could influence our funding commitments under our benefit plans, see “Critical Accounting Policies and Estimates—Pension and Post-Retirement Benefits” in this Appendix B and “Risk Factors—Risks Affecting Our Liquidity and Capital Resources—Increases in costs for pension and healthcare benefits for our active and retired employee may reduce our profitability and increase our funding commitments” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014.

Connect America Fund

In October 2011, the FCC adopted the Connect America and Intercarrier Compensation Reform order intended to reform the existing regulatory regime to recognize ongoing shifts to new technologies. Among other changes, this initial ruling established the framework for a multi-year transition of federal universal service funding to a new system where such funding is explicitly targeted to the deployment and provisioning of broadband services in high cost areas. In December 2014, the FCC issued an order specifying the amount of funds to be offered under Phase 2 of the CAF program to price cap carriers, on a state by state basis, for the construction of high-speed broadband services to underserved areas. Under this order, we will have during 2015 a 120-day period in which to elect whether to exercise a “right of first refusal” to provide broadband services to households in unserved portions of our service areas. To the extent that we choose not to accept these opportunities and related CAF Phase 2 funds for any state under our right of first refusal, we expect that those opportunities and funds would be awarded at auction in 2016. We currently expect that we, as well as other communications companies, would be able to participate in these various state auctions in 2016.

The effects on us of accepting or rejecting CAF Phase 2 funding are both highly uncertain over the long term. In states where we accept the CAF Phase 2 funding, the annual distributions will begin in 2015. In states where we do not accept CAF Phase 2 support, the legacy USF high-cost loop support we have historically received will continue until the CAF Phase 2 auctions are completed. If we elect in 2015 to receive all CAF Phase 2 funding available to us under the FCC’s December 2014 order, we project, based on certain assumptions, that we would receive support payments from the FCC of approximately $500 million per year for six years, which is approximately $150 million greater than the federal Universal Service Fund high-cost loop support subsidies the CAF Phase 2 opportunities would replace. However, we would likely be required to increase our planned capital expenditures in the unserved areas by over $500 million per year. Conversely, if we elect in 2015 to forego all available CAF Phase 2 funding, we will continue to receive approximately $344 million in federal USF high-cost loop support subsidies in 2015, but the program’s impact on us beyond 2015 would depend on the extent to which we would participate and prevail in the various auctions expected to be held in 2016. If we ultimately receive no CAF Phase 2 funding (either through elections not to participate in the program or failures to prevail at the 2016 auctions), we anticipate forfeiting beginning in 2016 approximately $344 million of USF high-cost loop support funds, which would materially adversely impact our cash flows.

Historically, we have recognized the full amount of our annual federal USF high-cost loop support as revenue in the year received. We are still in the process of determining how to recognize funds that may be received under CAF Phase 2, but because of differences inherent in the CAF Phase 2 process we will likely defer the recognition of CAF Phase 2 funding until specific CAF Phase 2 deployment projects are completed. This potential difference in accounting treatment could materially reduce our revenue beginning at the date we formally elect to receive any CAF Phase 2 funds. Although we anticipate that following the deployment of broadband in CAF Phase 2 markets, we will benefit from incremental broadband subscribers and funding in previously unserved rural markets, the funding will be delayed until we can complete constructing new network and obtain new customers in those areas.

As of the date of filing of our Annual Report on Form 10-K for the year ended December 31, 2014, we had not yet decided whether to accept or reject any specific build-out opportunities and related CAF support payments available to us under the Phase 2 program. We continue to evaluate our options with respect to the opportunities afforded to us under the FCC’s CAF Phase 2 program, including assessing whether our projected return on capital warrants pursuing these opportunities in our various markets. Although we cannot determine at this point the ultimate impact of the implementation of the FCC’s CAF Phase 2 program on us, it could have a material impact on our revenues, expenses and cash flows.

In 2013, under the second round of the first phase of the CAF program, we received $40 million in funding for deployment of broadband services in rural areas. The recently issued CAF Phase 2 program overlaps certain eligible areas of the second round funding and at this stage, we are unable to determine how much of the $40 million in funding will be utilized or whether the funding will be returned to the FCC. The $40 million of CAF Phase 2 funding is included in other noncurrent liabilities on our consolidated balance sheet as of December 31, 2014.

For additional information, see “Business—Regulation” in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2014.

Historical Information

The following tables summarize our consolidated cash flow activities:

	Years Ended December 31,		Increase / (Decrease)
	2014	2013
	(Dollars in millions)
Net cash provided by operating activities	$5,188	5,559	(371)
Net cash used in investing activities	(3,077)	(3,148)	(71)
Net cash used in financing activities	(2,151)	(2,454)	(303)

	Years Ended December 31,		Increase / (Decrease)
	2013	2012
	(Dollars in millions)
Net cash provided by operating activities	$5,559	6,065	(506)
Net cash used in investing activities	(3,148)	(2,690)	458
Net cash used in financing activities	(2,454)	(3,295)	(841)

Net cash provided by operating activities decreased by $371 million for the year ended December 31, 2014 as compared to the year ended December 31, 2013 primarily due to a negative variance in net income adjusted for non-cash items along with a payment of approximately $235 million in the first quarter of 2014 to settle certain litigation. These decreases were substantially offset by positive variances in the changes in accounts payable and retirement benefits. Net cash provided by operating activities decreased by $506 million for the year ended December 31, 2013 as compared to the year ended December 31, 2012 substantially due to a decrease in net (loss) income adjusted for non-cash items, a negative variance in the change in the retirement benefits and other noncurrent assets and liabilities. For additional information about our operating results, see “Results of Operations” above.

Net cash used in investing activities decreased by $71 million for the year end December 31, 2014 as compared to the year ended December 31, 2013 with no significant variances noted. Net cash used in investing increased by $458 million for the year ended December 31, 2013 as compared to the year ended December 31, 2012 primarily due to amounts paid for acquisitions in 2013, increased payments for purchases of property, plant and equipment and less proceeds from the sale of property and intangible assets.

Net cash used in financing activities decreased by $303 million for the year ended December 31, 2014 as compared to the year ended December 31, 2013 primarily due to reductions in net debt paydowns in 2014 versus net borrowings in 2013, common stock repurchases and dividend payments. Net cash used in financing activities decreased by $841 million for the year ended December 31, 2013 as compared to the year ended December 31, 2012 primarily due to a significant change from net debt paydowns (including early retirement costs) in 2012 to net proceeds in 2013. Additionally, there was a decrease in dividends paid due to our reduction in our per share common stock dividend rate. These items were partially offset by a significant increase in stock repurchases (due to our buyback program announced in February 2013).

On October 1, 2014, QC paid at maturity the $600 million principal amount of its 7.50% Notes.

On September 29, 2014, QC issued $500 million aggregate principal amount of 6.875% Notes due 2054, in exchange for net proceeds, after deducting underwriting discounts and other expenses, of $483 million. The Notes are senior unsecured obligations and may be redeemed, in whole or in part, on or after October 1, 2019, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date.

On April 1, 2014, a subsidiary of Embarq paid at maturity the $30 million principal amount of its 7.46% first mortgage bonds.

During the year ended December 31, 2014, we repurchased 18.9 million shares of the company’s outstanding common stock in the open market. These shares were repurchased for an aggregate market price of $633 million, or an average purchase price of $33.42 per share. The repurchased common stock has been retired. For additional information, see “Note 17—Repurchase of CenturyLink Stock” in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2014.

In 2012 and early 2013, we accepted approximately $35 million from Round 1 of Phase 1 of the FCC’s CAF established by Congress to help telecommunications carriers defray the cost of providing broadband access to remote customers. We intend to use the funds to deploy broadband service for up to 45 thousand homes in unserved rural areas principally in Colorado, Minnesota, New Mexico, Virginia and Washington. In 2013, the FCC announced another round of CAF funding and we initially agreed to accept approximately $54 million from Round 2 of Phase 1 of the FCC’s CAF to bring broadband services to more than 92 thousand rural homes and businesses in unserved high-cost areas. Due to challenges from other competing telecommunications carriers on the unserved rural areas, the final amount offered to us by the FCC, which we accepted in late 2013, was approximately $40 million.

Certain Matters Related to Acquisitions

When we acquired Qwest and Savvis in 2011, Qwest’s pre-acquisition debt obligations consisted primarily of debt securities issued by QCII and two of its subsidiaries while Savvis’ long-term debt obligations (after the discharge of its convertible senior notes in connection with the completion of the acquisition) consisted primarily of capital leases, the remaining outstanding portions of which are all now included in our consolidated debt balances. The indentures governing Qwest’s remaining debt securities contain customary covenants that restrict the ability of Qwest or its subsidiaries from making certain payments and investments, granting liens and selling or transferring assets. Based on current circumstances, we do not anticipate that these covenants will significantly restrict our ability to manage cash balances or transfer cash between entities within our consolidated group of companies as needed.

In accounting for the Qwest acquisition, we recorded Qwest’s debt securities at their estimated fair values, which totaled $12.292 billion as of April 1, 2011. Our acquisition date fair value estimates were based primarily on quoted market prices in active markets and other observable inputs where quoted market prices were not available. The fair value of Qwest’s debt securities exceeded their stated principal balances on the acquisition date by $693 million, which we recorded as a premium.

The table below summarizes the portions of this premium recognized as a reduction to interest expense or extinguished during the periods indicated:

	Years Ended December 31,		From April 1, 2011 through December 31, 2012	Total Since Acquisition
	2014	2013
	(Dollars in millions)
Amortized	$42	62	240	344
Extinguished(1)	—	41	235	276

Total	$42	103	475	620

(1)	Extinguished in connection with the payment of Qwest debt securities prior to maturity.

The remaining premium of $73 million as of December 31, 2014, will reduce interest expense in future periods, unless otherwise extinguished.

Other Matters

CenturyLink has cash management arrangements with certain of its principal subsidiaries, in which substantial portions of the subsidiaries’ cash is regularly advanced to CenturyLink. Although CenturyLink periodically repays these advances to fund the subsidiaries’ cash requirements throughout the year, at any given point in time CenturyLink may owe a substantial sum to our subsidiaries under these advances, which, in accordance with generally accepted accounting principles, are eliminated in consolidation and therefore not recognized on our consolidated balance sheets.

We also are involved in various legal proceedings that could have a material adverse effect on our financial position. See Note 14—Commitment and Contingencies to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2014 for the current status of such legal proceedings.

MARKET RISK

We are exposed to market risk from changes in interest rates on our variable rate long-term debt obligations and fluctuations in certain foreign currencies. We seek to maintain a favorable mix of fixed and variable rate debt in an effort to limit interest costs and cash flow volatility resulting from changes in rates.

Management periodically reviews our exposure to interest rate fluctuations and periodically implements strategies to manage the exposure. From time to time, we have used derivative instruments to (i) lock-in or swap our exposure to changing or variable interest rates for fixed interest rates or (ii) to swap obligations to pay fixed interest rates for variable interest rates. As of December 31, 2014, we had no such instruments outstanding. We have established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative instrument activities. We do not hold or issue derivative financial instruments for trading or speculative purposes.

At December 31, 2014, we had approximately $20.2 billion (excluding capital lease and other obligations with a carrying amount of $509 million) of long-term debt outstanding, approximately 95.0% of which bears interest at fixed rates and is therefore not exposed to interest rate risk. At December 31, 2014, we had $980 million floating rate debt exposed to changes in the London InterBank Offered Rate (LIBOR). A hypothetical increase of 100 basis points in LIBOR relative to this debt would decrease our annual pre-tax earnings by $10 million.

By operating internationally, we are exposed to the risk of fluctuations in the foreign currencies in which our international subsidiaries operate in currencies other than the U.S. Dollar, primarily the British Pound, the Canadian Dollar, the Japanese Yen, the Hong Kong Dollar and the Singapore Dollar. Although the percentages of our consolidated revenues and costs that are denominated in these currencies are immaterial, future volatility in exchange rates and an increase in the number of transactions could adversely impact our consolidated results of operations. We use a sensitivity analysis to estimate our exposure to this foreign currency risk, measuring the change in financial position arising from hypothetical 10% change in the exchange rates of these currencies, relative to the U.S. Dollar with all other variables held constant. The aggregate potential change in the fair value of financial assets resulting from a hypothetical 10% change in these exchange rates was $21 million at December 31, 2014.

Certain shortcomings are inherent in the method of analysis presented in the computation of exposures to market risks. Actual values may differ materially from those presented above if market conditions vary from the assumptions used in the analyses performed. These analyses only incorporate the risk exposures that existed at December 31, 2014.

OFF-BALANCE SHEET ARRANGEMENTS

We have no special purpose or limited purpose entities that provide off-balance sheet financing, liquidity, or market or credit risk support and we do not engage in leasing, hedging or other similar activities that expose us to any significant liabilities that are not (i) reflected on the face of the consolidated financial statements, (ii) disclosed in Note 14—Commitments and Contingencies to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2014, or in the Future Contractual Obligations table included above or (iii) discussed under the heading “Market Risk” above.

CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

CenturyLink, Inc.:

We have audited the accompanying consolidated balance sheets of CenturyLink, Inc. and subsidiaries (the Company) as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive (loss) income, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2014. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 24, 2015 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

Shreveport, Louisiana

February 24, 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

CenturyLink, Inc.:

We have audited CenturyLink, Inc. and subsidiaries (the Company) internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting (Item 9A). Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control—Integrated Framework (1992) issued by the COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive (loss) income, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2014, and our report dated February 24, 2015 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Shreveport, Louisiana

February 24, 2015

CENTURYLINK, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2014	2013	2012
	(Dollars in millions, except per share amounts and shares in thousands)
OPERATING REVENUES	$18,031	18,095	18,376

OPERATING EXPENSES
Cost of services and products (exclusive of depreciation and amortization)	7,846	7,507	7,639
Selling, general and administrative	3,347	3,502	3,244
Depreciation and amortization	4,428	4,541	4,780
Impairment of goodwill (Note 2)	—	1,092	—

Total operating expenses	15,621	16,642	15,663

OPERATING INCOME	2,410	1,453	2,713
OTHER (EXPENSE) INCOME
Interest expense	(1,311)	(1,298)	(1,319)
Net gain (loss) on early retirement of debt	—	10	(179)
Other income, net	11	59	35

Total other (expense) income	(1,300)	(1,229)	(1,463)

INCOME BEFORE INCOME TAX EXPENSE	1,110	224	1,250
Income tax expense	338	463	473

NET INCOME (LOSS)	$772	(239)	777

BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE
BASIC	$1.36	(0.40)	1.25
DILUTED	$1.36	(0.40)	1.25
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
BASIC	568,435	600,892	620,205
DILUTED	569,739	600,892	622,285

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

	Years Ended December 31,
	2014	2013	2012
	(Dollars in millions)
NET INCOME (LOSS)	$772	(239)	777

OTHER COMPREHENSIVE (LOSS) INCOME:
Items related to employee benefit plans:
Change in net actuarial (loss) gain, net of $742, $(606) and $432 tax	(1,200)	981	(694)
Change in net prior service credit, net of $1, $52 and $4 tax	(1)	(84)	(6)
Auction rate securities marked to market, net of $—, $—and $(1) tax	—	—	2
Auction rate securities settlements reclassified to net income, net of $—, $—and $(1) tax	—	—	3
Foreign currency translation adjustment and other, net of $1, $—and $—tax	(14)	2	6

Other comprehensive (loss) income	(1,215)	899	(689)

COMPREHENSIVE (LOSS) INCOME	$(443)	660	88

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2014	2013
	(Dollars in millions and shares in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$128	168
Accounts receivable, less allowance of $162 and $155	1,988	1,977
Deferred income taxes, net	880	1,165
Other	580	597

Total current assets	3,576	3,907

NET PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	36,718	34,307
Accumulated depreciation	(18,285)	(15,661)

Net property, plant and equipment	18,433	18,646

GOODWILL AND OTHER ASSETS
Goodwill	20,755	20,674
Customer relationships, net	4,893	5,935
Other intangible assets, net	1,647	1,802
Other, net	843	823

Total goodwill and other assets	28,138	29,234

TOTAL ASSETS	$50,147	51,787

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$550	785
Accounts payable	1,226	1,111
Accrued expenses and other liabilities
Salaries and benefits	641	650
Income and other taxes	309	339
Interest	256	273
Other	210	514
Advance billings and customer deposits	726	737

Total current liabilities	3,918	4,409

LONG-TERM DEBT	20,121	20,181

DEFERRED CREDITS AND OTHER LIABILITIES
Deferred income taxes, net	4,030	4,753
Benefit plan obligations, net	5,808	4,049
Other	1,247	1,204

Total deferred credits and other liabilities	11,085	10,006

COMMITMENTS AND CONTINGENCIES (Note 14)
STOCKHOLDERS’ EQUITY
Preferred stock—non-redeemable, $25.00 par value, authorized 2,000 shares, issued and outstanding 7 and 7 shares	—	—
Common stock, $1.00 par value, authorized 1,600,000 and 1,600,000 shares, issued and outstanding 568,517 and 583,637 shares	569	584
Additional paid-in capital	16,324	17,343
Accumulated other comprehensive loss	(2,017)	(802)
Retained earnings	147	66

Total stockholders’ equity	15,023	17,191

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$50,147	51,787

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2014	2013	2012
	(Dollars in millions)
OPERATING ACTIVITIES
Net income (loss)	$772	(239)	777
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,428	4,541	4,780
Impairment of goodwill (Note 2)	—	1,092	—
Impairment of assets	32	—	—
Deferred income taxes	291	391	394
Provision for uncollectible accounts	159	152	187
Gain on sale of intangible assets	—	(32)	—
Net long-term debt premium amortization	(33)	(57)	(88)
Net (gain) loss on early retirement of debt	—	(10)	179
Share based compensation	79	71	110
Changes in current assets and liabilities:
Accounts receivable	(163)	(212)	(154)
Accounts payable	70	(76)	(72)
Accrued income and other taxes	(84)	28	(14)
Other current assets and liabilities, net	(270)	263	16
Retirement benefits	(184)	(342)	(169)
Changes in other noncurrent assets and liabilities, net	99	19	161
Other, net	(8)	(30)	(42)

Net cash provided by operating activities	5,188	5,559	6,065

INVESTING ACTIVITIES
Payments for property, plant and equipment and capitalized software	(3,047)	(3,048)	(2,919)
Cash paid for acquisitions	(93)	(160)	—
Proceeds from sale of property and intangible assets	63	80	191
Other, net	—	(20)	38

Net cash used in investing activities	(3,077)	(3,148)	(2,690)

FINANCING ACTIVITIES
Net proceeds from issuance of long-term debt	483	2,481	3,362
Payments of long-term debt	(800)	(2,010)	(5,118)
Net (payments) borrowings on credit facility	(4)	(95)	543
Early retirement of debt costs	—	(31)	(346)
Dividends paid	(1,228)	(1,301)	(1,811)
Net proceeds from issuance of common stock	50	73	110
Repurchase of common stock	(650)	(1,586)	(37)
Other, net	(2)	15	2

Net cash used in financing activities	(2,151)	(2,454)	(3,295)

Effect of exchange rate changes on cash and cash equivalents	—	—	3

Net (decrease) increase in cash and cash equivalents	(40)	(43)	83
Cash and cash equivalents at beginning of period	168	211	128

Cash and cash equivalents at end of period	$128	$168	$211

Supplemental cash flow information:
Income taxes paid, net	$(27)	$(48)	(82)
Interest paid (net of capitalized interest of $47, $41 and $43)	$(1,338)	$(1,333)	(1,405)

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Years Ended December 31,
	2014	2013	2012
	(Dollars in millions)
COMMON STOCK (represents dollars and shares)
Balance at beginning of period	$584	626	619
Issuance of common stock through dividend reinvestment, incentive and benefit plans	4	4	8
Repurchase of common stock	(19)	(46)	—
Shares withheld to satisfy tax withholdings	—	—	(1)

Balance at end of period	569	584	626

ADDITIONAL PAID-IN CAPITAL
Balance at beginning of period	17,343	19,079	18,901
Issuance of common stock through dividend reinvestment, incentive and benefit plans	46	69	102
Repurchase of common stock	(591)	(1,551)	—
Shares withheld to satisfy tax withholdings	(16)	(18)	(34)
Share-based compensation and other, net	82	85	110
Dividends declared	(540)	(321)	—

Balance at end of period	16,324	17,343	19,079

ACCUMULATED OTHER COMPREHENSIVE LOSS
Balance at beginning of period	(802)	(1,701)	(1,012)
Other comprehensive (loss) income	(1,215)	899	(689)

Balance at end of period	(2,017)	(802)	(1,701)

RETAINED EARNINGS
Balance at beginning of period	66	1,285	2,319
Net income (loss)	772	(239)	777
Dividends declared	(691)	(980)	(1,811)

Balance at end of period	147	66	1,285

TOTAL STOCKHOLDERS’ EQUITY	$15,023	17,191	19,289

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Unless the context requires otherwise, references in this Appendix B to “CenturyLink,” “we,” “us” and “our” refer to CenturyLink, Inc. and its consolidated subsidiaries.

(1)	Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

We are an integrated communications company engaged primarily in providing an array of communications services to our residential, business, governmental and wholesale customers. Our communications services include local and long-distance, broadband, private line (including special access), Multi-Protocol Label Switching (“MPLS”), data integration, managed hosting (including cloud hosting), colocation, Ethernet, network access, public access, wireless, video and other ancillary services.

The accompanying consolidated financial statements include our accounts and the accounts of our subsidiaries. Intercompany amounts and transactions with our consolidated subsidiaries have been eliminated.

To simplify the overall presentation of our consolidated financial statements, we report immaterial amounts attributable to noncontrolling interests in certain of our subsidiaries as follows: (i) income attributable to noncontrolling interests in other income (expense), (ii) equity attributable to noncontrolling interests in additional paid-in capital and (iii) cash flows attributable to noncontrolling interests in other, net financing activities.

We reclassified certain prior period amounts to conform to the current period presentation, including the categorization of our revenues and our segment reporting. See Note 12—Segment Information for additional information. These changes had no impact on total revenues, total operating expenses or net income (loss) for any period.

In January 2013, we sold $43 million of our wireless spectrum assets held for sale. The sale resulted in a gain of $32 million, which is recorded as other income on our consolidated statements of operations.

Changes in Estimates

As a result of our annual reviews to evaluate the reasonableness of the depreciable lives for our property, plant and equipment, effective January 2014, we changed the estimates of the remaining economic lives of certain switch and circuit network equipment. These changes resulted in a net increase in depreciation expense of approximately $78 million for the year ended December 31, 2014. This net increase in depreciation expense, net of tax, reduced consolidated net income by approximately $48 million, or $0.08 per basic and diluted common share, for the year ended December 31, 2014.

Additionally, during the third quarter of 2014, we developed a plan to migrate customers from one of our networks to another between the fourth quarter of 2014 through the fourth quarter of 2015. As a result, we implemented changes in estimates that reduced the remaining economic lives of certain network assets. These changes increased depreciation expense of approximately $12 million for the year ended December 31, 2014 and is expected to increase depreciation expense by approximately $48 million for 2015. The increase in depreciation expense, net of tax, reduced consolidated net income by approximately $7 million, or $0.01 per basic and diluted common share, for the year ended December 31, 2014.

During the fourth quarter 2013, we changed the estimates of the remaining economic lives of certain intangible assets, specifically, the Savvis trade name, which is no longer being utilized, and certain Savvis cloud software, which has been replaced by cloud software acquired through our more recent acquisitions. These changes resulted in an increase in amortization expense of approximately $23 million for the year ended December 31, 2014. This increase in amortization expense, net of tax, reduced consolidated net income by approximately $14 million, or $0.02 per basic and diluted common share, for the year ended December 31, 2014. As of December 31, 2014, the Savvis trade name and the Savvis cloud software were fully amortized.

Summary of Significant Accounting Policies

Use of Estimates

Our consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles. These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions we make when accounting for items and matters such as, but not limited to, investments, long-term contracts, customer retention patterns, allowance for doubtful accounts, depreciation, amortization, asset valuations, internal labor capitalization rates, recoverability of assets (including deferred tax assets), impairment assessments, pension, post-retirement and other post-employment benefits, taxes, certain liabilities and other provisions and contingencies are reasonable, based on information available at the time they were made. These estimates, judgments and assumptions can affect the reported amounts of assets, liabilities and components of stockholders’ equity as of the dates of the consolidated balance sheets, as well as the reported amounts of revenues, expenses and components of cash flows during the periods presented in our consolidated statements of operations, our consolidated statements of comprehensive (loss) income and our consolidated statements of cash flows. We also make estimates in our assessments of potential losses in relation to threatened or pending tax and legal matters. See Note 11—Income Taxes and Note 14—Commitments and Contingencies for additional information.

For matters not related to income taxes, if a loss is considered probable and the amount can be reasonably estimated, we recognize an expense for the estimated loss. If we have the potential to recover a portion of the estimated loss from a third party, we make a separate assessment of recoverability and reduce the estimated loss if recovery is also deemed probable.

For matters related to income taxes, if we determine that the impact of an uncertain tax position is more likely than not to be sustained upon audit by the relevant taxing authority, then we recognize a benefit for the largest amount that is more likely than not to be sustained. No portion of an uncertain tax position will be recognized if the position has less than a 50% likelihood of being sustained. Interest is recognized on the amount of unrecognized benefit from uncertain tax positions.

For all of these and other matters, actual results could differ from our estimates.

Revenue Recognition

We recognize revenue for services when the related services are provided. Recognition of certain payments received in advance of services being provided is deferred until the service is provided. These advance payments include activation and installation charges, which we recognize as revenue over the expected customer relationship period, which ranges from eighteen months to over ten years depending on the service. We also defer costs for customer activations and installations. The deferral of customer activation and installation costs is limited to the amount of revenue deferred on advance payments. Costs in excess of advance payments are recorded as expense in the period such costs are incurred. Expected customer relationship periods are estimated using historical experience. Termination fees or other fees on existing contracts that are negotiated in conjunction with new contracts are deferred and recognized over the new contract term.

We offer bundle discounts to our customers who receive certain groupings of services. These bundle discounts are recognized concurrently with the associated revenue and are allocated to the various services in the bundled offering based on the estimated selling price of services included in each bundled combination.

Customer arrangements that include both equipment and services are evaluated to determine whether the elements are separable. If the elements are deemed separable and separate earnings processes exist, the revenue associated with the customer arrangement is allocated to each element based on the relative estimated selling price of the separate elements. We have estimated the selling prices of each element by reference to vendor-specific objective evidence of selling prices when the elements are sold separately. The revenue associated with each element is then recognized as earned. For example, if we receive an advance payment when we sell equipment and continuing service together, we immediately recognize as revenue the amount allocated to the equipment as long as all the conditions for revenue recognition have been satisfied. The portion of the advance payment allocated to the service based upon its relative selling price is recognized ratably over the longer of the contractual period or the expected customer relationship period.

We periodically transfer optical capacity assets on our network to other telecommunications service carriers. These transactions are structured as indefeasible rights of use, commonly referred to as IRUs, which are the exclusive right to use a specified amount of capacity or fiber for a specified term, typically 20 years. We account for the cash consideration received on transfers of optical capacity assets and on all of the other elements deliverable under an IRU, as revenue ratably over the term of the agreement. We have not recognized revenue on any contemporaneous exchanges of our optical capacity assets for other optical capacity assets.

In connection with offering products and services provided by third-party vendors, we review the relationship between us, the vendor and the end customer to assess whether revenue should be reported on a gross or net basis. In assessing whether revenue should be reported on a gross or net basis, we consider whether we act as a principal in the transaction, take title to the products, have risk and rewards of ownership or act as an agent or broker. Based on our agreements with DIRECTV and Verizon Wireless, we offer these services through sales agency relationships which are reported on a net basis.

For our hosting operations, we have service level commitments pursuant to contracts with certain of our clients. To the extent that such service levels are not achieved or are otherwise disputed due to performance or service issues or other service interruptions or conditions, we will estimate the amount of credits to be issued and record a reduction to revenues, with a corresponding increase in the credit reserve.

USF, Gross Receipts Taxes and Other Surcharges

In determining whether to include in our revenues and expenses the taxes and surcharges collected from customers and remitted to government authorities, including USF charges, sales, use, value added and some excise taxes, we assess, among other things, whether we are the primary obligor or principal taxpayer for the taxes assessed in each jurisdiction where we do business. In jurisdictions where we determine that we are the principal taxpayer, we record the surcharges on a gross basis and include them in our revenues and costs of services and products. In jurisdictions where we determine that we are merely a collection agent for the government authority, we record the taxes on a net basis and do not include them in our revenues and costs of services and products.

Advertising Costs

Costs related to advertising are expensed as incurred and included in selling, general and administrative expenses in our consolidated statements of operations. Our advertising expense was $214 million, $210 million and $189 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Legal Costs

In the normal course of our business, we incur costs to hire and retain external legal counsel to advise us on regulatory, litigation and other matters. We expense these costs as the related services are received.

Income Taxes

We file a consolidated federal income tax return with our eligible subsidiaries. The provision for income taxes consists of an amount for taxes currently payable, an amount for tax consequences deferred to future periods, adjustments to our liabilities for uncertain tax positions and amortization of investment tax credits. We record deferred income tax assets and liabilities reflecting future tax consequences attributable to tax net operating losses (“NOLs”), tax credit carryforwards and differences between the financial statement carrying value of assets and liabilities and the tax bases of those assets and liabilities. Deferred taxes are computed using enacted tax rates expected to apply in the year in which the differences are expected to affect taxable income. The effect on deferred income tax assets and liabilities of a change in tax rate is recognized in earnings in the period that includes the enactment date.

We establish valuation allowances when necessary to reduce deferred income tax assets to the amounts that we believe are more likely than not to be recovered. A significant portion of our net deferred tax assets relate to tax benefits attributable to NOLs. Each quarter we evaluate the need to retain all or a portion of the valuation allowance on our deferred tax assets. See Note 11—Income Taxes for additional information.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments that are readily convertible into cash and are not subject to significant risk from fluctuations in interest rates. As a result, the value at which cash and cash equivalents are reported in our consolidated financial statements approximates their fair value. In evaluating investments for classification as cash equivalents, we require that individual securities have original maturities of ninety days or less and that individual investment funds have dollar-weighted average maturities of ninety days or less. To preserve capital and maintain liquidity, we invest with financial institutions we deem to be of sound financial condition and in high quality and relatively risk-free investment products. Our cash investment policy limits the concentration of investments with specific financial institutions or among certain products and includes criteria related to credit worthiness of any particular financial institution.

Book overdrafts occur when checks have been issued but have not been presented to our controlled disbursement bank accounts for payment. Disbursement bank accounts allow us to delay funding of issued checks until the checks are presented for payment. Until the issued checks are presented for payment, the book overdrafts are included in accounts payable on our consolidated balance sheet. This activity is included in the operating activities section in our consolidated statements of cash flows.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recognized based upon the amount due from customers for the services provided or at cost for purchased and other receivables less an allowance for doubtful accounts. The allowance for doubtful accounts receivable reflects our best estimate of probable losses inherent in our receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available evidence. We generally consider our accounts past due if they are outstanding over 30 days. Our collection process varies by the customer segment, amount of the receivable, and our evaluation of the customer’s credit risk. Our past due accounts are written off against our allowance for doubtful accounts when collection is considered to be not probable. Any recoveries of accounts previously written off are generally recognized as a reduction in bad debt expense in the period received. The carrying value of accounts receivable net of the allowance for doubtful accounts approximates fair value.

Property, Plant and Equipment

Property, plant and equipment acquired in connection with our acquisitions was recorded based on its estimated fair value as of its acquisition date plus the estimated value of any associated legally or contractually required retirement obligations. Purchased and constructed property, plant and equipment is recorded at cost, plus the estimated value of any associated legally or contractually required retirement obligations. Property, plant and equipment is depreciated primarily using the straight-line group method. Under the straight-line group method, assets dedicated to providing telecommunications services (which comprise the majority of our property, plant and equipment) that have similar physical characteristics, use and expected useful lives are pooled for purposes of depreciation and tracking. The equal life group procedure is used to establish each pool’s average remaining useful life. Generally, under the straight-line group method, when an asset is sold or retired in the course of normal business activities, the cost is deducted from property, plant and equipment and charged to accumulated depreciation without recognition of a gain or loss. A gain or loss is recognized in our consolidated statements of operations only if a disposal is abnormal or unusual. Leasehold improvements are amortized over the shorter of the useful lives of the assets or the expected lease term. Expenditures for maintenance and repairs are expensed as incurred. Interest is capitalized during the construction phase of network and other internal-use capital projects. Employee-related costs for construction of network and other internal use assets are also capitalized during the construction phase. Property, plant and equipment supplies used internally are carried at average cost, except for significant individual items for which cost is based on specific identification.

We perform annual internal reviews to evaluate the reasonableness of the depreciable lives for our property, plant and equipment. Our reviews utilize models that take into account actual usage, physical wear and tear, replacement history, assumptions about technology evolution and, in certain instances, actuarially determined probabilities to estimate the remaining useful life of our asset base. Our remaining useful life assessments anticipate the loss in service value of assets that may precede the physical retirement. Assets shared among many customers may lose service value as those customers leave the network. However, the asset is not retired until all customers no longer utilize the asset.

We have asset retirement obligations associated with the legally or contractually required removal of a limited group of property, plant and equipment assets from leased properties and the disposal of certain hazardous materials present in our owned properties. When an asset retirement obligation is identified, usually in association with the acquisition of the asset, we record the fair value of the obligation as a liability. The fair value of the obligation is also capitalized as property, plant and equipment and then amortized over the estimated remaining useful life of the associated asset. Where the removal obligation is not legally binding, the net cost to remove assets is expensed in the period in which the costs are actually incurred.

We review long-lived tangible assets for impairment whenever facts and circumstances indicate that the carrying amounts of the assets may not be recoverable. For assessment purposes, long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities, absent a material change in operations. An impairment loss is recognized only if the carrying amount of the asset group is not recoverable and exceeds its fair value. Recoverability of the asset group to be held and used is assessed by comparing the carrying amount of the asset group to the estimated undiscounted future net cash flows expected to be generated by the asset group. If the asset group’s carrying value is not recoverable, an impairment charge is recognized for the amount by which the carrying amount of the asset group exceeds its fair value. We determine fair values by using a combination of comparable market values and discounted cash flows, as appropriate.

Goodwill, Customer Relationships and Other Intangible Assets

Intangible assets arising from business combinations, such as goodwill, customer relationships, capitalized software, trademarks and trade names, are initially recorded at estimated fair value. We amortize customer relationships primarily over an estimated life of 10 to 15 years, using either the sum-of-the-years-digits or the straight-line methods, depending on the type of customer. We amortize capitalized software using the straight-line method over estimated lives ranging up to 7 years, except for approximately $237 million of our capitalized software costs, which represents costs to develop an integrated billing and customer care system which is amortized using the straight-line method over a 20 year period. We amortize our other intangible assets predominantly using the sum-of-the-years-digits method over an estimated life of 4 years. Other intangible assets not arising from business combinations are initially recorded at cost. Where there are no legal, regulatory, contractual or other factors that would reasonably limit the useful life of an intangible asset, we classify the intangible asset as indefinite-lived and such intangible assets are not amortized.

Internally used software, whether purchased or developed by us, is capitalized and amortized using the straight-line method over its estimated useful life. We have capitalized certain costs associated with software such as costs of employees devoting time to the projects and external direct costs for materials and services. Costs associated with software to be used for internal purposes are expensed until the point at which the project has reached the development stage. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Software maintenance, data conversion and training costs are expensed in the period in which they are incurred. We review the remaining economic lives of our capitalized software annually. Capitalized software is included in other intangible assets, net, in our consolidated balance sheets.

Our long-lived intangible assets, other than goodwill, with indefinite lives are assessed for impairment annually, or, under certain circumstances, more frequently, such as when events or circumstances indicate there may be an impairment. These assets are carried at the estimated fair value at the time of acquisition and assets not acquired in acquisitions are recorded at historical cost. However, if their estimated fair value is less than the carrying amount, other indefinite-lived intangible assets are reduced to their estimated fair value through an impairment charge to our consolidated statements of operations.

We annually review the estimated lives and methods used to amortize our other intangible assets. The actual amounts of amortization expense may differ materially from our estimates, depending on the results of our annual review.

We are required to assess goodwill for impairment at least annually, or more frequently if events or a change in circumstances indicate that an impairment may have occurred. We are required to write-down the value of goodwill in periods in which the recorded amount of goodwill exceeds the implied fair value of goodwill. Our reporting units are not discrete legal entities with discrete financial statements. Our assets and liabilities are employed in and relate to the operations of multiple reporting units. Therefore, the equity carrying value and future cash flows must be estimated each time a goodwill impairment assessment is performed on a reporting unit. As a result, our assets, liabilities and cash flows are assigned to reporting units using reasonable and consistent allocation methodologies. Certain estimates, judgments and assumptions are required to perform these assignments. We believe these estimates, judgments and assumptions to be reasonable, but changes in many of these can significantly affect each reporting unit’s equity carrying value and future cash flows utilized for our goodwill impairment assessment.

During the fourth quarter of 2013, we elected to change the date of our annual assessment of goodwill impairment from September 30 to October 31. This is a change in method of applying an accounting principle which management believes is a preferable alternative as the new date of the assessment is more closely aligned with our strategic planning process. The change in the assessment date did not delay, accelerate or avoid a potential impairment charge in 2013. We performed our annual goodwill impairment assessment at September 30, 2013, prior to the change in our annual assessment date. We then performed a qualitative assessment of our goodwill as of October 31, 2013 and concluded that our goodwill for consumer, wholesale and business reporting units was not impaired and our goodwill for hosting reporting unit was not further impaired as of that date.

We are required to reassign goodwill to reporting units each time we reorganize our internal reporting structure which causes a change in the composition of our reporting units. Goodwill is reassigned to the reporting units using a relative fair value approach. We utilize the earnings before interest, taxes, depreciation and amortization as our allocation methodology as it represents a reasonable proxy for the fair value of the operations being reorganized.

See Note 2—Goodwill, Customer Relationships and Other Intangible Assets for additional information.

Pension and Post-Retirement Benefits

We recognize the funded status of our defined benefit and post-retirement plans as an asset or a liability on our consolidated balance sheet. Each year’s actuarial gains or losses are a component of our other comprehensive

(loss) income, which is then included in our accumulated other comprehensive loss. Pension and post-retirement benefit expenses are recognized over the period in which the employee renders service and becomes eligible to receive benefits. We make significant assumptions (including the discount rate, expected rate of return on plan assets, mortality and health care trend rates) in computing the pension and post-retirement benefits expense and obligations. See Note 7—Employee Benefits for additional information.

Foreign Currency

Our results of operations include foreign subsidiaries, which are translated from the applicable functional currency to the United States Dollar using the average exchange rates during the reporting period, while assets and liabilities are translated at the reporting date. We include gains or losses from foreign currency remeasurement in other income, net in our consolidated statements of operations. Certain non-U.S. subsidiaries designate the local currency as their functional currency, and we record the translation of their assets and liabilities into U.S. dollars at the balance sheet date as translation adjustments and include them as a component of accumulated other comprehensive loss in our consolidated balance sheets.

Common Stock

At December 31, 2014, we had 4 million unissued shares of CenturyLink common stock reserved for acquisitions. In addition, we had 27 million shares authorized for future issuance under our equity incentive plans.

Preferred stock

Holders of outstanding CenturyLink preferred stock are entitled to receive cumulative dividends, receive preferential distributions equal to $25 per share plus unpaid dividends upon CenturyLink’s liquidation and vote as a single class with the holders of common stock.

Dividends

We pay dividends out of retained earnings to the extent we have retained earnings on the date the dividend is declared. If the dividend is in excess of our retained earnings on the declaration date, then the excess is drawn from our additional paid-in capital.

Recent Accounting Pronouncements

On May 28, 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09” or “new standard”). The new standard is effective for annual and interim periods beginning January 1, 2017, and early adoption is prohibited. ASU 2014-09 may be adopted by applying the provisions of the new standard on a retrospective basis to the periods included in the financial statements or on a modified retrospective basis which would result in the recognition of a cumulative effect of adopting ASU 2014-09 in the first quarter of 2017. We have not yet decided which implementation method we will adopt.

The new standard replaces virtually all existing generally accepted accounting principles (“GAAP”) on revenue recognition and replaces them with a principles-based approach for determining revenue recognition using a new five step model. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 also includes new accounting principles related to the deferral and amortization of contract acquisition and fulfillment costs. We currently do not defer any contract acquisition costs and defer contract fulfillment costs only up to the extent of any revenue deferred.

We are studying the new standard and are in the early stages of assessing the impact the new standard will have on us and our consolidated financial statements. We cannot, however, provide any estimate of the impact of adopting the new standard at this time.

Out-of-Period Adjustments

During the year ended December 31, 2012, we discovered and corrected an error that resulted in an overstatement of depreciation expense in 2011. We evaluated the error considering both quantitative and qualitative factors and concluded that the error was immaterial to our previously issued and current period consolidated financial statements. Therefore, we recognized a $30 million reduction in depreciation expense during the year ended December 31, 2012. The correction of the error resulted in an increase in net income of $19 million, or approximately $0.03 per basic and diluted common share, for the year ended December 31, 2012.

(2)	Goodwill, Customer Relationships and Other Intangible Assets

Goodwill, customer relationships and other intangible assets consisted of the following:

	As of December 31,
	2014	2013
	(Dollars in millions)
Goodwill	$20,755	20,674

Customer relationships, less accumulated amortization of $4,682 and $3,641	4,893	5,935

Indefinite-life intangible assets	268	321
Other intangible assets subject to amortization
Capitalized software, less accumulated amortization of $1,533 and $1,193	1,338	1,415
Trade names and patents, less accumulated amortization of $196 and $208	41	66

Total other intangible assets, net	$1,647	1,802

Total amortization expense for intangible assets for the years ended December 31, 2014, 2013 and 2012 was $1.470 billion, $1.589 billion and $1.710 billion, respectively. As of December 31, 2014, the gross carrying amount of goodwill, customer relationships, indefinite-life and other intangible assets was $33.706 billion.

We estimate that total amortization expense for intangible assets for the years ending December 31, 2015 through 2019 will be as follows:

(Dollars in millions)
2015	$1,244
2016	1,145
2017	1,036
2018	922
2019	805

Our goodwill was derived from numerous acquisitions where the purchase price exceeded the fair value of the net assets acquired.

During the first quarter of 2013, we reorganized our operating segments to support our then operating structure. As a result, we reassigned goodwill to our reporting units using a relative fair value allocation approach. As of January 3, 2013, we assigned our aggregate goodwill balance to our then four reportable segments as follows.

As of January 3, 2013
(Dollars in millions)
Business	$6,363
Consumer	10,348
Wholesale	3,274
Hosting	1,642

Total goodwill	$21,627

We assess our goodwill and other indefinite-lived intangible assets for impairment annually, or, under certain circumstances, more frequently, such as when events or circumstances indicate there may be impairment. We are required to write down the value of goodwill only when our assessment determines the recorded amount of goodwill exceeds the fair value. For 2014, our annual goodwill impairment assessment date was October 31, at which date we assessed goodwill at our reporting units, which were our then four reportable segments (consumer, business, wholesale and hosting). See Note 1—Basis of Presentation and Summary of Significant Accounting Policies, for information about the change in our goodwill impairment assessment date. Our annual impairment assessment date for indefinite-lived intangible assets other than goodwill is December 31.

Our reporting units are not discrete legal entities with discrete financial statements. Our assets and liabilities are employed in and relate to the operations of multiple reporting units. For each reporting unit, we compare its estimated fair value of equity to its carrying value of equity that we assign to the reporting unit. If the estimated fair value of the reporting unit is greater than the carrying value, we conclude that no impairment exists. If the estimated fair value of the reporting unit is less than the carrying value, a second calculation is required in which the implied fair value of goodwill is compared to the carrying value of goodwill that we assigned to the reporting unit. If the implied fair value of goodwill is less than its carrying value, goodwill must be written down to its implied fair value.

As of October 31, 2014, we estimated the fair value of our then consumer, business and wholesale reporting units by considering both a market approach and a discounted cash flow method and our then hosting reporting unit by considering only a discounted cash flow method, which resulted in a Level 3 fair value measurement. The market approach method includes the use of comparable multiples of publicly traded companies whose services are comparable to ours. The discounted cash flow method is based on the present value of projected cash flows and a terminal value, which represents the expected normalized cash flows of the reporting units beyond the cash flows from the discrete projection period. We discounted the estimated cash flows for our then consumer, wholesale and business reporting units using a rate that represents our estimated weighted average cost of capital, which we determined to be approximately 6.0% as of the assessment date (which was comprised of an after-tax cost of debt of 2.9% and a cost of equity of 8.2%). We discounted the estimated cash flows of our then hosting reporting unit using a rate that represents our estimated weighted average cost of capital, which we determined to be approximately 11.0% as of the assessment date (which was comprised of an after-tax cost of debt of 2.9% and a cost of equity of 12.4%). We also reconciled the estimated fair values of the reporting units to our market capitalization as of October 31, 2014 and concluded that the indicated implied control premium of approximately 4.3% was reasonable based on recent transactions in the market place.

As of October 31, 2014, based on our assessment performed with respect to these reporting units as described above, we concluded that our goodwill for our then four reporting units was not impaired as of that date. During 2013, our then hosting reporting unit experienced slower than previously projected revenues and margin growth and greater than anticipated competitive pressures and as a result, we recorded a non-cash, non-tax-deductible goodwill impairment charge of $1.092 billion for goodwill assigned to our then hosting reporting unit.

The following table shows the rollforward of goodwill assigned to our reportable segments from the January 3, 2013 reorganization through December 31, 2014.

	Business	Consumer	Wholesale	Hosting	Total
	(Dollars in millions)
As of January 3, 2013	$6,363	10,348	3,274	1,642	21,627
Acquisitions	—	—	—	139	139
Impairment	—	—	—	(1,092)	(1,092)

As of December 31, 2013	$6,363	10,348	3,274	689	20,674
Purchase accounting adjustments	—	—	—	(11)	(11)
November 1, 2014 reorganization	4,022	(70)	(3,274)	(678)	—
Acquisitions	92	—	—	—	92

As of December 31, 2014	$10,477	10,278	—	—	20,755

During the year ended December 31, 2014, we acquired all of the outstanding stock of two companies for total consideration of $95 million, net of $2 million acquired cash and including immaterial future cash payments of which $92 million was attributed to goodwill and the remainder to various assets and liabilities. The valuation for both acquisitions is preliminary and subject to change during the measurement period which ends in December of 2015. The acquisitions were consummated to expand the product offerings of our business segment and therefore the goodwill has been assigned to that segment. The goodwill is attributed primarily to expected future increases in business segment revenue from the sale of new products. The goodwill is not deductible for tax purposes.

During the year ended December 31, 2013, we acquired all of the outstanding stock of two companies for total cash consideration of $160 million, of which $139 million was attributed to goodwill and the remainder to various other assets and liabilities. During 2014, we finalized the valuation for one entity resulting in an increase in other intangibles assets of $19 million with a corresponding reduction in goodwill of $11 million and deferred taxes of $8 million. The acquisitions were consummated to expand the product offerings of our business segment and therefore the goodwill has been assigned to that segment. The goodwill is primarily attributable to expected future increases in business segment revenue from the sale of new products to existing customers as well as the acquisition of new customers due to the products acquired. The goodwill is not deductible for tax purposes.

The acquisitions did not materially impact the consolidated results of operations from the dates of the acquisitions in either 2014 or 2013 and would not materially impact pro forma results of operations.

For additional information on the reorganization of our segments see Note 12—Segment Information.

We completed our qualitative assessment of our indefinite-lived intangible assets other than goodwill as of December 31, 2014 and concluded it is more likely than not that our indefinite-lived intangible assets are not impaired; thus, no impairment charge was recorded in 2014.

(3)	Long-Term Debt and Credit Facilities

Long-term debt, including unamortized discounts and premiums, consisted of borrowings by CenturyLink, Inc. and certain of its subsidiaries, including Qwest Corporation (“QC”), Qwest Capital Funding, Inc. and Embarq Corporation and subsidiaries (“Embarq”), were as follows:

			As of December 31,
	Interest Rates	Maturities	2014	2013
			(Dollars in millions)
CenturyLink, Inc.
Senior notes	5.000% - 7.650%	2015 - 2042	$7,825	7,825
Credit facility(1)	1.910% - 4.000%	2019	725	725
Term loan	2.420%	2019	380	402
Subsidiaries
Qwest Corporation
Senior notes	6.125% - 8.375%	2015 - 2054	7,311	7,411
Qwest Capital Funding, Inc.
Senior notes	6.500% - 7.750%	2018 - 2031	981	981
Embarq Corporation and subsidiaries
Senior notes	7.082% - 7.995%	2016 - 2036	2,669	2,669
First mortgage bonds	7.125% - 8.770%	2017 - 2025	232	262
Other	9.000%	2019	150	150
Capital lease and other obligations	Various	Various	509	619
Unamortized discounts, net			(111)	(78)

Total long-term debt			20,671	20,966
Less current maturities			(550)	(785)

Long-term debt, excluding current maturities			$20,121	20,181

(1)	The outstanding amount of our Credit Facility borrowings at both December 31, 2014 and 2013 was $725 million, with weighted average interest rates of 2.270% and 2.176%, respectively. These amounts change on a regular basis.

New Issuances

2014

On September 29, 2014, QC issued $500 million aggregate principal amount of 6.875% Notes due 2054, in exchange for net proceeds, after deducting underwriting discounts and other expenses, of $483 million. The Notes are senior unsecured obligations and may be redeemed, in whole or in part, on or after October 1, 2019, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date.

2013

On November 27, 2013, CenturyLink, Inc. issued $750 million aggregate principal amount of 6.75% Notes due 2023, in exchange for net proceeds, after deducting underwriting discounts and other expenses, of approximately $742 million. The Notes are unsecured obligations and may be redeemed, in whole or in part, at any time at a redemption price equal to the greater of par or a “make-whole” rate specified in the Notes, plus accrued and unpaid interest to the redemption date. In addition, at any time on or prior to December 1, 2016, we may redeem up to 35% of the principal amount of the Notes at a redemption price equal to 106.75% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of certain equity offerings. Under certain circumstances, we will be required to make an offer to repurchase the Notes at a price of 101% of their aggregate principal amount plus accrued and unpaid interest to the repurchase date.

On May 23, 2013, QC issued $775 million aggregate principal amount of 6.125% Notes due 2053, including $25 million principal amount that was sold pursuant to an over-allotment option granted to the underwriters for the offering, in exchange for net proceeds, after deducting underwriting discounts and other expenses, of approximately $752 million. The Notes are unsecured obligations and may be redeemed, in whole or in part, on or after June 1, 2018 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date.

On March 21, 2013, CenturyLink, Inc. issued $1 billion aggregate principal amount of 5.625% Notes due 2020 in exchange for net proceeds, after deducting underwriting discounts and other expenses, of approximately $988 million. The Notes are unsecured obligations and may be redeemed, in whole or in part, at any time at a redemption price equal to the greater of par or a “make-whole” rate specified in the Notes, plus accrued and unpaid interest to the redemption date. In addition, at any time on or prior to April 1, 2016, we may redeem up to 35% of the principal amount of the Notes at a redemption price equal to 105.625% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of certain equity offerings. Under certain circumstances, we will be required to make an offer to repurchase the Notes at a price of 101% of their aggregate principal amount plus accrued and unpaid interest to the repurchase date.

Repayments

2014

On October 1, 2014, QC paid at maturity the $600 million principal amount of its 7.50% Notes.

On April 1, 2014, a subsidiary of Embarq paid at maturity the $30 million principal amount of its 7.46% first mortgage bonds.

2013

On December 27, 2013, Qwest Communications International Inc. (“QCII”) redeemed $186 million of its 7.125% Notes due 2018 for $196 million including premium, fees and accrued interest, which resulted in a $3 million gain.

On November 27, 2013, QCII completed a cash tender offer with respect to $800 million of its 7.125% Notes due 2018. QCII received and accepted tenders of approximately $614 million aggregate principal amount of these notes, or 77%, for $646 million including premium, fees and accrued interest, which resulted in a $7 million gain.

On August 15, 2013, a subsidiary of Embarq paid at maturity the $50 million principal amount of its 6.75% Notes.

On July 15, 2013, a subsidiary of Embarq paid at maturity the $59 million principal amount of its 6.875% Notes.

On June 17, 2013, QC paid at maturity the $750 million principal amount of its floating rate Notes.

On April 1, 2013, CenturyLink, Inc. paid at maturity the $176 million principal amount of its 5.50% Notes.

Credit Facilities

On December 3, 2014, we amended our existing $2 billion revolving credit facility to extend the maturity date to December 3, 2019. The amended Credit Facility (the “Credit Facility”) has 16 lenders, with commitments ranging from $3.5 million to $198.5 million and allows us to obtain revolving loans and to issue up to $400 million of letters of credit, which upon issuance reduce the amount available for other extensions of credit.

Interest is assessed on borrowings using either the LIBOR or the base rate (each as defined in the Credit Facility) plus an applicable margin between 1.00% and 2.25% per annum for LIBOR loans and 0.00% and 1.25% per annum for base rate loans depending on our then current senior unsecured long-term debt rating. Our obligations under the Credit Facility are guaranteed by nine of our subsidiaries.

In April 2011, we entered into a $160 million uncommitted revolving letter of credit facility which enables us to provide letters of credit under terms that may be more favorable than those under the Credit Facility. At December 31, 2014 and 2013, our outstanding letters of credit totaled $124 million and $132 million, respectively, under this facility.

In January 2015, we entered into a $100 million uncommitted revolving line of credit with one of the lenders under the Credit Facility.

Aggregate Maturities of Long-Term Debt

Aggregate maturities of our long-term debt (excluding unamortized premiums, discounts and other, net):

(Dollars in millions)(1)
2015	$550
2016	1,494
2017	1,497
2018	248
2019	1,474
2020 and thereafter	15,519

Total long-term debt	$20,782

(1)	Actual principal paid in all years may differ due to the possible future refinancing of outstanding debt or the issuance of new debt.

Interest Expense

Interest expense includes interest on long-term debt. The following table presents the amount of gross interest expense, net of capitalized interest:

	Years Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Interest expense:
Gross interest expense	$1,358	1,339	1,362
Capitalized interest	(47)	(41)	(43)

Total interest expense	$1,311	1,298	1,319

Covenants

Certain of our loan agreements contain various restrictions, as described more fully below. Under current circumstances, we believe the covenants currently in place result in no significant restriction to the transfer of funds from our consolidated subsidiaries to CenturyLink.

The senior notes of CenturyLink were issued under an indenture dated March 31, 1994. This indenture does not contain any financial covenants, but does include restrictions that limit our ability to (i) incur, issue or create liens upon our property and (ii) consolidate with or merge into, or transfer or lease all or substantially all of our assets to any other party. The indenture does not contain any provisions that are impacted by our credit ratings or that restrict the issuance of new securities in the event of a material adverse change to us. However, if the credit ratings relating to certain of our long-term debt securities issued under this indenture are downgraded in the manner specified thereunder in connection with a “change of control” of CenturyLink, then we will be required to offer to repurchase such debt securities.

The senior notes of QC were issued under indentures dated April 15, 1990 and October 15, 1999. These indentures do not contain any financial covenants, but do contain restrictions on the incurrence of liens and the consummation of certain transactions substantially similar to the above-described covenants in CenturyLink’s March 31, 1994 indenture. The senior notes of Qwest Capital Funding, Inc. were issued under an indenture dated June 29, 1998 containing terms substantially similar to those set forth in QC’s indentures.

Embarq’s senior notes were issued pursuant to an indenture dated as of May 17, 2006. While Embarq is generally prohibited from creating liens on its property unless its senior notes are secured equally and ratably, Embarq can create liens on its property without equally and ratably securing its senior notes so long as the sum of all indebtedness so secured does not exceed 15% of Embarq’s consolidated net tangible assets. The indenture contains customary events of default, none of which are impacted by Embarq’s credit rating. None of the above-listed indentures contain any financial covenants or restrictions on the ability to issue new securities in accordance with the terms of the indenture.

Several of our Embarq subsidiaries have outstanding first mortgage bonds. Each issue of these first mortgage bonds is secured by substantially all of the property, plant and equipment of the issuing subsidiary. Approximately 10% of our net property, plant and equipment is pledged to secure the long-term debt of subsidiaries.

Under the Credit Facility, we, and our indirect subsidiary, Qwest Corporation, must maintain a debt to EBITDA (earnings before interest, taxes, depreciation and amortization, as defined in our Credit Facility) ratio of not more than 4.0:1.0 and 2.85:1.0, respectively, as of the last day of each fiscal quarter for the four quarters then ended. The Credit Facility also contains a negative pledge covenant, which generally requires us to secure equally and ratably any advances under the Credit Facility if we pledge assets or permit liens on our property for the benefit of other debtholders. The Credit Facility also has a cross payment default provision, and the Credit Facility and certain of our debt securities also have cross acceleration provisions. When present, these provisions could have a wider impact on liquidity than might otherwise arise from a default or acceleration of a single debt instrument. To the extent that our EBITDA (as defined in our Credit Facility) is reduced by cash settlements or judgments, including in respect of any of the matters discussed in Note 14—Commitments and Contingencies, our debt to EBITDA ratios under certain debt agreements will be adversely affected. This could reduce our financing flexibility due to potential restrictions on incurring additional debt under certain provisions of our debt agreements or, in certain circumstances, could result in a default under certain provisions of such agreements.

At December 31, 2014, we believe we were in compliance with all of the provisions and covenants contained in our Credit Facility and other material debt agreements.

Subsequent Event

On February 17, 2015, CenturyLink paid at maturity the $350 million principal and amount due under its Series M 5.00% Notes.

On February 20, 2015, QC entered into a new credit agreement with several lenders that allows QC to borrow up to $100 million under a term loan. Under this new credit agreement, QC borrowed $100 million under a ten-year term note that expires on February 20, 2025.

(4)	Accounts Receivable

The following table presents details of our accounts receivable balances:

	As of December 31,
	2014	2013
	(Dollars in millions)
Trade and purchased receivables	$1,821	1,862
Earned and unbilled receivables	307	252
Other	22	18

Total accounts receivable	2,150	2,132
Less: allowance for doubtful accounts	(162)	(155)

Accounts receivable, less allowance	$1,988	1,977

We are exposed to concentrations of credit risk from residential and business customers within our local service area, business customers outside of our local service area and from other telecommunications service providers. We generally do not require collateral to secure our receivable balances. We have agreements with other telecommunications service providers whereby we agree to bill and collect on their behalf for services rendered by those providers to our customers within our local service area. We purchase accounts receivable from other telecommunications service providers primarily on a recourse basis and include these amounts in our accounts receivable balance. We have not experienced any significant loss associated with these purchased receivables.

The following table presents details of our allowance for doubtful accounts:

	Beginning Balance	Additions	Deductions	Ending Balance
	(Dollars in millions)
2014	$155	159	(152)	162
2013	$158	152	(155)	155
2012	$145	187	(174)	158

(5)	Property, Plant and Equipment

Net property, plant and equipment is composed of the following:

	Depreciable Lives	As of December 31,
		2014	2013
		(Dollars in millions)
Land	n/a	$575	585
Fiber, conduit and other outside plant(1)	15-45	15,151	14,187
Central office and other network electronics(2)	3-10	13,248	12,178
Support assets(3)	3-30	6,578	6,420
Construction in progress(4)	n/a	1,166	937

Gross property, plant and equipment		36,718	34,307
Accumulated depreciation		(18,285)	(15,661)

Net property, plant and equipment		$18,433	18,646

(1)	Fiber, conduit and other outside plant consists of fiber and metallic cable, conduit, poles and other supporting structures.
(2)	Central office and other network electronics consists of circuit and packet switches, routers, transmission electronics and electronics providing service to customers.

(3)	Support assets consist of buildings, data centers, computers and other administrative and support equipment.
(4)	Construction in progress includes inventory held for construction and property of the aforementioned categories that has not been placed in service as it is still under construction.

We recorded depreciation expense of $2.958 billion, $2.952 billion and $3.070 billion for the years ended December 31, 2014, 2013 and 2012, respectively.

In 2014, we recorded an impairment charge of $17 million in connection with a sale-leaseback transaction involving an office building which closed in the fourth quarter of 2014. This impairment charge is included in selling, general and administrative expense in our consolidated statements of operations for the year ended December 31, 2014.

In the second quarter of 2014, we entered into a separate definitive agreement to sell an office building for $12 million, which closed during the fourth quarter of 2014.

Asset Retirement Obligations

At December 31, 2014, our asset retirement obligations balance was primarily related to estimated future costs of removing equipment from leased properties and estimated future costs of properly disposing of asbestos and other hazardous materials upon remodeling or demolishing buildings. Asset retirement obligations are included in other long-term liabilities on our consolidated balance sheets.

The following table provides asset retirement obligation activity:

	Years Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Balance at beginning of year	$106	106	109
Accretion expense	7	7	7
Liabilities incurred	6	—	1
Liabilities settled and other	(2)	(4)	(1)
Change in estimate	(10)	(3)	(10)

Balance at end of year	$107	106	106

During 2014, 2013 and 2012 we revised our estimates for the cost of removal of network equipment, asbestos remediation, and other obligations by $10 million, $3 million and $10 million, respectively. These revisions resulted in a reduction of the asset retirement obligation and offsetting reduction to gross property, plant and equipment and revisions to assets specifically identified are recorded as a reduction to accretion expense.

(6)	Severance and Leased Real Estate

Periodically, we have reductions in our workforce and have accrued liabilities for the related severance costs. These workforce reductions resulted primarily from the progression or completion of our post-acquisition integration plans, increased competitive pressures, cost reduction initiatives and reduced workload demands due to the loss of customers purchasing certain legacy services.

We report severance liabilities within accrued expenses and other liabilities-salaries and benefits in our consolidated balance sheets and report severance expenses in cost of services and products and selling, general and administrative expenses in our consolidated statements of operations. As noted in Note 12—Segment Information, we do not allocate these severance expenses to our segments.

We have recognized liabilities to reflect our estimates of the fair values of the existing lease obligations for real estate for which we have ceased using, net of estimated sublease rentals. Our fair value estimates were determined using discounted cash flow methods. We recognize expense to reflect accretion of the discounted liabilities and periodically, we adjust the expense when our actual subleasing experience differs from our initial estimates. We report the current portion of liabilities for ceased-use real estate leases in accrued expenses and other liabilities-other and report the noncurrent portion in deferred credits and other liabilities in our consolidated balance sheets. We report the related expenses in selling, general and administrative expenses in our consolidated statements of operations. At December 31, 2014, the current and noncurrent portions of our leased real estate accrual were $14 million and $82 million, respectively. The remaining lease terms range from 0.3 years to 11.0 years, with a weighted average of 8.5 years.

Changes in our accrued liabilities for severance expenses and leased real estate were as follows:

	Severance	Real Estate
	(Dollars in millions)
Balance at December 31, 2012	$17	131
Accrued to expense	31	—
Payments, net	(31)	(16)
Reversals and adjustments	—	(2)

Balance at December 31, 2013	17	113
Accrued to expense	87	1
Payments, net	(78)	(16)
Reversals and adjustments	—	(2)

Balance at December 31, 2014	$26	96

(7)	Employee Benefits

Pension, Post-Retirement and Other Post-Employment Benefits

We sponsor various defined benefit pension plans (qualified and non-qualified), which in the aggregate cover a substantial portion of our employees including legacy CenturyLink, legacy Qwest and legacy Embarq employees. On December 31, 2014, we merged our existing qualified pension plans, which included merging the Qwest Pension Plan and Embarq Retirement Pension Plan into the CenturyLink Retirement Plan. The CenturyLink Retirement Plan was renamed the CenturyLink Combined Pension Plan (“Combined Plan”). Pension benefits for participants of the new Combined Plan who are represented by a collective bargaining agreement are based on negotiated schedules. All other participants’ pension benefits are based on each individual participant’s years of service and compensation. We use a December 31 measurement date for all our plans. We also maintain non-qualified pension plans for certain current and former highly compensated employees. We maintain post-retirement benefit plans that provide health care and life insurance benefits for certain eligible retirees. We also provide other post-employment benefits for eligible former employees.

Pension Benefits

Current funding laws require a company with a plan shortfall to fund the annual cost of benefits earned in addition to a seven-year amortization of the shortfall. Our funding policy for our Combined Plan is to make contributions with the objective of accumulating sufficient assets to pay all qualified pension benefits when due under the terms of the plans. The accounting unfunded status of our qualified pension plans was $2.4 billion as of December 31, 2014.

In 2014, we made cash contributions of approximately $157 million to our qualified pension plans and paid approximately $6 million of benefits directly to participants of our non-qualified pension plans. Based on current laws and circumstances, we are not required to make any contributions to our qualified pension plans in 2015, but we estimate that we will pay approximately $6 million of benefits to participants of our non-qualified pension plans.

Our pension plans contain provisions that allow us, from time to time, to offer lump sum payment options to certain employees in settlement of their future retirement benefits. We record these payments as a settlement only if, in the aggregate, they exceed the sum of the annual service and interest costs for the plan’s net periodic pension benefit cost, which represents the settlement threshold. On December 8, 2014, lump sum pension settlement payments to terminated, but not-yet-retired participants in our Qwest qualified pension plan amounted to $460 million, which exceeded the settlement threshold of $418 million. As a result, we were required to recognize a non-cash settlement charge of $63 million in 2014 to accelerate the recognition of a portion of the previously unrecognized actuarial losses in the qualified pension plan, which has been allocated and reflected in cost of services and products (exclusive of depreciation and amortization) and selling, general and administrative in our consolidated statement of operations for the year ended December 31, 2014. This non-cash charge reduced our recorded net income and retained earnings, with an offset to accumulated other comprehensive loss in shareholders’ equity. The amount of any future non-cash settlement charges will be dependent on the level of lump sum benefit payments made in 2015 and beyond.

Post-Retirement Benefits

Our post-retirement health care plans provide post-retirement benefits to qualified retirees. The post-retirement health care plans we assumed as part of our acquisitions of Qwest and Embarq provide post-retirement benefits to qualified retirees and allow (i) eligible employees retiring before certain dates to receive benefits at no or reduced cost and (ii) eligible employees retiring after certain dates to receive benefits on a shared cost basis. The post-retirement health care plans are primarily funded by us and we expect to continue funding these post-retirement obligations as benefits are paid.

No contributions were made to the post-retirement trusts in 2014, and we do not expect to make a contribution in 2015. However, in 2014 we paid approximately $88 million of benefits (net of participant contributions and direct subsidies) that were not payable by the trusts, and we estimate that in 2015, we will pay approximately $139 million of benefits (net of participant contributions and direct subsidies) that are not payable by the trusts.

We expect our health care cost trend rate to decrease between 0.25% to 0.15% per year from 6.00% in 2015 to an ultimate rate of 4.50% in 2024. Our post-retirement health care expense, for certain eligible Legacy Qwest retirees and certain eligible Legacy CenturyLink retirees, is capped at a set dollar amount. Therefore, those health care benefit obligations are not subject to increasing health care trends after the effective date of the caps.

A change of 100 basis points in the assumed initial health care cost trend rate would have had the following effects in 2014:

	100 Basis Points Change
	Increase	(Decrease)
	(Dollars in millions)
Effect on the aggregate of the service and interest cost components of net periodic post-retirement benefit expense (consolidated statement of operations)	$4	(3)
Effect on benefit obligation (consolidated balance sheet)	92	(82)

Expected Cash Flows

The qualified pension, non-qualified pension and post-retirement health care benefit payments and premiums and life insurance premium payments are paid by us or distributed from plan assets. The estimated benefit payments provided below are based on actuarial assumptions using the demographics of the employee and retiree populations and have been reduced by estimated participant contributions.

	Pension Plans	Post-Retirement Benefit Plans	Medicare Part D Subsidy Receipts
	(Dollars in millions)
Estimated future benefit payments:
2015	$1,061	309	(7)
2016	1,011	300	(7)
2017	996	292	(7)
2018	980	285	(7)
2019	965	279	(7)
2020 - 2024	4,568	1,276	(31)

Net Periodic Benefit Expense

The actuarial assumptions used to compute the net periodic benefit expense for our qualified pension, non-qualified pension and post-retirement benefit plans are based upon information available as of the beginning of the year, as presented in the following table.

	Pension Plans			Post-Retirement Benefit Plans
	2014	2013	2012	2014	2013	2012
Actuarial assumptions at beginning of year:
Discount rate	4.20% - 5.10%	3.50% - 4.20%	4.25% - 5.10%	4.50%	3.60%	4.60% - 4.80%
Rate of compensation increase	3.25%	3.25%	3.25%	N/A	N/A	N/A
Expected long-term rate of return on plan assets	7.50%	7.50%	7.50%	6.00% - 7.50%	6.00% - 7.30%	6.00% - 7.50%
Initial health care cost trend rate	N/A	N/A	N/A	6.00% - 6.50%	6.50% - 7.00%	8.00%
Ultimate health care cost trend rate	N/A	N/A	N/A	4.50%	4.50%	5.00%
Year ultimate trend rate is reached	N/A	N/A	N/A	2024	2022	2018

N/A—Not applicable

Net periodic (income) expense for our qualified and non-qualified pension plans include the following components:

	Pension Plans Years Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Service cost	$77	91	87
Interest cost	602	544	625
Expected return on plan assets	(891)	(896)	(847)
Settlements	63	—	—
Recognition of prior service cost	5	5	4
Recognition of actuarial loss	22	84	35

Net periodic pension benefit income	$(122)	(172)	(96)

Net periodic expense (income) for our post-retirement benefit plans include the following components:

	Post-Retirement Plans Years Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Service cost	$22	24	22
Interest cost	159	140	173
Expected return on plan assets	(33)	(39)	(45)
Recognition of prior service cost	20	—	—
Recognition of actuarial loss	—	4	—

Net periodic post-retirement benefit expense	$168	129	150

We report net periodic benefit (income) expense for our qualified pension, non-qualified pension and post-retirement benefit plans in both cost of services and products and selling, general and administrative expenses on our consolidated statements of operations for the years ended December 31, 2014, 2013 and 2012.

Benefit Obligations

The actuarial assumptions used to compute the funded status for the plans are based upon information available as of December 31, 2014 and 2013 and are as follows:

	Pension Plans		Post-Retirement Benefit Plans
	December 31,		December 31,
	2014	2013	2014	2013
Actuarial assumptions at end of year:
Discount rate	3.50% - 4.10%	4.20% - 5.10%	3.80%	4.50%
Rate of compensation increase	3.25%	3.25%	N/A	N/A
Initial health care cost trend rate	N/A	N/A	6.00% / 6.50%	6.50% / 7.00%
Ultimate health care cost trend rate	N/A	N/A	4.50%	4.50%
Year ultimate trend rate is reached	N/A	N/A	2024	2022 / 2024

N/A—Not applicable

For our defined benefit plans, we adopted a new mortality rate table in 2014 to better reflect the expected lifetimes of our plan participants. The table used is based on Society of Actuaries tables and increases the projected benefit obligation by approximately $1.3 billion. The increase in the projected obligation was recognized as part of the net actuarial loss and is included in the other comprehensive loss, a portion of which is subject to be amortized over the remaining estimated life of plan participants (approximately 8 years).

The following tables summarize the change in the benefit obligations for the pension and post-retirement benefit plans:

	Pension Plans Years Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Change in benefit obligation
Benefit obligation at beginning of year	$13,401	14,881	13,596
Service cost	77	91	87
Interest cost	602	544	625
Plan amendments	4	—	14
Actuarial loss (gain)	2,269	(1,179)	1,565
Settlements	(460)	—	—
Benefits paid by company	(6)	(5)	(5)
Benefits paid from plan assets	(845)	(931)	(1,001)

Benefit obligation at end of year	$15,042	13,401	14,881

	Post-Retirement Benefit Plans Years Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Change in benefit obligation
Benefit obligation at beginning of year	$3,688	4,075	3,930
Service cost	22	24	22
Interest cost	159	140	173
Participant contributions	69	96	86
Plan amendments	23	141	—
Direct subsidy receipts	9	13	19
Actuarial loss (gain)	245	(399)	260
Benefits paid by company	(166)	(266)	(268)
Benefits paid from plan assets	(219)	(136)	(147)

Benefit obligation at end of year	$3,830	3,688	4,075

Our aggregate benefit obligation as of December 31, 2014, 2013 and 2012 was $18.872 billion, $17.089 billion and $18.956 billion, respectively.

Plan Assets

We maintain plan assets for our qualified pension plans and certain post-retirement benefit plans. The qualified pension plan assets are used for the payment of pension benefits and certain eligible plan expenses. The post-retirement benefit plan’s assets are used to pay health care benefits and premiums on behalf of eligible retirees and to pay certain eligible plan expenses. The expected rate of return on plan assets is the long-term rate of return we expect to earn on the plans’ assets. The rate of return is determined by the strategic allocation of plan assets and the long-term risk and return forecast for each asset class. The forecasts for each asset class are generated primarily from an analysis of the long-term expectations of various third party investment management organizations. The expected rate of return on plan assets is reviewed annually and revised, as necessary, to reflect changes in the financial markets and our investment strategy.

The following tables summarize the change in the fair value of plan assets for the pension and post-retirement benefit plans:

	Pension Plans Years Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Change in plan assets
Fair value of plan assets at beginning of year	$12,346	12,321	11,814
Return on plan assets	1,373	810	1,476
Employer contributions	157	146	32
Settlements	(460)	—	—
Benefits paid from plan assets	(845)	(931)	(1,001)

Fair value of plan assets at end of year	$12,571	12,346	12,321

	Post-Retirement Benefit Plans Years Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Change in plan assets
Fair value of plan assets at beginning of year	$535	626	693
Return on plan assets	37	45	80
Benefits paid from plan assets	(219)	(136)	(147)

Fair value of plan assets at end of year	$353	535	626

Pension Plans: Our investment objective for the pension plan assets is to achieve an attractive risk-adjusted return over time that will provide for the payment of benefits and minimize the risk of large losses. Our pension plan investment strategy is designed to meet this objective by broadly diversifying plan assets across numerous strategies with differing expected returns, volatilities and correlations. The pension plan assets have target allocations of 41.5% to interest rate sensitive investments and 58.5% to investments designed to provide higher expected returns than the interest rate sensitive investments. Interest rate sensitive investments include 26% of plan assets targeted primarily to long-duration investment grade bonds, 10.5% targeted to high yield and emerging market bonds and 5% targeted to diversified strategies, which primarily have exposures to global bonds, as well as some exposures to global stocks and commodities. Assets expected to provide higher returns than the interest rate sensitive assets include broadly diversified equity investments with targets of approximately 14.5% to U.S. stocks and 14.5% to developed and emerging market non-U.S. stocks. Approximately 11% is targeted to broadly diversified multi-asset class strategies that have the flexibility to adjust exposures to different asset classes. Approximately 10.5% is allocated to private markets investments including funds primarily invested in private equity, private debt and hedge funds. Real estate investments are targeted at 8% of plan assets. At the beginning of 2015, our expected annual long-term rate of return on pension assets is assumed to be 7.5%.

Post-Retirement Benefit Plans: Our investment objective for the post-retirement benefit plan assets is to achieve an attractive risk-adjusted return and minimize the risk of large losses over the expected life of the assets. Investment risk is managed by broadly diversifying assets across numerous strategies with differing expected returns, volatilities and correlations. Our investment strategy is designed to be consistent with the investment objective, with particular focus on providing liquidity for the reimbursement of our union-represented employees’ post-retirement health care costs. The post-retirement benefit plan assets have target allocations of 30% to equities and 70% to non-equity investments. Specific target allocations within these broad categories are allowed to vary to provide liquidity in order to meet reimbursement requirements. Equity investments are broadly diversified with exposure to publicly traded U.S., non-U.S. and emerging market stocks and private market investments. While no new private market investments have been made in recent years, the percent allocation to existing private market investments is expected to increase as liquid, publicly traded stocks are drawn down for the reimbursement of health care costs. The 70% non-equity allocation includes investment grade bonds, real estate, hedge funds and diversified strategies. At the beginning of 2015, our expected annual long-term rate of return on post-retirement benefit plan assets is assumed to be 7.5%.

Permitted investments: Plan assets are managed consistent with the restrictions set forth by the Employee Retirement Income Security Act of 1974, as amended, which requires diversification of assets and also generally prohibits defined benefit and welfare plans from investing more than 10% of their assets in securities issued by the sponsor company. At December 31, 2014 and 2013, the pension and post-retirement benefit plans did not directly own any shares of our common stock or any of our debt.

Derivative instruments: Derivative instruments are used to reduce risk as well as provide return. The pension and post-retirement benefit plans use exchange traded futures to gain exposure to equity and Treasury markets consistent with target asset allocations. Interest rate swaps are used in the pension plans to reduce risk relative to measurement of the benefit obligation, which is sensitive to interest rate changes. Foreign exchange forward contracts are used to manage currency exposures. Credit default swaps are used to manage credit risk exposures in a cost effective and targeted manner relative to transacting with physical corporate fixed income securities. Options are currently used to manage interest rate exposure taking into account the implied volatility and current pricing of the specific underlying market instrument. Some derivative instruments subject the plans to counterparty risk. The external investment managers, along with Plan Management, monitor counterparty exposure and mitigate this risk by diversifying the exposure among multiple high credit quality counterparties, requiring collateral and limiting exposure by periodically settling contracts.

The gross notional exposure of the derivative instruments directly held by the plans is shown below. The notional amount of the derivatives corresponds to market exposure but does not represent an actual cash investment.

	Gross Notional Exposure
	Pension Plans		Post-Retirement Benefit Plans
	Years Ended December 31,
	2014	2013	2014	2013
	(Dollars in millions)
Derivative instruments:
Exchange-traded U.S. equity futures	$134	95	7	16
Exchange-traded non-U.S. equity futures	—	—	—	—
Exchange-traded Treasury futures	2,451	3,011	—	—
Interest rate swaps	579	556	—	—
Credit default swaps	382	253	—	—
Foreign exchange forwards	1,195	938	13	29
Options	529	261	—	—

Fair Value Measurements: Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between independent and knowledgeable parties who are willing and able to transact for an asset or liability at the measurement date. We use valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs when determining fair value and then we rank the estimated values based on the reliability of the inputs used following the fair value hierarchy set forth by the FASB. For additional information on the fair value hierarchy, see Note 10—Fair Value Disclosure.

At December 31, 2014, we used the following valuation techniques to measure fair value for assets. There were no changes to these methodologies during 2014:

•	Level 1—Assets were valued using the closing price reported in the active market in which the individual security was traded.

•

Level 2—Assets were valued using quoted prices in markets that are not active, broker dealer quotations, net asset value of shares held by the plans and other methods by which all significant input were observable at the measurement date.

•	Level 3—Assets were valued using unobservable inputs in which little or no market data exists as reported by the respective institutions at the measurement date.

The tables below present the fair value of plan assets by category and the input levels used to determine those fair values at December 31, 2014. It is important to note that the asset allocations do not include market exposures that are gained with derivatives. Investments include dividend and interest receivables, pending trades and accrued expenses.

	Fair Value of Pension Plan Assets at December 31, 2014
	Level 1	Level 2	Level 3	Total
	(Dollars in millions)
Investment grade bonds(a)	$1,013	1,480	—	$2,493
High yield bonds(b)	—	1,480	33	1,513
Emerging market bonds(c)	208	434	—	642
Convertible bonds(d)	—	14	—	14
Diversified strategies(e)	—	718	—	718
U.S. stocks(f)	1,389	87	—	1,476
Non-U.S. stocks(g)	1,169	384	—	1,553
Emerging market stocks(h)	—	102	—	102
Private equity(i)	—	—	673	673
Private debt(j)	—	—	395	395
Market neutral hedge funds(k)	—	928	100	1,028
Directional hedge funds(k)	—	530	28	558
Real estate(l)	—	483	216	699
Derivatives(m)	—	17	—	17
Cash equivalents and short-term investments(n)	—	690	—	690

Total investments	$3,779	7,347	1,445	12,571

Total pension plan assets				$12,571

	Fair Value of Post-Retirement Plan Assets at December 31, 2014
	Level 1	Level 2	Level 3	Total
	(Dollars in millions)
Investment grade bonds(a)	$5	72	—	$77
High yield bonds(b)	—	15	—	15
Emerging market bonds(c)	—	1	—	1
Diversified strategies(e)	—	89	—	89
U.S. stocks(f)	35	—	—	35
Non-U.S. stocks(g)	33	—	—	33
Emerging market stocks(h)	6	—	—	6
Private equity(i)	—	—	28	28
Private debt(j)	—	—	3	3
Market neutral hedge funds(k)	—	25	—	25
Directional hedge funds(k)	—	1	—	1
Real estate(l)	—	24	4	28
Cash equivalents and short-term investments(n)	—	12	—	12

Total investments	$79	239	35	353

Total post-retirement plan assets				$353

The tables below present the fair value of plan assets by category and the input levels used to determine those fair values at December 31, 2013. It is important to note that the asset allocations do not include market exposures that are gained with derivatives. Investments include dividend and interest receivable, pending trades and accrued expenses.

	Fair Value of Pension Plan Assets at December 31, 2013
	Level 1	Level 2	Level 3	Total
	(Dollars in millions)
Investment grade bonds(a)	$813	1,504	—	$2,317
High yield bonds(b)	—	1,265	26	1,291
Emerging market bonds(c)	196	367	—	563
Convertible bonds(d)	—	389	—	389
Diversified strategies(e)	—	723	—	723
U.S. stocks(f)	1,408	92	—	1,500
Non-U.S. stocks(g)	1,159	299	—	1,458
Emerging market stocks(h)	—	110	—	110
Private equity(i)	—	—	721	721
Private debt(j)	—	—	436	436
Market neutral hedge funds(k)	—	867	99	966
Directional hedge funds(k)	—	582	32	614
Real estate(l)	—	306	265	571
Derivatives(m)	—	(34)	—	(34)
Cash equivalents and short-term investments(n)	—	721	—	721

Total investments	$3,576	7,191	1,579	12,346

Total pension plan assets				$12,346

	Fair Value of Post-Retirement Plan Assets at December 31, 2013
	Level 1	Level 2	Level 3	Total
	(Dollars in millions)
Investment grade bonds(a)	$21	56	—	$77
High yield bonds(b)	—	56	—	56
Emerging market bonds(c)	—	37	—	37
Diversified strategies(e)	—	86	—	86
U.S. stocks(f)	56	—	—	56
Non-U.S. stocks(g)	58	—	—	58
Emerging market stocks(h)	—	12	—	12
Private equity(i)	—	—	40	40
Private debt(j)	—	—	5	5
Market neutral hedge funds(k)	—	35	—	35
Directional hedge funds(k)	—	14	—	14
Real estate(l)	—	22	12	34
Cash equivalents and short-term investments(n)	—	24	—	24

Total investments	$135	342	57	534

Contribution receivable				1

Total post-retirement plan assets				$535

The plans’ assets are invested in various asset categories utilizing multiple strategies and investment managers. For several of the investments in the tables above and discussed below, the plans own units in commingled funds and limited partnerships that invest in various types of assets. Interests in commingled funds are valued using the net asset value (“NAV”) per unit of each fund. The NAV reported by the fund manager is based on the market value of the underlying investments owned by each fund, minus its liabilities, divided by the number of shares outstanding. Commingled funds held by the plans that can be redeemed at NAV within a year of the financial statement date are generally classified as Level 2. Investments in limited partnerships represent long-term commitments with a fixed maturity date, typically ten years. Valuation inputs for these limited partnership interests are generally based on assumptions and other information not observable in the market and are classified as Level 3 investments. The assumptions and valuation methodologies of the pricing vendors, account managers, fund managers and partnerships are monitored and evaluated for reasonableness. Below is an overview of the asset categories, the underlying strategies and valuation inputs used to value the assets in the preceding tables:

(a) Investment grade bonds represent investments in fixed income securities as well as commingled bond funds comprised of U.S. Treasury securities, agencies, corporate bonds, mortgage-backed securities, asset-backed securities and commercial mortgage-backed securities. Treasury securities are valued at the bid price reported in the active market in which the security is traded and are classified as Level 1. The valuation inputs of other investment grade bonds primarily utilize observable market information and are based on a spread to U.S. Treasury securities and consider yields available on comparable securities of issuers with similar credit ratings. The primary observable inputs include references to the new issue market for similar securities, the secondary trading markets and dealer quotes. Option adjusted spread models are utilized to evaluate securities such as asset backed securities that have early redemption features. These securities are classified as Level 2. The commingled funds are valued at NAV based on the market value of the underlying fixed income securities using the same valuation inputs described above. The commingled funds can be redeemed at NAV within a year of the financial statement date and are classified as Level 2.

(b) High yield bonds represent investments in below investment grade fixed income securities as well as commingled high yield bond funds. The valuation inputs for the securities primarily utilize observable market information and are based on a spread to U.S. Treasury securities and consider yields available on comparable securities of issuers with similar credit ratings. These securities are classified as Level 2. The commingled funds are valued at NAV based on the market value of the underlying high yield instruments using the same valuation inputs described above. Commingled funds that can be redeemed at NAV within a year of the financial statement date are classified as Level 2. Commingled funds that cannot be redeemed at NAV or that cannot be redeemed at NAV within a year of the financial statement date are classified as Level 3.

(c) Emerging market bonds represent investments in securities issued by governments and other entities located in developing countries as well as registered mutual funds and commingled emerging market bond funds. The valuation inputs for the securities utilize observable market information and are primarily based on dealer quotes or a spread relative to the local government bonds. These securities are classified as Level 2. The commingled funds are valued at NAV based on the market value of the underlying emerging market bonds using the same valuation inputs described above. The commingled funds can be redeemed at NAV within a year of the financial statement date and are classified as Level 2. The registered mutual funds trade at the daily NAV, as determined by the market value of the underlying investments, and are classified as Level 1.

(d) Convertible bonds primarily represent investments in corporate debt securities that have features that allow the debt to be converted into equity securities under certain circumstances. The valuation inputs for the individual convertible bonds primarily utilize observable market information including a spread to U.S. Treasuries and the value and volatility of the underlying equity security. Convertible bonds are classified as Level 2.

(e) Diversified strategies represent an investment in a commingled fund that primarily has exposures to global government, corporate and inflation linked bonds, global stocks and commodities. The commingled fund is valued at NAV based on the market value of the underlying investments. The valuation inputs utilize observable market information including published prices for exchange traded securities, bid prices for government bonds, and spreads and yields available for comparable fixed income securities with similar credit ratings. This fund can be redeemed at NAV within a year of the financial statement date and is classified as Level 2.

(f) U.S. stocks represent investments in stocks of U.S. based companies as well as commingled U.S. stock funds. The valuation inputs for U.S. stocks are based on the last published price reported on the major stock market on which the securities are traded and are classified as Level 1. The commingled funds are valued at NAV based on the market value of the underlying investments using the same valuation inputs described above. These commingled funds can be redeemed at NAV within a year of the financial statement date and are classified as Level 2.

(g) Non-U.S. stocks represent investments in stocks of companies based in developed countries outside the U.S. as well as commingled funds. The valuation inputs for non-U.S. stocks are based on the last published price reported on the major stock market on which the securities are traded and are classified as Level 1. The commingled funds are valued at NAV based on the market value of the underlying investments using the same valuation inputs described above. These commingled funds can be redeemed at NAV within a year of the financial statement date and are classified as Level 2.

(h) Emerging market stocks represent investments in a registered mutual fund and commingled funds comprised of stocks of companies located in developing markets. Registered mutual funds trade at the daily NAV, as determined by the market value of the underlying investments, and are classified as Level 1. The commingled funds are valued at NAV based on the market value of the underlying investments using the same valuation inputs described previously for individual stocks. These commingled funds can be redeemed at NAV within a year of the financial statement date and are classified as Level 2.

(i) Private equity represents non-public investments in domestic and foreign buy out and venture capital funds. Private equity funds are structured as limited partnerships and are valued according to the valuation policy of each partnership, subject to prevailing accounting and other regulatory guidelines. The partnerships use valuation methodologies that give consideration to a range of factors, including but not limited to the price at which investments were acquired, the nature of the investments, market conditions, trading values on comparable public securities, current and projected operating performance, and financing transactions subsequent to the acquisition of the investments. These valuation methodologies involve a significant degree of judgment. Private equity investments are classified as Level 3.

(j) Private debt represents non-public investments in distressed or mezzanine debt funds. Mezzanine debt instruments are debt instruments that are subordinated to other debt issues and may include embedded equity instruments such as warrants. Private debt funds are structured as limited partnerships and are valued according to the valuation policy of each partnership, subject to prevailing accounting and other regulatory guidelines. The valuation of underlying fund investments are based on factors including the issuer’s current and projected credit worthiness, the security’s terms, reference to the securities of comparable companies, and other market factors. These valuation methodologies involve a significant degree of judgment. Private debt investments are classified as Level 3.

(k) Market neutral hedge funds hold investments in a diversified mix of instruments that are intended in combination to exhibit low correlations to market fluctuations. These investments are typically combined with futures to achieve uncorrelated excess returns over various markets. Directional hedge funds—This asset category represents investments that may exhibit somewhat higher correlations to market fluctuations than the market neutral hedge funds. Investments in hedge funds include both direct investments and investments in diversified funds of funds. Hedge Funds are valued at NAV based on the market value of the underlying investments which include publicly traded equity and fixed income securities and privately negotiated debt securities. The hedge funds are valued by third party administrators using the same valuation inputs previously described. Hedge funds that can be redeemed at NAV within a year of the financial statement date are classified as Level 2. Hedge fund investments that cannot be redeemed at NAV or that cannot be redeemed at NAV within a year of the financial statement date are classified as Level 3.

(l) Real estate represents investments in commingled funds and limited partnerships that invest in a diversified portfolio of real estate properties. These investments are valued at NAV according to the valuation policy of each fund or partnership, subject to prevailing accounting and other regulatory guidelines. The valuation inputs of the underlying properties are generally based on third-party appraisals that use comparable sales or a projection of future cash flows to determine fair value. Real estate investments that can be redeemed at NAV within a year of the financial statement date are classified as Level 2. Real estate investments that cannot be redeemed at NAV or that cannot be redeemed at NAV within a year of the financial statement date are classified as Level 3.

(m) Derivatives include exchange traded futures contracts, as well as privately negotiated over-the-counter swaps and options that are valued based on the change in interest rates or a specific market index and are classified as Level 2. The market values represent gains or losses that occur due to fluctuations in interest rates, foreign currency exchange rates, security prices, or other factors.

(n) Cash equivalents and short-term investments represent investments that are used in conjunction with derivatives positions or are used to provide liquidity for the payment of benefits or other purposes. The valuation inputs of securities are based on a spread to U.S. Treasury Bills, the Federal Funds Rate, or London Interbank Offered Rate and consider yields available on comparable securities of issuers with similar credit ratings and are classified as Level 2. The commingled funds are valued at NAV based on the market value of the underlying investments using the same valuation inputs described above. These commingled funds can be redeemed at NAV within a year of the financial statement date and are classified as Level 2.

Concentrations of Risk: Investments, in general, are exposed to various risks, such as significant world events, interest rate, credit, foreign currency and overall market volatility risk. These risks are managed by broadly diversifying assets across numerous asset classes and strategies with differing expected returns, volatilities and correlations. Risk is also broadly diversified across numerous market sectors and individual companies. Financial instruments that potentially subject the plans to concentrations of counterparty risk consist principally of investment contracts with high quality financial institutions. These investment contracts are typically collateralized obligations and/or are actively managed, limiting the amount of counterparty exposure to any one financial institution. Although the investments are well diversified, the value of plan assets could change materially depending upon the overall market volatility, which could affect the funded status of the plans.

The table below presents a rollforward of the pension plan assets valued using Level 3 inputs:

	Pension Plan Assets Valued Using Level 3 Inputs
	High Yield Bonds	Private Equity	Private Debt	Market Neutral Hedge Fund	Directional Hedge Funds	Real Estate	Total
	(Dollars in millions)
Balance at December 31, 2012	$59	711	465	—	194	337	$1,766
Net transfers	—	—	—	—	(165)	—	(165)
Acquisitions	5	82	71	100	—	9	267
Dispositions	(43)	(179)	(144)	—	(1)	(97)	(464)
Actual return on plan assets:
Gains relating to assets sold during the year	12	68	18	—	—	11	109
(Losses) gains relating to assets still held at year-end	(7)	39	26	(1)	4	5	66

Balance at December 31, 2013	26	721	436	99	32	265	1,579
Net transfers	6	4	—	—	—	(4)	6
Acquisitions	14	125	109	—	—	5	253
Dispositions	(16)	(246)	(111)	—	—	(61)	(434)
Actual return on plan assets:
Gains relating to assets sold during the year	8	115	25	—	—	3	151
(Losses) gains relating to assets still held at year-end	(5)	(46)	(64)	1	(4)	8	(110)

Balance at December 31, 2014	$33	673	395	100	28	216	$1,445

The table below presents a rollforward of the post-retirement plan assets valued using Level 3 inputs:

	Post-Retirement Plan Assets Valued Using Level 3 Inputs
	Private Equity	Private Debt	Real Estate	Total
	(Dollars in millions)
Balance at December 31, 2012	$45	6	28	$79
Acquisitions	1	—	—	1
Dispositions	(11)	(1)	(18)	(30)
Actual return on plan assets:
Gains (losses) relating to assets sold during the year	4	—	(1)	3
Gains relating to assets still held at year-end	1	—	3	4

Balance at December 31, 2013	40	5	12	57
Acquisitions	1	—	—	1
Dispositions	(15)	(2)	(8)	(25)
Actual return on plan assets:
Gains relating to assets sold during the year	7	1	—	8
Losses relating to assets still held at year-end	(5)	(1)	—	(6)

Balance at December 31, 2014	$28	3	4	$35

Certain gains and losses are allocated between assets sold during the year and assets still held at year-end based on transactions and changes in valuations that occurred during the year. These allocations also impact our calculation of net acquisitions and dispositions.

For the year ended December 31, 2014, the investment program produced actual gains on qualified pension and post-retirement plan assets of $1.410 billion as compared to the expected returns of $924 million for a difference of $486 million. For the year ended December 31, 2013, the investment program produced actual gains on pension and post-retirement plan assets of $855 million as compared to the expected returns of $935 million for a difference of $80 million. The short-term annual returns on plan assets will almost always be different from the expected long-term returns and the plans could experience net gains or losses, due primarily to the volatility occurring in the financial markets during any given year.

Unfunded Status

The following table presents the unfunded status of the pensions and post-retirement benefit plans:

	Pension Plans		Post-Retirement Benefit Plans
	Years Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
	(Dollars in millions)
Benefit obligation	$(15,042)	(13,401)	(3,830)	(3,688)
Fair value of plan assets	12,571	12,346	353	535

Unfunded status	(2,471)	(1,055)	(3,477)	(3,153)

Current portion of unfunded status	$(6)	(5)	(134)	(154)

Non-current portion of unfunded status	$(2,465)	(1,050)	(3,343)	(2,999)

The current portion of our post-retirement benefit obligations is recorded on our consolidated balance sheets in accrued expenses and other current liabilities-salaries and benefits.

Accumulated Other Comprehensive Loss-Recognition and Deferrals

The following tables present cumulative items not recognized as a component of net periodic benefits expense as of December 31, 2013, items recognized as a component of net periodic benefits expense in 2014, additional items deferred during 2014 and cumulative items not recognized as a component of net periodic benefits expense as of December 31, 2014. The items not recognized as a component of net periodic benefits expense have been recorded on our consolidated balance sheets in accumulated other comprehensive loss:

	As of and for the Years Ended December 31,
	2013	Recognition of Net Periodic Benefits Expense	Deferrals	Net Change in AOCL	2014
	(Dollars in millions)
Accumulated other comprehensive loss:
Pension plans:
Net actuarial (loss) gain	$(1,058)	85	(1,787)	(1,702)	(2,760)
Prior service (cost) benefit	(33)	5	(4)	1	(32)
Deferred income tax benefit (expense)	422	(34)	684	650	1,072

Total pension plans	(669)	56	(1,107)	(1,051)	(1,720)

Post-retirement benefit plans:
Net actuarial (loss) gain	(37)	—	(240)	(240)	(277)
Prior service (cost) benefit	(163)	20	(23)	(3)	(166)
Deferred income tax benefit (expense)	78	(8)	101	93	171

Total post-retirement benefit plans	(122)	12	(162)	(150)	(272)

Total accumulated other comprehensive loss	$(791)	68	(1,269)	(1,201)	(1,992)

The following table presents estimated items to be recognized in 2015 as a component of net periodic benefit expense of the pension, non-qualified pension and post-retirement benefit plans:

	Pension Plans	Post- Retirement Plans
	(Dollars in millions)
Estimated recognition of net periodic benefit expense in 2015:
Net actuarial loss	$(148)	—
Prior service cost	(5)	(19)
Deferred income tax benefit	58	7

Estimated net periodic benefit expense to be recorded in 2015 as a component of other comprehensive income (loss)	$(95)	(12)

Medicare Prescription Drug, Improvement and Modernization Act of 2003

We sponsor post-retirement health care plans with several benefit options that provide prescription drug benefits that we deem actuarially equivalent to or exceeding Medicare Part D. We recognize the impact of the federal subsidy received under the Medicare Prescription Drug, Improvement and Modernization Act of 2003 in the calculation of our post-retirement benefit obligation and net periodic post-retirement benefit expense.

Other Benefit Plans

Health Care and Life Insurance

We provide health care and life insurance benefits to essentially all of our active employees. We are largely self-funded for the cost of the health care plan. Our health care benefit expenses for current employees was $381 million, $362 million and $360 million for the years ended December 31, 2014, 2013 and 2012, respectively. Union-represented employee benefits are based on negotiated collective bargaining agreements. Employees contributed $136 million, $117 million and $113 million for the years ended December 31, 2014, 2013 and 2012, respectively. Our group basic life insurance plans are fully insured and the premiums are paid by us.

401(k) Plan

We sponsor qualified defined contribution benefit plans covering substantially all of our employees. Under these plans, employees may contribute a percentage of their annual compensation up to certain maximums, as defined by the plans and by the Internal Revenue Service (“IRS”). Currently, we match a percentage of employee contributions in cash. At December 31, 2014 and December 31, 2013, the assets of the plans included approximately 8 million and 9 million shares of our common stock, respectively, as a result of the combination of previous employer match and participant directed contributions. We recognized expenses related to these plans of $81 million, $89 million and $76 million and for the years ended December 31, 2014, 2013 and 2012, respectively.

Deferred Compensation Plans

We sponsored non-qualified unfunded deferred compensation plans for various groups that included certain of our current and former highly compensated employees. The value of assets and liabilities related to these plans was not significant.

(8)	Share-based Compensation

We maintain equity programs that allow our Board of Directors (through its Compensation Committee or our Chief Executive Officer as its delegate) to grant incentives to certain employees and our outside directors in any one or a combination of several forms, including incentive and non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock units and market and performance shares. Stock options generally expire ten years from the date of grant. Until June 30, 2014, we offered an employee stock purchase plan, which allowed eligible employees to purchase our common stock at a 15% discount based on the lower of the beginning or ending stock price during recurring six month offering periods.

Stock Options

The following table summarizes activity involving stock option awards for the year ended December 31, 2014:

	Number of Options	Weighted- Average Exercise Price
	(in thousands)
Outstanding and Exercisable at December 31, 2013	5,325	$35.95
Exercised	(1,065)	28.57
Forfeited/Expired	(154)	32.68

Outstanding and Exercisable at December 31, 2014	4,106	37.99

The aggregate intrinsic value of our options outstanding and exercisable at December 31, 2014 was $23 million. The weighted average remaining contractual term for such options was 2.7 years.

During 2014, we received net cash proceeds of $30 million in connection with our option exercises. The tax benefit realized from these exercises was $4 million. The total intrinsic value of options exercised for the years ended December 31, 2014, 2013 and 2012 was $9 million, $11 million and $49 million, respectively.

Restricted Stock Awards

For equity based awards that contain only service conditions for vesting, we calculate the award fair value based on the closing stock price on the accounting grant date. For equity based restricted stock awards that contain market conditions, the award fair value is calculated through Monte-Carlo simulations.

During the first quarter of 2014, we granted approximately 440 thousand shares of restricted stock to certain executive-level employees as part of our long-term incentive program, of which approximately 250 thousand contained only service conditions and will vest on a straight-line basis on February 20, 2015, 2016 and 2017. The remaining awards contain market and service conditions and are scheduled to vest on February 20, 2017. These shares, with market and service conditions, represent only the target for the award, as each recipient has the opportunity to ultimately receive a number of shares between 0% and 200% of the target restricted stock award depending on our total shareholder return versus that of selected peer companies for 2014, 2015 and 2016.

During the second quarter of 2014, we granted approximately 1.5 million shares to certain key employees as part of our annual equity compensation program. These awards contained only service conditions and will vest on a straight-line basis on March 26, 2015, 2016 and 2017. During the third quarter of 2014 we granted shares to certain key employees as part of our long-term equity retention program. These awards will vest over a three to seven year period with approximately 105 thousand, 325 thousand and 220 thousand vesting on August 4, 2017, 2019 and 2021, respectively.

The remaining awards granted throughout the year to certain other key employees and our outside directors were made as part of our equity compensation and retention programs. These awards require only service conditions for vesting and typically vest equally over a three year period.

During the second quarter of 2013, we granted approximately 335 thousand shares of restricted stock to certain executive-level employees as part of our long-term incentive program, of which approximately 223 thousand contained only service conditions and are scheduled to vest on a straight-line basis on May 23, 2014, 2015 and 2016. The remaining awards contain market and service conditions and will vest on May 23, 2016. These shares, with market and service conditions, represent only the target for the award as each recipient has the opportunity to ultimately receive a number of shares between 0% and 200% of the target restricted stock award depending on, our total shareholder return versus that of selected peer companies for 2013, 2014 and 2015.

In addition, during the first and second quarter of 2013, we granted approximately 1.2 million shares to certain key employees as part of our annual equity compensation program. These awards contained only service conditions. The remaining awards granted throughout the year to certain other key employees and our outside directors were made as part of our equity compensation and retention programs. These awards require only service conditions for vesting and typically vest equally over a three year period.

During the first quarter of 2012, we granted approximately 402 thousand shares of restricted stock to certain executive-level employees as part of our long-term incentive program, of which approximately 201 thousand contained only service conditions and will vest on a straight-line basis on February 20, 2013, 2014 and 2015. The remaining awards contain market and service conditions and will vest on February 20, 2015. These shares, with market and service conditions, represent only the target for the award as each recipient has the opportunity to ultimately receive between 0% and 200% of the target restricted stock award depending on our total shareholder return for 2012, 2013 and 2014 in relation to that of the S&P 500 Index. As of December 31, 2014, none of the 2012 awards with market and service conditions are expected to vest.

In addition, during the first quarter of 2012, we granted restricted stock to certain key employees as part of our annual equity compensation program. These awards contained only service conditions. Approximately 519 thousand shares of awards will vest on a straight-line basis on January 9, 2013, 2014 and 2015. Approximately 873 thousand shares of awards will vest on a straight-line basis on March 15, 2013, 2014 and 2015. The remaining awards granted throughout the year to certain other key employees and our outside directors were made as part of our equity compensation and retention programs. These awards require only service conditions for vesting and typically vest an equal portion annually over a three year period.

The following table summarizes activity involving restricted stock and restricted stock unit awards for the year ended December 31, 2014:

	Number of Shares	Weighted- Average Grant Date Fair Value
	(in thousands)
Non-vested at December 31, 2013	3,625	$37.33
Granted	2,851	35.87
Vested	(1,561)	36.48
Forfeited	(515)	38.10

Non-vested at December 31, 2014	4,400	36.59

During 2013, we granted 1.9 million shares of restricted stock and restricted stock unit awards at a weighted-average price of $35.63. During 2012, we granted 2.1 million shares of restricted stock at a weighted-average price of $39.13. The total fair value of restricted stock that vested during 2014, 2013 and 2012 was $53 million, $52 million and $102 million, respectively.

Compensation Expense and Tax Benefit

We recognize compensation expense related to our market and performance share-based awards with graded vesting that only have a service condition on a straight-line basis over the requisite service period for the entire award. Total compensation expense for all share-based payment arrangements for the years ended December 31, 2014, 2013 and 2012 was $75 million, $63 million and $78 million, respectively. Our tax benefit recognized in the consolidated statements of operations for our share-based payment arrangements for the years ended December 31, 2014, 2013 and 2012 was $29 million, $25 million and $31 million, respectively. At December 31, 2014, there was $112 million of total unrecognized compensation expense related to our share-based payment arrangements, which we expect to recognize over a weighted-average period of 2.2 years.

(9)	Earnings (Loss) Per Common Share

Basic and diluted earnings (loss) per common share for the years ended December 31, 2014, 2013 and 2012 were calculated as follows:

	Years Ended December 31,
	2014	2013	2012
	(Dollars in millions, except per share amounts, shares in thousands)
Income (Loss) (Numerator):
Net income (loss)	$772	(239)	777
Earnings applicable to non-vested restricted stock	—	—	(1)

Net income (loss) applicable to common stock for computing basic earnings (loss) per common share	772	(239)	776

Net income (loss) as adjusted for purposes of computing diluted earnings (loss) per common share	$772	(239)	776

Shares (Denominator):
Weighted average number of shares:
Outstanding during period	572,748	604,404	622,139
Non-vested restricted stock	(4,313)	(3,512)	(2,796)
Non-vested restricted stock units	—	—	862

Weighted average shares outstanding for computing basic earnings (loss) per common share	568,435	600,892	620,205
Incremental common shares attributable to dilutive securities:
Shares issuable under convertible securities	10	—	12
Shares issuable under incentive compensation plans	1,294	—	2,068

Number of shares as adjusted for purposes of computing diluted earnings (loss) per common share	569,739	600,892	622,285

Basic earnings (loss) per common share	$1.36	(0.40)	1.25

Diluted earnings (loss) per common share	$1.36	(0.40)	1.25

Our calculation of diluted earnings (loss) per common share excludes shares of common stock that are issuable upon exercise of stock options when the exercise price is greater than the average market price of our common stock during the periods reflected in the table above. Such potentially issuable shares averaged 2.5 million, 2.7 million and 2.2 million for 2014, 2013 and 2012, respectively. For the year ended December 31, 2013, due to the net loss position, we excluded from the calculation of diluted loss per share 1.3 million shares which were potentially issuable under incentive compensation plans or convertible securities, as their effect, if included, would have been anti-dilutive.

(10)	Fair Value Disclosure

Our financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and long-term debt, excluding capital lease obligations. Due to their short-term nature, the carrying amounts of our cash and cash equivalents, accounts receivable and accounts payable approximate their fair values.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between independent and knowledgeable parties who are willing and able to transact for an asset or liability at the measurement date. We use valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs when determining fair value and then we rank the estimated values based on the reliability of the inputs used following the fair value hierarchy set forth by the FASB.

We determined the fair values of our long-term debt, including the current portion, based on quoted market prices where available or, if not available, based on discounted future cash flows using current market interest rates.

The three input levels in the hierarchy of fair value measurements are defined by the FASB generally as follows:

Input Level	Description of Input
Level 1	Observable inputs such as quoted market prices in active markets.
Level 2	Inputs other than quoted prices in active markets that are either directly or indirectly observable.
Level 3	Unobservable inputs in which little or no market data exists.

The following table presents the carrying amounts and estimated fair values of our long-term debt, excluding capital lease and other obligations, as well as the input levels used to determine the fair values indicated below:

		As of December 31, 2014		As of December 31, 2013
	Input Level	Carrying Amount	Fair Value	Carrying Amount	Fair Value
		(Dollars in millions)
Liabilities-Long-term debt excluding capital lease and other obligations	2	$20,162	21,255	20,347	20,413

(11)	Income Taxes

	Years Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Income tax expense was as follows:
Federal
Current	$18	1	57
Deferred	305	403	361

State
Current	26	62	15
Deferred	(14)	(8)	33

Foreign
Current	3	9	7
Deferred	—	(4)	—

Total income tax expense	$338	463	473

	Years Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Income tax expense was allocated as follows:
Income tax expense in the consolidated statements of operations:
Attributable to income	$338	463	473
Stockholders’ equity:
Compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes	(5)	(14)	(18)
Tax effect of the change in accumulated other comprehensive loss	(744)	554	(434)

The following is a reconciliation from the statutory federal income tax rate to our effective income tax rate:

	Years Ended December 31,
	2014	2013	2012
	(Percentage of pre-tax income)
Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	2.7%	2.8%	2.5%
Impairment of goodwill	—%	188.5%	—%
Reversal of liability for unrecognized tax position	0.4%	(24.5)%	—%
Foreign income taxes	0.4%	2.7%	0.3%
Nondeductible accounting adjustment for life insurance	—%	3.1%	—%
Release state valuation allowance	—%	(2.3)%	—%
Loss on worthless investment in foreign subsidiary	(5.4)%	—%	—%
Other, net	(2.6)%	1.4%	—%

Effective income tax rate	30.5%	206.7%	37.8%

The 2014 effective tax rate is 30.5% compared to 206.7% for 2013. The 2014 rate reflects a $60 million benefit for a worthless stock deduction for tax basis in a wholly-owned foreign subsidiary as a result of developments in bankruptcy proceedings involving its sole asset and a $13 million tax decrease due to changes in the state taxes caused by apportionment changes, state tax rate changes and the changes in the expected utilization of NOLs. The 2013 rate reflects the tax effect of a $1.092 billion non-deductible goodwill impairment charge, a favorable settlement with the Internal Revenue Service of $33 million, a $22 million reduction due to the reversal of an uncertain tax position and the tax effect of a $17 million unfavorable accounting adjustment for non-deductible life insurance costs. Also in 2013, the tax rate was decreased by a $5 million reduction to the valuation allowance due to the estimated ability to utilize more state NOLs than previously expected. The 2012 rate reflects the $16 million reversal of a valuation allowance related to the auction rate securities we sold in 2012.

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities were as follows:

	As of December 31,
	2014	2013
	(Dollars in millions)
Deferred tax assets
Post-retirement and pension benefit costs	$2,276	1,618
Net operating loss carryforwards	1,091	1,532
Other employee benefits	214	182
Other	602	782

Gross deferred tax assets	4,183	4,114
Less valuation allowance	(409)	(435)

Net deferred tax assets	3,774	3,679

Deferred tax liabilities
Property, plant and equipment, primarily due to depreciation differences	(3,869)	(3,904)
Goodwill and other intangible assets	(2,908)	(3,226)
Other	(147)	(137)

Gross deferred tax liabilities	(6,924)	(7,267)

Net deferred tax liability	$(3,150)	(3,588)

Of the $3.150 billion and $3.588 billion net deferred tax liability at December 31, 2014 and 2013, respectively, $4.030 billion and $4.753 billion is reflected as a long-term liability and $880 million and $1.165 billion is reflected as a net current deferred tax asset at December 31, 2014 and 2013, respectively.

At December 31, 2014, we had federal NOLs of $1.6 billion and state NOLs of $12 billion. If unused, the NOLs will expire between 2015 and 2032; however, no significant amounts expire until 2020. At December 31, 2014, we had $51 million ($33 million net of federal income tax) of state investment tax credit carryforwards that will expire between 2015 and 2024 if not utilized. In addition, at December 31, 2014 we had $110 million of federal alternative minimum tax, or AMT, credits. Our acquisitions of Qwest and Savvis caused “ownership changes” within the meaning of Section 382 of the Internal Revenue Code (“Section 382”). As a result, our ability to use these NOLs and AMT credits are subject to annual limits imposed by Section 382. Despite this, we expect to use substantially all of these tax attributes to reduce our future federal tax liabilities, although the timing of that use will depend upon our future earnings and future tax circumstances.

We establish valuation allowances when necessary to reduce the deferred tax assets to amounts we expect to realize. As of December 31, 2014, a valuation allowance of $409 million was established as it is more likely than not that this amount of net operating loss and tax credit carryforwards will not be utilized prior to expiration. Our valuation allowance at December 31, 2014 and 2013 is primarily related to state NOL carryforwards. This valuation allowance decreased by $26 million during 2014.

A reconciliation of the change in our gross unrecognized tax benefits (excluding both interest and any related federal benefit) from January 1 to December 31 for 2014 and 2013 is as follows:

	2014	2013
	(Dollars in millions)
Unrecognized tax benefits at beginning of year	$14	78
Increase in tax positions taken in the prior year	9	—
Decrease due to the reversal of tax positions taken in a prior year	(2)	—
Decrease from the lapse of statute of limitations	(1)	(36)
Settlements	(3)	(28)

Unrecognized tax benefits at end of year	$17	14

During 2012, we entered into negotiations with the IRS to resolve a claim that was filed by Qwest for 1999. Based on the status of the negotiations at year end 2012, we partially reversed an unrecognized tax benefit that was assumed as part of the Qwest acquisition. When the negotiations were settled in 2013, we fully reversed the amount of the unrecognized tax position and recorded a receivable for the anticipated refund, which was received in the second quarter of 2014.

The total amount of unrecognized tax benefits that, if recognized, would impact the effective income tax rate was $32 million and $29 million at December 31, 2014 and 2013, respectively.

Our policy is to reflect interest expense associated with unrecognized tax benefits in income tax expense. We had accrued interest (presented before related tax benefits) of approximately $30 million at both December 31, 2014 and 2013.

We file income tax returns, including returns for our subsidiaries, with federal, state and local jurisdictions. Our uncertain income tax positions are related to tax years that are currently under or remain subject to examination by the relevant taxing authorities.

In 2012, Qwest filed an amended 2008 federal income tax return primarily to report the carryforward impact of prior year settlements. A refund was received for the amended 2008 federal income tax return in 2013. In 2013, Qwest filed an amended 2009 federal income tax return primarily to report the carryforward impact of prior year settlements. The refund for the 2009 amended return filed in 2013 was received in 2014. In 2014, Qwest filed an amended federal income tax return for 2010. The refund claim filed for 2010 was accepted by the IRS and the refund is expected to be received in 2015. The 2010 amended return released certain general business credits that were required to be carried back to 2009. As a result, a subsequent 2009 federal amended return was filed by Qwest in 2014 to reflect the carrybacks from 2010. The 2009 refund claim filed in 2014 was accepted by the IRS and the refund is expected to be received in 2015.

Beginning with the 2010 tax year, our federal consolidated returns are subject to annual examination by the IRS. Qwest’s federal consolidated returns for the 2010 and pre-merger 2011 tax years are open to examination by the IRS. Federal consolidated returns for Savvis for tax years 2010 and pre-merger 2011 are under examination by the IRS.

In years prior to 2011, Qwest filed amended federal income tax returns for 2002-2007 to make protective claims with respect to items reserved in their audit settlements and to correct items not addressed in prior audits. The examination of those amended federal income tax returns by the IRS was completed in 2012.

Our open income tax years by major jurisdiction are as follows at December 31, 2014:

Jurisdiction	Open Tax Years
Federal	2010—current
State
Florida	2010—current
Minnesota	2011—current
Other states	2010—current

Since the period for assessing additional liability typically begins upon the filing of a return, it is possible that certain jurisdictions could assess tax for years prior to the open tax years disclosed above. Additionally, it is possible that certain jurisdictions in which we do not believe we have an income tax filing responsibility, and accordingly did not file a return, may attempt to assess a liability, or that other jurisdictions to which we pay taxes may attempt to assert that we owe additional taxes.

Based on our current assessment of various factors, including (i) the potential outcomes of these ongoing examinations, (ii) the expiration of statute of limitations for specific jurisdictions, (iii) the negotiated settlement of certain disputed issues, and (iv) the administrative practices of applicable taxing jurisdictions, it is reasonably possible that the related unrecognized tax benefits for uncertain tax positions previously taken may decrease by up to $8 million within the next 12 months. The actual amount of such decrease, if any, will depend on several future developments and events, many of which are outside our control.

(12)	Segment Information

Effective November 1, 2014, we implemented a new organizational structure designed to strengthen our ability to attain our operational, strategic and financial goals. Prior to this reorganization, we operated and reported as four segments: consumer, business, wholesale and hosting. As a result of this reorganization, we now operate and report the following two segments in our consolidated financial statements:

•

Business. Consists generally of providing strategic, legacy and data integration products and services to enterprise, wholesale and governmental customers, including other communication providers. Our strategic products and services offered to these customers include our private line (including special access), broadband, Ethernet, MPLS, Voice over Internet Protocol (“VoIP”), network management services, colocation, managed hosting and cloud hosting services. Our legacy services offered to these customers primarily include switched access, long-distance, and local services, including the sale of unbundled network elements (“UNEs”) which allow our wholesale customers to use our network or a combination of our network and their own networks to provide voice and data services to their customers; and

•

Consumer. Consists generally of providing strategic and legacy products and services to residential customers. Our strategic products and services offered to these customers include our broadband, wireless and video services, including our Prism TV services. Our legacy services offered to these customers include local and long-distance services.

We have restated previously reported segment results for the years ended December 31, 2013 and 2012 due to the above-described organizational restructure on November 1, 2014. The following table summarizes our segment results for 2014, 2013 and 2012 based on the segment categorization we were operating under at December 31, 2014.

	Years Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Total segment revenues	$17,028	17,095	17,320
Total segment expenses	8,509	8,167	8,147

Total segment income	$8,519	8,928	9,173

Total margin percentage	50%	52%	53%
Business:
Revenues	$11,034	11,091	11,156
Expenses	6,089	5,808	5,729

Income	$4,945	5,283	5,427

Margin percentage	45%	48%	49%
Consumer:
Revenues	$5,994	6,004	6,164
Expenses	2,420	2,359	2,418

Income	$3,574	3,645	3,746

Margin percentage	60%	61%	61%

Recent Changes in Segment Reporting

We have recast our previously reported segment results due to the reorganization of our business. The segment recast resulted in increases in consumer segment expenses and decreases in business segment expenses for the years ended December 31, 2013 and 2012. The nature of the most significant changes to segment expenses are as follows:

•	Certain business segment expenses were reassigned to consumer segment expense; and

•	Certain business segment expenses were reassigned to corporate overhead.

For the years ended December 31, 2013 and 2012, the segment recast resulted in an increase in consumer expenses of $28 million and $32 million, respectively, and a decrease in business expenses of $45 million and $59 million, respectively.

During 2014, we adopted several changes with respect to the assignment of certain expenses to our then segments. We have restated our previously reported segment results for the years ended December 31, 2013 and 2012 to conform to the current presentation. The nature of the most significant changes to segment expenses are as follows:

•

The method for allocating certain shared costs of consumer sales and care, including bad debt expense and credit card fees, was revised, which resulted in an increase in consumer segment expenses with a corresponding decrease in business segment expenses; and

•

The progress of our integration efforts and centralization of certain administrative functions enabled us to discontinue the inclusion of finance, information technology, legal and human resources expenses in our then hosting segment, which resulted in a decrease in business segment expenses.

For the years ended December 31, 2013 and 2012, the reassignments of expenses resulted in an increase in consumer expenses of $100 million and $95 million, respectively, and a decrease in business expenses of $165 million for both years.

Product and Service Categories

We categorize our products, services and revenues among the following four categories:

•

Strategic services, which include primarily broadband, private line (including special access), MPLS (which is a data networking technology that can deliver the quality of service required to support real-time voice and video), hosting (including cloud hosting and managed hosting), colocation, Ethernet, video (including resold satellite and our facilities-based video services), VoIP and Verizon Wireless services;

•

Legacy services, which include primarily local, long-distance, switched access, Integrated Services Digital Network (“ISDN”) (which uses regular telephone lines to support voice, video and data applications), and traditional wide area network (“WAN”) services (which allow a local communications network to link to networks in remote locations);

•

Data integration, which includes the sale of telecommunications equipment located on customers’ premises and related professional services, such as network management, installation and maintenance of data equipment and building of proprietary fiber-optic broadband networks for our governmental and business customers; and

•	Other revenues, which consist primarily of Universal Service Fund (“USF”) revenue and surcharges. Unlike the first three revenue categories, other revenues are not included in our segment revenues.

Our operating revenues for our products and services consisted of the following categories for the years ended December 31, 2014, 2013 and 2012:

	Years Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Strategic services	$9,200	8,823	8,427
Legacy services	7,138	7,616	8,221
Data integration	690	656	672
Other	1,003	1,000	1,056

Total operating revenues	$18,031	18,095	18,376

Other operating revenues include revenues from universal service funds, which allow us to recover a portion of our costs under federal and state cost recovery mechanisms, and certain surcharges to our customers, including billings for our required contributions to several USF programs. We also generate other operating revenues from leasing and subleasing of space in our office buildings, warehouses and other properties. Because we centrally manage the activities that generate these other operating revenues, we do not allocate these revenues to any of our two segments presented above.

We recognize revenues in our consolidated statements of operations for certain USF surcharges and transaction taxes that we bill to our customers. Our consolidated statements of operations also reflects the related expense for the amounts we remit to the government agencies. The total amount of such surcharges that we included in revenues aggregated approximately $526 million, $489 million and $531 million for the years ended

December 31, 2014, 2013 and 2012, respectively. Those USF surcharges, where we record revenue, are included in the “other” operating revenues and transaction tax surcharges are included in “legacy services” revenues. We also act as a collection agent for certain other USF and transaction taxes that we are required by government agencies to include in our bills to customers, for which we do not record any revenue or expense because we only act as a pass-through agent.

Allocations of Revenues and Expenses

Our segment revenues include all revenues from our strategic, legacy and data integration operations as described in more detail above. Segment revenues are based upon each customer’s classification to an individual segment. We report our segment revenues based upon all services provided to that segment’s customers. Our segment expenses for our two segments include specific expenses incurred as a direct result of providing services and products to segment customers, along with selling, general and administrative expenses that are directly associated with specific segment customers or activities; and allocated expenses which include network expenses, facilities expenses and other expenses such as fleet and real estate expenses. We do not assign depreciation and amortization expense or impairments to our segments, as the related assets and capital expenditures are centrally managed and are not monitored by or reported to the chief operating decision maker (“CODM”) by segment. Similarly, severance expenses, restructuring expenses and certain centrally managed administrative functions (such as finance, information technology, legal and human resources) are not assigned to our segments. Interest expense is also excluded from segment results because we manage our financing on a total company basis and have not allocated assets or debt to specific segments. Other income (expense) is not monitored as a part of our segment operations and is therefore excluded from our segment results.

The following table reconciles segment income to net income for the years ended December 31, 2014, 2013 and 2012:

	Years Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Total segment income	$8,519	8,928	9,173
Other operating revenues	1,003	1,000	1,056
Depreciation and amortization	(4,428)	(4,541)	(4,780)
Impairment of goodwill	—	(1,092)	—
Other unassigned operating expenses	(2,684)	(2,842)	(2,736)
Other expenses, net	(1,300)	(1,229)	(1,463)
Income tax expense	(338)	(463)	(473)

Net income (loss)	$772	(239)	777

We do not have any single customer that provides more than 10% of our total consolidated operating revenues. Substantially all of our consolidated revenues come from customers located in the United States.

(13)	Quarterly Financial Data (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(Dollars in millions, except per share amounts)
2014
Operating revenues	$4,538	4,541	4,514	4,438	18,031
Operating income	653	655	619	483	2,410
Net income	203	193	188	188	772
Basic earnings per common share	0.35	0.34	0.33	0.33	1.36
Diluted earnings per common share	0.35	0.34	0.33	0.33	1.36
2013
Operating revenues	$4,513	4,525	4,515	4,542	18,095
Operating income (loss)	782	715	(685)	641	1,453
Net income (loss)	298	269	(1,045)	239	(239)
Basic earnings (loss) per common share	0.48	0.45	(1.76)	0.41	(0.40)
Diluted earnings (loss) per common share	0.48	0.44	(1.76)	0.41	(0.40)

During the fourth quarter of 2014, we recognized a $60 million tax benefit associated with a worthless stock deduction for the tax basis in a wholly-owned foreign subsidiary as a result of developments in bankruptcy proceedings involving its sole asset that occurred in the first quarter of 2014. During the fourth quarter of 2014, we also recognized a pension settlement charge of $63 million. The net loss of $1.045 billion in the third quarter of 2013 is primarily due to a goodwill impairment charge of $1.1 billion and a charge of $233 million in connection with a then tentative settlement in a litigation matter.

(14)	Commitments and Contingencies

We are vigorously defending against all of the matters described below. As a matter of course, we are prepared both to litigate the matters to judgment, as well as to evaluate and consider all reasonable settlement opportunities. In this Note, when we refer to a class action as “putative” it is because a class has been alleged, but not certified in that matter. We have established accrued liabilities for the matters described below where losses are deemed probable and reasonably estimable.

Pending Matters

In William Douglas Fulghum, et al. v. Embarq Corporation, et al., filed on December 28, 2007 in the United States District Court for the District of Kansas, a group of retirees filed a class action lawsuit challenging the decision to make certain modifications in retiree benefits programs relating to life insurance, medical insurance and prescription drug benefits, generally effective January 1, 2006 and January 1, 2008 (which, at the time of the modifications, was expected to reduce estimated future expenses for the subject benefits by more than $300 million). Defendants include Embarq, certain of its benefit plans, its Employee Benefits Committee and the individual plan administrator of certain of its benefits plans. Additional defendants include Sprint Nextel and certain of its benefit plans. The Court certified a class on certain of plaintiffs’ claims, but rejected class certification as to other claims. On October 14, 2011, the Fulghum lawyers filed a new, related lawsuit, Abbott et al. v. Sprint Nextel et al. In Abbott, approximately 1,500 plaintiffs allege breach of fiduciary duty in connection with the changes in retiree benefits that also are at issue in the Fulghum case. The Abbott plaintiffs are all members of the class that was certified in Fulghum on claims for allegedly vested benefits (Counts I and III), and the Abbott claims are similar to the Fulghum breach of fiduciary duty claim (Count II), on which the Fulghum court denied class certification. The Court has stayed proceedings in Abbott indefinitely, except for limited discovery and motion practice as to approximately 80 of the plaintiffs. On February 14, 2013, the Fulghum court dismissed the majority of the plaintiffs’ claims in that case. On July 16, 2013, the Fulghum court granted plaintiffs’ request to seek interlocutory review by the United States Court of Appeals for the Tenth Circuit. Embarq and the other defendants are defending the appeal, continue to vigorously contest any remaining claims in Fulghum and seek to have the claims in the Abbott case dismissed on similar grounds. We have not accrued a liability for these matters because we believe it is premature (i) to determine whether an accrual is warranted and (ii) if so, to determine a reasonable estimate of probable liability.

In December 2009, subsidiaries of CenturyLink filed two lawsuits against subsidiaries of Sprint Nextel to recover terminating access charges for VoIP traffic owed under various interconnection agreements and tariffs which originally approximated $34 million in the aggregate. In connection with the first lawsuit, a federal court in Virginia issued a ruling in our favor, which resulted in Sprint paying us approximately $24 million. The other lawsuit is pending in federal court in Louisiana. In that case, in early 2011 the Court dismissed certain of CenturyLink’s claims, referred other claims to the Federal Communications Commission (“FCC”), and stayed the litigation. In April 2012, Sprint Nextel filed a petition with the FCC, seeking a declaratory ruling that CenturyLink’s access charges do not apply to VoIP originated calls, and earlier this year, CenturyLink filed a complaint with the Missouri Public Service Commission to collect the portion of the remaining unpaid charges arising in that state. We have not deferred any revenue recognition related to these matters.

On July 16, 2013, Comcast MO Group, Inc. (“Comcast”) filed a lawsuit in Colorado state court against Qwest Communications International Inc. (“Qwest”). Comcast alleges Qwest breached the parties’ 1998 tax sharing agreement (“TSA”) when it refused to partially indemnify Comcast for a tax liability settlement Comcast reached with the Commonwealth of Massachusetts in a dispute to which we were not a party. Comcast seeks approximately $80 million in damages, excluding interest. Qwest and Comcast are parties to the TSA in their capacities as successors to the TSA’s original parties, U S WEST, Inc., a telecommunications company, and MediaOne Group, Inc., a cable television company, respectively. In October 2014, the state court granted summary judgment in Qwest’s favor. In November 2014, Comcast filed a Notice of Appeal. We have not accrued a liability for this matter because we do not believe that liability is probable.

On September 13, 2006, Cargill Financial Markets, Plc (“Cargill”) and Citibank, N.A. (“Citibank”) filed a lawsuit in the District Court of Amsterdam, the Netherlands, against Qwest, Koninklijke KPN N.V., KPN Telecom B.V., and other former officers, employees or supervisory board members of KPNQwest N.V. (“KPNQwest”), some of whom were formerly affiliated with Qwest. The lawsuit alleges that defendants misrepresented KPNQwest’s financial and business condition in connection with the origination of a credit facility and wrongfully allowed KPNQwest to borrow funds under that facility. Plaintiffs allege damages of approximately €219 million (or approximately $266 million based on the exchange rate on December 31, 2014). The value of this claim will be reduced to the degree plaintiffs receive recovery from a distribution of assets from the bankruptcy estate of KPNQwest. The extent of such expected recovery is not yet known. On April 25, 2012, the court issued its judgment denying the claims asserted by Cargill and Citibank in their lawsuit. Cargill and Citibank have appealed that decision. We do not believe that liability is probable in this matter.

The terms and conditions of applicable bylaws, certificates or articles of incorporation, agreements or applicable law may obligate Qwest to indemnify its former directors, officers or employees with respect to the Cargill matter described above, and Qwest has been advancing legal fees and costs to certain former directors, officers or employees in connection with that matter.

Several putative class actions relating to the installation of fiber optic cable in certain rights-of-way were filed against Qwest on behalf of landowners on various dates and in courts located in 34 states in which Qwest has such cable (Alabama, Arizona, California, Colorado, Delaware, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia, and Wisconsin.) For the most part, the complaints challenge our right to install our fiber optic cable in railroad rights-of-way. The complaints allege that the railroads own the right-of-way as an easement that did not include the right to permit us to install our cable in the right-of-way without the plaintiffs’ consent. In general, the complaints seek damages on theories of trespass and unjust enrichment, as well as punitive damages. After previous attempts to enter into a single nationwide settlement in a single court proved unsuccessful, the parties proceeded to seek court approval of settlements on a state-by-state basis. To date, the parties have received final approval of such settlements in 31 states. The settlement administration process, including claim submission and evaluation, is continuing in relation to a number of these settlements. The parties have not yet received final approval in two states (Texas and New Mexico). There is one state where an action was at one time, but is not currently, pending (Arizona). We have accrued an amount that we believe is probable for resolving these matters; however, the amount is not material to our consolidated financial statements.

CenturyLink and certain of its affiliates are defendants in one consolidated securities and four shareholder derivative actions. The actions are pending in federal court in the Western District of Louisiana. Plaintiffs in these actions have variously alleged, among other things, that CenturyLink and certain of its current and former officers and directors violated federal securities laws and/or breached fiduciary duties owed to the Company and its shareholders. Plaintiffs’ complaints focus on alleged material misstatements or omissions concerning CenturyLink’s financial condition and changes in CenturyLink’s capital allocation strategy in early 2013. These matters are in preliminary phases and the Company intends to defend against the filed actions vigorously. We have not accrued a liability for these matters as it is premature (i) to determine whether an accrual is warranted and (ii) if so, to determine a reasonable estimate of probable liability.

The local exchange carrier subsidiaries of CenturyLink are among hundreds of defendants nationwide in dozens of lawsuits filed over the past year by Sprint Communications Company and affiliates of Verizon Communications Inc. The plaintiffs in these suits have challenged the right of local exchange carriers to bill interexchange carriers for switched access charges for certain calls between mobile and wireline devices that are routed through an interexchange carrier. In the lawsuits, the plaintiffs are seeking refunds of access charges previously paid and relief from future access charges. In addition, these and some other interexchange carriers have ceased paying switched access charges on these calls. Recently the lawsuits involving our local exchange carriers and many other carriers have been consolidated for pretrial purposes in the United States District Court for the District of Northern Texas. Some of the defendants, including our affiliated carriers, have petitioned the Federal Communications Commission to address these issues on an industry-wide basis.

As both an interexchange carrier and a local exchange carrier, we both pay and assess significant amounts of the access charges in question. The outcome of these disputes and suits, as well as any related regulatory proceedings that could ensue, are currently not predictable. If we are required to stop assessing these charges or to pay refunds of any such charges, our financial results could be negatively affected.

Other Proceedings and Disputes

From time to time, we are involved in other proceedings incidental to our business, including patent infringement allegations, administrative hearings of state public utility commissions relating primarily to our rates or services, actions relating to employee claims, various tax issues, environmental law issues, grievance hearings before labor regulatory agencies, and miscellaneous third party tort actions. The outcome of these other proceedings is not predictable. However, based on current circumstances, we do not believe that the ultimate resolution of these other proceedings, after considering available defenses and any insurance coverage or indemnification rights, will have a material adverse effect on our financial position, results of operations or cash flows.

We are currently defending several patent infringement lawsuits asserted against us by non-practicing entities. These cases have progressed to various stages and one or more may go to trial in the coming 24 months if they are not otherwise resolved. Where applicable, we are seeking full or partial indemnification from our vendors and suppliers. As with all litigation, we are vigorously defending these actions and, as a matter of course, are prepared both to litigate the matters to judgment, as well as to evaluate and consider all reasonable settlement opportunities.

Capital Leases

We lease certain facilities and equipment under various capital lease arrangements. Depreciation of assets under capital leases is included in depreciation and amortization expense in our consolidated statements of operations. Payments on capital leases are included in repayments of long-term debt, including current maturities in our consolidated statements of cash flows.

The tables below summarize our capital lease activity:

	Years Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Assets acquired through capital leases	$37	12	209
Depreciation expense	126	136	150
Cash payments towards capital leases	118	119	113

	As of December 31,
	2014	2013
	(Dollars in millions)
Assets included in property, plant and equipment	$850	877
Accumulated depreciation	393	338

The future annual minimum payments under capital lease arrangements as of December 31, 2014 were as follows:

Future Minimum Payments
(Dollars in millions)
Capital lease obligations:
2015	$104
2016	76
2017	74
2018	72
2019	61
2020 and thereafter	284

Total minimum payments	671
Less: amount representing interest and executory costs	(182)

Present value of minimum payments	489
Less: current portion	(73)

Long-term portion	$416

Operating Leases

CenturyLink leases various equipment, office facilities, retail outlets, switching facilities, and other network sites. These leases, with few exceptions, provide for renewal options and escalations that are either fixed or based on the consumer price index. Any rent abatements, along with rent escalations, are included in the computation of rent expense calculated on a straight-line basis over the lease term. The lease term for most leases includes the initial non-cancelable term plus any term under renewal options that are reasonably assured. For the years ended December 31, 2014, 2013 and 2012, our gross rental expense was $446 million, $455 million and $445 million, respectively. We also received sublease rental income for the years ended December 31, 2014, 2013 and 2012 of $14 million, $16 million and $18 million, respectively.

At December 31, 2014, our future rental commitments for operating leases were as follows:

Future Minimum Payments
(Dollars in millions)
2015	$311
2016	280
2017	257
2018	233
2019	202
2020 and thereafter	974

Total future minimum payments(1)	$2,257

(1)	Minimum payments have not been reduced by minimum sublease rentals of $91 million due in the future under non-cancelable subleases.

Purchase Obligations

We have several commitments primarily for marketing activities and support services from a variety of vendors to be used in the ordinary course of business totaling $407 million at December 31, 2014. Of this amount, we expect to purchase $141 million in 2015, $154 million in 2016 through 2017, $50 million in 2018 through 2019 and $62 million in 2020 and thereafter. These amounts do not represent our entire anticipated purchases in the future, but represent only those items for which we were contractually committed as of December 31, 2014.

(15)	Other Financial Information

Other Current Assets

The following table presents details of other current assets in our consolidated balance sheets:

	As of December 31,
	2014	2013
	(Dollars in millions)
Prepaid expenses	$260	266
Materials, supplies and inventory	132	167
Assets held for sale	14	26
Deferred activation and installation charges	103	94
Other	71	44

Total other current assets	$580	597

Assets held for sale includes several assets that we expect to sell within the next twelve months. During 2014, we sold our remaining 700 MHz A-Block wireless spectrum licenses, which we purchased in 2008 but never placed into service. As a result of changes in market conditions and prevailing spectrum prices, we recorded an impairment charge of $14 million, which is included in other income, net in our consolidated statements of operations for the for the year ended December 31, 2014. The sale closed on November 3, 2014, and we received $39 million in cash in the aggregate.

Selected Current Liabilities

Current liabilities reflected in our consolidated balance sheets include accounts payable and other current liabilities as follows:

	As of December 31
	2014	2013
	(Dollars in millions)
Accounts payable	$1,226	1,111

Other current liabilities:
Accrued rent	$34	52
Legal reserves	27	273
Other	149	189

Total other current liabilities	$210	514

Included in accounts payable at December 31, 2014 and 2013 were $80 million and $88 million, respectively, representing book overdrafts and $185 million and $140 million, respectively, associated with capital expenditures. Included in legal reserves at December 31, 2013, was $235 million related to the then tentative settlement agreement with the trustees in the KPNQwest Dutch bankruptcy proceeding. In February 2014, we paid approximately €171 million (or approximately $235 million) to settle this proceeding.

(16)	Labor Union Contracts

Approximately 36% of our employees are members of various bargaining units represented by the Communications Workers of America (“CWA”) or the International Brotherhood of Electrical Workers (“IBEW”). As of December 31, 2014, approximately two thousand or 4% of our employees are subject to additional collective bargaining agreements that expired in 2014. We believe that relations with our employees continue to be generally good. We are currently negotiating the terms of new agreements covering these employees. Additionally, approximately two thousand, or 4%, of our employees are subject to collective bargaining agreements that expire in 2015.

(17)	Repurchase of CenturyLink Common Stock

In February 2013, our Board of Directors authorized us to repurchase up to $2 billion of our outstanding common stock. On May 29, 2014, we completed the 2013 stock repurchase program, repurchasing over the course of the program a total of 59.5 million shares in the open market at an average purchase price of $33.63 per share. Of those aggregate amounts, we repurchased 13.7 million shares in the open market during the first half of 2014 for an aggregate market price of $433 million, or an average purchase price of $31.54 per share. All shares of common stock repurchased under our 2013 stock repurchase program have been retired.

In February 2014, our Board of Directors authorized a 24-month program to repurchase up to an aggregate of $1 billion of our outstanding common stock. This 2014 stock repurchase program took effect on May 29, 2014, immediately upon the completion of our predecessor 2013 stock repurchase program. During the year ended December 31, 2014, we repurchased 5.2 million shares of our outstanding common stock in the open market. These shares were repurchased for an aggregate market price of $200 million, or an average purchase price of $38.40 per share. The repurchased common stock has been retired. These repurchased shares exclude shares that, as of December 31, 2014, we had agreed to purchase under this program for an aggregate of $6 million, or an average purchase price of $40.22 per share, in transactions that settled early in the first quarter of 2015. The $6 million in shares excluded from the repurchase is included in other current liabilities on our consolidated balance sheet as of December 31, 2014. As of December 31, 2014, we had approximately $800 million in stock remaining available for repurchase under the Stock Repurchase Program. As of February 20, 2015, we had repurchased 7.7 million shares for $298 million, or an average purchase price of $38.57 per share.

(18)	Accumulated Other Comprehensive Loss

The table below summarizes changes in accumulated other comprehensive loss recorded on our consolidated balance sheet by component for the year ended December 31, 2014:

	Pension Plans	Post-Retirement Benefit Plans	Foreign Currency Translation Adjustment and Other	Total
	(Dollars in millions)
Balance at December 31, 2013	$(669)	(122)	(11)	$(802)

Other comprehensive income (loss) before reclassifications	(1,107)	(162)	(15)	(1,284)
Amounts reclassified from accumulated other comprehensive income	56	12	1	69

Net current-period other comprehensive income (loss)	(1,051)	(150)	(14)	(1,215)

Balance at December 31, 2014	$(1,720)	(272)	(25)	$(2,017)

The table below presents further information about our reclassifications out of accumulated other comprehensive loss by component for the year ended December 31, 2014:

Year Ended December 31, 2014	Decrease (Increase) in Net Income	Affected Line Item in Consolidated Statement of Operations or Footnote Where Additional Information is Presented If The Amount is not Recognized in Net Income in Total
	(Dollars in millions)
Amortization of pension & post-retirement plans
Net actuarial loss	$85	See Note 7—Employee Benefits
Prior service cost	25	See Note 7—Employee Benefits

Total before tax	110
Income tax expense (benefit)	(42)	Income tax expense
Insignificant items	1

Net of tax	$69

The table below summarizes changes in accumulated other comprehensive loss recorded on our consolidated balance sheet by component for the year ended December 31, 2013:

	Pension Plans	Post-Retirement Benefit Plans	Foreign Currency Translation Adjustment and Other	Total
	(Dollars in millions)
Balance at December 31, 2012	$(1,399)	(289)	(13)	$(1,701)

Other comprehensive income (loss) before reclassifications	675	164	1	840
Amounts reclassified from accumulated other comprehensive income	55	3	1	59

Net current-period other comprehensive income (loss)	730	167	2	899

Balance at December 31, 2013	$(669)	(122)	(11)	$(802)

The table below presents further information about our reclassifications out of accumulated other comprehensive loss by component for the year ended December 31, 2013:

Year Ended December 31, 2013	Decrease (Increase) in Net Loss	Affected Line Item in Consolidated Statement of Operations or Footnote Where Additional Information is Presented If The Amount is not Recognized in Net Income in Total
	(Dollars in millions)
Amortization of pension & post-retirement plans
Net actuarial loss	$(88)	See Note 7—Employee Benefits
Prior service cost	(5)	See Note 7—Employee Benefits

Total before tax	(93)
Income tax expense (benefit)	35	Income tax expense
Insignificant items	(1)

Net of tax	$(59)

(19)	Dividends

Our Board of Directors declared the following dividends payable in 2014 and 2013:

Date Declared	Record Date	Dividend Per Share	Total Amount	Payment Date
			(in millions)
November 11, 2014	11/24/2014	$0.540	$307	12/5/2014
August 19, 2014	8/29/2014	$0.540	$308	9/12/2014
May 28, 2014	6/9/2014	$0.540	$307	6/20/2014
February 24, 2014	3/10/2014	$0.540	$309	3/21/2014
November 12, 2013	11/25/2013	$0.540	$321	12/6/2013
August 27, 2013	9/6/2013	$0.540	$321	9/19/2013
May 22, 2013	6/3/2013	$0.540	$320	6/14/2013
February 27, 2013	3/11/2013	$0.540	$339	3/22/2013

* * * * * * * * * *

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Proxy — CENTURYLINK, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Glen F. Post, III or Stacey W. Goff, or either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of common stock and voting preferred stock (collectively, the “Voting Shares”) of CenturyLink, Inc. (the “Company”) that the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held on May 20, 2015, and at any and all adjournments thereof (the “Meeting”).

In addition to serving as a Proxy, this card will also serve as instructions to Computershare Trust Company, N. A. (the “Agent”) to vote in the manner designated on the reverse side hereof the shares of the Company’s common stock held as of April 1, 2015 in the name of the Agent and credited to any plan account of the undersigned in accordance with the Company’s dividend reinvestment plan. Upon timely receipt of this Proxy, properly executed, all of your Voting Shares, including any held in the name of the Agent, will be voted as specified.

The Board of Directors recommends that you vote FOR Items 1 through 4 and AGAINST Item 5 listed on the reverse side hereof, each of which are more fully described in the Company’s proxy statement for the Meeting. If you properly execute and return this Proxy but fail to provide specific directions with respect to any of the matters. listed on the reverse side, all of your votes will be voted in accordance with these recommendations with respect to such matters.

(Please See Reverse Side)

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 20, 2015.

Vote by Internet • Go to www.envisionreports.com/CTL • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends that you vote FOR Items 1 through 4 and AGAINST Item 5.

1. Elect twelve directors.	For	Withhold		For	Withhold		For	Withhold		For	Withhold	+

01 - Virginia Boulet	☐	☐	02 - Peter C. Brown	☐	☐	03 - Richard A. Gephardt	☐	☐	04 - W. Bruce Hanks	☐	☐

05 - Gregory J. McCray	☐	☐	06 - C. G. Melville, Jr.	☐	☐	07 - William A. Owens	☐	☐	08 - Harvey P. Perry	☐	☐

09 - Glen F. Post, III	☐	☐	10 - Michael J. Roberts	☐	☐	11 - Laurie A. Siegel	☐	☐	12 - Joseph R. Zimmel	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratify the appointment of KPMG LLP as our independent auditor for 2015.	☐	☐	☐	3. Approve our 2015 Executive Officer Short-Term Incentive Plan.	☐	☐	☐

4. Advisory vote regarding our executive compensation.	☐	☐	☐	5. Shareholder proposal regarding equity retention.	☐	☐	☐
6. In their discretion to vote upon such other business as may properly come before the Meeting.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a Corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized persons.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	+

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Voting Instruction Card — CENTURYLINK, INC.

CENTURYLINK DOLLARS & SENSE 401 (k) PLAN

CENTURYLINK UNION 401(k) PLAN

The undersigned, acting as a participant and a “named fiduciary” in either of the above-referenced retirement plans (collectively, the “Plans”), hereby directs The Northern Trust Company (the “Trustee”), as directed trustee of the Plans’ trust (the “Trust”), to vote at the annual meeting of shareholders of CenturyLink, Inc. (the “Company”) to be held on May 20, 2015, and any and all adjournments thereof (the “Meeting”), in the manner designated herein, the number of shares of the Company’s common stock credited to the account of the undersigned maintained under either of the Plans on the matters set forth on the reverse side hereof and more fully described in the Company’s proxy statement for the Meeting. If no instructions are furnished by the undersigned, the Trustee will vote unvoted shares and unallocated shares, if any, held in the Trust (collectively, “Undirected Shares”) in the same proportion as voted shares regarding each of the matters set forth on the reverse side hereof, except as other wise provided in accordance with applicable law. Under the Trust, plan participants are deemed to act as “named fiduciaries” to the extent of their authority to direct the voting of shares held in their accounts and their proportionate share of Undirected Shares.

The undersigned hereby directs the Trustee to authorize the Company’s proxies to vote in their discretion upon such other business as may properly come before the Meeting.

TO BE COUNTED, THE TRUSTEE MUST RECEIVE THIS CARD, PROPERLY COMPLETED, BY 1:00 A.M. CENTRAL TIME ON MAY 18, 2015.

(Please See Reverse Side)

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Voting instructions submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 18, 2015.

Vote by Internet • Go to www.envisionreports.com/CTL • Or scan the QR code with your smartphone • Follow the steps outlined on the secured website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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A	Proposals — The Board of Directors recommends that you vote FOR Items 1 through 4 and AGAINST Item 5.

1. Elect twelve directors.	For	Withhold		For	Withhold		For	Withhold		For	Withhold	+

01 - Virginia Boult	☐	☐	02 - Peter C. Brown	☐	☐	03 - Richard A. Gephardt	☐	☐	04 - W. Bruce Hanks	☐	☐

05 - Gregory J. McCray	☐	☐	06 - C. G. Melville, Jr.	☐	☐	07 - William A. Owens	☐	☐	08 - Harvey P. Perry	☐	☐

09 - Glen F. Post, III	☐	☐	10 - Michael J. Roberts	☐	☐	11 - Laurie A. Siegel	☐	☐	12 - Joseph R. Zimmel	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratify the appointment of KPMG LLP as our independent auditor for 2015.	☐	☐	☐	3. Approve our 2015 Executive Officer Short-Term Incentive Plan.	☐	☐	☐

4. Advisory vote regarding our executive compensation.	☐	☐	☐	5. Shareholder proposal regarding equity retention.	☐	☐	☐

6. In their discretion to vote upon such other business as may properly come before the Meeting.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please mark, sign, date and return these instructions promptly. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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